As Filed with the Securities and Exchange Commission on February     , 2000
                                                 Registration No. 333-92949
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 _______________

                                    FORM S-4/A
                                 Amendment No. 3
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                                 _______________

                         Fusion Networks Holdings, Inc.
             (Exact Name of Registrant as Specified in its Charter)

      Delaware                    51-0393382                       7375
--------------------     ---------------------------         ---------------
(State of                (Primary Standard Industrial      (I.R.S. Employer
Incorporation)               Classification Code)         Identification Number)

                         Fusion Networks Holdings, Inc.
                              396 Whitehead Avenue
                          South River, New Jersey 08882
                                 (732) 390-9550
              ---------------------------------------------------------
               (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                  Joel Freedman
                             Chief Executive Officer
                         Fusion Networks Holdings, Inc.
                              396 Whitehead Avenue
                          South River, New Jersey 08882
                                 (732) 390-9550
           -----------------------------------------------------------
            (Name Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:

                              Michael Sanders, Esq.
                               Vanderkam & Sanders
                            440 Louisiana, Suite 475
                              Houston, Texas 77002
                                 (713) 547-8900
                                 _______________

     Approximate date of commencement of proposed sale to the public: At the Effective Time of the merger of a wholly-owned subsidiary of the Registrant with and into Fusion Networks, Inc. and the merger of a second wholly-owned subsidiary of the Registrant with and into IDM Environmental Corp., which shall occur as soon as practicable after the Effective Date of this Registration Statement, and the satisfaction or waiver of all conditions to the closing of such mergers.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [__]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

                               -------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.
================================================================================

                             IDM ENVIRONMENTAL CORP.
                              396 Whitehead Avenue
                         South River, New Jersey 08882
                                (732) 390-9550

                                ________________


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON [     ], 2000

                                ________________


     We will hold a special meeting of stockholders of IDM Environmental Corp. at [ ] a.m., local time, on [ ], 2000 at [ ], [ ] for the following purposes:

     1. To consider and vote upon a proposal to approve the terms of a Plan of Reorganization and Merger by and among IDM Environmental Corp., Fusion Networks Holdings, Inc. ("FNHI"), a wholly-owned subsidiary of IDM, and IDM Merger Subsidiary, Inc., pursuant to which a holding company structure will be formed with IDM becoming a wholly-owned subsidiary of FNHI;

     2. To consider and vote upon a proposal to approve the terms of an Agreement and Plan of Merger by and among FNHI, Fusion Networks, Inc. and IDM/Fusion Acquisition Corporation, a wholly-owned subsidiary of FNHI, pursuant to which Fusion Networks, Inc. will become a wholly-owned subsidiary of FNHI;

     3. To consider and vote upon a proposal to authorize an amendment to the IDM Environmental Corp. 1998 Comprehensive Stock Option and Award Plan, as assumed by FNHI, which will (a) increase the number of shares of common stock reserved for issuance under such plan by an additional 1,600,000 shares, and (b) fix 400,000 as the maximum number of shares which may be subject to awards granted under the 1998 Stock Option Plan to any individual in any calendar year; and

     4. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     Your board of directors has determined that the proposed transactions are advisable and in the best interests of IDM and you, and unanimously recommends that you vote to approve the transactions.

     We describe the proposals more fully in the accompanying joint proxy statement/prospectus, which we urge you to read.

     Only IDM  stockholders of record at the close of business on  [          ],
2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement.

     Your vote is important. To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. You may vote in person at the special meeting even if you have returned a proxy.

                                          By Order of the Board of Directors



                                          FRANK FALCO
                                          Secretary


South River, New Jersey
[            ], 2000

                              FUSION NETWORKS, INC.
                              8115 N.W. 29th Street
                              Miami, Florida 33122
                                 (305) 477-6701

                                ________________


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON [            ], 2000

                                ________________


     We will hold a special meeting of stockholders of Fusion Networks,  Inc. at
[  ] a.m., local time, on [  ], 2000 at [   ], [   ] for the following purposes:

     1. To consider and vote upon a proposal to approve the terms of an Agreement and Plan of Merger by and among Fusion Networks, Inc., Fusion Networks Holdings, Inc. ("FNHI") and IDM/Fusion Acquisition Corporation, a wholly-owned subsidiary of FNHI, pursuant to which Fusion Networks, Inc. will become a wholly-owned subsidiary of FNHI; and

     2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     Your board of directors has determined that the proposed transactions are advisable and in the best interests of Fusion Networks and you, and unanimously recommends that you vote to approve the transactions.

     We describe the proposals more fully in the accompanying joint proxy statement/prospectus, which we urge you to read.

     Only  Fusion  Networks  stockholders  of record at the close of business on
[          ],  2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement.

     Your vote is important. To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. You may vote in person at the special meeting even if you have returned a proxy.

                                          By Order of the Board of Directors



                                          ENRIQUE BAHAMON
                                          Secretary


Miami, Florida
[           ], 2000

[LOGO OF IDM ENVIRONMENTAL CORP.]                [LOGO OF FUSION NETWORKS, INC.]

                                   PROSPECTUS
                                       of
                         FUSION NETWORKS HOLDINGS, INC.
                       ___________________________________

                                 PROXY STATEMENT
                                       of
                             IDM ENVIRONMENTAL CORP.
                       ___________________________________

                                 PROXY STATEMENT
                                       of
                              FUSION NETWORKS, INC.
                       ___________________________________

This Proxy Statement/Prospectus relates to the solicitation of proxies by the board of directors of IDM for use at a special meeting of holders of IDM common
stock  to be  held at [   ] a.m.,  eastern  time,  on [            ],  2000,  at
[             ], [             ] and at any adjournments and  postponements of
the special meeting. IDM is holding the special meeting to consider and act upon a proposal to approve a holding company reorganization and merger. IDM is also seeking approval of an amendment to a stock option plan.

This Proxy Statement/Prospectus also relates to the solicitation of proxies by the board of directors of Fusion Networks for use at a special meeting of holders of Fusion Networks common stock to be held at [ ] a.m., eastern time,
on [          ], 2000, at [               ], [                  ]   and  at  any
adjournments and postponements of the special meeting. Fusion Networks is holding the special meeting to consider and act upon a proposal to approve a merger.

Following the holding company reorganization and merger, IDM and Fusion Networks will each be wholly-owned subsidaries of Fusion Networks Holdings, Inc., or FNHI.

Pursuant to the terms of the holding company reorganization and merger, IDM stockholders will receive one share of FNHI common stock in exchange for each share of IDM common stock that they own and Fusion Networks stockholders will receive one share of FNHI common stock in exchange for each share of Fusion Networks common stock that they own.

This Proxy Statement/Prospectus is also a prospectus of FNHI relating to FNHI common shares to be issued to IDM stockholders and Fusion Networks stockholders in the holding company reorganization and merger

FNHI has applied for its shares to be approved for quotation on the Nasdaq National Market under the symbol "FSUN."

Please pay particular  attention to the "Risk Factors" section beginning on page
[   ] of this proxy  statement/prospectus which described risks that your should consider in deciding whether to vote for the merger.

Neither the Securities and Exchange Commission nor any state securities regulators have approved the merger described in this Joint Proxy Statement/Prospectus or the Fusion Networks Holdings common stock to be issued in the merger, nor have they determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Furthermore, the Securities and Exchange Commission has not determined the fairness or merits of the merger. Any representation to the contrary is a criminal offense.

We are mailing this Joint Proxy  Statement/Prospectus  and accompanying  form of
proxy  to  the   stockholders   of  IDM  and   Fusion   Networks   on  or  about
[           ], 2000.

                                TABLE OF CONTENTS

                                                                          Page
                                                                         -------

QUESTIONS AND ANSWERS ABOUT THE MERGER..................................
JOINT PROXY STATEMENT/PROSPECTUS SUMMARY................................
RISK FACTORS............................................................
 Risks Related to Fusion Networks.......................................
 Risks Related to IDM...................................................
 Risks Related to the Merger............................................
COMPARATIVE PER SHARE DATA..............................................
MARKET PRICE INFORMATION................................................
THE IDM SPECIAL MEETING.................................................
  General...............................................................
  Date, Time and Place..................................................
  Matters to be Considered at the Special Meeting.......................
  Record Date...........................................................
  Voting of Proxies.....................................................
  Votes Required........................................................
  Quorum; Abstentions and Broker Non-Votes..............................
  Solicitation of Proxies and Expenses..................................
  Board Recommendation..................................................
THE FUSION NETWORKS SPECIAL MEETING.....................................
  General...............................................................
  Date, Time and Place..................................................
  Matters to be Considered at the Special Meeting.......................
  Record Date...........................................................
  Voting of Proxies.....................................................
  Votes Required........................................................
  Quorum; Abstentions and Broker Non-Votes..............................
  Solicitation of Proxies and Expenses..................................
  Board Recommendation..................................................
THE MERGER..............................................................
  Background of the Merger..............................................
  Reasons for the Merger; Recommendations of the Boards of Directors....
  Opinion of Financial Advisor to IDM...................................
  Interests of Certain Persons in the Merger............................
  Material Federal Income Tax Considerations............................
  Anticipated Accounting Treatment......................................
  Dissenters' Rights....................................................
  Listing of Common Stock to be Issued in the Merger....................
  Restrictions on Sale of Shares By Affiliates of IDM and Fusion Networks
  Operations Following the Merger.......................................
THE MERGER AGREEMENT AND RELATED AGREEMENTS.............................
  The Holding Company Reorganization....................................
  The Merger............................................................
  Effective Time........................................................
  Conversion of Stock; Treatment of Options, Warrants and Derivative
  Securities............................................................
  Exchange of Stock Certificates........................................
  Representations and Warranties........................................
  Certain Covenants.....................................................
  Conditions to Completion of the Merger................................
  Termination of the Merger Agreement...................................
  Amendment and Waiver..................................................

IDM ENVIRONMENTAL CORP. SUMMARY HISTORICAL FINANCIAL DATA...............
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS OF IDM.......................................
FUSION NETWORKS, INC. SUMMARY HISTORICAL FINANCIAL DATA.................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS OF FUSION NETWORKS...........................
SUMMARY UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA........
BUSINESS AND PROPERTIES OF IDM..........................................
BUSINESS AND PROPERTIES OF FUSION NETWORKS..............................
MANAGEMENT..............................................................
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........
DESCRIPTION OF FNHI CAPITAL STOCK.......................................
COMPARISON OF RIGHTS OF HOLDERS OF IDM COMMON STOCK AND
 FUSION NETWORKS COMMON STOCK AND FNHI COMMON STOCK.....................
PROPOSED AMENDMENT TO IDM'S 1998 COMPREHENSIVE
 STOCK OPTION AND AWARD PLAN............................................
EXPERTS.................................................................
LEGAL MATTERS...........................................................
WHERE YOU CAN FIND MORE INFORMATION.....................................
INDEX TO FINANCIAL STATEMENTS...........................................

APPENDICES

A     Plan of Reorganization and Merger
B     Agreement and Plan of Merger
C     First Amendment to Agreement and Plan of Merger
D     Second Amendment to Agreement and Plan of Merger
E     Third Amendment to Agreement and Plan of Merger
F     Fourth Amendment to Agreement and Plan of Merger
G     Opinion of Chartered Capital Advisers, Inc., financial advisor to IDM
H Amended and Restated Certificate of Incorporation of Fusion Networks Holdings, Inc.
I     Bylaws of Fusion Networks Holdings, Inc.
J     Amended IDM Environmental Corp. 1998 Comprehensive Stock Option and Award
      Plan
K     Section 262 of the Delaware General Corporation Law
L     Section 14A:11 of the New Jersey Business Corporation Act

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    Why are IDM and Fusion Networks
      proposing to merge?

A:    Because we believe the combined company
      offers benefits, including diversification of operations and access to capital, which we believe will maximize the value to the stockholders of both IDM and Fusion
      Networks.  For IDM, the merger provides
      exposure to the Internet through what we believe to be a company which has positioned itself well to capture market share and the potential associated revenue, growth and valuation benefits. For Fusion Networks, the merger provides an attractive vehicle to raise capital to fund its network roll out.

Q: What will IDM stockholders receive in the merger?

A: If the merger is completed, stockholders of IDM will receive one share of FNHI common stock for each share of IDM common stock they own.

Q:    What will Fusion Networks stockholders
      receive in the merger?

A: If the merger is completed, stockholders will receive one share of FNHI common stock for each share of Fusion Networks common stock they own.

Q:    What risks should I consider?

A:    You should review "RISK FACTORS" on
      pages[   ] through [   ]for a discussion of
      various risks associated with the merger and the operations of IDM and Fusion Networks.

Q:    When do you expect to complete the
      merger?

A: We are working to complete the merger during the first quarter of 2000. Because the merger is subject to various conditions, however, we cannot predict the exact timing.

Q:    Should stockholders send in their stock
      certificates now?

A: No. After we complete the merger, FNHI will send instructions to IDM stockholders and Fusion Networks stockholders explaining how to exchange their shares of IDM and Fusion
      Networks common stock for the appropriate number of shares of FNHI common stock.

Q:    Who can I call with questions?

A: If you are an IDM shareholder with questions about the merger, please call Michael Killeen at
      (732) 390-9550.

      If you are a Fusion Networks stockholder with questions about the merger, please call Enrique
      Bahamon at (305) 477-6701.

                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

The following  summary  highlights  selected  information  from this joint proxy statement/prospectus  and  may  not  contain  all of  the  information  that  is important to you. You should carefully read this entire joint proxy statement/prospectus, including the appendices, and the other documents we refer to for a more complete understanding of the merger.

The Companies

-- IDM Environmental Corp. (See page [   ])
   396 Whitehead Avenue
   South River, New Jersey 08882
   (732) 390-9550

IDM is a global, diversified services and project development company offering a broad range of design, engineering, construction, project development and management, and environmental services and technologies to government and private industry clients.
We utilize those same capabilities to build, own or lease, and operate energy, waste treatment and similar facilities. Through our domestic and international affiliates and subsidiaries, we offer services and technologies, and operate, in three principal areas:
Energy and Waste Project Development and
Management, Environmental Remediation and Plant
Relocation.

-- Fusion Networks, Inc. (See page [  ])
   8115 N.W. 29th Street
   Miami, Florida 33122
   (305) 477-6701

Fusion Networks is a start-up Internet company founded to provide improved Internet content and services to Latin American markets and to the Spanish and Portugese speaking population around the world.
Fusion Networks launched its Internet site, LatinFusion.com, on a pilot basis, in Bogota, Colombia in October 1999, and plans similar launches in targeted cities and regions in the Americas and Europe.

The Merger (See page [   ])

IDM and Fusion Networks have entered into a merger
agreement that provides for the formation of a holding
company, known as Fusion Networks Holdings, by
IDM and the merger of Fusion Networks and a newly
formed subsidiary of Fusion Networks Holdings.  As a
result, both IDM and Fusion Networks will become
wholly owned subsidiaries of Fusion Networks
Holdings.   You are encouraged to read the merger
agreement, as amended, a copy of which is attached hereto as Appendix A, B, C, D, E and F.

The Special Meetings (See page [   ])

IDM Stockholders.  A special meeting of the
stockholders of IDM will be held on [         ],
2000 at [   ] a.m., local time, at the [          ]
[           ].  At the IDM special meeting,
stockholders will be asked:

1. to approve the terms of the holding company reorganization pursuant to which IDM will become a wholly-owned subsidiary of FNHI;

2. to approve the terms of the merger agreement and the merger, pursuant to which Fusion
      Networks, Inc. will become a wholly-owned subsidiary of FNHI;

3.    to approve an amendment to the IDM 1998
      Stock Option Plan, as assumed by FNHI, which
      will increase the number of shares of common
      stock reserved for issuance under such plan by
      1,600,000 shares and fix a maximum of
      400,000 shares which may be subject to awards
      granted under the 1998 Stock Option Plan to
      any individual in any calendar year.  (See page
      [   ])

Fusion Networks Stockholders.  A special meeting of the
stockholders of Fusion Networks will be held on
[            ], 2000 at [      ] a.m., local time, at the
[                             ].  At the Fusion
Networks special meeting, you will be asked to approve the terms of the merger agreement and the merger, pursuant to which Fusion Networks, Inc. will become a wholly-owned subsidiary of FNHI.

Record Date; Voting Power; Vote Required (See pages [ ] and [ ])

IDM Stockholders.  You can vote at the special meeting
of IDM stockholders if you owned IDM common stock
at the close of business on [          ], 2000.  You can
cast one vote for each share of IDM common stock that you owned at that time.

To approve the merger agreement and merger, the holders of a majority of those shares voting at the meeting must vote in favor of doing so. As additional requirements of approval of the merger, the stockholders of IDM must approve the holding company reorganization and the proposed amendment to the IDM 1998 Stock Option Plan. To approve the holding company reorganization and amend the IDM
1998 Stock Option Plan, the holders of a majority of shares of IDM common stock allowed to vote at the meeting must vote in favor of doing so.

You may vote your shares in person by attending the special meeting or by mailing us your proxy if you are unable or do not wish to attend. You can revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of IDM, or by attending the special meeting and voting in person.

Fusion Networks Stockholders.  You can vote at the
special meeting of Fusion Networks stockholders if you
owned Fusion Networks common stock at the close of
business on [         ], 2000.  You can cast one vote
for each share of Fusion Networks common stock that you owned at that time.

To approve the merger agreement and merger, the holders of a majority of those shares voting at the meeting must vote in favor of doing so.

You may vote your shares in person by attending the special meeting or by mailing us your proxy if you are unable or do not wish to attend. You can revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Fusion Networks, or by attending the special meeting and voting in person.

Opinion of Financial Advisor (See page [   ])

In deciding to approve the merger, IDM's board of directors considered, among various other factors described below in "Reasons for the Merger;
Recommendations of the Board of Directors," an opinion from a financial advisor.

On August 18, 1999, Chartered Capital Advisers, IDM's financial advisor, delivered its opinion to the IDM board that, as of that date, the exchange ratio in the merger was fair from a financial point of view to IDM. The full text of the written opinion of Chartered Capital Advisers, dated August 18, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix G. You should read this opinion in its entirety. The opinion of Chartered Capital Advisers does not constitute a recommendation as to how any IDM stockholder should vote with respect to the merger.

Conditions To Completion Of The Merger (See page
[   ])

The respective obligations of the parties to complete the merger are subject to approval of the merger, as well as the holding company reorganization and amendment of the IDM 1998 Stock Option Plan by IDM stockholders and approval of the merger by Fusion Networks stockholders, as well as the prior satisfaction or waiver
(if permitted by applicable law) of conditions specified in the merger agreement. The following conditions, among others, must be satisfied or waived before the merger can be completed:

*     all necessary consents, approvals and
      authorizations from governmental entities must be obtained except where a failure to obtain any such consent, approval or authorization could not be reasonably expected to have a material adverse effect on IDM or Fusion Networks;

*     no court of competent jurisdiction or
      governmental entity has issued or entered any order, writ, injunction or decree prohibiting or preventing its completion;

* our respective representations and warranties in the merger agreement must have been materially true and correct at the date the merger agreement was executed and must remain materially true and correct;

* we must perform and comply in all material respects with our respective covenants in the merger agreement;

* IDM must have obtained an opinion from its tax counsel stating that the merger will qualify as a tax-free reorganization;

* no event, change, condition or effect that is or is reasonably likely to be materially adverse to either company or its subsidiaries, taken as a whole, occurs; and

* IDM's board must have received an opinion from its financial advisor to the effect that the terms of the merger are fair to IDM and its shareholders from a financial point of view.

Termination of the Merger Agreement (See page
[   ])

The merger agreement may be terminated:

*     if IDM and Fusion Networks agree to
      terminate it; or

* by either of us if the conditions to completion of the merger would not be satisfied because of a breach of a representation, warranty, covenant or agreement in the merger agreement by the other party, if the breaching party does not take reasonable steps within fifteen days to cure the breach.

      In addition, the merger agreement may be terminated by either of us under any of the following circumstances:

* if the merger is not completed by March 31, 2000, subject to extension by either party to June 30, 2000 under certain circumstances;

*     if a final court or governmental order
      prohibiting the merger is issued and is not appealable;

* if the IDM stockholders do not approve the merger and related matters at the IDM special meeting; or

* if the Fusion Networks stockholders do not approve the merger at the Fusion Networks special meeting.

Waiver and Amendment (See page [   ])

We may jointly amend the merger agreement and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement, other than the condition that IDM obtain an opinion from its tax counsel that the merger will qualify as a tax-free reorganization.

Restrictions on Alternative Transactions (See page
[   ])

Subject to limited exceptions, the merger agreement prohibits each party from soliciting or participating in discussions with third parties about transactions that may prohibit consummation of the merger. In addition, each company is obligated to notify the other party of information of such transactions. The restrictions, however, do not prohibit the boards from taking such actions as are necessary to fulfill their respective fiduciary duties.

Management and Operations Following the Merger
(See page [   ])

Following the merger, IDM and Fusion Networks will continue to carry on their historical operations in substantially the same manner as they were carried on prior to the merger with each company operating as a wholly-owned subsidiary of FNHI.

The present managements of each company will initially continue to manage their respective companies and the Chief
Executive Officer and Chief Financial Officer of Fusion
Networks will assume the same positions with FNHI. The board of directors of FNHI will be comprised of six members with three members to be selected by Fusion
Networks and two members to be selected by IDM.

Stock Ownership of Management and Certain
Stockholders (See page [   ])

On the record date, directors and executive officers of IDM may be deemed to be the beneficial owners of approximately 1.3% of the voting power of IDM. Each of the directors and executive officers who hold common stock of IDM have indicated that they intend to vote for the merger and each of the other proposals submitted to the IDM stockholders.

On the record date, directors and executive officers of Fusion Networks may be deemed to be the beneficial owners of approximately 24.9% of the voting power of Fusion
Networks. Each of the directors and executive officers who hold common stock of Fusion Networks have indicated that they intend to vote for the merger and each of the other proposals submitted to the Fusion Networks stockholders.

Interests of Certain Persons in the Merger (See
page [   ])

When considering the recommendation of the IDM and Fusion Networks boards, you should be aware that some directors and officers of IDM and Fusion
Networks have the following interests in the merger that are different from, or in addition to, yours:

*     Upon consummation of the merger, the
      directors and officers of Fusion Networks and their affiliates will beneficially own approximately 22.4% of the then outstanding shares of FNHI common stock.

*     Included in the terms of the merger agreement
      is a requirement that the shareholders of IDM
      approve a 1,600,000 share increase in the
      number of shares reserved for issuance under
      IDM's 1998 Stock Option Plan, which plan
      will be assumed by FNHI, of which 500,000
      options each had been granted to Frank Falco
      and Joel Freedman, the principal officers of
      IDM.   See "Securities Ownership of Certain
      Beneficial Owners and Management" and
      "Description of FNHI Capital Stock" for a description of the outstanding IDM stock options that will become FNHI stock options upon consummation of the merger.


*     The merger agreement provides that Fusion
      Networks shall be entitled to designate three individuals to the FNHI board of directors and IDM shall be entitled to designate two individuals to the FNHI board of directors.

* The merger agreement also provides that FNHI and Fusion Networks will guarantee, for a period of three years, up to $50,000 of salary, each, payable under existing employment agreements of Frank Falco and Joel Freedman with IDM.

United States Federal Income Tax Consequences of
the Holding Company Reorganization and Merger
(See page [   ])

The holding company reorganization and merger have been structured so that no gain or loss will be recognized for federal income tax purposes on the exchange of shares of IDM common stock and Fusion Networks common stock for shares of FNHI common stock, as the case may be, except to the extent holders exercise dissenter's rights.

Anticipated Accounting Treatment of the Merger
(See page [  ])

The holding company reorganization and merger are expected to be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Fusion Networks will be deemed the acquiror for accounting and financial reporting purposes.

Restrictions on the Ability to Sell FNHI Stock (See
page [   ])

All shares of FNHI common stock issued in connection with the merger will be freely transferable unless the holder is considered an "affiliate" of either IDM or Fusion Networks for purposes of the Securities Act of 1933. Shares of common stock held by these affiliates may be sold only pursuant to a registration statement or exemption under the Securities Act.

Dissenters' Rights (See page [   ])

- IDM Shareholders

Under New Jersey law, IDM's common stockholders may have the right to an appraisal of the value of their shares of common stock in connection with the holding company reorganization. A discussion of these right is included on pages [ ] through [ ]. We encourage IDM common stockholders to read it.

- Fusion Networks Stockholders

Under Delaware law, Fusion Networks' common
stockholders may have the right to an appraisal of the value of their shares of common stock in connection with the
merger.  A discussion of these rights is included on
pages [  ] through [   ].  We encourage Fusion Networks
common stockholders to read it.

Forward-Looking Statements in this Joint Proxy
Statement/Prospectus

This joint proxy statement/prospectus contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform
Act of 1995 with respect to IDM's financial condition, results of operations and business. The safe harbor provision of this Act do not apply to FNHI or Fusion Networks. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page [ ].

Dividend Information (See page [   ])

Neither IDM nor Fusion Networks has ever paid any cash dividends on its stock, and FNHI anticipates that it will continue following the merger to retain any earnings for the foreseeable future for use in the operation of its business.

                                  RISK FACTORS

     The securities to be issued and the transactions which are the subject of this joint proxy statement/prospectus are subject to numerous risk factors. In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger and the related transactions described herein. If any of the following risks actually occur, the business and prospects of IDM or Fusion Networks may be seriously harmed. In such case, the trading price of FNHI common stock could decline, and you may lose all or part of your investment.

Risks Related to Fusion Networks

Company Risks

We have only been in business for a short period of time, so your basis for evaluating our company is limited.

     We have only an extremely limited operating history for you to evaluate our business. We were incorporated in July 1999 and launched the LatinFusion.com web site on a pilot basis in October 1999. Other than development of our business plan and steps taken to implement that business plan, we have conducted limited operations since inception and, as of December 31, 1999 had generated no operating revenues.

     You must consider the risks, expenses and uncertainties that an early stage Internet company like ours faces. These risks include our ability to:

      * fund the proposed expansion of the LatinFusion.com network in new markets;
      * increase awareness of the LatinFusion.com brand and continue to build user loyalty;
      *     expand the content and services on our network;
      *     attract a larger audience to our network;
      *     attract a large number of advertisers from a variety of industries;
      *     maintain our current, and develop new, strategic relationships;
      *     respond effectively to competitive pressures; and
      *     continue to develop and upgrade our technology.

     We cannot assure you that we will be successful or that we will be able effectively to compete and achieve market acceptance or otherwise address the risk factors disclosed in this proxy statement/prospectus.

We have not generated any operating revenues, have not operated profitably and expect to operate at a loss for the foreseeable future

     As of September, 1999, we had generated no operating revenues since inception and had an accumulated deficit of approximately $409,238. We expect to continue to incur significant losses for the foreseeable future. Although our revenues are expected to grow rapidly, for the foreseeable future, our expenses are expected to grow even faster and we expect to increase our spending significantly. Accordingly, we will need to generate significant revenues to achieve profitability. We may not be able to do so.

We may not be able to generate substantial advertising revenues as called for in our business plan

     Our business plan is dependent on the anticipated expansion of online advertising in Latin America and the growth of our revenues is dependent on establishing and growing revenues generated by advertising. If the market for online advertising in Latin America does not develop to the extent anticipated or develops at a slower pace than anticipated or if we are unable to secure and maintain online advertising relationships, our revenues may be insufficient to operate profitably.

     Online advertising is an unproven business and our ability to generate and maintain significant advertising revenues will depend, among other things, on:

      * advertisers' acceptance of the Internet as an effective and sustainable advertising medium;
      * the development of a large base of users of our portal network possessing demographic characteristics attractive to advertisers;
      * our ability to contract with a diverse group of advertising affiliates; and
      * the effectiveness of our advertising delivery, tracking and reporting system.

     We have developed an "infomercial" advertising model. We have not, however, as yet, entered into any substantial advertising arrangements pursuant to which advertisements will appear on our network. We anticipate that most advertising affiliates will contract for our services under agreements cancelable upon a specified notice period. Our advertising affiliates will measure satisfaction by acceptable revenue levels, the number of times users view an advertisement, general reputation of our network and loyalty to our network among users and timely and accurate reporting. There can be no assurance that:

     * we will be able to attract a sufficient number of advertisers to allow us to operate profitably;
     *    our advertising affiliates will remain associated with us; or
     * our advertising affiliates will maintain consistent or increasing traffic levels over time.

     The loss of our advertising affiliates or a reduction in traffic on such Web sites or on our portal may cause advertisers to withdraw from our network, which, in turn, could reduce our future advertising revenues.

Some of our advertising revenues may be non-cash revenues which do not provide funds to pay operating expenses or expansion costs.

     We may enter into reciprocal advertising arrangements under which we exchange advertising on our network for advertising space on traditional advertising mediums, such as radio, television, newspapers and magazines. Reciprocal advertising arrangements do not generate any cash revenues and, therefore, do not provide funds to pay operating expenses or expansion costs. Such reciprocal advertising arrangements may represent a substantial portion of our revenues, particularly in the early months and years of operation of our network.

We will rely on content provided by third parties to attract users and advertisers

     Pursuant to our business plan, we expect to rely on a number of third parties to create and supply content in order to make our network more attractive to users and advertisers. The loss of content, or receipt of content which is not attractive to users or is readily available at other sites, could result in reduced traffic volume to our network and reduced revenues. To remain competitive, we must continue to enhance and improve our content. We have entered into a limited number of arrangements with content providers and must enter into additional arrangements to provide for the quality and volume of content necessary to make our network an attractive site. We anticipate that most of these arrangements will not be exclusive and will be short term in nature or cancelable on short notice. There can be no assurance that we will be successful in establishing and maintaining relationships with content providers.

We will rely on various strategic relationships with electronic commerce merchants, technology providers and others

     Our business is expected to depend on establishing relationships with leading electronic commerce merchants, and technology and infrastructure providers. If we are unable to establish such relationship or if the parties with which we have these relationships do not adequately perform their obligations, reduce their activities with us, choose to compete with us or provide their services to a competitor, we may have more difficulty attracting and maintaining visitors to our network and our revenues and profitability may decline. We have not, as yet, entered into any substantial relationships with electronic commerce merchants or technology or infrastructure providers. Because most of our agreements with these third parties are not expected to be exclusive, our competitors may seek to use the same partners as we do and attempt to adversely impact our relationships with our partners. We might not be able to maintain these relationships or replace them on financially attractive terms. Also, we intend to actively seek additional relationships in the future. Our efforts in this regard may not be successful.

We will be required to continually enhance and invest in our network to attract users and advertisers

     In order to attract and retain users and advertisers to our network, we must continually improve the responsiveness, functionality and features of our network and develop other products and services that are attractive to users and advertisers. If we are not successful in developing or introducing features, functions, products and services that visitors and advertisers find attractive in a timely manner we will likely experience reduced visitor traffic, revenues and profitability.

Unexpected systems interruptions and capacity constraints could reduce user traffic, reducing revenues and impeding development of our business.

     Any systems failure or inadequacy that causes interruptions in the availability of our services, or increases the response time of our services, as a result of increased traffic or otherwise, could reduce user satisfaction, future traffic and our attractiveness to users and advertisers resulting in reduced revenues. In addition, as the amount of Web pages and traffic increases, there can be no assurance that we will be able to scale our systems proportionately. There also can be no assurance that our ad serving technology can continue to properly track the number of impressions on our advertising affiliates if traffic increases substantially. We are also dependent upon Web browsers, ISPs, and other Web site operators in Latin America and elsewhere, which may experience significant system failures and electrical outages and our users may experience difficulties due to system failures unrelated to our systems and services.

     We have limited backup systems and redundancy and we may experience system failures and electrical outages from time to time which disrupt our operations. We do not presently have a disaster recovery plan in the event of damage from fire, hurricanes, floods, power loss, telecommunications failures, break-ins and similar events. If any of the foregoing occurs, we may experience a complete system shut-down. If we experience delays and interruptions, or if a computer virus affecting our system is highly publicized, visitor traffic may decrease and our brand could be adversely affected. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Because our revenues depend on the number of individuals who use our network, our business may suffer if our efforts to maintain our system are unsuccessful. Further, any significant equipment, computer virus, or related systems problem, could require us to incur significant unanticipated expenses to remedy these problems and could divert management's time and attention. Although we carry general liability insurance, our insurance may not cover any claims by dissatisfied providers or subscribers or may not be adequate to indemnify us for any liability that may be imposed in the event that a claim were brought against us. To improve performance and to prevent disruption of our services, we may have to make substantial investments to deploy additional servers or one or more copies of our Web sites to mirror our online resources.

Development   of  our   business   and  revenue   growth  could  be  impeded  if
LatinFusion.com is not successful in establishing brand awareness for the network

     Maintaining the LatinFusion.com brand is critical to our ability to expand our user base and our revenues. If we fail to promote our brand successfully or if visitors to our network or advertisers do not perceive our services to be of high quality, the value of the LatinFusion.com brand could be diminished resulting in reduced user traffic and revenues. We believe that the importance of brand recognition will increase as the number of Internet sites in Latin America grows. In order to attract and retain Internet users, advertisers and electronic commerce partners, we intend to increase substantially our expenditures for creating and maintaining brand loyalty. Our success in promoting and enhancing the LatinFusion.com brand will also depend on our success in providing high quality content, features and functionality.

We may not be able to obtain sufficient funds to implement our business plan and grow our business

     Implementation of our business plan and growth of our business will require substantial additional funding. If we are unable to raise additional capital, our ability to implement our business plan, to grow our business and to operate profitably could be impeded. Because we expect to generate losses for the foreseeable future, we do not expect that income from our operations will be sufficient to meet these needs. Therefore, we will likely have substantial future capital requirements after the merger. Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive for us.

Rapid growth in operations could strain our managerial, operational and financial resources, resulting in reduced revenues and profitability

     The planned growth of our network and operations may place a significant strain on our managerial, operational and financial resources. Our failure to expand and integrate these areas in an efficient manner could cause our expenses to grow and our revenues to decline or grow more slowly than expected. To accommodate this planned growth, we must implement continually new or upgraded operating and financial systems, procedures and controls throughout many different locations. In addition, our future success will also depend on our ability to expand, train and manage our workforce, in particular our sales and marketing organization, both domestically and internationally. We will also have to maintain close coordination among our technical, accounting, finance, marketing, sales and editorial personnel. We may not succeed with these efforts.

The loss of key personnel could impede implementation of our business plan and reduce profitability

     Our future success will depend, in substantial part, on the continued service of our senior management, including Mr. Hernando Bahamon, our Chief Executive Officer, and key technical and sales personnel. The loss of the services of one or more of our key personnel could impede implementation of our business plan and reduce profitability. We have applied for a key person life insurance policy in the amount of $5 million on the life of Mr. Bahamon, but have not, as yet, obtained such policy. Our future success will also depend on our continuing ability to attract, retain and motivate highly qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for this personnel, in particular information technology professionals, is intense, and we cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain other highly qualified personnel in the future.

Latin American Internet Risks

The Latin American Internet industry is a developing market and has not proven as an effective commercial medium

     The market for Internet services in Latin America is in an early stage of development. If Internet usage in Latin America does not continue to grow or grows more slowly than we anticipate, the development of our business may be impeded and our revenues may be insufficient to operate profitably. Since the Internet is an unproven medium for advertising and other commercial services, our future operating results will depend substantially upon the increased use of the Internet for information, publication, distribution and commerce and the emergence of the Internet as an effective advertising medium in Latin America.

     Critical issues concerning the commercial use of the Internet in Latin America such as security, reliability, cost, ease of deployment, administration and quality of service may affect the adoption of the Internet to solve business needs. The most advanced security measures for electronic sales transactions have been developed to accommodate credit card sales. The use of credit cards is not, however, a common practice in Latin America. While debit cards are more common than credit cards in Latin America and a security system has been developed for use with debit cards, consumers will have to be confident that adequate security measures protect electronic sales transactions in the Latin American market before electronic commerce can attain wide acceptance. Further, cost of access, poor reliability and poor service may prevent many potential Latin Americans from using the Internet.

Our ability to grow users of our network depends on the establishment of an adequate telecommunications infrastructure in Latin America

     The telecommunications infrastructure in many parts of Latin America is not as well-developed as in the United States or Europe. If improvements to the Latin American telecommunications infrastructure do not occur or if access to the Internet in Latin America does not continue to grow or grows more slowly than we anticipate, the development of our business may be impeded and our revenues may be insufficient to operate profitably. Access to the Internet requires a relatively advanced telecommunications infrastructure. The quality and continued development of the telecommunications infrastructure in Latin America will have a substantial impact on our ability to deliver our services and on the market acceptance of the Internet in Latin America in general. If further improvements to the Latin American telecommunications infrastructure are not made, the Internet will not gain broad market acceptance in Latin America.

Social, political and economic risks associated with doing business in Latin America may impede the development of our business

     Social, political and economic conditions in Latin America are volatile and may cause our operations to fluctuate. This volatility could make it difficult for us to implement and grow our business and sustain our expected growth in revenues and earnings, which could have an adverse effect on our stock price. Historically, volatility has been caused by significant governmental influence over many aspects of local economies, political instability, unexpected changes in regulatory requirements, social unrest, slow or negative growth, imposition of trade barriers, and wage and price controls.

     We have no control over these matters. Volatility resulting from these matters may decrease Internet availability, create uncertainty regarding our operating climate and adversely affect our customers' advertising budgets, all of which may impede the development of our business and result in reduced revenues and profitability.

Currency exchange rate fluctuation may impede development of our business and result in exchange rate losses

     Currency fluctuations and poor general economic conditions in Latin American countries may cause our customers to reduce their advertising spending, which could impede development of our business and could cause our revenue to decline unexpectedly.Many countries in Latin America, including major Latin American markets such as Brazil and Argentina, have experienced significant economic downturns and currency rate volatility. Currency fluctuations, as well as high interest rates, inflation and high unemployment, have materially and adversely affected the economies of these countries.

     In addition to potentially adversely impacting our revenues, currency fluctuations may give rise to exchange rate losses. We may bill customers in Latin America in local currencies. Our accounts receivable from these customers will decline in value if the local currencies depreciate relative to the U.S. dollar. Although we may enter into hedging transactions in the future in an effort to reduce our exposure to exchange rate fluctuations, we may not be able to do so successfully. In addition, our currency exchange losses may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into U.S. dollars.

Intense competition in the Latin American Internet industry could cause our revenues to be insufficient to operate profitably

     Intense competition in the Latin American Internet industry could result in lower advertising rates, price reductions and lower profit margins, loss of visitors, reduced page views, or loss of market share. Any one of these could result in reduced revenues and a lack of profitably.

     The Latin American Internet market is characterized by an increasing number of entrants because of low barriers to entry into the market. In addition, the Internet industry is relatively new and subject to continuing definition and as a result, our competitors may better position themselves to compete in this market as it matures. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories in the Internet market, greater name recognition, larger customer bases and databases and significantly greater financial, technical and marketing resources than do we. Any of our present or future competitors may provide products and services that provide significant performance, price, creative or other advantages over those offered by us. We can provide no assurance that we will be able to compete successfully against our current or future competitors.

Regulatory and Legal Risks

Regulation of the Internet industry in Latin America and other markets may impede implementation of our business

     The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. New legislation and regulation could increase our cost of doing business, dampen the growth in the use of the Internet generally, and our network in particular, and decrease the acceptance of the Internet as a communications and commercial medium, which could impede implementation of our business plan resulting in reduced revenues and a lack of profitability. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation, apply to the Internet generally and electronic publishing, advertising and commerce in particular. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues which include: sales and other taxes, user privacy, pricing controls, characteristics and quality of products and services, consumer protection, cross-border commerce, libel and defamation, copyright, trademark and patent infringement, pornography, and other claims based on the nature and content of Internet materials.

     In addition, because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet usage have begun to experience interruptions in phone service, some local telephone carriers have petitioned governmental agencies to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on Internet service providers and online service providers. If any of these petitions or the relief that they seek is granted, the costs of communicating on the Internet could increase substantially, potentially adversely affecting the growth in the use of the Internet.

     Further, due to the global nature of the Internet, it is possible that, although transmissions relating to our services originate in one state or country, governments of other states or countries might attempt to regulate our services or levy sales or other taxes on our activities. We cannot assure you that violations of local or other laws will not be alleged or charged by local, state, federal or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future. Any of these developments could impede development of our business resulting in reduced revenues and a lack of profitability.

     Because we expect to have employees, property and business operations in the United States and throughout Latin America, we will be subject to the laws and the court systems of many jurisdictions. We may become subject to claims based on foreign jurisdictions for violations of their laws. In addition, these laws may be changed or new laws may be enacted in the future. International litigation is often expensive, time consuming and distracting. Accordingly, any of the foregoing could result in increased expenses and reduced profitability.

Failure to adequately protect and secure intellectual property rights may result in reductions in revenues or unexpected expenses.

     Protection of our rights regarding intellectual property is believed to be critical to our success. Unauthorized use of our intellectual property by third parties may adversely affect our reputation resulting in reduced revenues. We intend to rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.

     Further, we may from time to time license technology from third parties or develop intellectual property internally for use on our network. We cannot be certain that our products do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

We may be held liable for information retrieved from our network

     Because our services can be used to download and distribute information to others, there is a risk that claims may be made against us for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of such material. The laws in the United States and in Latin American countries relating to the liability of companies which provide online services, like ours, for activities of their visitors are currently unsettled. We could be subject to claims based on content retrieved from our network and incur significant costs in their defense. In addition, we could be exposed to liability for the selection of listings that may be accessible through our network or through content and materials that our visitors may post in classifieds, message boards, chat rooms or other interactive services. It is also possible that if any information provided through our services contains errors, third parties could make claims against us for losses incurred in reliance on the information. We intend to offer Web-based e-mail services, which expose us to potential liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail, or interruptions or delays in e-mail service.

We may be subject to claims based on products and services sold on our network

     We intend to enter into arrangements to offer third-party products and services on our network which may subject us to additional claims including product liability or personal injury from the products and services, even if we do not ourselves provide the products or services. These claims may require us to incur significant expenses in their defense or satisfaction. While our agreements with these parties are expected to provide that we will be indemnified against such liabilities, such indemnification may not be adequate.

     Although we carry general liability insurance, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could subject us to payment of amounts in excess of our available resources or could result in the imposition of criminal penalties. In addition, the increased attention focused on liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use.

Risks Related to IDM

We have a history of substantial operating losses and may continue to experience losses

     We have experienced significant operating losses during the past four years and may continue to experience losses in the future. We had net losses attributable to common stock of $22.4 million, $9.9 million, $9.1 million and $3.9 million during the years ended December 31, 1998, 1997, 1996 and 1995, respectively and a net loss of $6.5 million during the nine months ended September 30, 1999. Until such time as we are able to begin one or more large projects on which delays in commencement have been experienced, or until such time as other projects are begun, if ever, we will continue to experience losses.

Intense competition may limit our ability to secure projects and results in lower margins

     Competition in the environmental services industry is intense. As a result of such competition, operating margins may be reduced and our ability to secure profitable contracts may be limited. The industry is dominated by large architectural engineering firms such as Bechtel, Fluor, Westinghouse, Foster Wheeler and ICF Kaiser, among others. Additionally, many smaller engineering firms, construction firms, consulting firms and other specialty firms have entered the environmental services industry in recent years and additional firms can be expected to enter into the industry. Many of the firms with which we compete in the environmental services industry have significantly greater financial resources and more established market positions than do we.

Various segments of the environmental industry are mature and are not growing

     With the entry of increasing competition, the market for certain labor intensive low technology services, such as asbestos abatement, dismantling and demolition, has become saturated resulting in lower margins in those segments. As a result of such maturation and competitive pressures many participants in the environmental services industry have incurred losses or significant declines in profitability in recent years. The maturation of those markets and our determination to avoid those markets has reduced the potential market for our environmental services and potential revenues from such services. Further, there can be no assurance that other segments of the environmental services market not previously effected by competition and lower margins will not be adversely effected in the future.

We may incur writedowns and other losses if we are unable to integrate recent acquisitions

     We have undertaken various strategic technology acquisitions and alliances in recent years in order to improve our competitive position and increase our potential revenues. In the event we are unable to successfully integrate our technology acquisitions/alliances with our existing operations or we are unable or unwilling to meet the funding requirements necessary to fully commercialize such technologies, it is possible that we could loss some or all of our investment in such technologies. There can be no assurance that we will be successful in integrating such new technologies with our existing service offerings. Further, it is possible that certain state-of-the-art technologies, including technologies which have been or may in the future be acquired by us, may not yet be commercially viable or may require ongoing funding beyond our capabilities before those technologies can be successfully deployed on a commercial basis.

We may incure writedowns and other losses if we are unable to successfully enter into the power production market

     We have devoted substantial resources to our entry into the power production market and expect to devote substantial additional resources to such efforts in the future. If we are unable to translate our efforts and investments into operating power facilities, we may incur substantial writedowns of our investments and other losses associated with such efforts. Our ability to profit from efforts in this regard is contingent upon our ability to successfully negotiate agreements with governmental, industrial and other entities whereby those entities agree to purchase all or a substantial portion of the power produced by those facilities, our ability to finance and construct power production facilities on terms deemed acceptable and our ability to purchase feed stocks and operate facilities at sufficiently low cost to generate operating profits and to recover the cost of constructing such facilities. We have no experience in constructing or operating power production facilities. There can be no assurance that we will be successful in consummating arrangements to construct, operate and sell power from such facilities. Even if we are successful in consummating such transactions, there can be no assurance that the facilities can or will be operated profitably or, given the nature of the anticipated purchasers of such production, that the foreign entities which have contracted to purchase such production will have the financial capability to purchase the power committed to be purchased.

     Despite our substantial investments to enter into the power production market, we have been unable to commence any substantial power production operations, other than of a development nature, and have been unable to secure adequate power purchase arrangements or financing to begin construction of any power plants to date.

     Additionally, even if we are successful in developing and financing power projects, a variety of independent power producers and private and government owned entities may provide power in some of the markets in which we expect to operate. Should those markets grow and undergo deregulation similar to that experienced in the United States, it can be expected that new competitors will enter those markets increasing pricing and competitive pressures.

     Accordingly, there can be no assurance that we will be successful in our efforts to enter that market, that we can operate on a profitable basis in the markets which we may enter or that any profits which may be generated will be sufficient to recover the cost of entering the power production market.

Our ability to perform certain environmental services is dependent on our ability to secure bonding

     In order to bid on and successfully secure contracts to perform environmental services of the nature offered, we may, depending upon the bid specifications, be required to provide surety bonds for each respective project. There can be no assurance that we will have adequate bonding capacity to bid on all of the projects which we would otherwise bid upon were we to have such bonding capacity or that we will in fact be successful in obtaining additional jobs on which we may bid. The number and size of contracts which we can perform is directly dependent upon our ability to obtain bonding which, in turn, is dependent upon our net worth, liquid working capital, and the nature and projected profitability of projects undertaken, among other factors. We have, from time to time, been unable to secure additional and larger contracts as a result of such bonding requirements and may incur similar difficulties in the future.

We are subject to potential liabilities and costs in connection with compliance with environmental regulations

     Environmental regulations, at the federal, state and local levels, impose stringent guidelines on companies which generate and handle hazardous materials as well as other companies involved in various aspects of the environmental services industry. Any future increases or changes in regulation may result in our incurring additional costs for equipment, retraining, development of new remediation or abatement plans, handling of hazardous materials and other costs.

     We have been named in complaints, and may be named in future complaints, as violating various regulations governing the removal of asbestos. We have settled certain complaints in the past by agreeing to pay civil fines or penalties without admitting liability. There can be no assurance, however, that any complaints which may arise in the future can be settled on a favorable basis. In any event, because of the nature of our operations and the industry in which we operate, the potential for liability and the extent of such potential liability is very substantial. Any such liability which is determined to exist could result in unexpected expenses, operating losses and demands in excess of our resources.

We may be exposed to damages or claims not covered by insurance or exceeding the limits of our insurance coverage

     Our environmental impairment insurance policy does not cover any liability arising from radiological operations other than low level radioactive soil excavation and facility cleaning. If, in the absence of such insurance, were we to incur liability for environmental impairment in connection with excluded radiological services, such liability could result in unexpected expenses and demands in excess of our resources. Further, as the cost of cleaning or correcting environmental hazards can be extremely high, even if we are determined to be liable for costs which are covered by insurance, there is no assurance that such coverage will be adequate to pay the entire cost thereof and, therefor, we may incur losses in excess of our insurance coverage.

Our operations are frequently dependent upon a small number of major customers and projects

     A significant portion of our revenues in recent years have come from, and a significant portion of our resources have been devoted to, one or more large clients and projects. We are subject to large decreases in revenues following the completion of large projects. In order for us to replace the revenues attributable to large projects, we must secure one or more large projects or a large number of smaller projects upon completion of such projects. There is no assurance that we can adequately replace such projects with other projects which will produce as much revenue. Further, there is no assurance that we will not continue to be dependent upon a small number of major customers for a significant portion of our revenues and earnings.

We are dependent upon the efforts of key personnel

     Our operations are dependent upon the continued efforts of senior management. Should any of the members of our senior management be unable or unwilling to continue in their present roles or should such persons determine to enter into competition with us, our ability to bid on or perform certain projects could be limited resulting in reduced revenues and operating profits.

We are dependent on temporary labor

     The location and other factors effecting jobs performed away from the immediate vicinity of our headquarters result in our regularly hiring temporary workers on site. We may experience difficulties in satisfactorily performing jobs and, in some cases, may be exposed to certain liabilities as a result of the acts or performance of such temporary workers. There is no assurance that all such temporary workers will perform at levels acceptable to us and our customers. Additionally, in some locations, we may be required to hire unionized temporary labor. The hiring of such unionized workers may give rise to various other considerations affecting the performance of jobs, including possible work stoppages and varying wage and benefit demands, among others.

Our substantial working capital and financing requirements and lack of financial resources may cause us to have to sell assets, curtail operations or secure third party financing

     Pending the receipt of payments for services rendered, we must typically fund substantial project costs, including significant labor and bonding costs. If we have inadequate working capital to fund such costs and support ongoing operations, we must sell assets, curtail operations or secure third party financing.

     As a result of such working capital shortages, we were required to raise additional capital through the sale of equity securities on multiple occassions since 1995. There is no assurance that we will not require additional financing in the future. While we have agreed with Fusion Networks that one-half of all proceeds received from the exercise of outstanding options and warrants will be contributed to our capital to support operations and we intend to seek any bank or other financing which may be required in the future, there is no commitment on the part of any option or warrant holders to exercise those options or warrants and no source of potential financing has been identified and there is no assurance that any such financing will be available on terms acceptable to us, or at all, if needed.

We have been subject to, and may continue to be subject to, legal and administrative proceedings which may give rise to possible liability

     We are  periodically  subject to lawsuits  and  administrative  proceedings arising in the ordinary course of our business. We may incur substantial unexpected expenses as a result of such legal and administrative proceedings.Included in such proceedings are periodic administrative proceedings initiated by various environmental regulatory agencies.

We have experienced recurring difficulty collecting amounts owed pursuant to changes in the scope of services on projects

     We have periodically been required to expand the scope of services on projects due to undisclosed circumstances, delays or disruptions caused by clients or other contractors and change orders requested by customers. Should we be unable to collect reasonable compensation for additional services or should we experience extended delays in paying such amounts, we may experience substantial losses from projects or substantial negative cash flow from projects until such time as payment is received. In such situations, we have routinely sought additional compensation for the additional services rendered as a result of such undisclosed circumstances, delays or disruptions and change orders. We have, on a number of occasions, had disputes with our clients as to the amount of additional compensation owed and delays in the payment of such amounts.

We have been a party to, and are a party to, transactions involving possible conflicts of interest

     We have been controlled, and may continue to be controlled, by Joel Freedman and Frank Falco, our principal officers, and have periodically engaged in transactions with Messrs. Freedman and Falco and entities controlled by Messrs. Freedman and Falco.

Any current or future transactions with such affiliates may involve possible conflicts of interest.

We have amended and restated our financial statements

     As a result of cost overruns and unapproved change orders on a series of projects during 1996 and the first quarter of 1997, we implemented certain changes in the manner in which we account for job costs and revenues. In conjunction with those accounting changes, we restated our financial statements and amended our reports on Forms 10-Q for the quarters ended March 31, 1996, June 30, 1996, September 30, 1996, March 31, 1997, June 30, 1997 and September 30, 1997 and on Form 10-K for the year ended December 31, 1996.

Risks Related to the Merger

Fusion Networks shareholders will receive a fixed number of shares of FNHI common stock despite changes in market value of IDM common stock

     Upon the merger's completion, each share of Fusion Networks common stock will be exchanged for one share of FNHI common stock. Accordingly, the specific dollar value of FNHI common stock that Fusion Networks shareholders will receive upon the merger's completion will depend on the market value of FNHI common stock when the merger is completed and may decrease from the date you submit your proxy. There will be no adjustment for changes in the market price of IDM common stock. In addition, neither Fusion Networks nor IDM may terminate the merger agreement or "walk away" from the merger or re-solicit the vote of its shareholders solely because of changes in the market price of IDM common stock. The share price of IDM common stock, and following the merger FNHI common stock, is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. We urge you to obtain recent market quotations for IDM common stock. IDM cannot predict or give any assurances as to the market price of IDM common stock or FNHI common stock at any time before or after the completion of the merger.

     The benefits of diversification can only be achieved if both IDM and Fusion Networks can continue to carry on their operations as separate businesses, IDM can improve its operating results and secure necessary capital to complete various power projects it is pursuing and Fusion Networks can successfully implement its business plan, each of which is subject to substantial risks discussed elsewhere herein.

The merger could adversely affect combined financial results

     If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to stockholders resulting from the merger, the combined financial results of IDM and Fusion Networks, including earnings per share, could be adversely affected. Specifically, IDM and Fusion Networks expect to incur direct transaction costs of approximately $250,000 in connection with the merger.

The market price of FNHI common stock may decline as a result of the merger

     The market price of IDM common stock and, following the merger, FNHI common stock may decline as a result of the merger if:

     * FNHI does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or
     * the effect of the merger on FNHI's financial results is not consistent with the expectations of financial or industry analysts.

IDM's officers and directors have conflicts of interest that may influence them to support or approve the merger

     The directors and officers of IDM participate in arrangements that provide them with interests in the merger that are different from, or in addition to, yours.

     The directors and officers of IDM could be more likely to vote to approve the merger agreement than if they did not hold these interests. IDM shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

The fairness opinion obtained by IDM will not reflect changes in the relative values of the companies since the merger agreement was signed

     IDM does not intend to obtain an updated fairness opinion of Chartered Capital Advisers. Therefore, the opinion of Chartered Capital Advisers does not address the fairness of the merger consideration at the time the merger will be completed. Changes in the operations and prospects of IDM or Fusion Networks, general market and economic conditions and other factors which are beyond the control of IDM or Fusion Networks, on which the opinion of Chartered Capital Advisers is based, may have altered the relative values of the companies.


The rights of FNHI shareholders may be less than those of IDM and Fusion Networks shareholders

     Upon completion of the holding company reorganization and merger, shareholders of IDM and Fusion Networks will become stockholders of FNHI and their rights will be governed by Delaware law applicable to corporations formed under the laws of that state and by FNHI's charter and bylaws. The rights of the shareholders of IDM and Fusion Networks may differ materially from the rights of stockholders of FNHI and the rights of the former IDM and Fusion Networks shareholders in FNHI may be less favorable than their former rights as shareholders of IDM and Fusion Networks, respectively.

The principal officers and stockholders of Fusion Networks may significantly influence matters to be voted on by stockholders following the merger

     The executive officers and 5% stockholders of Fusion Networks currently beneficially own approximately 76.8% of the outstanding shares of common stock of Fusion Networks, and after the merger will beneficially own approximately 69.7% of the outstanding shares of our common stock. Accordingly, they will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including the election of directors, mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.

You may experience substantial dilution as a result of our ability to issue substantial amounts of additional shares without shareholder approval

     Following the merger, FNHI will have an aggregate of approximately 50,943,000 shares of common stock authorized but unissued and not reserved for specific purposes and an additional 12,167,000 shares of common stock unissued but reserved for issuance pursuant to outstanding warrants and options. Although there are no other present plans, agreements, commitments or undertakings with respect to the issuance of additional shares, or securities convertible into any such shares, any shares issued would further dilute the percentage ownership held by the public shareholders. All of such shares may be issued without any action or approval by shareholders.


     In addition to the above referenced shares of common stock which may be issued without shareholder approval, following the merger, FNHI will have 1,000,000 shares of authorized preferred stock, of which no shares are expected to be outstanding. Prior to the distributions of any amounts to the holders of common stock, whether as dividends or on liquidation, the holders of outstanding preferred stock must have received their cumulative dividend or liquidation preference, as appropriate. While we have no present plans to issue any shares of preferred stock, the board of directors will have the authority, without shareholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock could have an adverse effect on the holders of common stock.

     The ability of the board of directors to fix the terms of and issue shares of preferred stock without shareholder approval, and other anti-takeover provisions in our certificate of incorporation and bylaws and available under Delaware law, could (1) result in FNHI being less attractive to a potential acquiror and (2) result in shareholders receiving less for their shares than otherwise might be available in the event of a take over attempt.

The market price of our shares may experience price and volume fluctuations

     Broad market fluctuations may adversely affect the market price of our common stock. The stock market has, from time to time, experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile, including fluctuations that are often unrelated to the operating performance of the affected companies.

     The market price of our common stock could be subject to significant fluctuations due to a variety of factors, including:

     * public announcements concerning us or our competitors, or the Internet industry;
     *    fluctuations in operating results;
     *    introductions of new products or services by us or our competitors;
     *    changes in analysts' earnings estimates; and
     *    announcements of technological innovations.

     In the past, companies that have experienced volatility in the market price of their stock, including IDM, have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources and have a material adverse effect on our business, results of operation and financial condition.

Future sales of shares of our common stock may negatively affect our stock price

     If our stockholders sell substantial amounts of our common stock, including shares issuable upon the exercise of outstanding options and warrants in the public market, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Persons who may be deemed to be affiliates of either IDM or Fusion Networks include individuals or entities that control, are controlled by, or are under common control of either IDM or Fusion Networks and may include some of the officers, directors, or principal shareholders of IDM or Fusion Networks. Affiliates may not sell their shares of common stock acquired in connection with the merger except pursuant to:

     * an effective registration statement under the Securities Act covering the resale of those shares;
     *    an exemption under paragraph (d) of Rule 145 under the Securities Act;
          or
     *    another applicable exemption under the Securities Act.

We do not expect to pay dividends for the foreseeable future

     We have not declared or paid, and do not anticipate declaring or paying in the foreseeable future, any cash dividends on our Common Stock. Our ability to pay dividends is dependent upon, among other things, our future earnings, operating and financial condition, our capital requirements, general business conditions and other pertinent factors, and is subject to the discretion of our board of directors. Further, as noted above, no distributions may be made with respect to the common stock unless all cumulative dividends with respect to outstanding preferred stock, if any, have been paid. Accordingly, there is no assurance that any dividends will ever be paid on our common stock.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth unaudited data concerning the net loss, dividends and book value per share for IDM and Fusion Networks on a historical basis and on a pro forma basis after giving effect to the merger:

IDM Common Stock:                        Year ended      Nine Months ended
                                    December 31, 1998    September 30, 1999

  Net loss per share:
      Historical....................   $(13.31)            $(2.07)
      Pro forma consolidated........   $ (0.75)            $(0.22)
  Book value per share at end of period:
      Historical......................................       $0.67
      Pro forma consolidated..........................       $1.15

Fusion Networks Common Stock:              Period from July 1, 1999 (Inception)
                                                  to September 30, 1999
  Net loss per share:
      Historical................................     $(0.01)
      Pro forma consolidated....................     $(0.22)
  Book value per share at end of period:
      Historical................................       $0.11
      Pro forma consolidated....................       $1.15

     Shares used in computing the net loss per share data have been derived from each company's historical weighted average shares outstanding for the historical data and adjusted to give effect to the ratio of the shares issuable to each company's stockholders as of the merger for the pro forma consolidated data. Book value data was derived from each company's historical book value at the end of the period and applied to the ratio of the shares issuable to each company's stockholders at the merger date for the historical data and adjusted to reflect the effect of the merger and the completion of the private placement offering by Fusion Networks for the pro forma consolidated data.

                            MARKET PRICE INFORMATION

IDM Market Price Data

     IDM's common stock has traded on the Nasdaq SmallCap Market under the symbol "IDMC" since May 11, 1999. Prior to that date IDM's common stock traded on the Nasdaq National Market under the same symbol. The following table sets forth the high and low sales price as reported by the Nasdaq SmallCap Market and the Nasdaq National Market for the IDM common stock for the periods indicated. All prices are adjusted to reflect a 1- for-10 reverse stock split effective April 16, 1999.

                                           High        Low
                                          ------      ------

Calendar Year 1999

      Fourth Quarter................     $ 7.63      $ 4.81
      Third Quarter.................       6.38        1.00
      Second Quarter................       3.13        1.00
      First Quarter.................       5.63        2.50

Calendar Year 1998

      Fourth Quarter................       9.22        3.44
      Third Quarter.................      27.19        5.00
      Second Quarter................      40.00       25.63
      First Quarter.................      75.63       36.25

Fusion Networks Market Price Data

      There is no trading market in the common stock of Fusion Networks.

     At the date of the merger agreement, Fusion Networks had 8 shareholders. As of January 15, 2000, Fusion Networks had 75 shareholders.

Recent Closing Prices

     On August 18, 1999, the last trading day before announcement of the signing of the merger agreement, the closing price per share of IDM common stock on the Nasdaq SmallCap Market was $4.719. On August 11, 1999, five business days before announcement of the signing of the merger agreement, the closing price per share
of IDM common stock on the Nasdaq SmallCap Market was $3.438.  On [           ],
2000, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the closing prices per share of IDM common stock on the
Nasdaq SmallCap Market was $[   ].

     Because the market price of IDM common stock, and following the merger the FNHI common stock is subject to fluctuation, the market value of the shares of FNHI common stock that holders of Fusion Networks common stock will receive in the merger may increase or decrease prior to and following the merger. We urge shareholders to obtain current market quotations for IDM common stock. No assurance can be given as to the future prices or markets for IDM common stock or FNHI common stock.

                             THE IDM SPECIAL MEETING

General

     We are furnishing this joint proxy statement/prospectus to holders of IDM Environmental Corp. common stock in connection with the solicitation of proxies by the IDM board of directors for use at the special meeting of stockholders of IDM to be held on [ ], 2000, and any adjournment or postponement thereof.

     This joint  proxy  statement/prospectus  is first  being  furnished  to IDM
stockholders on or about [           ], 2000.

Date, Time and Place

     The special meeting will be held on [          ], 2000 at [   ] a.m., local
time, at [                         ].

Matters to be Considered at the Special Meeting

     At the special meeting and any adjournment or postponement of the special meeting, IDM stockholders will be asked:

     (1) to consider and vote upon the approval of the merger of IDM with a wholly-owned subsidiary of FNHI for the purpose of creating a holding company structure in which IDM is a wholly-owned subsidiary of FNHI;

     (2) to consider and vote upon approval of the terms of the merger agreement whereby Fusion Networks will be become a wholly-owned subsidiary of FNHI and the issuance of FNHI common stock as contemplated by the merger agreement;

     (3) to authorize an amendment to the IDM Environmental Corp. 1998 Comprehensive Stock Option and Award Plan to (a) increase the number of shares of common stock reserved for issuance under 1998 Stock Option Plan by an additional 1,600,000 shares, and (b) fix a maximum of 400,000 shares which may be subject to awards granted under the 1998 Stock Option Plan to any individual in any calendar year; and

     (4) to transact such other business as may properly come before the special meeting.

Record Date

     IDM's board has fixed the close of business on [           ],  2000 as the
record date for determination of IDM stockholders entitled to notice of and to vote at the special meeting.

Voting of Proxies

     We request that IDM stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to IDM. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies that IDM receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve each of the matters submitted to IDM shareholders for approval, including the holding company reorganization and the terms of the merger agreement. IDM's board does not currently intend to bring any other business before the special meeting and, so far as IDM's board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment.

     Stockholders may revoke their proxies at any time prior to its use

     (1) by delivering to the Secretary of IDM a signed notice of revocation or a later-dated, signed proxy; or

     (2)  by attending the special meeting and voting in person.

     Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Votes Required

     As  of  the  close  of  business  on  [            ],   2000,  there  were
[           ]  shares of IDM common stock outstanding and entitled to vote. The holders of a majority of the shares of IDM common stock entitled to vote and that are present or represented by proxy at the IDM meeting must approve each of the proposals submitted for consideration by the IDM stockholders, including the holding company reorganization, the terms of the merger agreement and the plan amendment proposal. IDM stockholders have one vote per share of IDM common stock owned on the record date. Approval of each of the proposals submitted to the IDM stockholders is conditional on approval of the other proposals.

     As of [         ],  2000, directors and executive officers of IDM and their
affiliates beneficially owned an aggregate of [           ] shares of IDM common
stock (exclusive of any shares issuable upon the exercise of options) or approximately [ ]% of the shares of IDM common stock outstanding on such date. The directors and executive officers of IDM have indicated their intention to vote their shares of IDM common stock in favor of each of the proposals
submitted  for  approval by the IDM  stockholders.  As of [            ],  2000,
directors and executive officers of Fusion Networks owned no shares of IDM common stock.

Quorum; Abstentions and Broker Non-Votes

     The required quorum for the transaction of business at the special meeting is holders, present or by proxy, of a majority of the shares of IDM common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this joint proxy statement/prospectus without the owners' specific instructions. Accordingly, IDM stockholders are urged to return the enclosed proxy card marked to indicate their vote. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the votes on any of the matters submitted for approval by the IDM stockholders.

Solicitation of Proxies and Expenses

     IDM and Fusion Networks will each bear its own expenses in connection with the solicitation of proxies for its special meeting of shareholders, including printing and filing costs and expenses incurred in connection with the registration statement and this joint proxy statement/prospectus.

     In addition to solicitation by mail, the directors, officers and employees of IDM may solicit proxies from their respective shareholders by telephone, facsimile or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Board Recommendation

     The IDM board has determined that the holding company reorganization, the merger agreement and each of the transactions proposed in connection therewith are advisable and fair to, and in the best interests of, IDM and its stockholders. Accordingly, the board unanimously has approved the merger agreement and unanimously recommends that stockholders vote FOR approval of the terms of the holding company reorganization, the merger agreement and each of the other proposals submitted hereby to the IDM stockholders. Members of IDM's board have additional interests in making the recommendation and in voting to approve the merger. See "The Merger - Interests of Certain Persons in the Merger."

     The matters to be considered at the special meeting are of great importance to IDM stockholders. Accordingly, IDM stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

     IDM stockholders should not send any stock certificates with their proxy cards.

                       THE FUSION NETWORKS SPECIAL MEETING

General

     We are furnishing this joint proxy statement/prospectus to holders of Fusion Networks, Inc. common stock in connection with the solicitation of proxies by the Fusion Networks board of directors for use at the special meeting
of  shareholders  of Fusion  Networks to be held on [          ],  2000, and any
adjournment or postponement thereof.

     This  joint  proxy   statement/prospectus   is  first  being  furnished  to
shareholders of Fusion Networks on or about [          ], 2000. This joint proxy
statement/prospectus is also furnished to Fusion Networks shareholders as a prospectus in connection with the issuance by Fusion Networks Holdings of shares of common stock as contemplated by the merger agreement.

Date, Time and Place

     The  special  meeting  will be held on [         ], 2000 at [       ] a.m.,
local time, at [                     ].

Matters to be Considered at the Special Meeting

     At the Fusion Networks special meeting and any adjournment or postponement of the special meeting, Fusion Networks shareholders will be asked:

     (1) to consider and vote upon the adoption of the merger agreement and related transactions in the merger agreement; and

     (2) to transact such other business as may properly come before the special meeting.

Record Date

     Fusion Network's board has fixed the close of business on [       ],  2000
as the record date for determination of Fusion Networks shareholders entitled to notice of and to vote at the special meeting.

Voting of Proxies

     We request that shareholders of Fusion Networks complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Fusion Networks. Brokers holding shares in "street name" may vote the shares only if the shareholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies that Fusion Networks receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the merger. Fusion Networks' board does not currently intend to bring any other business before the special meeting and, so far as Fusion Networks' board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment.

      Shareholders may revoke their proxies at any time prior to its use

     (1) by delivering to the Secretary of Fusion Networks a signed notice of revocation or a later-dated, signed proxy; or

     (2) by attending the special meeting and voting in person.

     Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Votes Required

     As of the close of business on [         ], 2000, there were [            ]
shares of Fusion Networks common stock outstanding and entitled to vote. Pursuant to the terms of the merger agreement, the holders of a majority of the outstanding shares of Fusion Networks common stock entitled to vote thereon must approve the merger agreement and the merger. Fusion Networks shareholders have one vote per share of Fusion Networks common stock owned on the record date.

     As of [           ],  2000,  directors  and  executive  officers of Fusion
Networks and their  affiliates  beneficially  owned an aggregate of [         ]
shares of Fusion Networks common stock (exclusive of any shares issuable upon the exercise of options) or approximately [ ]% of the shares of Fusion Networks common stock outstanding on such date. The directors and executive officers of Fusion Networks have indicated their intention to vote their shares of Fusion Networks common stock in favor of the merger agreement. As of
[            ], 2000, directors and executive officers of IDM owned no shares of
Fusion Networks common stock.

Quorum; Abstentions and Broker Non-Votes

     The required quorum for the transaction of business at the special meeting is holders, present or by proxy, of a majority of the shares of Fusion Networks common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the merger agreement and the consummation of the merger requires the affirmative vote of a majority of the outstanding shares of Fusion Networks common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement and the consummation of the merger. In addition, the failure of a Fusion Networks shareholder to return a proxy or vote in person will have the effect of a vote against the approval of the merger agreement and the merger. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this joint proxy statement/prospectus without the owners' specific instructions. Accordingly, Fusion Networks shareholders are urged to return the enclosed proxy card marked to indicate their vote.

Solicitation of Proxies and Expenses

     IDM and Fusion Networks will each bear its own expenses in connection with the solicitation of proxies for its special meeting of shareholders, including printing and filing costs and expenses incurred in connection with the registration statement and this joint proxy statement/prospectus.

     In addition to solicitation by mail, the directors, officers and employees of Fusion Networks may solicit proxies from their respective shareholders by telephone, facsimile or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Board Recommendations

     The Fusion Networks board has determined that the merger agreement and the merger are advisable and in the best interests of Fusion Networks and its shareholders. Accordingly, the board unanimously has approved the merger agreement and unanimously recommends that shareholders vote FOR approval of the merger agreement and the merger. Members of Fusion Networks' board have additional interests in making the recommendation and in voting to approve the merger. See "The Merger - Interests of Certain Persons in the Merger."

     The matters to be considered at the special meeting are of great importance to the shareholders of Fusion Networks. Accordingly, Fusion Networks shareholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

     Fusion Networks' shareholders should not send any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of Fusion Networks common stock certificates will be mailed to Fusion Networks shareholders promptly after completion of the merger. For more information regarding the procedures for exchanging Fusion Networks stock certificates for FNHI stock certificates, see "The Merger Agreement and Related Agreements--Exchange of Stock Certificates."

                                   THE MERGER

     This section of the joint proxy statement/prospectus describes material aspects of the proposed merger, including the holding company reorganization and merger agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to IDM stockholders and Fusion Networks shareholders. Shareholders should read the entire merger agreement and the other documents we refer to carefully and in their entirety for a more complete understanding of the merger.

     The following discussion of the background of the merger and the parties' reasons for the merger and the potential benefits that could result from the merger contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements. The actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors."

Background of the Merger

     In early July 1999, Joseph Salvani, a financial consultant to IDM, approached IDM's senior management regarding the possibility of IDM making a strategic acquisition of an Internet company. Mr. Salvani indicated that he was aware of Fusion Networks through discussions with investors in Fusion Networks and that he believed Fusion Networks would be interested in pursuing a combination with a publicly held company. Frank Falco and Joel Freedman, the Chairman and Chief Executive Officer of IDM, indicated that management of IDM would be willing to evaluate and present any reasonable acquisition opportunities to the board for consideration.

     On July 13, 1999, Mr. Freedman of IDM and Mr. Salvani met with Hernando Bahamon, President of Fusion Networks, along with financial advisers of Fusion Networks to discuss a proposal to acquire Fusion Networks. Fusion Networks indicated that they would be willing to consider a combination with IDM if the dilution to Fusion Networks shareholders did not exceed 11%. IDM, in turn, indicated that the 11% interest would be acceptible provided that its board received an opinion indicating the fairness of the transaction. In those discussions, Mr. Bahamon, acting on behalf of Fusion Networks, and Mr. Falco and Mr. Freedman, acting on behalf of IDM, agreed to a basic structure by which IDM would acquire Fusion Networks in exchange for stock to be issued to the Fusion Networks stockholders representing approximately 90% control following the transaction and subject to board approval, review by legal counsel and receipt of a fairness opinion by IDM, among other conditions.

     Over the following days, Oscar Folger, counsel to Fusion Networks, and Michael Sanders of Vanderkam & Sanders, counsel to IDM, conducted a series of telephone conversations regarding the proposed transaction. On the advice of Mr. Folger, Fusion Networks indicated that it would not be interested in pursuing the acquisition unless IDM could be restructured into a holding company structure thereby insulating the operations of IDM and Fusion Networks from each other. Based on the advice of counsel to Fusion Networks and the financial advisers, IDM and Fusion Networks agreed to a more detailed structure by which IDM would reorganize into a holding company structure immediately, if permitted under New Jersey law, and cause the newly formed holding company to enter into an acquisition agreement under which the holding company would issue approximately 20% of its common stock plus shares of preferred stock convertible into approximately 70% of the common stock of the holding company in exchange for 100% of the stock of Fusion Networks. That agreement in principle was subject to review by legal counsel for IDM, receipt of a fairness opinion by IDM and board approval of IDM, among other conditions.

     On July 18, 1999, the board of directors of IDM held a special meeting to consider the proposed acquisition of Fusion Networks. At that meeting, the board of directors determined that pursuing the acquisition of Fusion Networks was in the best interests of IDM and its shareholders and approved the general concept of the acquisition and authorized management to execute a letter of intent to pursue the acquisition subject to further board action regarding the final terms of the transaction and receipt of appropriate legal guidance and fairness opinions, among other conditions.

     On July 22, 1999, the board of directors of Fusion Networks approved the terms of the proposed merger of Fusion Networks with a subsidiary of a holding company to be formed by IDM.

     On July 23, 1999, IDM and Fusion Networks signed a letter of intent pursuant to which IDM agreed in principle to issue to the shareholders of Fusion Networks, in exchange for all of the outstanding stock of Fusion Networks, 625,000 shares of common stock and shares of non-voting preferred stock convertible into 26,000,000 shares of common stock of IDM. The letter of intent was subject to usual conditions, including satisfactory completion of due diligence and execution of definitive documentation.

     Prior to its discussion with Fusion Networks, IDM did not consider or have discussions with any other potential business combination candidates since January 1999. Following the commencement of discussions with Fusion Networks, IDM and its representatives did not meet with or consider other Internet companies.

     On July 23, 1999, IDM retained Chartered Capital Advisers, Inc. to evaluate the terms of the proposed acquisition and render an opinion as to the fairness of the terms of the transaction to IDM and its shareholders.

     In late July and early August, 1999, Mr. Sanders and Mr. Folger spoke by phone repeatedly regarding the structure of the proposed acquisition and documentation. Mr. Sanders and Mr. Folger agreed that New Jersey counsel should be retained to evaluate the ability of IDM to carry out a restructuring to form a holding company structure without shareholder approval.

     On August 10, 1999, Mr. Falco, Mr. Freedman, two officers and two directors of IDM attended a presentation of Fusion Networks to review their business plan and view a demonstration of their technology. At that meeting, IDM's representatives received copies of Fusion Networks' business plan and internal projections of operating results through 2002. Members of IDM's board and management were also provided with technical evaluations of Fusion Networks' business and technology prepared for then existing investors in Fusion Networks.

     On  August  11,  1999,   Chartered  Capital  Advisers,   Inc.  delivered  a
preliminary draft of its proposed fairness opinion for review by management and counsel of IDM.

     On August 11, 1999, the board of directors of IDM and Mr. Sanders participated in a conference call along with an unpaid Internet consultant who had been requested to review the Fusion Networks business plan and technology. During the conference call, the outside directors and Mr. Sanders heard a presentation and evaluation from the Internet consultant and participated in an extended question and answer session. The conference was to be part of a special board meeting to consider revisions to certain details of the acquisition. The board meeting was cancelled and rescheduled for the following morning.

     On August 12, 1999, the board of directors of IDM held a special meeting by telephone and discussed the status of and modifications to the terms of the transaction as well as the content of the draft fairness opinion. The board approved the terms of the acquisition as set forth in the Agreement and Plan of Merger provided to them.

     On August 13, 1999 IDM retained Friedman Siegelbaum LLP as counsel to render appropriate tax opinions in connection with the proposed acquisition and to research and advise IDM regarding the ability to restructure into a holding company structure without seeking shareholder approval.

     While Friedman Siegelbaum was researching the holding company issue, Mr. Sanders drafted an Agreement and Plan of Merger and Certificate of Designation reflecting the structure agreed to and assuming the prior completion of the holding company restructuring. Mr. Folger and Mr. Sanders made a series of revisions to the proposed documents.

     On August 17, 1999, Friedman Siegelbaum advised Mr. Sanders and IDM that its preliminary research indicated that the holding company restructuring could not be carried out without first obtaining shareholder approval. Mr. Sanders, Mr. Falco, Mr. Freedman and Mr. Salvani then spoke by phone regarding alternative structures to preserve the transaction. Mr. Folger was conferenced into the conversation and informed of the opinion of New Jersey counsel and the suggestion of IDM's management and counsel that the holding company restructuring be deferred until shareholder approval could be obtained simultaneous with a shareholder vote on the acquisition. Mr. Folger indicated that he would speak with management of Fusion Networks and would contact Mr. Sanders to advise of their position.

     Later on August 17, 1999, Mr. Folger contacted management of Fusion Networks by phone and discussed the holding company issue and the possibility of closing the holding company restructuring and acquisition simultaneously following a shareholder vote. Management of Fusion Networks informed Mr. Folger that it would move forward with the transaction on the basis discussed with a single closing following shareholder approval. Mr. Folger then advised Mr. Sanders by phone that the transaction could proceed as discussed and that the documents would need to be revised to reflect the formation of the holding company and consummation of the acquisition following shareholder approval with the consideration to be given to Fusion Network shareholders to be entirely in common stock of the holding company. Mr. Sanders then advised Mr. Falco and Mr. Freedman of the conversation with Mr. Folger and began revisions to the merger documents to reflect the same.

     On August 18, 1999, the board of directors of IDM held a special meeting to review the revised terms and structure of the acquisition and to approve the revised Agreement and Plan of Merger and the Plan of Reorganization and Merger relating to formation of a holding company. After extensive discussions of the advantages and potential risks of the proposed acquisition as described herein under "Reasons for the Merger; Recommendation of the Board of Directors," the board unanimously approved the acquisition on the terms presented and authorized management to execute the appropriate documents.

     The merger agreement and related transaction documents were executed by the parties on August 18, 1999. IDM announced the signing of the definitive agreements on the morning of August 19, 1999.

Reasons for the Merger; Recommendations of the Boards of Directors

     -- IDM Environmental Corp.

     The decision by IDM's board to approve the merger was based on several potential benefits of the merger that it believes will contribute to the success of the combined company and maximization of shareholder value. These potential benefits include:

     . the ability to participate in an attractive early stage Internet business model;

     . the ability to diversify IDM's operations;

     . the ability to support a substantially higher market valuation based on potential Internet revenue streams; and

     . the ability to attract capital.

     IDM's board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

     . historical information concerning IDM's and Fusion Networks' respective businesses, financial performance and condition, operations, technology and management;

     . IDM management's view of the financial condition, results of operations and businesses of IDM and Fusion Networks before and after giving effect to the merger and the IDM board's determination of the merger's effect on shareholder value;

     . current financial market conditions and historical market prices, volatility and trading information;

     . the consideration Fusion Networks' shareholders will receive in the merger in light of comparable merger transactions;

     . the belief that the terms of the merger agreement are reasonable;

     . the impact of the merger on IDM's customers and employees;

     . results of the due diligence investigation conducted by IDM's management, accountants, financial advisors and counsel; and

     . discussions with Chartered Capital Advisers, Inc. regarding the financial terms of the merger, and Chartered Financial Advisers' opinion described below, to the effect that, subject to the qualifications and limitations set forth in Chartered Financial Advisers' written opinion, the merger was fair to IDM and its shareholders from a financial point of view as of the date of the opinion.

     The IDM board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

     . the risk that the potential benefits of the merger may not be realized;

     . the level of dilution to be experienced by IDM shareholders;

     . the possibility that the merger may not be consummated, even if approved by IDM's and Fusion Networks' shareholders;

     . the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company; and

     . other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

     IDM's board concluded, however, that, on balance, the merger's potential benefits to IDM and its stockholders outweighed the associated risks. The discussion of the information and factors considered by IDM's board reflects all material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the merger, IDM's board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

     In reaching its determination, IDM's board of directors also considered and evaluated, among other things, (i) the results and scope of the due diligence review conducted by members of the management of, and financial advisors to, IDM with respect to the business and operations of Fusion Networks, (ii) information with respect to recent and historical trading prices of IDM common stock and of Internet stocks generally, (iii) information concerning the results of operations, performance, financial condition and prospects of IDM and the financial condition and prospects of Fusion Networks on a company-by-company basis and on a combined basis, (iv) the terms of the merger agreement and the other agreements contemplated thereby, (v) the structure of the merger and (vi) the tax consequences of the merger.

     -- Fusion Networks, Inc.

     The decision by Fusion Networks board to approve the merger was based on a number of factors, including the following material factors, each of which the board viewed as indicating the potential benefits of the merger:

     . the number and quality of potential merger partners contacted;

     . the ability of Fusion Networks shareholders to participate in the future prospects of Fusion Networks and IDM following the merger, and its belief that such prospects would be substantially enhanced by the merger, which would create a larger, better capitalized and diversified company;

     . the combined company should have better access to the capital markets than Fusion Networks as a stand-alone privately held entity; and

     . the level of ownership of the Fusion Networks shareholders in the combined company.

     The Fusion Networks board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

     . the significant costs involved in connection with consummating the merger and the substantial management time and effort required to effectuate the merger;

     . Fusion Networks shareholders will not maintain their current percentage ownership of Fusion Networks in the combined company;

     . because the exchange ratio of FNHI common stock for Fusion Networks common stock is fixed, the common stock that Fusion Networks shareholders will receive in the merger may have a lesser value than the value contemplated at the time the merger agreement was signed because of a decrease in the market price of IDM or Fusion Networks common stock;

     . the risk that the merger might not be completed based upon the failure to satisfy certain covenants or closing conditions; and

     . the risk that the anticipated benefits of the merger might not be fully realized.

     Fusion Networks' board concluded, however, that, on balance, the merger's potential benefits to Fusion Networks and its shareholders outweighed the associated risks. The discussion of the information and factors considered by Fusion Networks' board reflects all material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the merger, Fusion Networks' board did not find it practicable to, and did not qualify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

     In reaching its determination, Fusion Networks' board of directors also considered and evaluated, among other things, (i) the results and scope of the due diligence review conducted by members of the management of Fusion Networks and its legal counsel and financial advisers with respect to the business and operations of IDM, (ii) information with respect to recent and historical trading prices and trading multiples of IDM common stock and of Internet stocks generally, (iii) information concerning the results of operations, performance, financial condition and prospects of IDM and the financial condition and prospects of Fusion Networks on a company-by-company basis and on a combined basis, (iv) the terms of the merger agreement and the other agreements contemplated thereby, (v) the structure of the merger and (vi) the tax consequences of the merger.

Opinion of Financial Advisor to IDM

     Pursuant to an engagement letter dated July 23, 1999, IDM engaged Chartered Capital Advisers, Inc. to render an opinion as to the fairness of the merger, from a financial point of view, to the stockholders of IDM.

     On August 18, 1999, Chartered Capital Advisers delivered to the IDM board its written opinion that, as of August 18, 1999 and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the merger was fair from a financial point of view to the stockholders of IDM. No limitations were imposed by the IDM board on Chartered Capital Advisers with respect to the investigations made or procedures followed by it in furnishing its opinion. The terms of the merger were determined through negotiations between the respective managements of IDM and Fusion Networks without the assistance of, or input from, Chartered Capital Advisers.

     The full text of the Chartered Capital Advisers opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix G and is incorporated in this proxy statement/prospectus by reference. We urge IDM stockholders to read the Chartered Capital Advisers opinion in its entirety. The Chartered Capital Advisers opinion was prepared for the benefit and use of the IDM board in its consideration of the merger and does not constitute a recommendation to stockholders of IDM as to how they should vote upon, or take any other action with respect to, the merger.

     The Chartered Capital Advisers opinion does not address:

     . the relative merits of the merger and the other business strategies that the IDM board has considered or may be considering; or

     . the underlying business decision of the IDM board to proceed with the merger.

     The summary of the Chartered Capital Advisers opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Chartered Capital Advisers opinion.

     In connection with the preparation of the Chartered Capital Advisers opinion, Chartered Capital Advisers, among other things:

     . reviewed the merger agreement;

     . analyzed a business plan and financial projections prepared by Fusion Networks;

     . interviewed an Internet consultant utilized by IDM to evaluate Fusion Networks;

     . analyzed information with respect to IDM, including unaudited financial statements as of and for the six months ended June 30, 1999, audited financial statements as of and for the five years ended December 31, 1998, a business plan that was prepared during 1999, press releases, marketing information, and various internal management documents;

     . reviewed various documents filed by IDM with the Securities and Exchange Commission, including but not limited to the Forms 10-K for the three years ended December 31, 1998, the Form 10-Q for the two quarters ended June 30, 1999, the amended Form 8-K filed as of June 21, 1999, and the Schedule 14A filed as of April 30, 1999;

     . interviewed the management of Fusion Networks and their advisors and held discussions regarding the past, current, and planned operations, financial condition, and business prospects of Fusion Networks;

     . visited the facilities of IDM and held discussions with certain members of its management and its advisors concerning the past, current, and planned operations, financial condition, and business prospects of IDM;

     . analyzed historical stock prices of IDM;

     . discussed with the legal advisors of IDM the results of their due diligence;

     . considered  relevant data of IDM and Fusion  Networks,  and compared that
data  with   applicable   data  for  publicly  held  companies  with  investment
characteristics relevant to IDM and Fusion Networks;

     . considered  relevant data of IDM and Fusion  Networks,  and compared that
data  with  applicable  data  for  certain   business   combinations  and  other
transactions that have recently been effectuated;

     . considered relevant data of Fusion Networks, and compared that data with applicable data for certain venture capital transactions that have recently been effectuated;

     . considered the prospective financial performance of IDM and Fusion Networks;

     . considered the financial condition, historical losses, and strategic and financing alternatives of IDM;

     . considered the potential impact of the merger upon the future stock price of the FNHI;

     . considered the relative values of IDM and Fusion Networks;

     . considered U.S. securities laws limitations that would, for the twelve months following the merger, limit dispositions in the secondary market of FNHI common stock by the principal IDM shareholders;

     . considered U.S. securities laws limitations that would, for the twelve months following the merger, prohibit dispositions in the secondary market of FNHI common stock by Fusion Networks shareholders; and

     . considered such other information, financial studies, and analyses as deemed relevant, and performed such analyses, studies, and investigations as deemed appropriate.

     In its review and analysis, and in arriving at its opinion, Chartered Capital Advisers assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the management of IDM and Fusion Networks) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Chartered Capital Advisers relied upon the assurances of management of IDM and Fusion Networks that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Chartered Capital Advisers did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of IDM or Fusion Networks, nor was Chartered Capital Advisers furnished with any such evaluation or appraisal. Chartered Capital Advisers also assumed that management of Fusion Networks would be able to complete its website and make it available to the public without significant service problems within the time frame and at costs that Fusion Networks management represented as being achievable.

     Projections of operating results of Fusion Networks. In connection with the merger negotiations and the analysis performed by Chartered Capital Advisers, Fusion Networks provided to both IDM and Chartered Capital Advisers internally developed projections of operating results of Fusion Networks through 2002. Those projections were prepared by Fusion Networks as of August 9, 1999 and reflect the following projected levels of site traffic, revenues and net income
(loss):

                                              Year Ended December 31,
                                        ------------------------------------
                                         1999     2000    2001       2002
                                        ------   ------  ------     ------

Projected user sessions (,000)......... 4,513   59,968   149,669    408,546
Projected revenues ($,000).............     0   15,292    45,649    165,461
Projected advertising revenues.........     0   15,292    45,649    165,461
Projected e-commerce revenues..........     0      906     2,262      6,174
Projected net income(loss) ($,000).....(1,364) (20,849)  (13,461)    33,940

     In preparing the projected consolidated income statements, Fusion Networks inadvertently omitted from its total projected revenues and net income projected e-commerce revenues. Were e-commerce revenues to be included, the total projected revenues would have been $0 for 1999, $16,198,000 for 2000, $47,911,000 for 2001 and $171,635,000 for 2002.

     The actual results achieved by Fusion Networks may vary from projected results and the variations may be material.

     With respect to the financial forecasts and projections (and the assumptions and bases therefor) for Fusion Networks that Chartered Capital Advisers reviewed, upon the advice of the management of Fusion Networks, Chartered Capital Advisers assumed that such forecasts and projections:

     . had been reasonably prepared in good faith on the basis of reasonable assumptions;

     . reflected the best available estimates and judgments as to the future financial condition and performance of Fusion Networks and

 . will be realized in the amounts and in the time periods estimated.

In addition, Chartered Capital Advisers assumed that:

 . the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof; and

 . the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended.

Chartered Capital Advisers noted certain risks pertaining to Fusion Networks, including:

     . a limited operating history;

     . its web site was not yet operational;

     . dependence upon key members of management;

     . need to expand the management team, recruit employees, and commence operations in several locations;

     . risk of technological problems that could impede the ability of its web site to operate at an effective level;

     . risk of technological obsolescence;

     . need to develop mutually beneficial relationships with advertisers, content providers, and strategic partners;

     . reliance on telecommunications systems in diverse markets whose quality and consistency varies;

     . need to gain visibility among Internet users in diverse markets;

     . lack of historical revenues, and lack of any material projected revenues during the remainder of 1999;

     . competition from companies that are already generating revenues and which have significantly greater financial resources than the collective financial resources of Fusion Networks and IDM;

     . requirement for significant funding whose availability, terms, and cost cannot currently be assured; and

     . significant prospective dilution of current IDM shareholders' aggregate position in FNHI due to the need to fund the prospective growth of Fusion Networks.

     Chartered Capital Advisers noted that, notwithstanding those risks, the management of IDM and Fusion Networks and their advisors believe that Fusion Networks has the potential to realize significant capital appreciation on a near-term and long-term basis.

     Chartered Capital Advisers also noted certain risks pertaining to IDM, including:

     . continuing losses incurred by IDM since going public in 1994; and

     . lack of any immediate plans to raise additional capital in the event that prospective losses and/or capital requirements could cause IDM to require additional capital.

     Although developments following the date of the Chartered Capital Advisers opinion may affect the opinion, Chartered Capital Advisers assumed no obligation to update, revise or reaffirm its opinion. The Chartered Capital Advisers opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Chartered Capital Advisers as of, the date of the Chartered Capital Advisers opinion. It should be understood that subsequent developments may affect the conclusion expressed in the Chartered Capital Advisers opinion and that Chartered Capital Advisers disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The Chartered Capital Advisers opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the merger to the shareholders of IDM.

     In analyzing the terms of the proposed merger, the financial advisor considered the estimated value of the proposed consideration to be conveyed and received by the IDM shareholders. The consideration to be conveyed by the IDM shareholders consists of the issued and outstanding common stock of IDM. The median market capitalization of IDM common stock between January 4, 1999 and July 19, 1999, two weeks prior to the announcement of the proposed merger, was approximately $1.5 million. The proposed consideration to be received by the IDM shareholders would consist of approximately 88.9% of the post-merger entity. The principal methods used by the financial advisor to evaluate the consideration received from Fusion Networks are described below.

     Comparable company market capitalization. The financial advisor identified four publicly held companies whose market capitalization provided a relevant basis for estimating the value of Fusion Networks in connection with the proposed Merger. The companies identified were: Global Data Tel, Inc.; IFX Corporation; quepasa.com, inc.; and StarMedia, Inc. All but StarMedia had market capitalizations ranging from $125 million to $195 million as of August 17, 1999; the market capitalization of StarMedia was approximately $2.8 billion as of that date. The financial advisor used the market capitalizations of the aforementioned companies, discounted those amounts to take into consideration the earlier stage of development of Fusion Networks in relation to these companies, as well as the potential impact of future ownership dilution. This analysis resulted in a range of value of $19 million to $87 million.

     Comparable company capitalization multiples. The financial advisor developed a range of value based on multiples of projected revenues and projected earnings to provide a relevant basis for estimating the value of Fusion Networks in connection with the proposed merger. Capitalization multiples of projected revenues and earnings were developed for four publicly traded companies whose Latin American Internet activities constituted all or a major portion of their value. Those companies were selected as being relevant for estimating value for Fusion Networks from a universe consisting of more than 200 companies analyzed in the Internet sector. The capitalization multiples reflected the market capitalization of each company at August 17, 1999 as a multiple of projected revenues for the years 2000, 2001, and 2002, and market capitalization as a multiple of projected earnings for the year 2002. The capitalization multiples were based on publicly available revenue and earnings projections developed by analysts employed by leading securities firms. In each case, quepasa.com had the lowest multiple: 12.2 times projected revenues in the year 2000, 4.3 times projected revenues in the year 2001, 2.4 times projected revenues in the year 2002, and 7.4 times projected pretax income in the year 2002. The financial advisor applied these multiples, using a range of 25%, to adjusted revenues and earnings projections for Fusion Networks. The adjusted projections reflected revenues that were 10% and 25% of the amounts projected by Fusion Networks management for the years 2000 through 2002, and 2% and 5% of the pretax income projected by Fusion Networks management for the year 2002. These alternative values were weighted, and resulted in a range of value of $34 million to $127 million.

     Discounted cash flow analysis. The financial advisor applied discounted cash flow analysis to provide a relevant basis for estimating the value of Fusion Networks in connection with the proposed merger. The projections used were the same that were used in the comparable company analysis described in the preceding paragraph. The revenue capitalization and earnings capitalization multiples were based on multiples of 146 publicly traded Internet companies that were developed by the financial advisor as of July 31, 1999. Based on these a review of these multiples, the financial advisor developed revenue capitalization multiples of 9.3 and 12.4 for the year 2000, and reduced these multiples by 25% each year to take into consideration the declining multiple that would result from a company becoming larger and coming closer to realizing its potential value. Earnings capitalization multiples of 40.0 and 60.0 were applied to projected earnings. The alternative projected capitalized values were discounted to a present value at annual discount rates ranging from 45% to 60%, and weighted according to their relative significance, with heavier weights being applied to the earlier and smaller values. The resulting values ranged from $22 million to $59 million.

     Venture capital analysis. The financial advisor considered pricing of relevant development-stage companies to provide an alternative basis for estimating the value of Fusion Networks in connection with the proposed merger. Of the transactions analyzed, those deemed to be most relevant were the pre-IPO pricing of capital infusions into quepasa.com and StarMedia at the stage when these companies had little or no revenues. The relevant transactions occurred in 1997 and 1998. The resulting values were increased by 50% to take into consideration the more robust pricing environment for investments in Latin American Internet investments that has existed during 1999. This resulted in a range of value of $11 million to $57 million.

     The values resulting from the analyses described above are summarized below. In all but one instance, the portion of the pro forma combined value to be distributed to the IDM shareholders exceeds the median year-to-date market capitalization of IDM common stock through July 14, 1999.

                  SUMMARY OF VALUATION ANALYSES (Amounts $000)
                  --------------------------------------------

                              Range of Value       IDM         Combined Value     11.1% of Combined Value2
                                                  Value1

Valuation basis              Minimum    Maximum             Minimum     Maximum    Minimum      Maximum
------------------------    ---------  ---------           ---------   ---------  ---------    ---------
Comparable company market    $19,000    $87,000  $1,545     $20,545     $88,545    $2,281        $9,829
capitalization
Comparable company            34,000    127,000   1,545      35,545     128,545     3,946        14,269
capitalization analysis
Discounted cash flow          22,000     59,000   1,545      23,545      60,545     2,614         6,721
analysis
Venture capital analysis      11,000     57,000   1,545      12,545      58,545     1,393         6,499

---------------

1    IDM value reflects median market capitalization 1/4/99 through 7/14/99

2 11.1% is IDM shareholders' approximate share of post-merger company, based on common shares outstanding as of August 1, 1999


     The financial advisor also considered the potential value of IDM in the event of a sale to, or merger with, an alternative acquirer. In such instances, it is common for the shareholders of the target company to receive a premium over the pre-announcement price per share of the common stock of their company. The majority of acquisition premia are less than 40%. Historically, less than 10% of acquisitions result in premia at or above 100%. The majority of the valuation analyses shown above result in pro forma values allocatable to the IDM shareholders that are in excess of a 100% premium above the median year-to-date capitalized value of IDM common stock.

     While the foregoing summary describes analyses and factors that Chartered Capital Advisers deemed material in its presentation to the IDM board, it is not a comprehensive description of all analyses and factors considered by Chartered Capital Advisers. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Chartered Capital Advisers believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Chartered Capital Advisers opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Chartered Capital Advisers. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Chartered Capital Advisers are based on all analyses and factors taken as a whole and also on application of Chartered Capital Advisers' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Chartered Capital Advisers therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Chartered Capital Advisers considered general economic, market and financial conditions and other matters, many of which are beyond the control of IDM and Fusion Networks. The analyses performed by Chartered Capital Advisers are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of IDM common stock or FNHI common stock may be traded at any future time.

     The engagement letter between Chartered Capital Advisers and IDM provides that, for its services, Chartered Capital Advisers is entitled to receive a transaction fee equal to $25,000 payable $10,000 upon initial engagement, $10,000 upon issuance of a draft of the opinion and $5,000 upon issuance of the final opinion. IDM also agreed to reimburse Chartered Capital Advisers for certain of its out-of-pocket expenses and to indemnify and hold harmless Chartered Capital Advisers and its professionals against any and all losses, claims, actions or damages, including reimbursement for reasonable attorneys fees, arising from the engagement of Chartered Capital Advisers unless Chartered Capital Advisers is found to be guilty of fraud or willful and gross negligence. The terms of the fee arrangement with Chartered Capital Advisers, which IDM and Chartered Capital Advisers believe are customary in transactions of this nature, were negotiated at arm's length between IDM and Chartered Capital Advisers, and the IDM board was aware of such fee arrangements. Except for the services and fees described above, no relationship existed between IDM and Chartered Capital Advisors during the past two fiscal years and no compensation was paid to Chartered Capital Advisors by IDM nor is it expected that compensation will be paid to Chartered Capital Advisors in the future.

     Chartered Capital Advisers was retained based on its experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally

     Chartered Capital Advisers is a recognized financial adviser which regularly provides merger and acquisition, valuation, and corporate financial advisory services on behalf of corporate clients, investors, financial institutions, attorneys, accountants and participants in employee benefit plans.

Interests of Certain Persons in the Merger

     Upon consummation of the merger, it is anticipated that the directors and officers of Fusion Networks and their affiliates will beneficially own approximately 22.4% of the then outstanding shares of FNHI common stock, calculated on the basis set forth under the heading "Securities Ownership of Certain Beneficial Owners and Management."

     Under the merger agreement and the holding company reorganization, at the consummation of the merger, each stock option, warrant or derivative security of IDM which is outstanding and unexercised immediately prior to the effective time of the merger, will be assumed by FNHI and converted into a FNHI stock option, warrant or derivative security to purchase shares of Fusion Networks Holdings common stock in the same number and at the same exercise price as prior to the merger. Included in the terms of the merger agreement is a requirement that the shareholders of IDM approve a 1,600,000 share increase in the number of shares reserved for issuance under IDM's 1998 Stock Option Plan, which plan will be assumed by FNHI, of which 500,000 options each had been granted to Frank Falco and Joel Freedman, the principal officers of IDM. See "Description of FNHI Capital Stock" for a description of the outstanding IDM stock options, warrants and derivative securities and Fusion Networks stock options and warrants that will become FNHI stock options upon consummation of the merger.

     The merger agreement provides that Fusion Networks shall be entitled to designate three individuals to the FNHI board of directors and IDM shall be entitled to designate two individuals to be nominated and recommended for election as directors, as the designees of IDM, for a period of not less than five years, and each other director serving from the effective time of the merger until their successors shall be duly elected and qualified. See "The Merger - Operations Following the Merger."

     The merger agreement also provides that the FNHI and Fusion Networks will guarantee, for a period of three years, up to $50,000 of salary, each, payable under existing employment agreements of Frank Falco and Joel Freedman with IDM.

Material Federal Income Tax Considerations

     The opinion of Friedman Siegelbaum LLP, tax counsel to IDM, as to the material federal income tax considerations generally applicable to holders of IDM Common Stock who, pursuant to the holding company reorganization, exchange their IDM Common Stock solely for FNHI Common Stock, and the opinion of Silverstein and Mullens, P.L.L.C., tax counsel to Fusion Networks, as to the material federal income tax considerations generally applicable to holders of Fusion Networks Common Stock who, pursuant to the merger, exchange their Fusion Networks Common Stock solely for FNHI Common Stock, are set forth below. Consummation of the merger is conditioned upon the receipt by IDM of an opinion of Friedman Siegelbaum LLP, to the effect that, based upon customary assumptions and representations principally relating to the stock ownership and assets of FNHI and IDM and the continuation of the business of IDM, which representations will be made by FNHI and IDM (the "Tax Representations"), for federal income tax purposes, the holding company reorganization, in conjunction with the merger, will be treated as a tax-free reorganization within the meaning of Section 368 of the Code. In connection with the merger, Fusion Networks has obtained an opinion of Silverstein and Mullens, P.L.L.C., to the effect that, based upon the Tax Representations, for federal income tax purposes relating to Fusion Networks and its shareholders, the merger will be treated as a tax-free exchange within the meaning of Section 351 of the Code.

     The following discussion and opinions of Friedman Siegelbaum LLP and Silverstein and Mullens, P.L.L.C. are based upon the Tax Representations, current provisions of the Code, currently applicable Treasury regulations, and judicial and administrative decisions and rulings. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to the stockholders of IDM and Fusion Networks.

     The following discussion and opinions of Friedman Siegelbaum LLP and Silverstein and Mullens, P.L.L.C. do not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under the federal income tax law (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation). In addition, the discussion below and the opinions do not consider the effect of any applicable state, local or foreign tax laws.

     In the event that the opinion to be delivered by Friedman Siegelbaum LLP at closing is materially different from the opinions and tax treatment described below, IDM will resolicit its shareholders.

     Treatment  Of  Holders  Of  IDM  Common  Stock.  The  opinion  of  Friedman
Siegelbaum LLP is that the holding company reorganization will qualify as a tax-free reorganization under Section 368 of the Code and that a holder of IDM Common Stock who, pursuant to the holding company reorganization, exchanges IDM Common Stock for FNHI Common Stock, will not recognize gain or loss upon such exchange. Such holder's tax basis in the FNHI Common Stock received pursuant to the holding company reorganization will be equal to its tax basis in the IDM Common Stock surrendered, and its holding period for the FNHI Common Stock will include its holding period for the IDM Common Stock surrendered.

     Exercise of IDM Dissenters' Rights. The opinion of Friedman Siegelbaum LLP is that holders of IDM Common Stock who exercise their statutory dissenters' rights will recognize gain or loss equal to the difference between their tax basis in their IDM Common Stock and the amount of cash they receive in exchange therefor or ordinary income equal to the amount of cash received.

     Treatment Of Holders Of Fusion Networks Common Stock. The opinion of Silverstein and Mullens, P.L.L.C. is that the merger will qualify as a tax free exchange under Section 351 of the Code and that a holder of Fusion Networks Common Stock who, pursuant to the merger, exchanges Fusion Networks Common Stock for FNHI Common Stock will not recognize gain or loss upon such exchange. Such holder's tax basis in the FNHI Common Stock received pursuant to the merger will be equal to its tax basis in the Fusion Networks Common Stock surrendered, and its holding period for the FNHI Common Stock will include its holding period for the Fusion Networks Common Stock surrendered.

     Exercise of Fusion Networks Dissenters' Rights. The opinion of Silverstein and Mullens, P.L.L.C. is that Fusion Networks shareholders (other than those who own, or by operation of family or entity attribution are deemed to own, stock in FNHI such that their actual or constructive ownership of FNHI stock does not represent at least a meaningful reduction in the percentage ownership interest in FNHI that they would have owned had they participated in the merger) who exercise their statutory dissenters' rights will recognize gain or loss equal to the difference between their tax basis in their Fusion Networks Common Stock and the amount of cash they receive in exchange therefor.

Anticipated Accounting Treatment

     The holding company reorganization and merger are expected to be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Fusion Networks will be deemed the acquiror for accounting and financial reporting purposes. Accordingly, future historical financial statements of the combined entity, assuming consummation of the transactions contemplated hereby, will be those of Fusion Networks prior to the merger and include IDM only from the date of the merger. For purposes of preparing future consolidated financial statements, a new accounting basis will be established for IDM's respective tangible and intangible assets and liabilities based upon their respective estimated fair values and the aggregate purchase price, including the costs of the transaction. A final determination of required purchase accounting adjustments and the fair value of IDM's assets and liabilities has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial statements appearing elsewhere in this Joint Proxy Statement/Prospectus are preliminary and have been made solely for purposes of developing such pro forma financial information to comply with disclosure requirements of the Securities and Exchange Commission. See "Summary Unaudited Pro Forma Combined Consolidated Financial Data."

Dissenters' Rights

     IDM Common Stock. Under New Jersey law, unless the shares of FNHI to be issued in the merger have been listed on a national securities exchange or are held of record by not less than 1,000 holders, IDM stockholders will have the right to an appraisal of the value of their shares in connection with the holding company reorganization. Section 14A:11 of the New Jersey Business Corporation Act entitles any IDM stockholder who objects to the holding company reorganization who follows the procedures prescribed by Section 14A:11, in lieu of receiving the consideration proposed under the holding company reorganization, to receive cash equal to the "fair value" of such stockholder's shares of IDM Common Stock. Set forth below is a summary of the material procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Section 14A:11 of the NJBCA, which is reproduced in full as Appendix L attached to this Joint Proxy Statement/Prospectus.

     Any IDM stockholder contemplating the possibility of dissenting from the holding company reorganization should carefully review the text of Annex L (particularly the specified procedural steps required to perfect the dissenters' rights, which are complex) and should also consult such stockholder's legal counsel. such rights will be lost if the procedural requirements of section 14a:11 of the NJBCA are not fully and precisely satisfied.

     The NJBCA provides dissenters' rights for any stockholder of IDM who objects to the holding company reorganization who meets the requisite statutory requirements contained in the NJBCA. Under the NJBCA, any IDM stockholder who
(i) files with IDM written notice of his or her intent to demand the fair value of his or her shares of IDM Common Stock if the holding company reorganization is consummated and becomes effective, which notice is filed with IDM before the vote is taken at the IDM Special Meeting and (ii) does not vote his or her shares of IDM Common Stock at the IDM Special Meeting in favor of the proposal to approve the holding company reorganization, shall be entitled, if the holding company reorganization is approved and effected, to receive a cash payment of the fair value of such stockholder's shares of IDM Common Stock upon compliance with the applicable statutory procedural requirements. A failure by any IDM stockholder to vote against the proposal to approve the holding company reorganization will not in and of itself constitute a waiver of the dissenters' rights of such stockholder under the NJBCA. In addition, an IDM stockholder's vote against the proposal to approve the holding company reorganization will not satisfy the notice requirement referred to in clause (i) above.

     Within 10 days after the holding company reorganization takes effect, IDM must send by certified mail written notice of the effective date to all stockholders who have given written notice of their intent to demand the fair value of their shares of IDM Common Stock and not voted in favor of the holding company reorganization as described above. The notice from IDM to the stockholders, and each of the other notice required to be made by IDM under the NJBCA, must set forth the dates prior to which action must be taken by stockholders in order to perfect their rights as dissenting stockholders under the NJBCA.

     An IDM stockholder who is sent a notice and who wishes to assert dissenters' rights must make written demand for payment of the fair value of the shares within 20 days after the date such notice was mailed. Not later than 20 days after making such demand, the stockholder must submit to IDM the certificate(s) (the "Certificates") representing the shares of IDM Common Stock and IDM must affix a notation on the Certificates indicating that the shares evidenced by the Certificates are subject to a demand for appraisal. Upon affixing the notation, IDM must return the Certificates to the stockholders.

     From and after making written demand for payment of the fair value of the shares, dissenting stockholders will no longer be entitled to any rights of an IDM stockholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any rights to appraisal as provided by the NJBCA. If any such holder of IDM Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, his or her shares of IDM Common Stock shall thereupon be deemed to have been converted into the right to receive FNHI Common Stock pursuant to the Plan of Reorganization and Merger.

     Within 10 days after the expiration of the period within which dissenting stockholders may make written demand to be paid the fair value of their shares, IDM must mail to each dissenting stockholder certain financial statements. IDM may accompany such mailing with a written offer to pay each dissenting stockholder for his shares at a specified price deemed by IDM to be the fair value of those shares. If, not later than 30 days after the expiration of the 10 day period for mailing financial statements, IDM and any dissenting stockholder agree upon the fair value of the shares, payment for those shares shall be made upon surrender of the Certificates.

     If IDM and any dissenting stockholders are unable to agree upon the fair value of the shares within the 30 day period provided, within 30 days after the end of such period the dissenting stockholders may make written demand on IDM to commence an action in the Superior Court of New Jersey to determine the fair value of the shares. Within 30 days after the receipt of such demand, IDM must commence the action in the New Jersey Court. If IDM fails to commence such action within the time permitted, a dissenting stockholder may commence such a cause of action in IDM's name within 60 days after expiration of the period within which IDM was required to commence such action. In the event demand is made on IDM by dissenting shareholders to commence an action to determine fair market value, IDM intends to comply with such demand and to file the required action.

     The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting stockholder has complied with the requirements of Section 14A:11 of the NJBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting stockholders, other than dissenting stockholders who have previously agreed with IDM upon the fair value of the shares, and may be less than, equal to or greater than the market price of the FNHI Common Stock to be issued to non-dissenting stockholders for their shares of IDM Common Stock if the holding company reorganization is completed. The court's judgment shall include an allowance for interest at such rate as the court finds to be equitable from the date of demand to the date of payment. If a dissenting stockholder's refusal to accept an offer of payment from IDM was arbitrary, vexatious or otherwise not in good faith, the court shall not allow interest.

     The costs and expenses of the court proceeding shall be determined by the court and apportioned and assessed as the court deems to be equitable.

     A dissenting stockholder may not withdraw his demand for payment of the fair value of his shares without the written consent of IDM. The right of a dissenting stockholder to be paid the fair value of his shares shall cease if
(a) he fails to present his Certificate as required for purposes of affixing the mentioned notation, (b) he withdraws his demand with the consent of IDM, (c) no agreement is reached on the fair value of the shares and an action in the New Jersey Court is not commenced in the period prescribed, (d) the New Jersey Court determines that he is not entitled to payment for his shares, (e) the holding company reorganization is abandoned or rescinded, or (f) a court enjoins or sets aside the holding company reorganization. In any such case, the rights of the dissenting stockholder shall be reinstated as of the date of making demand and the dissenting stockholder shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividends or other distribution.

     A stockholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right to dissent exists.

     Fusion Networks Common Stock. Unless the shares of FNHI to be issued in the merger have been listed on a national securities exchange or on the Nasdaq National Market or are held of record by more than 2,000 holders, the holders of the Fusion Networks common stock who do not vote for the approval and adoption of the merger agreement at the Fusion Networks Special Meeting and who otherwise comply with the applicable statutory procedures of Section 262 of the Delaware General Corporation Law summarized herein may be entitled to appraisal rights under Section 262. In order to exercise and perfect appraisal rights, the record holder of Fusion Networks common stock must follow the steps summarized below properly and in a timely manner. A person having a beneficial interest in shares of Fusion Networks common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     Section 262 of the DGCL is reprinted in its entirety as Appendix K to this joint proxy statement/ prospectus. set forth below is a summary description of
Section 262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix K. All references in Section 262 and this summary to "holder" are to the record holder of the shares of fusion networks common stock immediately prior to the effective time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

     Under the DGCL, holders of Fusion Networks common stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by such court.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the Fusion Networks Special Meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section
262. This Joint Proxy Statement/Prospectus constitutes such notice to the holders of Fusion Networks common stock and Section 262 of the DGCL is attached to this Joint Proxy Statement/Prospectus as Appendix K. Any Holder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Appendix K carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

     A Holder wishing to exercise appraisal rights (a) must not vote for the approval and adoption of the merger agreement and (b) must deliver to Fusion Networks, before the vote or the proposal to approve and adopt the merger agreement, a written demand for appraisal of such holder's shares of Fusion Networks common stock. A Holder who signs and returns a proxy card without expressly directing that his or her shares of Fusion Networks common stock be voted against the merger agreement will effectively waive his, her or its appraisal rights because such shares represented by the proxy card will be voted for the approval and adoption of the merger agreement. Accordingly, a Holder who desires to exercise and perfect appraisal rights with respect to any of his or her shares of Fusion Networks common stock must either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the merger agreement, or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A vote or proxy against the merger agreement shall not, in and of itself, constitute a demand for appraisal.

     A demand for appraisal will be sufficient if it reasonably informs Fusion Networks of the identity of the Holder and that such Holder intends thereby to demand appraisal of such Holder's shares of Fusion Networks common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the approval and adoption of the merger agreement. A Holder wishing to exercise appraisal rights must be the record holder of such shares of Fusion Networks common stock on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time. Accordingly, a Holder who is the record holder of shares of Fusion Networks common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

     Only a holder of record of shares of Fusion Networks common stock is entitled to assert appraisal rights for the shares of Fusion Networks common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares of Fusion Networks common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

     A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Fusion Networks common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of Fusion Networks common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. Holders who hold their shares in brokerage accounts or other nominee form and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     All written demands for appraisal of shares must be mailed or delivered to:
Fusion Networks, Inc., 8115 N.W. 29th Street, Miami, Florida 33122, or should be delivered to the secretary at the Fusion Networks special meeting, prior to the vote on the merger agreement.

     Within ten days after the Effective Time, Fusion Networks will notify each Holder who properly asserted appraisal rights under Section 262 and has not voted for the approval and adoption of the merger agreement as of the Effective Time.

     Within 120 days after the Effective Time, but not thereafter, Fusion Networks or any Holder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court demanding a determination of the fair value of the shares held by such Holder. If no such petition is filed, appraisal rights will be lost for all Holders who had previously demanded appraisal of their shares. Fusion Networks is not under any obligation, and has no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, Holders who wish to exercise their appraisal rights should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

     Within 120 days after the Effective Time, any Holder who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from Fusion Networks a statement setting forth the aggregate number of shares of Fusion Networks common stock not voted in favor of the approval and adoption of the merger agreement and with respect to which demands for appraisal were received by Fusion Networks, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefore has been received by Fusion Networks.

     If a petition for an appraisal is timely filed and a copy thereof served upon Fusion Networks, Fusion Networks will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the Holders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the Holders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those Holders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the Holders who demanded appraisal rights of their shares of Fusion Networks common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any Holder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such Holder.

     After determining which Holders are entitled to appraisal, the Delaware Court will appraise the "fair value" of their shares of Fusion Networks common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. In determining "fair value" of shares, the Delaware Court shall take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." In Weinberger, the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     The Delaware Court will also determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of Fusion Networks common stock have been appraised. The costs of the action may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any Holder in connection with an appraisal, including without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

     Any Holder who has duly demanded and perfected an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Fusion Networks common stock as of a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any Holder will have the right to withdraw his or her demand for appraisal and to accept the merger consideration. After this period, a Holder may withdraw his or her demand for appraisal only with the written consent of Fusion Networks. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, a Holder's right to appraisal will cease and he or she will be entitled to receive the merger consideration, without interest, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any Holder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just.

     If any Holder who properly demands appraisal of his or her shares of Fusion Networks common stock under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, the shares of such Holder will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the merger agreement. A Holder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if the Holder delivers to Fusion Networks a written withdrawal of his demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require the written approval of Fusion Networks.

     Holders desiring to exercise their appraisal rights must not vote for the approval and adoption of the merger agreement and must strictly comply with the procedures set forth in section 262 of the DGCL.

     Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

Listing of Common Stock to be Issued in the Merger

     IDM's common stock is listed on the Nasdaq SmallCap Market under the symbol "IDMC". Upon consummation of the merger, IDM common stock will be delistd from Nasdaq and deregistered under the Exchange Act. Fusion Networks' common stock is not presently publicly traded. FNHI has filed an application with the Nasdaq National Market for the listing of the shares of FNHI common stock to be issued in the merger and the shares of FNHI common stock to be reserved for issuance in connection with the assumption of outstanding IDM stock options and warrants and outstanding Fusion Networks stock options and warrants.

Restrictions on Sale of Shares By Affiliates of IDM and Fusion Networks

     The shares of FNHI common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of FNHI common stock issued to any person who is deemed to be an affiliate of either IDM or Fusion Networks at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either IDM or Fusion Networks and may include some of the officers, directors, or principal stockholders of IDM or Fusion Networks. Affiliates may not sell their shares of FNHI common stock acquired in connection with the merger except pursuant to:

     . an effective registration statement under the Securities Act covering the resale of those shares;

     . an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     . another applicable exemption under the Securities Act.

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

Operations Following the Merger

     Following the merger, IDM will operate as a wholly owned subsidiary of the FNHI and Fusion Networks will operate as a wholly owned subsidiary of the FNHI. Both IDM and Fusion Networks will continue to pursue their respective businesses in a manner consistent with their operations prior to the merger. Upon consummation of the merger, it is anticipated that the boards of directors and management of IDM and Fusion Networks will remain unchanged. IDM and Fusion Networks have agreed that Fusion Networks shall be entitled to designate three members of the FNHI board of directors and that Frank Falco and Joel Freedman shall be nominated, as designees of IDM, to fill two board positions. The stockholders of IDM and Fusion Networks will each become stockholders of FNHI, and their rights as stockholders will be governed by FNHI's certificate of incorporation and bylaws and the laws of the State of Delaware. Hernando Bahamon, Chairman, Chief Executive Officer and President of Fusion Networks, Enrique Bahamon, Chief Financial Officer of Fusion Networks, and Felipe Santos, a Director of Fusion Networks, have been designated as Fusion Networks' nominees to the board of FNHI. Traci Hammes, a Director of Fusion Networks, and Jeremy Barbera, Chairman and Chief Executive Officer of Marketing Services Group, Inc. have been designated as additional board members. Hernando Bahamon will assume the position of President and Chief Executive Officer, and Enrique Bahamon will assume the position of Chief Financial Officer, of FNHI following the merger.

                   THE MERGER AGREEMENT AND RELATED AGREEMENTS

     The following is a brief summary of the material provisions of the plan of reorganization and merger, the merger agreement and each amendment to the merger agreement, copies of which are attached as Appendix A, B, C, D, E and F to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read the plan of reorganization and merger, the merger agreement and the amendments to the merger agreement in their entirety for a more complete description of the merger and holding company reorganization.

The Holding Company Reorganization

     The holding company reorganization will be carried out pursuant to the terms of the Plan of Reorganization and Merger. Under the terms of the Plan of Reorganization and Merger, IDM Merger Subsidiary, a Delaware corporation and a wholly-owned subsidiary of FNHI, will merge with and into IDM. Following the holding company reorganization, IDM will be a wholly-owned subsidiary of FNHI. The holding company reorganization will take place following approval and adoption of the Plan of Reorganization and Merger by the IDM stockholders.

The Merger

     The merger will be carried out pursuant to the terms of an Agreement and Plan of Merger, as amended. Under the terms of the Agreement and Plan of Merger, as amended, IDM/FNI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of FNHI, will merge with and into Fusion Networks. Following the merger, Fusion Networks will be a wholly-owned subsidiary of FNHI. The merger will take place following approval and adoption of the merger by the IDM stockholders and the Fusion Networks stockholders and the satisfaction or waiver of the other conditions of the merger.

Effective Time

     At the closing of the merger, the parties will cause the holding company reorganization and merger to become effective by filing certificates of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey. IDM and Fusion Networks are working toward completing the merger as soon as possible and hope to complete the merger during the first quarter of 2000. Because the merger is subject to a number of conditions, however, we cannot predict the exact timing. If the merger is not consummated by March 31, 2000, the merger agreement terminates unless either party elects to extend the merger agreement in which case the merger agreement may be extended to not later than June 30, 2000.

Conversion of Stock; Treatment of Options, Warrants and Derivative Securities

     At the effective time, each outstanding share of IDM common stock will automatically be converted into the right to receive one share of FNHI common stock and each outstanding share of Fusion Networks common stock will automatically be converted into one share of FNHI common stock. The number of shares of FNHI common stock issuable in the merger and holding company reorganization will be proportionately adjusted as appropriate for any stock split, stock dividend or similar event with respect to IDM common stock or Fusion Networks common stock effected between the date of this joint proxy statement/prospectus and the completion of the merger. No fractional shares of FNHI common stock will be issued in the merger.

     Each stock option, warrant and derivative security to acquire common stock of IDM outstanding and unexercised immediately prior to the effective time will be converted automatically at the effective time into, and will become, a stock option, warrant or derivative security to purchase common stock of FNHI and will continue to be governed by the terms established by IDM. Each stock option plan of IDM will be assumed by FNHI. The parties intend for the IDM stock options assumed by FNHI to qualify as incentive stock options to the extent the stock options qualified as incentive stock options prior to the effective time.

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

     Each stock option, warrant and derivative security to acquire common stock of Fusion Networks outstanding unexercised immediately prior to the effective time will be converted automatically at the effective time into, and will become, a stock option, warrant or derivative security to purchase common stock of FNHI and will continue to be governed by the terms established by Fusion Networks. In each case, the number of shares of FNHI common stock subject to such options, warrants or derivative securities, and the exercise price or conversion price thereof, shall be adjusted proportionately to reflect to the conversion ratio of the Fusion Networks common stock.

Exchange of Stock Certificates

     IDM's transfer agent, Continental Stock Transfer & Trust Co., will act as exchange agent in connection with the holding company reorganization and merger. Promptly after the effective time, the exchange agent will mail to IDM stockholders and Fusion Networks stockholders a letter of transmittal and instructions for surrendering their IDM stock certificates and Fusion Networks stock certificates in exchange for FNHI stock certificates.

     IDM stockholders and Fusion Networks stockholders should not submit their stock certificates for exchange until they have received the letter of transmittal and instructions referred to above.

Representations and Warranties

     Fusion Networks and FNHI each made a number of customary representations and warranties in the merger agreement about their authority to enter into the merger agreement and to consummate the other transactions contemplated by the merger agreement and about aspects of their business, financial condition, structure and other facts pertinent to the merger, including, among others: (1) due organization, qualification to do business and good standing of each of Fusion Networks and FNHI; (2) capital structure of each of Fusion Networks and FNHI; (3) the authorization, execution, delivery and enforceability of the merger agreement and related documents, the consummation of the transactions contemplated by the merger agreement and related documents; (4) conflicts under charters or bylaws, required consents or approvals and violations of any instruments or law; (5) documents and financial statements filed with the SEC or provided and the accuracy of information contained therein; (6) the absence of undisclosed liabilities; (7) the absence of certain material adverse events or changes; (8) litigation; (9) labor matters; (10) tax matters; (11) material contracts; and (12) intellectual property.

     The representations and warranties in the merger agreement are complicated and not easily summarized. We urge stockholders to read carefully the articles in the merger agreement entitled "Representations and Warranties of Fusion" and "Representations and Warranties of Parent and Subsidiary."

Certain Covenants

     Conduct of Business. Pursuant to the merger agreement, Fusion Networks has agreed that, during the period from the date of the merger agreement until the effective time, except as contemplated by the merger agreement, it and each of its respective subsidiaries will conduct its operations in the ordinary and usual course of business consistent with its business plan and seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with. Fusion further agreed that prior to the effective time, it and its subsidiaries would not, without the prior written consent of FNHI: (a) amend its certificate of incorporation or bylaws; (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents except as specifically contemplated by Fusion Networks' business plan; (c) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution in respect of its capital stock; make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries; (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Fusion Networks or any of its subsidiaries; (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary; (f) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice; assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except in the ordinary and usual course of business consistent with the business plan and in amounts not material to Fusion Networks and its subsidiaries, taken as a whole, and except for obligations of the wholly owned subsidiaries of Fusion Networks; make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of Fusion Networks or customary loans or advances to employees in the ordinary and usual course of business consistent with the business plan and in amounts not material to the maker of such loan or advance); pledge or otherwise encumber shares of capital stock of Fusion Networks or its subsidiaries; or mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to be created any material lien thereupon; (g) except as may be required by law, enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or (except as required under agreements existing on the date of the merger agreement and except for increases in compensation, bonus or other benefits payable to employees of Fusion Networks or any of its subsidiaries in the ordinary and usual course of business consistent with the business plan) employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof; (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with the business plan or any assets which in the aggregate are material to Fusion Networks and its subsidiaries taken as a whole, enter into any commitment or transaction outside the ordinary and usual course of business consistent with the business plan or grant any exclusive distribution rights; (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with business plan or as required by GAAP; (k) acquire any corporation, partnership or other business organization or division thereof or any equity interest therein; enter into any material contract or agreement, other than in the ordinary and usual course of business consistent with the business plan or amend in any material respect any of the material contracts or the agreements of Fusion Networks; or enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited under the merger agreement; (l) make or revoke any tax election, or settle or compromise any tax liability in excess of amounts reserved therefor on the consolidated balance sheet of Fusion Networks as at the audit date, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for tax purposes; (m) pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with the business plan; (n) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Fusion Networks or any of its subsidiaries is a party; (o) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the merger agreement; (p) take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code; (q) enter into any agreement or arrangement that limits or otherwise restricts Fusion Networks or any of its subsidiaries or any successor thereto or that could, after the effective time, limit or restrict FNHI and its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area; (r) take, propose to take, or agree in writing or otherwise to take, any actions which would make any of the representations or warranties of Fusion Networks contained in the merger agreement untrue or incorrect in any material respect or result in any of the conditions to the merger not being satisfied.

     Pursuant to the merger agreement, FNHI and IDM have agreed that, during the period from the date of the merger agreement until the effective time, except as contemplated by the merger agreement, it and each of its respective subsidiaries will not, without the prior written consent of Fusion Networks: (a) amend its certificate of incorporation in any manner that would be materially adverse to the holders of Fusion Networks common stock; (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents; (c) declare, set aside or pay any dividend or other distribution in respect of its capital stock; make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or redeem, repurchase or otherwise acquire any shares of Fusion Networks common stock; (d) take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code; or (e) take, propose to take, or agree in writing or otherwise to take, any action which would make the representations or warranties of FNHI untrue or incorrect or result in any of the conditions to the merger not being satisfied.

     No Solicitation. The merger agreement provides that, from the date of the merger agreement until the termination thereof, Fusion Networks will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, Fusion Networks or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Fusion Networks or any of its subsidiaries, or take any other action to facilitate, any acquisition proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal or (iii) enter into any agreement with respect to an acquisition proposal.

     Special Meetings. The merger agreement provides that each of Fusion Networks and IDM will call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting upon the merger agreement and the merger. Each of Fusion Networks and IDM agreed to recommend to its respective stockholders adoption of the merger agreement and approval of such matters. Each party agreed to use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

     Registration of Securities. The merger agreement provides that, as soon as practicable after the date thereof, FNHI shall file with the Securities and Exchange Commission a registration statement on Form S-4, or such other form as may be appropriate for the purpose of registering the FNHI common stock to be issued to the Fusion Networks stockholders pursuant to the merger and seeking proxies in connection with the vote of the stockholders of IDM with respect to certain other items. The merger agreement also provides that (a) FNHI shall use all reasonable efforts to cause the Registration Statement to become effective as soon as possible; (b) prior to filing, FNHI shall consult with Fusion Networks and provide Fusion Networks with a full opportunity to review and comment on all portions of the registration statement; and (c) Fusion Networks shall cooperate with FNHI and its counsel in the preparation of the registration statement and provide all information and documents reasonably requested, including financial statements as shall be required, in connection with preparation of such registration statement.

     Amendments to Certificate of Incorporation and Stock Option Plan. The merger agreement provides that IDM and FNHI's boards of directors shall approve, and submit to stockholders for approval, proposals to (a) amend the certificate of incorporation of FNHI to increased the number of shares of authorized common stock to 100,000,000 and decrease the par value of those shares to $.00001 per share; (b) amend the certificate of incorporation of FNHI to change the name of that company from its original name of IDM/Fusion Holdings, Inc. to Fusion Networks Holdings, Inc.; and (c) amend the IDM 1998 Stock Option Plan to increase the number of shares reserved for issuance under that plan by 1,600,000 shares. As permitted by the amended merger agreement, the amendments to the certificate of incorporation of FNHI were carried out by IDM as sole stockholder of FNHI in September 1999 and such amendments are not being submitted to the IDM stockholders for vote.

     Undertakings Regarding IDM. Pursuant to the merger agreement, Fusion Networks and FNHI agreed to (a) guarantee, for a period of three years following the effective time, the salary of Joel Freedman and Frank Falco, pursuant to their existing employment agreements with IDM, in the amount of $50,000 per year each; (b) cause fifty percent of all proceeds received from the conversion or exercise of options or warrants of IDM or FNHI outstanding at the effective time to be contributed to the capital of IDM with the balance to be contributed to the capital of Fusion Networks; and (c) nominate and recommend the election of Joel Freedman and Frank Falco to the board of FNHI for a minimum of five years.

     Pursuant to the merger agreement, FNHI's board of directors was authorized to grant additional options in the full amount reserved for issuance under each of IDM's stock option plans and to issue up to 350,000 shares of common stock in payment of amounts owed by IDM to various consultants and service providers.

     Board of Directors and Post-Merger Management. The merger agreement provides that the board of directors of FNHI, following the effective time, shall be comprised of six persons, three of which shall be designated by Fusion Networks and two of which shall be designated by IDM.

     With respect to management of IDM and Fusion Networks, the merger agreement provides that the officers and directors serving prior to the effective time will continue to serve in such capacities following the effective time. The Chief Executive Officer and Chief Financial Officer of Fusion Networks will assume the same positions with FNHI following the merger. See "The Merger - Operations Following the Merger."

     Stock Plans. At the Effective Time, each IDM stock option and each Fusion Networks stock option, whether vested or unvested, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such IDM stock option and Fusion Networks stock option, as the case may be, the same number of shares of FNHI common stock as the holder of such IDM stock option and Fusion Networks stock option would have been entitled to receive pursuant to the merger had such holder exercised such option in full immediately prior to the effective time. The exercise price per share of each such option will be equal to (x) the aggregate exercise price for the shares of IDM common stock or Fusion Networks common stock, as the case may be, purchasable pursuant to such IDM stock options or Fusion Networks stock options, as the case may be, immediately prior to the effective time divided by (y) the number of full shares of FNHI common stock deemed purchasable pursuant to such IDM stock options or Fusion Networks stock options, as the case may be, in accordance with the foregoing.

     Pursuant to the merger agreement, FNHI has agreed to reserve for issuance a sufficient number of shares of FNHI common stock for delivery upon exercise of the IDM stock options and Fusion Networks stock options assumed as described above. As soon as practicable after the effective time, FNHI will file a registration statement on Form S-8 with respect to the shares of FNHI common stock subject to such options and will use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

     Warrants and Derivative Securities. The merger agreement provides that, at the effective time, each outstanding warrant or derivative security to purchase IDM common stock or Fusion Networks common stock will thereafter solely represent the right to acquire, on the same terms and conditions as are currently applicable under such warrants or derivative securities, the same number of shares of FNHI common stock as a holder of the warrants or derivative securities would have been entitled to receive pursuant to the merger, as the case may be, had such holder exercised the warrants or derivative securities in full immediately prior to the effective time, at the price per share (rounded downward to the nearest whole cent) equal to (x) the aggregate exercise price for the shares of IDM common stock or the Fusion Networks common stock, as the case may be, purchasable pursuant to the warrants or derivative securities immediately prior to the effective time divided by (y) the number of full shares of FNHI common stock deemed purchasable pursuant to the warrants in accordance with the foregoing. At the effective time, FNHI will agree to issue any required shares of FNHI common stock upon exercise of the warrants or derivative securities in accordance with the foregoing.

     Indemnification. The merger agreement provides that each of Fusion Networks and FNHI will jointly and severally agree to indemnify the other, and their respective officers, directors, employees, attorneys and agents and hold them harmless against and in respect of (i) any and all loss, liability or damage suffered or incurred by the indemnitee by reason of any untrue representation, breach of warranty or non-fulfillment of any covenant by the indemnitor; and
(ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling FNHI pursuant to the foregoing provisions, FNHI has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Other Covenants. Pursuant to the Merger Agreement, each of Fusion Networks and IDM has also agreed: (a) upon obtaining knowledge of any of the following, to give prompt notice to the other of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in the merger agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty not so qualified, to be untrue or inaccurate in any material respect at or prior to the effective time, (ii) any material failure of Fusion Networks or FNHI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to the effect of the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of the merger agreement and prior to the effective time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (v) any notice or other communication from any governmental entity in connection with the merger, (vi) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against Fusion Networks or any of its subsidiaries which would have been required to have been disclosed pursuant to the merger agreement or which relate to the consummation of the merger, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the merger agreement, or (viii) any material adverse effect in their respective financial condition, properties, businesses, results of operations or prospects, taken as a whole; (b) to consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the merger agreement, including, without limitation, the merger, and to not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq SmallCap Market, as determined by FNHI or Fusion Networks, as the case may be; (c) to execute and deliver to special tax counsel to FNHI certificates substantially in the forms agreed to as reasonably requested by such law firm in connection with the delivery of an opinion with respect to the transactions contemplated by the merger agreement, and to take no action or cause to be taken any action which would cause to be untrue any of the representations in such certificates; (d) to cause the obligations of Fusion Networks or any of its subsidiaries under the provisions of all employment, consulting, termination, severance, change in control and indemnification agreements to be honored; (e) IDM shall furnish to Fusion Networks copies of all reports, proxy statements and prospectuses which it files with the SEC on or after the date of the merger agreement, and represented and warranted that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of IDM and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto); (f) IDM shall use its best efforts to cause the shares of FNHI common stock to be issued in connection with the merger to be approved for listing on the Nasdaq SmallCap Market on or prior to the effective date, subject to official notice of issuance; (g) if any takeover statute is or may become applicable to the merger, each of IDM and Fusion Networks shall take such actions as are necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of any takeover statute on the merger; and (h) to give (and to cause their respective subsidiaries to give) the other such party and its representatives access to all its personnel, properties, books, contracts, commitments and records, and to furnish related information reasonably requested by the other.

Conditions to Completion of the Merger

     IDM's and Fusion Networks' respective obligations to complete the merger and the related transactions are subject to approval of the merger agreement and the merger by Fusion Networks' stockholders and the approval of the holding company reorganization, the merger and the amendment to IDM 1998 Stock Option Plan by IDM's stockholders, as well as the prior satisfaction or waiver (if permitted by applicable law) of each of the following conditions before completion of the merger: (a) there shall not be in effect any law of any governmental entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by the merger agreement or permitting such consummation only subject to any condition or restriction that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Fusion Networks or FNHI and no governmental entity shall have instituted any proceeding which continues to be pending seeking any such Law; and (b) all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the FNHI common stock shall have been received.

     The obligations of IDM and FNHI to consummate the transactions contemplated by the merger agreement are subject to the fulfillment at or prior to the effective time of each of the following additional conditions, any or all of which may be waived in whole or part by IDM and FNHI, as the case may be, to the extent permitted by applicable law except as otherwise noted: (a) the representations and warranties of Fusion Networks contained in the merger agreement or otherwise required to be made after the date of the merger agreement in a writing expressly referred to therein by or on behalf of Fusion Networks pursuant to the merger agreement, to the extent qualified by materiality or material adverse effect, shall have been true and, to the extent not qualified by materiality or material adverse effect, shall have been true in all material respects, in each case when made and on and as of the effective date as though made on and as of the effective date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date); (b) Fusion Networks shall have performed or complied in all material respects with all agreements and conditions contained in the merger agreement required to be performed or complied with by it prior to or at the effective time; (c) Fusion Networks shall have delivered to FNHI a certificate, dated the effective date, signed by the President or any Vice President of Fusion Holdings (but without personal liability thereto), certifying as to the fulfillment of the conditions specified above; (d) FNHI shall have received an opinion of special tax counsel, dated the effective time, based on the representations of FNHI, IDM and Fusion Networks to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the
Internal Revenue Code which condition cannot be waived; (e) (i) all authorizations, consents or approvals of a governmental entity required in connection with the execution and delivery of the merger agreement and the performance of the obligations thereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Fusion Networks or FNHI, except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Fusion Networks or FNHI, (ii) there shall not be pending or threatened by any governmental entity any suit, action or proceeding (A) seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement or seeking to obtain from Fusion Networks or FNHI any damages that are material in relation to Fusion Networks and its subsidiaries taken as a whole or FNHI and its subsidiaries taken as a whole, as applicable, (B) seeking to (1) prohibit or limit the ownership or operation by Fusion Networks, FNHI or any of their respective subsidiaries of any material portion of the business or assets of Fusion Networks and its subsidiaries, taken as a whole, or FNHI and its subsidiaries, taken as a whole, as applicable, (2) compel Fusion Networks, FNHI or any of their respective subsidiaries to dispose of or "hold separate" any material portion of the business or assets of Fusion Networks and its subsidiaries, taken as a whole, or FNHI and its subsidiaries, taken as a whole, as applicable, as a result of the merger or any of the other transactions contemplated by the merger agreement or (3) impose any other significant restrictions upon, or the making of any material accommodation (financial or otherwise) in respect of, the transactions contemplated thereby or the conduct of the business of Fusion Networks or FNHI (including any agreement not to compete in any geographic area or line of business), (C) seeking to impose limitations on the ability of FNHI to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Fusion Networks, including the right to vote the common stock of Fusion Networks, on all matters properly presented to the stockholders of Fusion Networks, (D) seeking to prohibit FNHI and its subsidiaries from effectively controlling in any material respect the business or operations of Fusion Networks and its subsidiaries, taken as a whole, (E) which would result in the abrogation or diminishment of any authority or license granted by any governmental entity or (F) which otherwise could reasonably be expected to have a material adverse effect on Fusion Networks or FNHI; (e) Fusion Networks shall have obtained the consent or approval of each person whose consent or approval shall be required under any material contract, real property lease or other obligation to which Fusion Networks or any of its subsidiaries is a party, except those for which the failure to obtain such consents or approvals does not or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Fusion Networks and would not prevent or materially impair the ability of Fusion Networks to consummate the transactions contemplated by the merger agreement; and (f) the board of directors of IDM shall have received an opinion of Chartered Capital Advisers, dated the date of the merger agreement, to the effect that, as of such date, the terms of the merger are fair to IDM and its stockholders from a financial point of view and, as of the effective date, such opinion has not been withdrawn or modified in a manner adverse to IDM.

     The obligations of Fusion Networks to consummate the transactions contemplated by the merger agreement are subject to the fulfillment at or prior to the effective time of each of the following conditions, any or all of which may be waived in whole or in part by Fusion Networks to the extent permitted by applicable law: (a) the representations and warranties of FNHI contained therein or otherwise required to be made after the date thereof in a writing expressly referred to herein by or on behalf of FNHI pursuant to the merger agreement, to the extent qualified by materiality or material adverse effect, shall have been true and, to the extent not qualified by materiality or material adverse effect, shall have been true in all material respects, in each case when made and on and as of the effective date as though made on and as of the effective date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date); (b) FNHI shall have performed or complied in all material respects with all agreements and conditions contained therein required to be performed or complied with by it prior to or at the effective time; and (c) FNHI shall have delivered to Fusion Networks a certificate, dated the effective date, signed by the President or any Vice President of FNHI (but without personal liability thereto), certifying as to the fulfillment of the conditions specified above.

Termination of the Merger Agreement

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after the approval of the merger by the vote of stockholders of IDM and Fusion Networks, by mutual written consent of Fusion Networks and IDM by action of their respective boards of directors.

     The merger agreement may also be terminated and the merger may be abandoned at any time prior to the effective time by action of the board of directors of either IDM or Fusion Networks if: (a) the merger shall not have been consummated by March 31, 2000, whether such date is before or after the date of approval of the merger by the vote of stockholders of IDM and Fusion Networks; provided, however, that if either IDM or Fusion Networks determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any governmental entity, the termination date may be extended by IDM or Fusion Networks from time to time by written notice to the other party to a date not beyond June 30, 2000; (b) the requisite vote of the stockholders of Fusion Networks shall not have been obtained at the Fusion Networks stockholder meeting or at any adjournment or postponement thereof; (c) any law permanently restraining, enjoining or otherwise prohibiting consummation of the merger shall become final and non-appealable (whether before or after the approval of the merger by the stockholders of Fusion Networks); or (e) any governmental entity shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in the merger agreement and such denial of a request to issue such order, decree, ruling or take such other action shall have been final and nonappealable; provided, that the right to terminate the merger agreement shall not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that shall have proximately contributed to the occurrence of the failure of the merger to be consummated.

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after the approval of the merger by Fusion Networks stockholders, by action of the Fusion Networks board if there is a breach by FNHI or IDM of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition which has not been cured within 15 business days following receipt by IDM of written notice of such breach;

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after the approval of the merger by the vote of IDM stockholders if there is a breach by Fusion Networks of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition which has not been cured within 15 business days following receipt by Fusion Networks of written notice of such breach

     In the event of termination of the merger agreement and the abandonment of the merger, the merger agreement shall become void and of no effect with no liability on the part of any party thereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from (i) any willful breach of any representations or warranties contained in the merger agreement or (ii) any breach of any covenant or agreement contained in the merger agreement.

Amendment and Waiver

     The merger agreement may be amended by action taken by Fusion Networks and IDM at any time before or after approval of the merger by the Fusion Networks stockholders and the IDM stockholders but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto. At any time prior to the effective time, each party to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained therein, other than the requirement that IDM receive an opinion of special tax counsel that the merger will be treated as a tax-free reorganization. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party to assert any of its rights thereunder shall not constitute a waiver of such rights.

            IDM ENVIRONMENTAL CORP. SUMMARY HISTORICAL FINANCIAL DATA
                      (in thousands, except per share data)

     IDM historical figures as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from its consolidated financial statements and related notes. IDM's financial statements as of December 31, 1997 and 1998 and for each of the five years in the period ended December 31, 1998 have been audited by Samuel Klein and Company. IDM's historical figures as of and for the nine months ended September 30, 1998 and 1999 have been derived from, and should be read in conjunction with, IDM's unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of IDM's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole. The historical figures that follow are qualified by reference to the financial statements of IDM and the related notes thereto set forth herein.


                                                                                                    Nine Months
                                                     Years ended December 31,                    ended September 30
                                      1994       1995      1996        1997          1998        1998         1999
                                     ------     ------    ------      ------        ------      ------       -------

                                                                                                    (Unaudited)
Income Statement Data:
Operating revenues:
  Contract revenues..              $ 25,362    $ 33,866    $20,808     $17,826       $20,019     $ 14,547     $ 7,557
  Other..............                    22           -          -           -             -            -           -
  Equipment and scrap revenues        3,150       5,537        834          96             -            -           -
                                   --------     --------    ------      ------       -------      -------       ------
    Total operating revenues         28,534      39,403     21,642      17,922        20,019       14,547       7,557
Cost of sales:
  Direct job costs...                20,449      30,433     21,492      17,002        20,258       15,844       9,009
  Unusual job costs..                     -       3,300          -           -             -            -           -
  Cost of equipment..                 1,651       2,977        943         647             -            -           -
  Write-down of inventory                 -           -          -           -             -            -         583
                                   --------     --------    ------      ------       -------      -------       ------
Gross profit (loss). . .              6,434       2,693       (793)        273          (239)      (1,296)     (2,035)
Operating expenses:
  General and administrative          5,418       7,637      9,567      10,538        12,871        8,775       5,237
  Depreciation and amortization         344         653        668         723           627          483         268
  Equity in net loss of
    unconsolidated partnerships           -           -          -           -           194            -          36
                                   --------     --------    ------      ------       -------      -------       ------
Income (loss) from operations           672      (5,597)   (11,028)    (10,988)      (13,932)     (10,554)     (7,576)
Interest income (expense), net          (36)        200         30        (513)        4,322       (4,418)        (77)
                                   --------     --------    ------      ------       -------      -------       ------
Income (loss) before income tax         636      (5,397)   (10,998)    (11,501)      (18,253)     (14,972)     (7,652)
Provision (credit) for income taxes     312      (1,530)    (1,850)     (1,561)        4,170(        (400)     (1,200)
                                   --------     --------    ------      ------       -------      -------       ------
Net income (loss)....               $   324     $(3,867)  $ (9,148)   $ (9,940)     $(22,423)    $(14,572)   $ (6,452)
                                   ========     ========    =======     =======      =======      =======       ======
Net income (loss) on common stock   $   324     $(3,867)  $ (9,148)   $(11,224)     $(26,442)    $(18,372)   $ (6,464)
                                   ========     ========    =======     =======      ========     =======      =======
Net income (loss) per share (1)     $  0.60     $ (6.70)  $ (11.30)   $ (10.01)     $ (13.31)    $ (10.32)   $  (2.07)
                                   ========     ========    =======     =======      ========     =======      =======
Weighted average shares
   outstanding (1)...               557,798     581,556    808,947   1,121,269     1,987,264    1,780,221   3,120,383
                                   ========     ========    =======  =========      ========     =======      =======


                                                    December 31,    September
                                                   1997     1998     30, 1999
                                                  ------   ------   -----------
Balance Sheet Data:                                                (unaudited)
Working capital.................................$ (1,149)  $ (487   $ (4,294)
Total assets..................................    27,151   15,151     11,560
Long-term liabilities...........................     259       65         24
Minority interest...............................       -        -          -
Shareholders' equity............................  18,079    7,885      2,353

___________________

(1) Adjusted to give retroactive effect to a 1-for-10 reverse stock split effective April 16, 1999.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF IDM

     The following discussion of the Financial Condition and Results of Operations of IDM contains forward-looking statements within the meaning of
Section 27a of the Securities Act of 1993 and Section 21e of the Securities Exchange Act of 1934. IDM's actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this joint proxy statement/prospectus. All per share amounts, including shares issued or issuable pursuant to convertible securities, are adjusted to give retroactive affect to a 1-for-10 reverse split effective April 16, 1999.

Overview

     Our business has evolved, and continues to evolve, to capitalize on market opportunities. We have added strategic capabilities and resources through the years, and continued to do so during 1998, to move our business from its roots as a demolition and deconstruction company to a full service environmental remediation company and plant relocation services company and, now, an energy project developer and manager. Our revenues were historically derived primarily from (1) contract decontamination and decommissioning services in a broad range of industrial and environmentally sensitive settings, including, but not limited to, plant dismantlement and relocation services, asbestos abatement services, and remediation of contaminated soil and groundwater; and (2) equipment and scrap sales. Our operations have been characterized by fluctuations in revenues and operating profits as projects begin and end. With the implementation of a strategic shift in our business in 1997, we expect to generate a growing base of recurring revenues and operating profits from energy and waste treatment projects and long-term nuclear facilities decommissioning and remediation projects while supplementing such revenues and profits with revenues from our traditional environmental services and plant relocation services projects.

Recent Developments

     Due to continued difficult conditions in the environmental services markets and limited resources, we have experienced a decline in the number of traditional environmental service projects on which we have bid and performed services during the first three quarters of 1999. In response to those conditions, we have concentrated our efforts on securing specialty contracts, efforts to participate in nuclear remediation projects and efforts to finalize arrangements and commence services on our EWN project in Germany. At September 30, 1999, we had a backlog of approximately $3.5 million of signed services contracts as compared to a backlog of approximately $8 million at December 31, 1998. The largest project in our backlog at September 30, 1999, was the Bound Brook project, with an estimated value for the balance of services to be performed of $3 million. The Bound Brook project began in August 1999 and is scheduled to be completed during 2002. However, the elapsed time from the award of a contract to commencement of services, and completion of performance, may be two or more years. The backlog at September 30, 1999 does not include services expected to be rendered under the EWN project in Germany. We expect to finalize a comprehensive agreement for the revitalization of the EWN site during the first half of 2000 and to be performing remediation services starting in 2000. Because of the uncertainty as to the actual start date for services at the EWN site, no estimate can be made as to the value of services expected to be rendered during 2000.

     In addition to existing contracts, we are presently bidding on, or propose to bid on, numerous projects in order to replace revenues from projects which will be completed during 1999 and to increase the total dollar volume of projects under contract. We anticipate that efforts to bid on and secure new contracts will focus on projects which can be readily serviced from the regional offices as well as certain large international plant relocation projects and nuclear decommissioning projects which we intend to pursue. Our regional offices, particularly the Oak Ridge, Tennessee offices, are strategically located in areas having a high concentration of prospective governmental and private remediation sites. While bidding to perform services at such sites is expected to be highly competitive, we believe that our existing presence on adjacent projects combined with our proven expertise and resources will allow us to successfully bid on and perform substantial additional projects based out of our regional offices.

     In addition to remediation and plant relocation projects on which we are presently bidding or negotiating, during 1997 and 1998 we entered the energy production and waste treatment services market. We expect to begin energy production and sales at our Georgia Power Project during the second quarter of 2000 and expect to begin operations at, and to receive revenues from various other energy and waste treatment projects and nuclear decommissioning projects at various sites by as early as mid-2000.

     While we anticipate that entry into the energy production, waste treatment and nuclear facilities decommissioning and site revitalization market will provide significant opportunities for sustainable growth in both revenues and operating profits, entry into those markets requires substantial capital commitments and involves certain risks. Undertaking energy production, waste treatment and nuclear decommissioning projects can be expected to require capital expenditures of as little as several million dollars to hundreds of millions of dollars per project. We do not currently have the necessary capital resources to undertake such ventures without third-party financing. We anticipate that we will take on equity partners and seek third party debt financing to finance substantial portions of the projects which we expect to undertake. While we have been successful in attracting substantial partners in carrying out various phases of the EWN nuclear decommissioning/site revitalization project, we have no commitments from potential partners and financing sources to provide funding for future projects and there is no assurance that such partners and financing sources will be available, or will provide financing on acceptable terms, if and when we commence future projects.

     There is substantial uncertainty as to our ability to continue to operate as a result of continuing losses and a lack of currently available resources to fund future operations. In an effort to deal with these concerns, we are presently evaluating the sale or other liquidation of various long-term assets which we believe can provide adequate funding to support future operations. In March of 1999, we agreed to accept $300,000 in full settlement of our note receivable from UPE relating to the sale of our surplus equipment inventory. $150,000 was paid at closing with the balance payable in monthly installments over eight months. We are presently evaluating the sale of properties in Poland as sources of additional funds. We believe that adequate funding will be provided from the efforts described to support our operations for the foreseeable future. However, in the absence of receipt of adequate funding from those, or other, sources, our ability to continue to operate at the current level is in doubt.

     In light of continued uncertainty effecting our operations at the end of the third quarter of 1999, management has evaluated various options outside of its traditional businesses to return the company to profitability and to increase shareholder value. Pursuant to those efforts, in July 1999, we entered into a letter of intent, and subsequently a merger agreement, to acquire Fusion Networks, Inc. in exchange for approximately 26 million shares of common stock. Fusion Networks is a newly formed company which is in the process of building a portal-type web site with an initial emphasis on Latin America and the Hispanic market in the United States. The proposed acquisition is subject to a number of conditions, including approval of the acquisition by the shareholders of both IDM and Fusion Networks, receipt by our board of directors of a "fairness opinion" from an investment banking firm, the receipt of all necessary regulatory approvals and the negotiation and execution of definitive documentation. There can be no assurance that the acquisition will be successfully implemented or that there will not be modifications to the acquisition terms.

     During 1999, our principal contract services related to, and substantially all of our revenues were derived from, our East Dam Project and Oak Ridge Project and a number of smaller projects. The Oak Ridge Project is a DOE managed site and was our most significant remediation project during 1999. During the second quarter of 1999, we completed work on the phase of the Oak Ridge Project which was begun during 1998. Commencement of additional services at the Oak Ridge Project has been delayed and future services are in doubt as a result of disputes relating to two contracts at the Oak Ridge site. The first dispute relates to an asset recovery contract, where the value of the equipment salvaged pays for our cost of dismantling and removing the equipment. During the second quarter of 1999, we became aware of several previously undisclosed problems that reduced the value of the equipment and increased the costs to decontaminate and remove the equipment. During September 1999, we were terminated from the contract by the contractor. We have filed a request for arbitration which if successful would probably be determined in the first half of 2000. The second dispute relates to our determination during the second quarter of 1999 that the waste we were required to dispose of had to be buried in a mixed waste cell at a higher cost than the low-level waste cell it was supposed to go to because the waste had undisclosed PCB's. Also, we were planning on decontaminating the steel and selling it for scrap which would avoid disposal costs. Because the contractor said we had to remove all the paint from the steel before they would release it, it became more cost effective to dispose of the steel in a low-level waste facility. We have a mediation scheduled for early 2000 to address these changes. Because of these disputes and because our contract was terminated and subsequently reinstated, our revenues at the Oak Ridge Project have been curtailed and we have incurred losses on that project.

     Revenues recognized and jobs costs attributable to our contract services during 1998 were adversely affected by unforeseeable developments at the East Dam Project and on our project at the Boston State Hospital (the "Boston State Hospital Project"). On the East Dam Project, the scope of our services, and our bid, was based on preliminary project specifications established by the project owner. The amount payable with respect to our services on that project was subject to adjustment, up or down, based on the actual conditions encountered. As a result of the conditions encountered, the actual drill footage of the project was substantially less than the footage initially bid based on the specifications provided by the project owner. At the same time, we provided substantial additional services, as called for by the contract, as a result of change orders. Pursuant to the contract, compensation payable with respect to additional services resulting from change orders was subject to documentation and negotiation at the end of the project. The reduction in drill footage resulted in a decrease in estimated project revenues (not giving effect to amounts owing respect to change orders). As a result, estimated revenues to be recognized from the East Dam Project were reduced from approximately $20 million to $15 million. While total project revenues and 1998 revenues from the East Dam Project were less than anticipated as a result of the reduction in drill footage, job costs attributable thereto were substantially higher than originally anticipated as a result of the performance of additional services related to change orders. We submitted a claim for approximately $10.8 million as additional compensation and cost reimbursement attributable to change orders. Pending payment for services related to change orders, during 1998, we recognized, as additional job costs, all costs attributable to the performance of those services but did not recognize any revenues which might be realized from those services. We will recognize as additional revenues, without any corresponding job costs, all amounts received, if any, with respect to change orders at such time as such amount is actually received. In July of 1999, we assigned our claim with respect to the East Dam Project to our contractor for $650,000. The contractor will pursue the claim, paying all direct claim costs, including costs of experts. In the event the claim results in a payment to the contractor, the payment will be distributed 70% to the contractor and 30% to us after deducting direct claim costs and the $650,000 paid by the contractor.

     On the Boston State Hospital Project, we subcontracted certain portions of the project to Dockside Dismantling Corporation ("Dockside"). Dockside defaulted on its subcontract and abandoned the work for which it was responsible. In addition, we were notified of certain work deficiencies for which Dockside and, derivatively, IDM were allegedly responsible. We estimated the additional costs to complete and correct the work of Dockside at $1.2 million and reflected additional job costs in that amount. We made a claim against the bond ($500,000 performance and $500,000 payment) provided by Dockside's surety company. The surety company disclaimed coverage and litigation to collect on the bond was initiated. In January of 1999, we settled our claim against Dockside's surety company for $375,000 for the performance bond of which we received $300,000 after legal fees. The $500,000 payment bond was paid directly to Dockside's vendors and we received no funds from the payment bond. The results of the settlement were reflected in fourth quarter 1998 results.

     In the recurring revenue project arena, during 1998, we continued to invest substantial resources in our efforts to acquire and/or build, start-up, own and operate energy, waste treatment and other similar projects. We incurred approximately $4 million in direct costs during 1998 in connection with our efforts to enter those markets. At December 31, 1998, we were in advanced levels of discussions with respect to more than a dozen potential energy, waste treatment and similar projects and in February of 1999 we acquired our first operating energy facility, a 42 MW hydroelectric power plant in the Republic of Georgia. We expect to begin recognizing revenue from the Georgia Power Project by the second quarter of 2000. Additionally, we continue in our efforts to complete development of, and to begin realizing revenues from, one or more other energy and/or waste treatment facilities. However, given the capital requirements and time required to bring energy projects operational, we are exploring various options to minimize our costs in pursuing those projects, including  selling  substantial  equity  positions in our energy  projects while retaining smaller minority positions or, where appropriate, selling our positions outright in exchange for recovery of our investments plus a development fee.

     We performed no plant relocation projects during 1998 or the first nine months of 1999. With the financial crises in Asia and other lesser developed regions and a dramatic downturn in the price of oil, the demand for plant relocation services was curtailed in 1998 and the first half of 1999 and is expected to continue to be curtailed until an improvement occurs in those regions.

     In addition to our core operations, we have entered into selected strategic investments and undertakings. Those investments and undertakings, as of the third quarter of 1999, include (1) an equity investment in Life International,
(2) our formation of Seven Star to distribute Life water products in southeast Asia and to pursue other opportunities in southeast Asia, (3) acquisition by Seven Star of a license covering the bottling rights and distribution of the Life superoxygenation process in southeast Asia, and (4) our acquisition of an interest in Kortmann Polonia. During 1998, we invested approximately $1.1 million in these ventures. We did not recognize any revenues from those ventures during 1998 but expect to begin realizing revenues from the water distribution operations of Seven Star and from the sale of certain real estate holdings of Kortmann Polonia during 2000.

Results of Operations

Three and Nine Months ended September 30, 1999 and 1998

     Revenues. Our total revenues decreased by approximately 34.2% from $4,532,000 for the quarter ended September 30, 1998 to $2,981,000 for the quarter ended September 30, 1999. Total revenues decreased by approximately 48.1% from $14,547,000 for the nine months ended September 30, 1998 to $7,557,000 for the same period in 1999. The decrease in contract income in 1999 from 1998 was primarily attributable to (1) curtailment in services at the Oak Ridge office which accounted for $2,736,000 of revenues during the third quarter of 1998 and $6,647,000 of revenues during the nine month period in 1998 as compared to $930,000 of revenues during the third quarter of 1999 and $3,120,000 of revenues during the nine month period in 1999, and (2) a reduction in the number and size of contracts performed during the current period as compared to the same period in 1998, including, in particular, the East Dam project which was completed in 1998 and which produced revenues of approximately $100,000 during the third quarter of 1998 as compared to none for the third quarter of 1999.

     Revenues for the 1999 nine month period included $1 million associated with the DOE project in Los Alamos, New Mexico which was completed in 1997 and $650,000 associated with the East Dam project which was completed in 1998. The payment for the Los Alamos DOE project was for full settlement of our change order claim in the approximate amount of $2.8 million. The payment for the East Dam project was consideration for assignment to the contractor on the project of our claim for additional compensation associated with change orders in the approximate amount of $10 million. The contractor will pursue the claim, paying all direct claim costs, including costs of experts. In the event the claim results in a payment to the contractor, the payment will be distributed 70% to the contractor and 30% to us after deducting direct claim costs and the $650,000 paid by the contractor.

     Cost of Sales. Direct job costs decreased by approximately 11.1% from $4,349,000 for the quarter ended September 30, 1998 to $3,867,000 for the same period in 1999. Direct job costs decreased by approximately 43.1% from $15,844,000 for the nine months ended September 30, 1998 to $9,009,000 for the same period in 1999. The decrease in job costs was primarily attributable to completion during 1998 of the East Dam project, which reduction was partially offset by additional job cost charges associated with the two disputed contracts in our Oak Ridge, Tennessee office and settlement of the Boston State Hospital project. As a result of the unforseen problems, we recorded a negative $1.1 million dollar gross margin on the Oak Ridge asset recovery contract during the second quarter of 1999. Because we have been terminated from the job and have not been allowed to salvage certain wire, we recorded additional direct costs of $300,000 during the third quarter of 1999. We recorded negative $1.2 million of gross margin on the Oak Ridge waste disposal contract during the second quarter of 1999. Because of price increases from our subcontractor associated with the waste disposal, we recorded additional direct costs of $400,000 during the third quarter of 1999. We intend to aggressively pursue contract change orders. Any revenue received from the change order will be recorded when realized. Subsequent to September 30, 1999, we settled disputes relating to our Boston State Hospital project. As a result of that settlement, we recorded additional direct costs of $300,000 during the third quarter of 1999.

     In addition to direct job costs, during the quarter and nine months ended September 30, 1999, our cost of sales included the write down of our generator inventory in the amount of $582,517. The write down of that inventory resulted from continued delays in the commencement of active energy projects on which we planned to deploy the generator inventory, coupled with continued losses and limited resources to pursue those projects.

     General and Administrative Expenses. While total revenues decreased by 34.2% for the quarter, general and administrative expenses decreased 29.8% from $2,394,000 during the quarter ended September 30, 1998 to $1,681,000 during the same period in 1999. General and administrative expenses decreased 40.3% from $8,775,000 during the nine months ended September 30, 1998 to $5,237,000 during the same period in 1999. The decrease in general and administrative expense was primarily attributable to a decrease in variable overhead due to lower business levels and to a $1.9 million expense recorded in February, 1998 for options granted to consultants to purchase 122,000 shares of common stock at the market price of our common stock at the date of the grant.

     Depreciation and amortization. Depreciation and amortization expense decreased by approximately 75.2% from $165,000 in the 1998 quarter to $41,000 in the 1999 quarter. Depreciation and amortization expense decreased by approximately 44.5% from $483,000 during the nine month period ended September 30, 1998 to $268,000 during the nine month period ended September 30, 1999. The decrease depreciation and amortization expense was primarily attributable to a decrease in amortization of deferred issuance costs.

     Interest Expense. In addition to operating income and expenses, we reported net interest expense of $31,000 for the quarter ended September 30, 1999 as compared to net interest expense of $96,000 for the same period in 1998. We reported a decrease in net interest expense from $4,418,000 for the nine months ended September 30, 1998 to $77,000 expense for the same period in 1999. The decrease in net interest expense for the quarter was attributable to foreign exchange losses on a Canadian contract in the 1998 quarter. The decrease in net interest expense for the nine months was primarily attributable to $4,169,000 in interest expense recorded on the convertible notes and related warrants in 1998. This amount represented the amortization of the beneficial conversion feature of the convertible notes and warrants.

     Miscellaneous. During the first nine months of 1998 and 1999, no provision was made for post retirement benefits subject to FAS 106.

     Credit for Income Taxes. During the 1999 quarter and nine month periods, we reported a credit for income taxes of $1,200,000 compared to a credit for income taxes of $400,000 for the 1998 nine month period and no credit for the quarter ended September 30, 1998. As a result of our continuing losses, we have recorded no credit for federal income taxes since 1998. The current period credit for income taxes is attributable to the tax benefit relating to our New Jersey net operating loss. We applied for participation in the Technology Certificate Transfer Program sponsored by the New Jersey Economic Development Authority and have been notified that our application has been approved.

     Net loss. As a result of the foregoing, we reported a loss after taxes of $2,049,000 for the quarter ended September 30, 1999 as compared to a net loss of $2,472,000 for the same quarter in 1998. We reported a loss after taxes of $6,452,000 for the nine months ended September 30, 1999 as compared to a loss after taxes of $14,573,000 for the same period in 1998.

     Net loss attributable to common stock. The net loss attributable to common stock was increased by the preferred stock dividends totaling $4,000 in the 1999 quarter and $52,000 in the 1998 quarter, and an accounting "deemed dividend" of $300,000 in the 1998 quarter arising from the amortization of the beneficial conversion feature of our Preferred Stock Series RR. The net loss attributable to common stock was increased by $11,000 and $169,000 in preferred stock dividends during the first nine months of 1999 and 1998 and by $0 in 1999 and $3,630,000 in 1998 arising from the amortization of the beneficial conversion feature of the Series RR Preferred Stock ($300,000) and the Series C Preferred Stock ($3,330,000). We are calculating earning per share to comply with the SEC staff position on accounting for securities issued with beneficial conversion features. This accounting required that we reflect the difference between the market price of our common stock and the applicable conversion rate on the convertible preferred stock as a dividend at the issue date (the beneficial conversion feature totaled $3,330,000 with respect to the Series C Preferred Stock and $500,000 with respect to the Series RR Preferred Stock in 1998) and amortized the dividend from the issue date for the Series C Preferred, February 13, 1998 to June 22, 1998, the date the Registration Statement of the underlying stock was declared effective and from the issue date of the Series RR Preferred Stock, August 11, 1998 to November 12, 1998, the date the Registration Statement of the underlying stock was declared effective.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Revenues. Total revenues increased by approximately 11.2% from $17.9 million for the year ended December 31, 1997 to $20 million for the year ended December 31, 1998. Contract service income increased for the period by 12.3% from $17.8 million in 1997 to $20 million in 1998. The increase in contract service income was attributable to increased project volume from our Oak Ridge office (up $6.6 million) which was partially offset by a decrease in project volume from our Boston office (down $4.7 million). The East Dam Project accounted for approximately $4.4 million, 22%, of revenues in 1998 and the Oak Ridge Project accounted for approximately $3.6 million, 18%, of revenues in 1998. The environmental remediation business has been marked by increasing competition and pressure on job margins. In light of such operating environment, during 1998, as in 1997, we opted to only pursue specialized niche projects where project risks could be limited and higher margins attained. 1998 contract service revenues exclude approximately $12.1 million of additional compensation claimed as being owing with respect to services performed under change orders, including $10.8 million attributable to the East Dam Project. Such additional compensation will be recognized as revenues at such time as such amounts are paid, if ever.

     Surplus equipment and scrap sales decreased from $96,000 for the year ended December 31, 1997 to $0 in 1998 due primarily to the sale in 1996 of substantially all of our surplus equipment, other than generators.

     Cost of sales. Cost of sales, which includes direct job costs, cost of equipment sales, and write-down of our surplus generator inventory, increased by approximately 15.3% from $17.6 million for 1997 to $20.3 million for 1998. Direct job costs increased by 19.4% during 1998 and increased from 95.4% to 101.5% of contract income. The primary elements of such increase in job costs were materials and supplies, job salaries, subcontracting and disposal expense. The decrease in gross margins during 1998 was attributable primarily to unforeseeable costs incurred on several contracts, including the East Dam Project and Boston State Hospital, where we, at December 31, 1998, were seeking to recover an aggregate of $8.4 million of additional costs incurred as a result of change orders from clients. The change order related job costs were recognized in full during 1998 but no revenue attributable to those change orders was recognized. As a result, the East Dam Project and Boston State Hospital Project incurred negative gross margins during 1998.

     As a result of the lack of sales of surplus equipment during 1998, cost of equipment sales were $0 as compared to $47,000 during 1997.

     In addition to the routine changes discussed above, cost of sales reflects a write-down of the Company's surplus generator inventory of $600,000 in 1997.

     General and administrative expense. General and administrative expenses increased by 22.9% from $10.5 million (58.8% of gross revenues) in 1997 to $12.9 million (64.5% of gross revenues) in 1998. The increase in general and administrative expenses was primarily attributable to (1) a $1.9 million expense for options granted to consultants to purchase 122,000 shares of common stock at the market price on the date of grant, (2) a $0.3 million increase in professional fees (principally attributable to professional services relating to efforts to commence energy and waste treatment markets in foreign countries and increased litigation expenses) in 1998 as compared to 1997, (3) increased salary expense, office expense and travel and entertainment expenses related to increased activity in foreign projects, and (4) a $154,000 audit refund of workers compensation insurance which reduced general and administrative expense during 1997. Included in general and administrative expense was a $1 million write-down during 1998 and a $1.2 million write-down during 1997 of the Company's note receivable from UPE. Direct costs associated with efforts to acquire and/or build, start-up, own and operate energy, waste treatment and other similar projects totaled approximately $4 million during 1998 and $2 million during 1997.

     Write-down of the UPE note resulted from unsatisfactory performance of the note. The note related to the sale in 1995 of certain surplus equipment inventory to UPE with IDM to receive one-third of the net sale proceeds realized by UPE from the resale of the equipment with total proceeds to IDM to be in an amount not less than $4 million. After an initial downpayment on the note, resales of the equipment were less than projected and payments to IDM were minimal, totaling $76,000 in 1998. UPE claimed the equipment required unexpectedly high costs to make the equipment saleable. Because payments were insufficient to cover the interest accruing on the note and because of difficulties in reselling the equipment, IDM stopped accruing interest income on the note during 1997 and wrote-down the note in part during 1997 and again in 1998. During 1999, IDM agreed to accept $300,000 in full settlement of the note.

     Depreciation and amortization. Depreciation and amortization expense decreased by approximately 14.3% from $0.7 million in 1997 to $0.6 million in 1998. The decrease in depreciation and amortization expense was primarily attributable to a decrease in amortization of deferred issuance costs.

     Loss from operations. Loss from operations increased to $13.9 million during 1998 from $11 million during 1997. As a percentage of revenues, loss from operations increased from 61.3% in 1997 to 69.5% in 1998.

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

     Interest income and expense. Net interest expense increased from $0.5 million in 1997 to $4.3 million in 1998. The increase in interest expense was primarily attributable to $4.2 million of amortization of the beneficial conversion feature of the convertible notes and warrants issued during 1998.

     Income taxes. The provision for income taxes totaled $4.2 million during 1998 as compared to a credit for income taxes of $1.6 million in 1997. The increase in the income tax expense for 1998 was attributable to the write- off of the Company's deferred tax asset in the amount of $4.2 million during 1998.

     Miscellaneous. During fiscal years 1997 and 1998, no provision was made for post retirement benefits subject to FAS 106.

     Net loss and net loss attributable to common stock. As a result of the foregoing, we reported a loss before taxes of $18.3 million and a net loss of $22.4 million for 1998 as compared to a loss before taxes of $11.5 million and a net loss of $9.9 million for 1997. The net loss attributable to common stock was increased by the preferred stock dividends ($189,000 in 1998 and $174,000 in 1997) and an accounting "deemed dividend" ($3.8 million in 1998 and $1.1 million in 1997) arising from the amortization of the beneficial conversion feature of preferred stock. Earnings per share has been calculated to comply with the recent SEC staff position on accounting for securities issued with beneficial conversion features. This accounting requires that we reflect the difference between the market price of the common stock and the applicable conversion rate on the convertible preferred stock as a dividend at the issue date amortized over a period from that date until the date on which the preferred stock becomes convertible.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenues. Total revenues decreased by approximately 17.1% from $21.6 million for the year ended December 31, 1996 to $17.9 million for the year ended December 31, 1997. Contract service income decreased for the period by 14.4% from $20.8 million in 1996 to $17.8 million in 1997. The decrease in contract service income was attributable to a lower volume due to a more selective bidding process wherein we only bid on projects with higher gross margins. The environmental remediation business has been marked by increasing competition and pressure on job margins. In light of such operating environment, during 1997 we opted to only pursue specialized niche projects where project risks could be limited and higher margins attained. Surplus equipment and scrap sales decreased by 85.4% from $834,000 from the year ended December 31, 1996 to $96,000 in 1997 due primarily to the sale in 1996 of $634,000 of glass lined brewery tanks.

     Cost of sales. Cost of sales, which includes direct job costs, cost of equipment sales, and write-down of our surplus generator inventory, decreased by approximately 21.4% from $22.4 million for 1996 to $17.6 million for 1997. Direct job costs decreased by 20.9% during 1997 and decreased from 103.3% to 95.4% of contract income. The primary elements of such decrease in job costs were materials and supplies, job salaries, subcontracting and disposal expense. The lower gross margins during 1996 was attributable primarily to cost overruns on several contracts, including the Los Alamos project where we, at December 31, 1997 and December 31, 1998, were seeking to recover $2.1 million of additional costs incurred as a result of change orders from clients.

     Cost of equipment sales decreased 92.7% during 1997 and decreased from 77.1% to 49.0% of equipment revenues. The decrease in cost of equipment sales and the increase in gross margin was attributable to the sale, in a bulk transaction, of $634,000 in tanks mentioned previously during 1996.

     In addition to the routine changes discussed above, cost of sales reflects a write-down of our surplus generator inventory of $600,000 in 1997 and $300,000 in 1996.

     General and administrative expense. General and administrative expenses increased by 9.4% from $9.6 million (44.4% of gross revenues) in 1996 to $10.5 million (58.8% of gross revenues) in 1997. The increase in general and administrative expenses was primarily attributable to the write-down of a portion of notes receivable from UPE ($1,200,000).

     Depreciation and amortization. Depreciation and amortization expense stayed approximately the same $0.7 million in both years.

     Loss from operations. Loss from operations was basically the same in both years ($11.0 million). As a percentage of revenues, loss from operations increased from 50.9% in 1996 to 61.3% in 1997. The increase in loss from operations percent of revenues was attributable to the lower volume in 1997.

     Interest income and expense. Net interest expense increased from $0.0 million in 1996 to $0.5 million in 1997. The increase in interest expense was primarily attributable to $0.7 million amortization of debt discount on the convertible notes issued during 1997.

     Income taxes. Credit for income taxes decreased from $1.9 million in 1996 to $1.6 million in 1997. The decrease in the income tax credit for 1997 was primarily attributable to a higher valuation allowance against the net operating loss from foreign operations.

     Miscellaneous. During fiscal years 1996 and 1997, no provision was made for post retirement benefits subject to FAS 106.

     Net loss and net loss attributable to common stock. As a result of the foregoing, we reported a loss before taxes of $11,501,000 and a net loss of $9,940,000 for 1997 as compared to a loss before taxes of $10,998,000 and a net loss of $9,148,000 for 1996. The net loss attributable to common stock was increased by the preferred stock dividends ($174,000) and an accounting "deemed dividend" ($1,110,000) arising from the amortization of the beneficial conversion feature of the Series B Preferred Stock. Earnings per share has been calculated to comply with the recent SEC staff position on accounting for securities issued with beneficial conversion features. This accounting requires that we reflect the difference between the market price of our common stock and the applicable conversion rate on the convertible preferred stock as a dividend at the issue date (the beneficial conversion feature totaling $1,109,589) and has amortized the dividend over a 180 day period from February 12, 1997, the issue date of the convertible preferred stock.

Liquidity and Capital Resources

     At September 30, 1999, we had a working capital deficit of approximately $4.3 million and a cash balance of $130,000. This compares to a deficit in working capital of $0.5 million and a cash balance of $0.4 million at December 31, 1998. The changes in working capital and cash were primarily attributable to a combination of (1) the loss incurred during 1999, including the write down of our generator inventory, (2) the effects of an increase in accounts payable of $1.1 million and (3) an adverse change in costs and estimated expenses in excess of billings of $3.1 million, which were partially offset by (1) cash flow from the investment and advances from an unconsolidated affiliate of $1.1 million,
(2) the issuance of stock to pay certain vendors and to pay a deposit in lieu of a bond in the aggregate amount of $523,000 and (3) a $1,200,000 credit for New Jersey income tax.

     Approximately $23,000 of working capital at September 30, 1999 consisted of unbilled costs and estimated earnings on ongoing projects. Such amounts are expected to be received during 1999 as projects progress with all such amounts being payable to us by the completion of such projects. Unbilled costs and estimated earnings at December 31, 1998 totaled $1.9 million. Billings in excess of costs and estimated earnings totaled $1.2 million at September 30, 1999 as compared to $0 at December 31, 1998. The adverse change was primarily attributable to unfavorable developments with respect to the two disputed contracts at the Oak Ridge project.

     At December 31, 1998, we had approximately $30 million of operating loss carry-forwards that may be applied against future taxable income. $2.3 million of such losses expire in the year 2010, $9.1 million in the year 2011, $8.6 million in the year 2012 and the balance ($10.0 million) the following year. Based on our continuing operating losses, we wrote-off our deferred tax asset during 1998. During the third quarter of 1999 we recorded a $1,200,000 tax benefit from the New Jersey NOL. We expect to realize cash from our New Jersey tax credit in early 2000.

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

     We require substantial working capital to support our ongoing operations. As is common in the environmental services industry, payment for services rendered are generally received pursuant to specific draw schedules after services are rendered. Thus, pending the receipt of payments for services rendered, we must typically fund substantial project costs, including significant labor and bonding costs, from financing sources within and outside of the Company. Certain contracts, in particular those with United States governmental agencies, may provide for payment terms of up to 90 days or more and may require the posting of substantial performance bonds which are generally not released until completion of a project.

     Operations were historically funded through a combination of operating cash flow, term notes and bank lines of credit. Since April of 1994, we have carried no bank debt and have funded operations principally through the sale of equity securities and securities convertible into equity securities. At September 30, 1999, we had no bank debt and no significant long-term debt and were funding operations entirely through cash on hand and operating cash flow which was supplemented by various borrowings and issuances of stock.

     In order to meet working capital needs during 1999, we have borrowed funds from various parties, including officers, and have issued stock in payment of certain trade payables. At September 30, 1999, we owed a total of $249,000 primarily to our two principal officers for funds advanced. There are no definitive repayment terms on such amounts. In June 1999, we borrowed $400,000 from existing stockholders. That loan was repayable in August 1999 with interest at 6.5%. As inducement for making that loan, we issued 125,000 shares of common stock to the lenders. $200,000 of the loan had been repaid at September 30, 1999 and the balance of that loan was paid after the quarter. During the quarter ended September 30, 1999, we issued 79,133 shares of common stock in settlement of $323,000 of accounts payable and issued 62,000 shares of common stock as collateral to our surety in lieu of a $200,000 performance bond.

     Other than funds provided by operations and the potential receipt of funds from the exercise of outstanding warrants, we presently have no sources of financing or commitments to provide financing. A total of approximately 34,000 Class A Warrants (after giving effect to the April 1999 reverse split) issued in connection with our initial public offering were outstanding and exercisable at September 30, 1999. Such warrants are exercisable to purchase two shares of common stock each for a price of $90.00, or $45.00 per share. The warrants were originally exercisable until April of 1999 unless earlier called. We declared a 1-for-10 reverse split of our Common Stock and Class A Warrants effective April 16, 1999 and extended the term of the Class A Warrants to April of 2000. Exercise of the warrants would provide gross proceeds of approximately $3.1 million and result in the issuance of approximately 70,000 shares after giving effect to the reverse split. However, given the current price of the Company's Common Stock, it is not expected that the Class A Warrants will be exercised in the near future.

     In November of 1998, we paid $600,000 to acquire a 49% interest in Kortman Polonia, a Polish company with substantial real estate holdings. Kortmann Polonia has initiated discussions with various real estate developers and major U.S. retailers with respect to the sale of various real estate tracts and the development and leasing of the remaining tracts.

     In addition to funding requirements to support ongoing operations, we have committed substantial capital resources to implementation of the strategic initiative known as "Vision 2000." The focus of Vision 2000 is to position us as a leading participant in the global energy and waste treatment market and in the nuclear facility decommissioning and site revitalization market. The development and initial implementation of Vision 2000 initiatives have required substantial capital expenditures and can be expected to continue to require substantial capital expenditures in the future. Direct investments in potential energy and waste treatment projects undertaken under the Vision 2000 initiative, excluding corporate overhead allocable to such initiative, totaled approximately $9 million at December 31, 1998. Capital expenditures and other outlays to bring proposed projects to an operational state are expected to far exceed the investment to date. In particular, the proposed El Salvador Power Project with capital costs of approximately $55 million, require funding substantially beyond our current financial capabilities. We have, for this reason, entered into agreements with parties interested in the Salvadorean market to acquire our assets in the country. The sale of these assets is expected to be completed by the end of the first quarter of 2000. Similarly, in connection with our acquisition of a controlling interest in the Georgia Power Project, we agreed to perform a technical evaluation on the facility and, depending on the results of that evaluation, to invest up to $9 million over the life of the facility for repairs and rehabilitation. The ability to successfully bring power projects such as the Bolivia and El Salvador Power Project, and other similar projects, on line, carry out any required repairs

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

and rehabilitation on the Georgia Power Project and implement other Vision 2000 initiatives is substantially dependent upon our ability to secure project financing and other financing. Other than funding Vision 2000 initiatives and bonding and other job costs, we do not anticipate any substantial demands on our liquidity or capital resources during the following twelve months.

     In March of 1999, our management appeared before a Nasdaq hearing panel regarding the possible de- listing of our common stock for failure to maintain a minimum bid price of at least $1.00. In order to address the deficiency in minimum bid price, we proposed and approved a 1-for-10 reverse split of our common stock and warrants to be effective April 16, 1999. On May 7, 1999, NASDAQ informed us of their decision that because of our failure to comply with the minimum $5,000,000 market value of public float requirement for the past 37 consecutive trading days as of that date, that effective with the open of business of May 11, 1999, our securities were transferred from the National Market to the Small Cap Market, pursuant to the maintenance criteria.

     We believe that our working capital, combined with the expected receipt of funds from the resolution of certain change orders and litigation, is sufficient to meet our anticipated needs, other than project financing requirements discussed above, for at least the following twelve months, including the performance of all existing contracts. However, as there is no assurance as to the timing or amount of the receipt of funds from change orders, litigation or other sources, we may be required to seek new bank lines of credit or other financing in order to facilitate the performance of jobs. While we are conducting ongoing discussions with various potential lenders with a view to establishing available credit facilities, we presently have no commitments from any bank or other lender to provide financing if such financing becomes necessary to support operations.

Year 2000 Issue

     We recognize the need to ensure that our operations, as well as those of third parties with whom we conduct business, will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. We are addressing this risk to the availability and integrity of financial systems and the reliability of operational systems through a combination of actions including a review of all software applications, desktop equipment network, and telecommunications products used by the company to determine if they are Year 2000 compliant. We will also send questionnaires to our major customers and suppliers to assess their Year 2000 readiness, review all contacts for year 2000 liability and will develop remediation and contingency plans where appropriate. We expect to complete this work by the end of the fourth quarter 1999.

     The costs of achieving Year 2000 compliance to date have been immaterial to our financial position, results of operations or cash flows. We do not anticipate that additional amounts incurred in connection with our Year 2000 compliance program will be material to our financial condition or results of operations.

     Due to the uncertainties involved, we cannot predict the impact of the Year 2000 on our operations. Achieving Year 2000 compliance is dependent on many factors, some of which are not within our control, including without limitation, the continuity of service provided by the government, utilities, transportation industry and other service providers. Should one of these systems fail, or should our internal systems or the internal systems of one or more significant vendors or suppliers fail to achieve Year 2000 compliance, our business and results of operations could be adversely affected.

Impact of Inflation

     Inflation  has not been a major  factor in our  business  since  inception.
There can be no assurances that this will continue. However, it is anticipated that any increases in costs can be passed on to customers in the form of higher prices.

             FUSION NETWORKS, INC. SUMMARY HISTORICAL FINANCIAL DATA
                      (in thousands, except per share data)

     Fusion Networks historical figures as of and for the period from inception to September 30, 1999 have been derived from Fusion Networks' financial statements and related notes. Fusion Networks' financial statements as of and for the period from inception to September 30, 1999 have been audited by Samuel Klein and Company. The historical figures that follow are qualified by reference to the financial statements of Fusion Networks and the related notes thereto set forth herein.

                                       Period from Inception (July 1, 1999) to
                                       ---------------------------------------
                                                September 30, 1999
                                                ------------------

Income Statement Data:

Revenues..................................... $          -
Loss from operations.........................     (413,697)
Net loss..................................... $   (409,238)
Net loss per common share.................... $      (0.01)
Weighted average shares outstanding..........   27,450,136

                                              September 30, 1999
                                              -------------------
Balance Sheet Data:

Working capital..............................    $ 2,507,251
Total assets.................................      3,154,872
Long-term liabilities........................              -
Shareholders' equity.........................      2,950,263



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

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF FUSION NETWORKS

     All per share amounts are adjusted to give retroactive affect to a 1,000-for-1 split effective August 23, 1999 and a 17.7333333 -for-1 split effective November 18, 1999.

     Fusion Networks, Inc. is a start-up Internet company founded in 1999 to provide improved Internet content and services to Latin American markets and to the Spanish and Portugese speaking population around the world.

Plan of Operation

     We launched, on a pilot basis, our Internet site, LatinFusion.com, in Bogota, Colombia in October 1999 and launched our site in Miami, Florida in January 2000 with a formal international launch of our site scheduled for February 2000. During the twelve months following our scheduled site launch, we plan to:

     *   launch   LatinFusion.com   in  at   least   14   additional   targeted
         cities/regions throughout the Americas and Europe.

     *   register at least 500,000 users of its LatinFusion.com site.

     * establish client/strategic partner relationships with at least 50 advertisers and electronic commerce merchants.

     *   implement additional and/or improved service offerings.

     The pilot site launch in Bogota, Colombia included basic content developed for the Bogota market. The launch was accompanied by an advertising and public relations campaign to introduce LatinFusion.com to the Bogota market.

     Following the launch of LatinFusion.com in Bogota and pilot site testing, we began operations of our site in Miami in January 2000 and plan to formally launch the site to the international market in February 2000 followed by site launches in six additional Latin American markets, five U.S. markets, two European markets and one Canadian market over the following six months. Each of those markets has been targeted based on large Spanish or Portugese speaking populations. Each of the planned site launches is expected to mirror the Bogota site launch, with the site offering localized content and being promoted by an advertising and public relations campaign.

     Through our public relations campaigns, localized content and banner free site, we expect to achieve high levels of brand awareness and site usage by Internet users in our target markets. We intend to gather user data and register users through various free service offerings, such as e-mail, and periodic data gathering questions which will appear on our site.

     Simultaneous with launching our site in various markets and registering users, we intend to negotiate strategic partnerships and relationships with various advertisers and electronic commerce merchants to advertise or offer merchandise on our site. We intend to capitalize on our expected growing user base and "infomercial" format to differentiate our site and attract strategic partners.

     Throughout the first twelve months following our site launch, we intend to expand and improve our site by adding new and improved localized content and services.

Results of Operations - July 1, 1999 (Inception) to September 30, 1999

     For the period from inception (July 1, 1999) to September 30, 1999, we were involved in development stage activities and had no operating revenues.

     Expenses totaled $413,697 through September 30, 1999. Expenses incurred through September 30, 1999 were primarily attributable to staffing and site development.

     Our loss totaled $409,238 for the three months ended September 30, 1999.

Capital Resources; Private Placements

     At September 30, 1999, we had cash reserves and cash equivalents of $2,711,860. We had no long term debt at September 30, 1999.

     We have funded our operations to date through capital contributions of founders and two private placements of equity securities. Securities issued to date have consisted of the following:

* In June 1999, the four founding shareholders subscribed for a total of 13,300,000 shares of common stock (after giving effect to a 1,000 for 1 stock split and a 17.733333 for 1 stock split) for an aggregate of $750. Those shares were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933.


* In July 1999, we sold 4,433,333 shares of common stock (after giving effect to a 1,000 for 1 stock split and a 17.733333 for 1 stock split) to four accredited investors for $500,000 and granted an option to those investors to acquire an additional 8,866,667 shares of common stock for $500,000. In August 1999, the investors exercised their option and acquired an additional 8,866,667 shares for $500,000. Those shares were sold in a privately negotiated transaction pursuant to the exemption set forth in
     Section 4(2). No commissions were paid on the sale of those shares.

* In November 1999, we completed a private placement pursuant to which 150.66 units (the "Units") were sold to accredited investors at $60,000 per Unit, or aggregate gross proceeds of $9,040,000. Each Unit consists of 20,000 shares of common stock and 20,000 three year warrants (the "Fusion Warrants") to purchase common stock at $6.00 per share. As of September 30, 1999, a total of 42.5 Units had been sold resulting in the issuance of 850,136 shares of common stock and 850,136 Fusion Warrants for net proceeds of $2,358,750. Subsequent to September 30, 1999, an additional 108.16 Units were sold resulting in the issuance of 2,163,200 shares of common stock and 2,163,200 Fusion Warrants for net proceeds of $6,002,880. Those shares and warrants were sold to 21 accredited investors without general solicitation or advertising pursuant to the exemption set forth in Rule 506 of Regulation D. The certificates evidencing those securities bear legends restricting transfer. In connection with the placement of Units, we paid finders fees of 7.5% and issued 226,000 warrants, which were identical to the Fusion Warrants, to finders.

* Also, subsequent to September 30, 1999, we issued 2,500,000 three year warrants exercisable at $5.00 per share to four consultants. Those warrants were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933.

* In December 1999, we issued 3,500,000 shares of common stock to Marketing Services Group, Inc. in exchange for 1,500,000 shares of common stock of MSGI. Pursuant to that transaction, we granted to MSGI a six month right, terminating in June 2000, to acquire up to an additional 3,500,000 shares of common stock for an additional 1,500,000 shares of common stock of MSGI. The securities issued to MSGI were issued in a privately negotiated transaction pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933. The certificates evidencing the shares of common stock issued to MSGI, as well as the shares received from MSGI, bear restrictive legends and are subject to a "lock-up" provision pursuant to which such shares may not be resold for a period of one year ending December 2000.

* In December 1999, we issued 500,000 three year warrants exercisable at $5.00 per share to one consultant. Those warrants were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933.

Financing Requirements

     In order to carry out our plan of operations through September 2000, we anticipate spending approximately $38 million. Our budget for that period includes approximately $13.3 million for advertising and public relations of which $300,000 was budgeted for the Bogota pilot site launch, $9.1 million for staffing, content development, technical support, local hardware, software and infrastructure investment and other non-public relations expenses for fifteen additional site launches, $1.5 million for support and operations in our Miami and Bogota offices of which $900,000 is budgeted for hardware, software and infrastructure investment, and $1.2 million of working capital.

     At September 30, 1999, we had invested approximately $309,000 for hardware, software and infrastructure in Bogota and Miami and $0 for promotional expenses associated with the Bogota site launch. Each additional site launch is expected to require the investment of approximately $800,000 for the purchase of servers, routers, telecommunications equipment and other hardware, software and infrastructure to support local operations.

     At December 31, 1999, our employee headcount was 28, including 5 executives and administrative personnel in our Miami headquarters and 4 persons in sales and marketing. We intend to staff offices in each city where our site is introduced with between seven and nine persons, with each office having an office manager who will be responsible for business development and sales oversight, a webmaster to administer our site, two to three sales persons, two to three content developers and an accounting support person. Assuming the complete implementation of our plan of operations by September 2000, our employee headcount at that time is expected to total approximately 200.

     Our cash and cash equivalents on hand at December 31, 1999 were sufficient to support the introduction and operation of our Bogota and Miami sites as well as in Madrid, Mexico City, Buenos Aires and Sao Paulo through March 2000 but were not sufficient to support the introduction of our site in additional markets. In order to fully carry out our plan of operations through September 2000, as budgeted, we will be required to raise approximately $29 million of additional funding. There is no assurance that we will be able to raise such additional funding. If we are unable to raise the additional capital necessary to support the full implementation of our plan of operations, we will be limited in the number of markets in which we can operate, our potential revenues will be limited and the viability of our business plan may be adversely affected.

             SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated financial data for Fusion Networks Holdings, Inc. is based on the historical financial statements of Fusion Networks, Inc. and IDM Environmental Corp. (collectively with it's subsidiaries referred to herein as "IDM") which appear elsewhere in this Joint Proxy Statement/Prospectus and has been prepared on a pro forma basis to give effect to the merger under the purchase method of accounting, as if the transaction had occurred at January 1, 1998 for each operating period presented. The pro forma information was prepared based upon certain assumptions described below and may not be indicative of results that actually would have occurred had the merger occurred at the beginning of the last full fiscal year presented or of results which may occur in the future. The unaudited pro forma consolidated financial data and accompanying notes should be read in conjunction with the annual and interim financial statements and notes thereto of Fusion Networks, Inc. and IDM Environmental Corp. appearing elsewhere herein and incorporated by reference into this Joint Proxy Statement/Prospectus.

     The unaudited pro forma consolidated balance sheet as of September 30, 1999 presents the financial position of Fusion Networks Holdings, Inc. as if the merger had occurred on that date and was prepared utilizing the audited Fusion Networks, Inc. balance sheet as of September 30, 1999 and the unaudited IDM Environmental Corp. balance sheet as of September 30, 1999. The pro forma consolidated statements of operations data presented assumes the merger occurred at the beginning of the periods presented. It should not be assumed that IDM Environmental Corp. and Fusion Networks, Inc. would have achieved the unaudited pro forma consolidated results if they had actually been combined during the periods shown.

     The merger is expected to be accounted for as a purchase. The stockholders of Fusion Networks, Inc. will receive one share of common stock of Fusion Networks Holding, Inc. for each share of Fusion Networks, Inc. common stock held and the stockholders of IDM will receive one share of Fusion Networks Holdings, Inc. for each share of IDM common stock held, resulting in the current stockholders of Fusion Networks, Inc. owning approximately 90% of Fusion Networks Holdings, Inc. common stock. The proposed plan of merger is subject to a number of conditions including, but not limited to, regulatory approvals and the receipt of stockholder approval from both the Fusion Networks, Inc. and IDM.

     The unaudited pro forma consolidated results are based on estimates and assumptions, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma consolidated results are not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.

     The unaudited pro forma combined results should be read in conjunction with the historical consolidated financial statements and notes thereto set forth herein, and other financial information pertaining to IDM and Fusion Networks, Inc. including "Management's Discussion and Analysis of Financial Condition and Results of Operations of IDM", Management's Discussion and Analysis of Financial Condition and Results of Operations of Fusion Networks, Inc." and "Risk Factors".

                        FUSION NETWORKS HOLDINGS, INC.
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1999
                                 (Unaudited)

                                                                                             Fusion
                                                          Fusion                            Networks
                                        IDM               Networks                        Holdings, Inc.
                                 September 30, 1999   September 30, 1999     Pro Forma     Pro Forma
                                    (Unaudited            (Audited)          Adjustments     Results
                                 -------------------  -------------------   ------------  ---------------

ASSETS
Current Assets:
  Cash and cash equivalents          $130,284              $2,711,860       $6,003,250 (1)   $8,845,394
  Accounts receivable               2,310,741                                                 2,310,741
  Notes receivable - curren           141,198                                                   141,198
  Inventory                                 -                                                         0
  Costs and estimated earnings
    in excess of billings              23,171                                                    23,171
  Recoverable income taxes          1,200,000                                                 1,200,000
  Prepaid expenses and other
    current assets                  1,083,530                                                 1,083,530
                                   ----------             -----------       --------------   -----------
     Total Current Assets           4,888,924               2,711,860         6,003,250      13,604,034

Goodwill, net of accumulated                                                  6,818,235 (5)
amortization                                                                 (1,704,559)(6)   5,113,676
Investments in and Advances
  to Unconsolidated Affiliates      1,275,211                                                 1,275,211
Investment in Affiliate, at cost    1,853,125                                25,500,000 (4)  27,353,125
Property, Plant and Equipment, net  2,362,743                 308,659                         2,671,402
Deposit in Lieu of Bond               200,000                                                   200,000
Other Assets                          979,925                 134,353                         1,114,278
                                   ----------             -----------       --------------   -----------
                                  $11,559,928              $3,154,872       $36,616,926     $51,331,726
                                   ==========             ===========       ==============   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term debt  $214,485              $        -          $      -        $214,485
  Accounts payable and accrued
    expenses                        7,497,248                 204,609          (473,242)(2)   7,228,615
  Billings in excess of costs and
    estimated earnings              1,222,224                                                 1,222,224
  Due to officers                     248,686                                                   248,686
                                   ----------             -----------       --------------   -----------
     Total Current Liabilities      9,182,643                 204,609          (473,242)      8,914,010

Long-Term Debt                         23,881                                                    23,881
                                   ----------             -----------       --------------   -----------
     Total Liabilities              9,206,524                 204,609          (473,242)      8,937,891
                                   ----------             -----------       --------------   -----------
Commitments and Contingencies

Stockholders' Equity:
  Common stock                        34,522                      274                22 (1)
                                                                                    788 (2)
                                                                                (35,275)(5)         366
                                                                                     35 (4)
  Additional paid-in-capital      58,357,336                3,359,227         6,003,228 (1)
                                                                                472,454 (2)
                                                                                450,000 (3)
                                                                             25,499,965 (4)
                                                                            (56,453,179)(5)
                                                                              6,818,235 (5)
                                                                             (1,704,559)(6)  42,802,707
  Retained deficit               (56,038,454)                (409,238)         (450,000)(3)
                                                                             56,488,454 (5)    (409,238)
                                  ----------             -----------       --------------   -----------
  Total Stockholders' Equity       2,353,404                2,950,263        37,090,168      42,393,835
                                  ----------             -----------       --------------   -----------
                                 $11,559,928               $3,154,872       $36,616,926     $51,331,726
                                  ==========             ===========       ==============   ===========

              See notes to Pro Forma Consolidated Financial Data.

                        FUSION NETWORKS HOLDINGS, INC.
            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)


                                                                                  For the nine months ended September 30, 1999 (IDM)
                                              For the Year Ended                 For the period from inception (July 1, 1999) to
                                              December 31, 1998                                          September 30, 1999 (FN)
                               ----------------------------------------------  -------------------------------------------------
                                                                   Fusion                                                 Fusion
                                                                  Networks                                               Networks
                                                                Holdings, Inc.                  Fusion                Holdings, Inc.
                               IDM         Fusion    Pro Forma    Pro Forma         IDM        Networks     Pro Forma   Pro Forma
                             (Audited)    Networks  Adjustments    Results       (Unaudited)   (Audited)    Adjustments   Results
                            -----------  ---------- -----------  -----------    ------------  ----------   ------------  ----------


Contract Income             $20,018,564                           $20,018,564    $7,556,608     $                      $7,556,608

Direct Job Costs             20,257,642                            20,257,642     9,008,924                             9,008,924
Write-down of inventory
surplus                                                                             582,517                               582,517
                              -----------   --------               ------------    ----------   ----------  ----------   -----------

Gross Profit (Loss)            (239,078)        0                    (239,078)   (2,034,833)            0         0    (2,034,833)
                              -----------   --------               ------------    ----------   ----------  ----------   -----------

Costs and Expenses:
   General and
   administrative  expenses  12,871,481                            12,871,481     5,236,925        39,111               5,276,036
   Product development and
     engineering                                                                    310,931       310,931
   Sales and marketing                                                               17,655        17,655
   Merger expenses                                                                                 46,000      450,000(3)  496,000
   Depreciation and
   amortization                  626,766             974,034(6)     1,600,800       268,098                    730,525(6)  998,623
   Equity in net loss of
     unconsolidated
     partnerships                194,243                              194,243        35,854                                35,854
                              -----------   -------- ----------    ------------    ----------   ----------  ----------   -----------
                              13,692,490         0   974,034       14,666,524     5,540,877       413,697     730,525   7,135,099
                              -----------   -------- ----------    ------------    ----------   ----------  ----------   -----------

Loss from Operations         (13,931,568)        0  (974,034)     (14,905,602)   (7,575,710)     (413,697)   (730,525) (9,169,932)

Other Income (Expense):
   Interest income
   (expense)                  (4,321,714)                          (4,321,714)      (76,568)        4,459                 (72,109)
                              -----------   -------- -----------  ------------    ---------    ----------  ---------- -----------

Loss before Credit for
Income Taxes                 (18,253,282)        0  (974,034)     (19,227,316)   (7,652,278)     (409,238)   (730,525) (9,242,041)

Provision (Credit) for
Income Taxes                   4,170,000                            4,170,000    (1,200,000)            -              (1,200,000)
                              -----------   -------- -----------  ------------   ---------    ----------  ---------- -----------

Net Loss                     (22,423,282)        0  (974,034)   (23,397,316)   (6,452,278)     (409,238)    (730,525)  (8,042,041)

Preferred Stock Dividends
   including amortization
   of beneficial conversion
   feature                     4,018,774                            4,018,774        11,289             -                  11,289
                              -----------   -------- -----------  ------------    ----------   ----------   ---------- -----------

Net Loss on Common Stock    $(26,442,056)  $     0  $(974,034)  $(27,416,090)  $(6,463,567)    $(409,238)   $(730,525)$(8,053,330)
                              ===========   ======== ==========   ============    ==========   ===========  ========== ============

Loss per Share:
   Basic loss per share     $     (13.31)                        $     (0.75)  $     (2.07)    $   (0.01)               $     (0.22)
                              ===========                          ============    =========    ==========              ============

   Diluted loss per share   $     (13.31)                        $     (0.75)  $     (2.07)    $   (0.01)               $     (0.22)
                              ===========                          ============    =========    ==========              ============

   Basic commons shares
     outstanding               1,987,264                           36,644,428     3,120,383    27,540,136             36,644,428

   Diluted common shares
     outstanding               1,987,264                           36,644,428     3,120,383    27,540,136             36,644,428


              See notes to Pro Forma Consolidated Financial Data.

                         FUSION NETWORKS HOLDINGS, INC.
                 NOTES TO PRO FORMA CONSOLIDATED FINANCIAL DATA
                               SEPTEMBER 30, 1999


     On August 18, 1999 Fusion Networks, Inc. ("FNI") and IDM Environmental Corp. (collectively with it's subsidiaries herein referred to as "IDM") entered into a definitive Plan of Reorganization and Merger and the formation of a holding company, Fusion Networks Holdings, Inc. ("FNHI"). Under the terms of the Plan of Reorganization and Merger, IDM will become a wholly owned subsidiary of FNHI and a wholly owned subsidiary of FNHI will merge with and into FNI. Following the merger, FNI will be a wholly owned subsidiary of FNHI. The stockholders of FNI will receive one share of common stock of FNHI for each share of FNI common stock held and the stockholders of IDM will receive one share of FNHI for each share of IDM common stock held, resulting in the current stockholders of FNI owning approximately 90% of FNHI common stock. The proposed plan of merger is subject to a number of conditions including, but not limited to, regulatory approvals and the receipt of stockholder approval from both the FNI and IDM stockholders.

Pro Forma Adjustments

     (1) To record the remaining balance of the private placement offering for Fusion Networks, Inc. net of brokers commissions.

     (2) To record the issuance of 78,810 shares of IDM's common stock in settlement of $473,242 of IDM's trade accounts payable during the fourth quarter 1999 and January 2000.

     (3) To record as compensation, merger expenses for 400,000 consultant stock options granted with an exercise price of $1.15, the market price at the date of grant. The options were granted for a ten year period and vest upon the completion of the merger. The estimated fair market value of $450,000 for this option is based on the Black Scholes value option pricing model.

     (4) To record the acquisition of 1,500,000 shares or approximately 6% of the outstanding common stock of Marketing Services Group, Inc. and the issuance of 3,500,000 shares of common stock of Fusion Networks as consideration for those shares.



     (5) To record the purchase of IDM and the issuance of 33,113,400 shares of common stock of Fusion Networks Holdings, Inc. to the stockholders of Fusion Networks, Inc. and the issuance of 3,531,028 shares of common stock of Fusion Networks Holdings, Inc. to the stockholders of IDM and the elimination of IDM's accumulated deficit as a result of the merger. The transaction, accounted for as a purchase, resulted in goodwill of $6,818,235 being recorded. The purchase price and goodwill was determined as follows:

                IDM common shares outstanding                    3,531,028
                Estimated fair value of shares issued              $  2.47(a)
                                                                 ---------
                Purchase price before merger costs               8,721,639
                Merger costs                                       450,000
                                                                 ---------
                         Purchase price                          9,171,639

                IDM net book value                               2,353,404
                                                                 ---------
                         Goodwill                               $6,818,235
                                                                 =========

               (a) The estimated fair value of shares issued was determined using the average closing market price of IDM's common stock for the 3 days prior and 3 days subsequent to the public announcement of the letter of intent.

     (6) To record amortization of goodwill over a seven year period.

                         BUSINESS AND PROPERTIES OF IDM

     IDM Environmental Corp. is a global, diversified services and project development company offering a broad range of design, engineering, construction, project development and management, and environmental services and technologies to government and private industry clients. We utilize those same capabilities to build, own or lease, and operate energy, waste treatment and similar facilities. Through our domestic and international affiliates and subsidiaries, we offer services and technologies, and operate, in three principal areas:
Energy and Waste Project Development and Management, Environmental Remediation and Plant Relocation.

     Environmental remediation services, our historical core business, encompass a broad array of environmental consulting, engineering and remediation services with an emphasis on the "hands-on" phases of remediation projects. We are a provider of full-service turnkey environmental remediation and plant decommissioning services and have established a track record of safety and excellence in the performance of projects for a wide range of private sector, public utility and governmental clients worldwide. We have melded our core expertise in engineering, decommissioning and dismantlement services in environmentally sensitive settings in an effort to establish a position in the forefront of the nuclear power plant decommissioning, site remediation and reindustrialization market.

     Plant relocation services encompass a broad array of non-traditional engineering projects, with an emphasis on plant dismantlement, relocation and reerection. We have established the company as a world leader in plant relocation services employing a proprietary, integrated matchmarking, engineering, dismantling and documentation program that provides clients with significant cost and schedule benefits when compared to traditional alternatives for commencing plant operations.

     Our energy and waste treatment project development and management services are provided through IDM Energy Corporation and local project subsidiaries. We actively entered the Energy and Waste Services market in 1996 following our acquisition of the rights to utilize and deploy the proprietary "Kocee" solid waste gasification technology and rights under an accompanying power purchase agreement to deploy that technology in the construction and operation of a 30 MW waste-to-energy project in El Salvador. Since our entry into the Energy and Waste Services market, we have aggressively pursued opportunities to build, own and operate conventional and other energy and waste treatment facilities. We completed the acquisition of our first operating energy facility, a 42 MW hydroelectric plant, in the Republic of Georgia, in the first quarter of 1999. With the change in control of our distribution partner in El Salvador, our planned energy facility in El Salvador has been revised to increase the capacity of the facility from 30 MW to 60 MW. At year-end 1998, we had acquired the plant site and all required construction permits, had completed all conceptual engineering studies and design of the plant and were involved in negotiations to sell energy in excess of the 30 MW presently under contract and to secure a fuel supply and financing for the project. Because of difficulties incurred in El Salvador, we have entered into an agreement to sell our assets in El Salvador which sale is expected to close during the first quarter of 2000. We have also entered into a memorandum of understanding pursuant to which construction and operation of a waste treatment facility in Taiwan is expected to commence during 2000. Additionally, we continue to pursue additional energy and waste treatment facility "build, own and operate" opportunities in Asia, Eastern Europe, Central and South America. In addition to our current and planned ownership and operation of energy and waste facilities, we offer a broad range of Energy and Waste Services to government and private industry clients, including project design and development, engineering, and operation and management for conventional and other energy and waste treatment projects. See "Energy and Waste Project Development and Management Services."

     IDM is a New Jersey corporation formed in 1978. Our principal offices are located at 396 Whitehead Avenue, South River, New Jersey 08882, telephone number
(732) 390-9550.

Business Strategy

     Our business has evolved, and continues to evolve, to capitalize on market opportunities. We have added strategic capabilities and resources through the years to move the business from its roots as a demolition and deconstruction company to a full service environmental remediation and plant relocation services company and, now, an energy and waste treatment project developer, manager, owner and operator. Supplementing our strengths and capabilities in our core businesses, we have added strategic investments in technologies, with both industrial and consumer applications, and real estate holdings.

     In 1997, we began to implement a strategic plan to capitalize on our strengths and market opportunities to position our company as a global leader in providing services and technologies in selected high growth markets with an emphasis on developing recurring revenue streams. The core elements of our strategic plan are (1) aggressive entry into the global energy production and waste treatment development and plant management market, (2) narrowing the focus of our environmental remediation services to emphasize specialized services and technologies in high growth, high margin niche markets, and (3) emphasizing our multi-disciplinary expertise and relationships to generate growth in demand for plant relocation services. We believe that our ability to respond to opportunities in the market and deploy a broad array of technologies and expertise in a rapid and cost effective manner provides a competitive advantage in efforts to achieve the elements of our strategic plan.

     Central to our strategy is a commitment to generating long-term recurring revenue streams as a foundation for our other project specific activities. International energy production and waste treatment projects are the core of our planned recurring revenue streams. Our entry into the energy production and waste treatment markets began with the acquisition, in 1996, of the proprietary "Kocee" waste gasification technology and rights under an accompanying power purchase agreement to deploy that technology in the construction and operation of a 30 MW waste-to-energy project in El Salvador. Privatization of the Salvadorean distribution company, combined with a decision to modify the nature of the project to a more traditional energy production facility and increase the capacity of the plant, has resulted in delays in the commencement of construction of the facility and the anticipated commencement of operations of the plant. We anticipate that arrangements for the sale of the project will be finalized by the first quarter of 2000.

     We completed the acquisition of our first operating energy facility, a 42 MW hydroelectric plant, in the Republic of Georgia, in the first quarter of 1999. We believe that one or more of the current energy and waste projects under discussion will come to fruition during 2000 and that the commencement of operations in the Republic of Georgia will add to our profile as an energy project developer, owner and operator allowing us to aggressively pursue additional opportunities to add to our recurring revenue base from the development and operation of energy and waste treatment projects. See "Energy and Waste Project Development and Management Services."

     Within our historical environmental remediation services offerings, our strategy is to concentrate our efforts on highly specialized environmental projects where competition is less intense, profit margins are generally higher and proprietary technology and engineering expertise are valued at a premium. With the growth and evolution of the environmental remediation market in the 1990's, various segments of the remediation market have reached maturity and have become characterized by intense competition and minimal operating margins. While we continue to be active in the environmental remediation market, we expect that bidding or negotiating of future remediation contracts will be limited to special situations in which higher margins can be generated by the deployment of proprietary technologies and the utilization of specialized engineering services. In particular, we are aggressively pursuing opportunities involving the decommissioning and remediation of large commercial nuclear power facilities, which market we believe to be in an early growth stage.

     In the plant relocation services area, we will continue to emphasize our ever broadening expertise in an array of project engineering disciplines and the establishment of strong relationships to drive demand for our services. With our record of sourcing, dismantling, relocating and re-erecting process plants and other facilities as a timely and cost effective alternative to the construction of new facilities, we believe that the demand for such services, particularly in growing economies outside of the United States and western Europe, will continue to grow and that we will be a leading provider of those services worldwide.

     Supplementing our core business operations, we have historically sought out, and will continue to seek out, opportunities which are compatible with our existing expertise and capabilities to enhance our recurring and nonrecurring revenues. Illustrative of such opportunities are (1) our investment in Life International Products ("Life"), (2) our formation of Seven Star International Holdings, Inc. ("Seven Star") to distribute Life water products in southeast Asia and to pursue other opportunities in southeast Asia, (3) acquisition by Seven Star of a license covering the bottling rights and distribution of the Life superoxygenation process in southeast Asia, and (4) our acquisition of an interest in Kortmann Polonia, a Polish company with substantial real estate holdings. See "Other Services, Products and Investments."

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Industry Background

     Environmental Services Industry. The environmental remediation industry, for all intents and purposes, emerged in the 1970s from the enactment of the "Superfund" legislation in 1976 and, subsequently, the Resource Conservation and Recovery Act ("CRA" legislation in 1984. These landmark and far-reaching pieces of legislation made owners responsible and liable for the environmental damage caused by the present and past operations and established a strict framework to regulate certain materials, designated as hazardous by regulation, from cradle to grave.

     Virtually overnight, many corporations faced billions of dollars in potential liabilities that were nearly impossible to quantify. In addition, many owners faced significant capital and operational cost increases to bring current operations into full compliance with the new regulations, or face large penalties, even potential shutdowns. The impact of these factors to the corporate "bottom line"forced owners to undertake immediate action to assess the extent of the problem and quickly move to quantify these liabilities.

     Federal regulations mandated a prescriptive and bureaucratic process for the performance of site cleanups. This process consisted of an investigative/assessment phase, followed by a detailed engineering and design phase, finally culminating in the "hands-on" implementation phase. The first phase consisted of the following major tasks: Preliminary Assessments/Site Investigations, Remedial Investigations/Feasibility Studies, Engineering Evaluations/Cost Analysis and lengthy, often contentious and controversial, public hearings that would ultimately lead to the formal selection of a specific Remedial Action Alternative that would be legally set forth in a Record of Decision document following approvals by Federal, State and local regulators. The implementation of the selected Remedial Action Alternative would involve two major phases, the Remedial Design phase and the Remedial Action phase. Each of these phases would be performed by a different company. The combination of undefined liabilities and the threat of a growing regulatory enforcement environment, quickly created a market for environmental services in the billions of dollars annually, that grew at double digit rates.

     Throughout the 1980s, the government continued to impose new regulations and expand the National Priority List of "Superfund" sites to more than 1,200 sites. With a seemingly unbounded demand for these services, the industry saw a quantum increase in the number of companies providing these services. During this period, billions of dollars were spent for environmental remediation services, but very few actual cleanups were completed.

     As the 1980s drew to a close, the unbridled growth of the industry came to an abrupt halt as a result of several major factors, including (1) questioning by government administrators and owners of the validity of a process that cost so much money and yielded virtually no tangible results, (2) recognition that the cost associated with achieving regulatory-imposed cleanup standards, that would require that all sites be restored to "ristine" conditions regardless of location or future use, would be impossible to bear, even by the government, and
(3) technological and operational advances, including the completion of plant modifications to reduce or eliminate the generation of hazardous wastes, the implementation of large scale waste minimization programs, the application of advanced treatment technologies and the advancements in computer technology that allow for the cost-effective application of analytical risk assessments to preclude the need for further cleanup actions.

     As the industry has been transformed in the 1990s, in recent years, the environmental remediation industry has been characterized by an increasing number of well-capitalized competitors, reduced government enforcement of environmental regulations and regulatory uncertainty. This has resulted in reduced commercial spending on environmental cleanup and intense pricing competition for hazardous waste cleanup projects. Lower demand in the private sector has been offset to some extent by new major project opportunities in the public sector, primarily comprehensive cleanup projects at U.S. Department of Defense and Department of Energy installations, which require a broad range of project management and field execution skills, limiting the number of potential bidders. With the shift in the environmental remediation industry during the 1990s, successful industry participants must possess (1) the ability to undertake complex cleanup actions involving multiple contaminants and multiple contaminated media under a single integrated contract, (2) the ability to deploy advanced cleanup technologies to reduce the cost and schedule of the cleanup action as well as eliminate future potential liability for a site owner, and (3) the ability to incorporate assessment and analytical tools into the cleanup project as a way to reduce costs, ensure full compliance with the laws and regulations, ensure safety and maintain the project focused towards completion. Ultimately, consumers of environmental services in the present environment look for completion of site cleanups quickly, safely and at the lowest cost.

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     With the expanded  focus on cleanup of DOD and DOE  installations,  DOD and
DOE have become the largest customers for environmental remediation services in the U.S. during the 1990s and are expected to continue to be such for the foreseeable future. DOE is responsible for managing a program charged with the cleanup of the vast U.S. nuclear weapons complex. DOD and the Army Corps of Engineers are responsible for managing a program charged with the cleanup and downsizing of the vast complex of military bases, command centers, research and development facilities and defense production plants under the jurisdiction of the DOD. Both the DOE and DOD cleanup efforts have evolved in recent years to
place  a  growing  emphasis  on  completion  of  "hands-on"   cleanup  work  and
implementation    of    innovative    privatization,     investment    recovery,
reindustrialization and other measures designed to complete cleanup projects in the minimum amount of time and at the lowest net cost to the agencies.

     In addition to DOD and DOE cleanup projects, which represent the most concentrated market segments within the United States for environmental remediation services, state and local government managed and funded cleanups and private sector owned and financed cleanups represent distinct markets for environmental services in the U.S.

     Outside of the U.S., the enactment of stringent environmental regulations in the industrialized nations of Europe and in industrialized and newly industrialized Pacific Rim nations has created a new and growing market for
environmental   remediation   services.

     Plant Relocation Services Industry. The plant relocation industry is a highly specialized niche market business. Large scale plant relocations came into popularity in the 1970s. The relocation of process plants as a viable option to acquisition or on-site construction of new facilities has grown rapidly in recent years with the industrialization of underdeveloped countries, particularly in Eastern Europe, Asia and South America. It has been our experience that the acquisition and relocation of existing facilities can cost one-half or less of the cost of acquiring new facilities. Additionally, as most large plants and facilities require substantial lead time to manufacture and deliver, facilities can typically be brought operational in a significantly shorter time period where a suitable plant can be identified, acquired and relocated as compared to the time required to manufacture new facilities.

     While information as to the worldwide scope and size of the plant relocation industry is not readily available, we believe that a substantial majority of the demand for such services is outside of the United States. We believe that demand for plant relocation services in Asia has been temporarily curtailed as a result of the currency crisis experienced in that region during the second half of 1997 and into 1998. However, we believe that the cost and time benefits associated with plant relocations will result in strong growth in demand for those services over the next decade.

     The plant relocation market is served by a variety of engineering and construction firms which typically offer plant relocation services as an additional service to customers. We believe that we are one of the few competitors in the plant relocation industry offering those services as a primary service as opposed to an additional service.

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     Energy and Waste Treatment  Services  Industry.  Worldwide,  the energy and waste treatment industries are diverse and growing increasingly competitive. We believe that economic development in the previously underdeveloped nations of Eastern Europe, Asia and South and Central America has created, and will continue to produce, growing demand for electrical power in those markets. In the waste treatment market, a wide variety of factors have contributed to a growing worldwide demand for innovative and cost-effective long-term waste treatment and disposal alternatives. The driving forces behind the growth in demand for such alternatives include: (1) identification of solid waste disposal as a top priority of the U.S. Environmental Protection Agency, (2) the enactment of tax credits and disposal taxes in the U.S. as a means of discouraging land
filling   in  favor  of   "clean"   technologies,   (3)  the  advent  of  proven
waste-to-energy technologies, (4) the enactment of international legislation restricting the export of industrial wastes from "rich" nations for disposal in lesser developed nations, and (5) the increase in waste produced as a result of the explosive growth in urban areas in developing nations.

     While many of the developing nations' energy needs are served by various independent energy producers, distributors and state, municipal and privately owned utilities, it is our belief that the energy needs of many of those nations are not currently met. Likewise, while we believe that waste treatment is a growing concern globally, economic development in the previously underdeveloped nations of Eastern Europe, Asia and South and Central America has created, and is expected to continue to produce, the greatest growth in demand for proven, safe and cost-effective waste treatment solutions in those markets. While many of the developing nations' waste treatment and disposal needs are served by landfilling and various alternatives offered by municipal and private operators, it is our belief that the waste treatment needs of many of those nations are not currently met.

     In an effort to capitalize on the perceived growth in demand for electrical power and waste treatment alternatives in developing nations, as well as opportunities to deploy our proprietary waste-to-energy technology and inventory of generators, we have actively entered the energy and waste treatment markets. We have acquired our first energy facility, a hydroelectric plant in the Republic of Georgia, and have formed alliances and entered into agreements with various strategic and financing partners and industrial consumers and local governments to construct, own and operate energy production facilities in Eastern European and Central American markets and waste treatment facilities in Taiwan. While other energy producers may currently serve those markets or enter into those markets, we have entered into, or expect to enter into power purchase agreements ("PPAs") in each of those markets whereby industrial or governmental concerns will guarantee the purchase of all or a substantial portion of the energy produced by such facilities. We believe that the successful commencement of energy production and waste treatment operations in Georgia and Taiwan will make additional opportunities to construct and operate energy and waste treatment facilities available as the industrialization of underdeveloped countries progresses. See "Energy and Waste Project Development and Management Services."

     While we see substantial opportunities in the international energy and waste treatment markets, those markets are subject, and will continue for the foreseeable future to be subject, to a variety of risks and uncertainties. The energy market and waste treatment market are niche markets which are served by a relatively small number of large competitors operating in multiple markets and having substantially greater resources than do we and by many local producers and operators having established relationships with local industry and government. In addition to competitive risks, the operation of energy and waste treatment facilities and the entry into new markets is subject to local economic and political risks which may severely effect the demand for energy and waste treatment services and the ability to finance projects and pay for energy production and waste treatment services in underdeveloped nations. See "Competition - Energy Services" and "- Waste Treatment Services."

Environmental Remediation Services

     General. We offer a variety of specialized environmental services with an emphasis on plant decontamination and decommissioning. Many of the projects which we undertake are "cross-disciplinary" in nature, involving one or more elements of dismantling, hazardous waste remediation, radiological remediation, asbestos abatement, plant relocation and other related services. Our services are generally offered on a "lump sum" basis wherein we bid to perform a complete job for a predetermined price or on a "time and material" basis wherein we are paid certain predetermined hourly or per day rates for services plus a charge for materials used. We also provide services on a "cost plus" basis where we are paid for all costs incurred plus a predetermined fee or profit margin without regard to the time required to perform the job. While the majority of our projects are priced on a "lump sum" basis, we generally will not bid on such projects without an in-depth understanding of the scope of such projects.

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     Many  contracts  awarded to us require a surety bond. Our ability to obtain bonding and the amount of bonding required is determined by our net worth, annual revenues and liquid working capital and the number and size of jobs being performed. The larger the project and/or the more projects in which we are engaged, the greater our bonding, net worth and liquid working capital requirements. The bonding requirements which we must satisfy vary depending upon the nature of the job to be performed. We generally pay a fee to bonding companies which typically averages three percent of the amount of the contract to be performed with the percentage decreasing as our net worth increases. Because such fees are generally payable at the beginning of a job, we must maintain sufficient working capital reserves to permit us to pay such fees and secure bonding prior to commencing work on a project. Additionally, bonding companies will require us to provide as security for the bonding company liquid working capital, consisting of cash and accounts receivable, in amounts based on the size of the contract in question.

     Where we have adequate bonding capacity to perform a job, an experienced member of our management team will analyze the project and develop preliminary plans, schedules and cost estimates in order to prepare a bid. If we obtain a contract to perform the job being bid on, the management team, working from the preliminary plans, schedules and cost estimates, will develop detailed work plans, schedules and cost estimates to perform the job. Such planning will include securing proper equipment and materials and staffing the jobs with properly trained and experienced personnel to perform the job in a safe, efficient, competent and timely manner.

     Actual on-site services are supervised by our employees pursuant to the detailed plans developed by management. Work is subcontracted to third parties based upon a large number of factors including safety, efficiency, competency and scheduling.

     In order to assure the safety, quality and timeliness of our projects and to assure our ability to perform projects, we provide extensive training to our entire full-time workforce and go to great efforts to retain our trained workforce, many of whom have been with us since inception. By maintaining an experienced workforce and cross- training our dismantlers, riggers, ironworkers, equipment operators, laborers, superintendents and foremen in OSHA 1910.120 hazardous waste procedures, asbestos abatement, radiological remediation and other related skills, our workforce can address virtually every situation which may arise in a remediation project. We believe this level of training and expertise in each of the major areas of remediation is unique to our company.

     In addition to stringent safety and performance standards and procedures implemented to assure safety, quality and timeliness, we have established strict guidelines for the handling and disposal of hazardous materials. Such guidelines, which are intended to protect our company from potential liability as a generator or transporter of hazardous materials, include strict policies that we contract only as an agent for generators to remediate sites, that we never sign any waste manifest and that all transportation of hazardous materials from remediation sites be subcontracted to qualified transportation companies with extensive insurance coverage. See "Regulation."

     Our environmental services are primarily provided on a project basis in the areas of plant dismantling and decommissioning, hazardous waste remediation, radiological remediation and asbestos abatement.

     Plant Dismantling and Decommissioning. Plant dismantling and decommissioning is the historical core of our operations and serves as a foundation for each of our other specialty services. Since inception, we have provided deconstruction services for numerous Fortune 500 companies with the bulk of such services being provided in connection with the closure of chemical process plants. Where facilities have been closed or abandoned due to age, safety conditions or other factors, we have been called upon to disassemble such facilities on a piece by piece basis. Unlike the traditional destruction of buildings using wrecking balls and explosives, the potential release of toxic chemicals or other hazardous substances produced or present in such facilities requires custom dismantling services in order to assure safety and proper identification and disposal of contaminated materials as well as the safety of the laborers involved. Only skilled craftsmen can safely dismantle contaminated tanks and structures in government mandated and regulated personal protective equipment. The scope and nature of deconstruction services provided is carefully planned based on the nature of the subject facility and the contents thereof as well as the desires of the owner of the facility. Such services range from dismantling single buildings and small unenclosed chemical process facilities to the complete deconstruction of large manufacturing facilities including multiple buildings and all equipment and machinery within such buildings or on the site.

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     We  typically   perform   dismantling  and   decommissioning   services  in
conjunction with other environmental and/or related services performed by us or by a team of providers. This multi-disciplinary team approach is expected to expand beyond decommissioning and hazardous waste remediation and management with our participation in a team to be formed with Duke Energy to decommission, clean-up and re-industrialize seven nuclear power plant sites in Germany. See "Radiological Remediation."

     Hazardous Waste Remediation. Hazardous waste remediation encompasses the clean up of a broad range of hazardous materials. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and RCRA broadly define "hazardous substances which, if released, may trigger reporting and clean up obligations. The list of "hazardous substances" covered by these laws is extensive and includes a large number of chemicals, metals, pesticides, radiological materials, biological agents, explosives, toxic pollutants and other materials which may produce health concerns if released into the environment. Both CERCLA and RCRA impose stringent reporting, liability and clean up obligations on owners and operators (including, in some cases, former owners and operators) of sites where specified levels of hazardous substances have been released. The most serious of these sites have been designated as "superfund sites" under CERCLA.

     Under CERCLA, the owners and operators of superfund sites at the time of a release into the environment, and the transporters of hazardous substances, may be designated as Potential Responsible Parties ("PRP"), many of whom are Fortune 500 companies, and, as such, may be liable for all or part of the clean up cost at such site without regard to fault or the legality of the PRP's actions. While PRP's may undertake clean up activities at superfund sites voluntarily or under government compulsion, the federal government and the EPA may undertake the clean up of some sites on its own and subsequently seek to identify and impose liability for the cost of such clean up on PRP's. Additionally, most states have environmental regulations comparable to, or supplementing, EPA regulations wherein private parties can be compelled to clean up hazards or the state can undertake the clean up of such hazards and seek reimbursement from private parties.

     We have extensive experience working with PRP's, including Allied-Signal, Exide, NL Industries, Johnson Controls, AT&T and others, in the clean up of hazardous waste sites, including superfund sites. Our services at such sites have entailed a combination of the dismantling of facilities and actual implementation of remediation techniques to the subject hazards. Many of the projects which we have undertaken at such sites are specialty jobs wherein major architectural engineering firms contract to have us perform complex dismantling and deconstruction jobs and to perform actual remediation of hazardous materials in conjunction with the dismantling process. While we maintain existing relations with numerous private sector industrial PRP's and have performed site assessment and actual remediation at various sites, we have established, and are seeking to strengthen, relations with the major architectural engineering firms which control a significant portion of the larger government projects, including many superfund sites. Because of the general lack of expertise and experience in dismantling and deconstruction at most of the major engineering firms, and a growing reputation with such firms, we have been called on to serve on remediation teams and have handled all aspects of dismantling and deconstruction at hazardous waste remediation sites.

     Beginning with our formation of a strategic alliance with Solucorp Industries Ltd. during the third quarter of 1995, we offer soil remediation services which enhance our hazardous waste remediation services. Prior to formation of the alliance with Solucorp, we offered hazardous heavy metal soil remediation services on a limited basis because of our belief that existing soil remediation technologies were unproven and not cost-effective. Solucorp has developed a Molecular Bonding System ("MBS") soil remediation technology utilized in the stabilization of hazardous heavy metal contaminated soils, sludges and other media.

     In 1996, we further expanded our hazardous waste services with the acquisition of a license from Life pursuant to which we acquired an exclusive license to market and employ Life's patented superoxygenation technology for long term bioremediation of contaminated groundwater in the United States, Canada and Mexico. Life's superoxygenation process is designed to enhance bioremediation of contaminated groundwater by increasing the oxygen content and the time such oxygen will remain in water as compared to traditional methods of oxygen injection. Our license runs for a period of twelve months from the delivery by Life of a commercially viable unit subject to renewal for successive terms provided that we meet certain minimum revenue requirements.

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     Radiological   Remediation.   Radiological   remediation  services  consist
primarily of the decontamination and dismantling of facilities employing or producing radioactive materials and the removal and disposal of radioactive materials. Typically, such services are utilized by utility companies which operate nuclear plants, universities and other research facilities which utilize radioactive isotopes in a variety of research projects, and the DOE and DOD which oversee nuclear weapons production.

     Utility companies have now operated nuclear plants for more than 30 years. Because of a combination of intervention of activists, worldwide competition for electricity customers brought about by a growing deregulated market, strict government oversight and high operating costs, many nuclear generating facilities have been prematurely closed. As other nuclear facilities continue to age and public skepticism as to the safety of such facilities remains high, additional plants are expected to close. Due to the nature of these facilities, utility companies are expected to seek experienced dismantling and remediation specialists to decontaminate, dismantle and decommission such facilities and to properly handle and dispose of radioactive waste.

     Universities and other research facilities also operate nuclear reactors and utilize radioactive isotopes in research and teaching. With a decline in the enrollment in nuclear engineering departments in recent years the utilization of nuclear reactors and related materials in teaching has declined to the point that some programs have been dropped or significantly curtailed. Even where research is continuing at universities and in industry, the use of isotopes over extended periods has created, and is expected to continue to create, a market for the disposal of radioactive materials and the decontamination of facilities. In order to safely deal with inactive reactors and radioactive contamination, industry and universities, sometimes under government direction, are seeking experienced specialists to remove, decontaminate and/or dispose of abandoned facilities and contaminated materials in and around abandoned or functioning facilities.

     Finally, the DOD and DOE oversee the operations and are responsible for the clean up of weapons facilities across the country. Extensive remediation activities are underway and are expected to be required for many years to come as these facilities are closed as a result of sharply reduced nuclear weapons production following the end of the Cold War. As with other owners and operators of facilities having radioactive waste and contamination, the federal government has sought, and is expected to continue to seek, experienced specialists to decontaminate and dismantle such facilities and to remediate and dispose of radioactive waste in a safe manner. We have skilled personnel with the necessary experience and training to dismantle these structures in a safe, efficient and regulatory compliant manner.

     We believe that radiological remediation is the greatest potential growth area within the environmental services industry. While the asbestos abatement and general hazardous remediation markets have matured resulting in slower growth in demand for those services, we believe that the greatest growth in the radiological remediation market lies ahead. The DOD and DOE in recent years have pressed site managers for clear progress in actually cleaning up these sites vis a vis studying the problem. Additionally, a major market exists at nuclear facilities in other countries, including former Soviet-bloc countries and states in which nuclear facilities were the prevalent sources of power.

     We believe that we are well positioned to participate in the future remediation of such facilities. We are presently on site at DOD and DOE locations, including, among others, the Oak Ridge East Tennessee Technology Park.

     Our radiological and decommissioning services are also expected to be deployed in connection with the provision of radiological remediation services for six VVER 440 nuclear power plants and one small reactor plant in Germany. A team led by Duke Energy has been selected to participate in the privatization and re-industrialization of those sites in conjunction with the performance of radiological remediation services. Under the terms of the project, the German government will transfer to the Duke led team control of a state-owned corporation, Energiewerke Nord ("EWN"), established to undertake the decommissioning and waste management of the facilities. In addition to decommissioning and clean-up activities, the team will revitalize and re-industrialize the sites with the objective of creating a minimum of 1,500 new jobs at the site and in the Greifswald and Mecklenburg Vorpommern regions. Work involving reindustrialization of the site has commenced. Contract negotiations for the acquisition of the state-owned corporation are ongoing and management anticipates that a comprehensive agreement will be finalized in the first half of 2000. Project engineering is expected to begin immediately after execution of

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a definitive agreement with the decommissioning and remediation work expected to last approximately 10 years. The German federal government has established a reserve to finance the project. The project also enjoys the support of state and local governments which, among other things, have agreed to provide necessary infrastructure improvements and other economic benefits to promote the re-industrialization of the sites.

     In August 1998, we entered into a Memorandum of Understanding with Magellan Biotechnology, a unit of a Taiwanese-American high-technology holding company, which calls for the construction of an aquaculture complex at the EWN site. Under the Magellan MOU, it is anticipated that we will provide construction and management services relating to the refurbishment of the buildings which will house the complex and site infrastructure as well as providing certain equipment and materials to support the planned operations. It is anticipated that the aquaculture complex will be developed in two phases, beginning with a test phase designed to demonstrate the viability of the facility followed by construction of a large scale indoor/outdoor production facility. Construction activities on the test phase of the aquaculture complex are expected to begin during the first half of 2000. The total cost of developing the facility is estimated at $25 million.

     In conjunction with our undertaking to revitalize and re-industrialize the EWN site and attract jobs, during 1998, we formed a consortium with IVO Energienlagen GmbH, a leading Scandinavian utility company, relating to the planned construction and operation of a power plant at the EWN site. In September 1998, the government of Mecklenburg Vorpommern announced that a basic agreement and land contract had been entered into with the IDM/IVO consortium which calls for the development and construction of a Combine Cycle Power Plant at the EWN site which will initially produce 750 MW. With future expansion, we expect to increase the capacity of the plant to 1,700 MW. The commencement of construction of the power plant is subject to execution of final documentation and satisfactory financing arrangements. Additionally, the various rights and responsibilities of IDM and IVO relative to the development and operation of the plant have not, as yet, been finalized. Subject to finalization of the foregoing contractual matters, the power plant is expected to be operational by 2003. We anticipate that IVO will assume all responsibility for development and financing of the proposed power plant. We expect to perform other revitalization functions necessary to support the IVO plant and expect to realize revenues from both our revitalization efforts to support the plant and development fees relating to our efforts to bring the IVO plant to the EWN site.

     Asbestos Abatement. The EPA, and most, if not all, states, have enacted rules and regulations governing the emission of asbestos during the renovation or demolition of facilities as well as during manufacturing and waste disposal operations. These regulations have effectively required inspection for and/or abatement of asbestos prior to or in conjunction with the renovation or demolition of buildings. Requirements imposed by real estate lenders and practical considerations as well as disclosure laws relating to real estate transactions have effectively resulted in asbestos inspection and, where appropriate, abatement as a condition of most conveyances of real estate.

     We provide site assessment, planning and asbestos abatement services to property owners desiring to remodel or sell properties or abate existing asbestos on site for health and liability reasons. Because the handling and risk associated with the presence of asbestos varies depending upon the use, volume and nature of the asbestos present, we will evaluate the appropriate means of abatement and develop a detailed plan based on such evaluation. The abatement process may range from encapsulation of exposed asbestos to the actual physical removal and disposal of the asbestos containing materials on the site. Such materials may include thermal insulation used on boilers, tanks, hot and cold water systems and heating, ventilation and air conditioning systems, surfacing materials used for acoustical, decorative or fireproofing purposes (asbestos sprayed or trawled on walls, ceiling and structural members) and other materials such as floor tiles, ceiling tiles, roofing felt, concrete pipe, outdoor siding and fabrics.

     Upon development of a plan of abatement in compliance with applicable state and federal regulations, our work crew, wearing protective clothing, head gear and breathing apparatuses, will physically remove asbestos- containing materials from the building. The building areas in which abatement work is being performed are sealed off and blowers or ventilation equipment are utilized to create negative pressure in the building to prevent the escape of airborne asbestos from the building. Upon completion of the abatement process, the asbestos removed is disposed of in accordance with applicable regulations by transportation and disposal companies.

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Plant Relocation Services

     In addition to our historical dismantling and decommission services, we have developed as a primary service offering the relocation and re-assembly of plants. Plant relocation and re-erection projects are typically bid on, planned and engineered in a manner similar to our dismantling and decommissioning services taking into account the special demands associated with transporting and re-erecting such facilities. We have developed proprietary techniques and extensive expertise for dismantling, matchmarking, relocation engineering, packaging, documentation and re-erection of entire plants. See "Environmental Services - General."

     With the growth in the economies of numerous third-world countries and other countries which were historically non-industrialized, we believe significant opportunities are available in the worldwide plant relocation and re-assembly market. Because of the time and cost savings associated with relocating existing plants as compared to purchasing and starting-up new plants, we believe that growing industrial concerns in South and Central America, Pacific Rim and Eastern European countries will view the acquisition and relocation of existing plants as the preferred method of expanding operations. Typical of such opportunities was our completion during 1996 of the acquisition, relocation and refurbishing of a 1,400-ton-per-day ammonia plant from Lake Charles, Louisiana to Karachi, Pakistan, a site of the largest fertilizer producer in Pakistan.

Energy and Waste Treatment Project Development and Management Services

     In 1996, we laid the groundwork for entry into the energy and waste treatment markets. In evaluating the potential markets for our power generation equipment inventory and opportunities for future growth and establishment of recurring revenue streams, management identified the demand for energy and waste treatment in emerging markets as a business opportunity with the potential to meet each of our criteria in those regards.

     After evaluating various options for entry into the energy production market, we acquired a license from Enviropower Industries, Inc. (fka Continental Waste Conversion, Inc.)("CWC") pursuant to which we were granted the exclusive worldwide rights (excluding Canada) to CWC's proprietary gasification technology that can convert municipal solid waste into electrical energy. As a result of the bankruptcy of CWC, in 1998 we acquired full and exclusive worldwide title to the CWC technology. Through that investment, we now offer state-of-the-art solutions to municipal waste and energy concerns worldwide. We believe that this gasification technology offers a number of significant advantages over existing waste-to-energy or other gasification technologies, including the production of substantially reduced volumes of secondary waste ash and compliance with the most stringent international clean air standards.

     With the acquisition of the rights to deploy the CWC waste-to-energy process and a strategic inventory of surplus generators, we began to actively pursue energy production and waste treatment opportunities through the establishment of strategic alliances and discussions with industrial concerns and governmental entities in Central America, Eastern Europe and Asia.

     Our international energy production and waste treatment operations and development activities are anticipated to principally involve the development, acquisition, financing, promotion, and management of energy and waste treatment projects in emerging markets. Our objective is to develop, finance, own and manage integrated energy and waste treatment projects worldwide through the utilization of our portfolio of products and services.

     Our initial international activities are expected to include management of direct and indirect ownership interests in and/or operation of energy plants in Bolivia and the Republic of Georgia and a waste treatment facility in Taiwan. As of the first quarter of 1999, we had completed the acquisition of our first operating energy facility in the Republic of Georgia and were involved in energy and waste treatment projects in early stages of development, financing or construction in numerous other countries. The following is a brief description of our energy and waste treatment projects which are in varying stages of development, financing or construction; thus the information set forth below is subject to change. In addition, these projects are, to varying degrees, subject to all the risks associated with project development, construction and financing in foreign countries, including without limitation, the receipt of permits and consents, the availability of project financing on acceptable terms, expropriation of assets, renegotiation of contracts with foreign governments and political instability, as well as changes in laws and policies governing operations of foreign-based businesses generally. Other than as noted below, there can be no assurances that these projects will commence commercial operations.

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     Georgia Energy Projects.  In November of 1998, we, through our wholly-owned subsidiary, IDM Energy Corporation, signed a Protocol of Intention with the Ministry for Fuel and Energy of the former Soviet state of Georgia, replacing a previously executed POI, under which we will have the right to acquire, design, construct, own and operate electric power facilities in the region.

     Our initial efforts in the Republic of Georgia have resulted in the acquisition, during the first quarter of 1999, of a controlling interest in Zages, Ltd. Zages operates a 42 MW hydroelectric power plant pursuant to a lease of that facility from the Georgian government. Zages has entered into an Electricity Sale and Purchase Agreement with Telasi, the electricity distribution company of Tblisi, Georgia, pursuant to which Zages will sell and Telasi will purchase all electricity generated by the plant for a period of six years effective April 1, 1999. Pursuant to the terms of our acquisition of Zages, we made an investment in Zages and have undertaken to perform a technical examination of the plant. Zages will, in turn attempt to negotiate an extended lease on the plant in an effort to extend the existing five year roll-over lease into a fixed term twenty-five year lease. Depending on the outcome of our technical examination and Zages' efforts to extend the lease on the plant, IDM Foreign Power Incorporated, our indirect majority-owned subsidiary, may invest, over the operating life of the plant, up to $9 million of additional funds for rehabilitation and repair of the plant.

     Telasi, which is 75% owned by AES Corporation, a leading global power company, serves approximately 370,000 industrial, commercial and residential customers, or roughly half of the total power needs of Georgia.

     El Salvador Energy Project. In conjunction with our 1996 acquisition of a license to exploit CWC's proprietary gasification technology, we acquired the rights of CWC under a December 1995 Power Purchase Agreement (the "El Salvador PPA") with Compania de Alumbrado Electrico de San Salvador, S.A. de C.V. ("CAESS") as part of a planned 30 MW waste-to-energy project in San Salvador, the capital of El Salvador. An amended PPA was signed by CAESS and ourselves, subject to ratification by the directors of CAESS, in 1997. Under the amended PPA, the nature of the proposed plant was changed from a waste-to-energy facility to a thermal facility with a capacity of 45 MW.

     CAESS, which was a state-owned Salvadorean electric power distribution company, was privatized in January of 1998 and, subsequently, a 50% interest in CAESS was sold by the new owners to a U.S. power company. As a result of the privatization of CAESS and the subsequent transfer of a substantial ownership interest in CAESS, the amendment to the El Salvador PPA increasing the capacity to 45 MW was never ratified by the board of CAESS. CAESS has, instead, entered into discussions with us with respect to the execution of a new power purchase agreement for 60 MW to take the place of the original 30 MW PPA.

     Simultaneous with the negotiations relating to the amendment to the El Salvador PPA, and during the delays associated with the change in control of CAESS, we revised our plans to construct and operate an energy facility in El Salvador to increase the capacity of the facility from 30 MW to 60 MW. By year-end 1998, we had acquired the plant site and all requisite construction permits, had completed all conceptual engineering studies and design of the plant and were involved in negotiations to sell energy in excess of the 30 MW then under contract and to secure a fuel supply and financing for the project.

     During 1998, we entered into an initial agreement with a major heavy equipment manufacturer, pursuant to which it was anticipated that the manufacturer would participate as an equity investor and lead contractor on the El Salvador Power Project. With the change in control of CAESS and the accompanying changes in the anticipated size and nature of the El Salvador Power Project and delays related thereto, the obligations as between IDM and the manufacturer lapsed. As of December 1999, we had agreed to the principal terms of a revised PPA with CAESS and had entered into a Memorandum of Understanding with Centrans Energy Services to sell our PPA. We were also engaged in discussions with various parties to sell the land and permits relating to the El Salvador Power Project. The sale of these assets is expected to be concluded by the first quarter of 2000.

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     Taiwan Waste Treatment Project. We have entered into a joint venture with a leading Taiwanese waste management company to jointly develop a waste treatment facility in Taipei, Taiwan.

     The Taiwan Waste Treatment Plant was originally planned as a 100-tons-per-day industrial waste processing and energy production facility. Plans for the Taiwan Waste Treatment Plant were altered during 1998 to develop the facility in multiple phases, to increase the capacity of the plant to 200-tons-per-day and to convert the nature of the plant from a waste-to-energy facility to an industrial waste treatment facility. The cost of developing the Taiwan Waste Treatment Plant, estimated at $27 million, is expected to be funded through conventional project financing. Several leading Taiwanese financial institutions have expressed a strong interest in financing the project. The venture would be among the first privately owned industrial waste treatment facilities in Taiwan.

     We are working with our Taiwanese joint venture partner to prepare a detailed plant design. The project is expected to utilize a unique, proprietary and commercially proven technology for the treatment of a wide range of waste streams. Necessary steps have been initiated to secure environmental and regulatory permits. We presently anticipate that preliminary commitments for project financing will be secured during the fourth quarter of 1999 and that phase one of the facility, a 10-tons-per-day demonstration unit, will be operational by early 2000, with phase two, a 50-tons-per-day unit, expected to be operational by mid-2000 and completion of phase three, bringing the capacity of the plant to 200-tons-per day, expected by the end of 2000. In connection with our efforts in Taiwan, we have secured exclusive licensing and development rights with respect to the technology in Taiwan.

     Other Energy and Waste Treatment Projects. During 1998, we entered into an agreement with respect to the proposed joint development of energy projects in Bolivia. We have entered into negotiations, and preliminary agreements in India, to sell energy from those projects and have begun the licensing and regulatory process in both countries. Present plans call for the construction and operation of an 82 MW plant in Bolivia. Commencement of operations of each of these proposed facilities is subject to finalizing agreements to sell energy from the plants, acquire fuel for the plants and secure financing for construction of the plants. We intend to seek conventional project financing for each of the plants and may seek equity investors to minimize our investment requirements. Each of these plants is expected to be operational within 12 months after finalizing financing for the plant construction.

     During 1998, we also entered into a series of agreements pursuant to which we are acting as developer of various energy facilities in Germany and Poland in which we expect to generate development fees, retained interests and/or a combination of fees and retained interests. Included in such development activities were our efforts in Germany pursuant to which IVO has agreed to construct a power plant at the EWN site. See "Energy and Waste Treatment Project Development and Management Services." We also entered into three separate agreements pursuant to which we obtained development rights and, potentially equity interests, in multiple power plants, an electric transmission and distribution grid and a district heating loop in Poland. We intend to bring in major European utility companies as controlling equity partners in each of these projects while retaining a minority interest in the projects or receiving development fees for our efforts.

     We are also in various stages of discussions in countries in Asia, Eastern Europe, South and Central America with respect to the development and/or acquisition, and operation of additional energy and waste treatment facilities.

     Risk Factors. Our proposed non-domestic operations are subject to the jurisdiction of numerous governmental agencies in the countries in which projects are expected to be located with respect to environmental and other regulatory matters. Generally, many of the countries in which we expect to do business have recently developed or are in the process of developing new regulatory and legal structures to accommodate private and foreign-owned businesses. These regulatory and legal structures and their interpretation and application by administrative agencies are relatively new and sometimes limited. Many detailed rules and procedures are yet to be issued. The interpretation of existing rules can also be expected to evolve over time. Although we believe that our operations are, and will be, in compliance in all material respects with all applicable environmental laws and regulations in the applicable foreign jurisdictions, we also believe that the operations of our proposed projects eventually may be required to meet standards that are comparable in many respects to those in effect in the United States and in countries within the European Community. In addition, as we acquire additional projects in various countries, we will be affected by the environmental and other regulatory restrictions of such countries.


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Other Specialty Project Engineering Services.

     In addition to our principal services, we routinely evaluate projects requiring specialized engineering services of a multi-disciplinary nature. Where projects require the extension of specialized engineering services across disciplines and where we possess the disciplines required to perform those services, we will attempt to negotiate to provide a package of specialized services. We typically seek opportunities to perform specialty engineering services on projects where the need to deploy expertise in multiple fields provides favorable margins.

     While our specialty project engineering services are not generally subject to being categorized based on their non-recurring nature, typical service offerings have included providing drilling and grouting services on the East Dam reservoir project in California.

Other Services, Products and Investments

     We have entered into selected strategic investments and undertakings in conjunction with, and which supplement, our core operations. Those investments and undertakings, as of the fourth quarter of 1999, include (1) an equity investment in Life, (2) our formation of Seven Star to distribute Life water products in southeast Asia and to pursue other opportunities in southeast Asia,
(3) acquisition by Seven Star of a license covering the bottling rights and distribution of the Life superoxygenation process in southeast Asia, and (4) our acquisition of an interest in Kortmann Polonia, a Polish company with substantial real estate holdings.

     Life International Products, Inc. At the time of our initial acquisition of a license from Life to utilize it's patented superoxygenation process in bioremediation, we also acquired a 10% equity interest in Life for $1.3 million. In 1997, we invested an additional $375,000 in Life and, in 1998, we acquired additional shares of Life from Joel Freedman, our President and Chief Executive Officer, for $178,125.

     Seven Star International Holding, Inc. During 1997, we acquired a 50% interest in Seven Star, a BVI company. We contributed $300,000 to the capital of Seven Star and Jin Xin (Holding), Inc. contributed $300,000 to Seven Star. Seven Star was formed to exploit opportunities to deliver western products and technologies in Asia.

     In December of 1997, Seven Star entered into its initial venture agreeing to acquire the exclusive rights to distribute beverages incorporating, and otherwise exploit, Life's superoxygenation process in a territory consisting of the People's Republic of China including Hong Kong, Taiwan, Indonesia and Singapore. Pursuant to the terms of the license, Seven Star paid a minimum guarantee payment in the amount of $400,000 to Life and will pay ongoing royalties based on a percentage of revenues realized from licensing of the Life process, subject to certain minimum royalty requirements. Seven Star intends to distribute Life products directly in selected territories and to sublicense the Life process in other territories. Sublicensing arrangements are expected to generate initial sublicensing fees and ongoing minimum royalties from potential sublicensees in amounts sufficient to recoup at least the minimum guarantee payment paid by Seven Star as well as the minimum ongoing royalties.

     In December of 1997, Seven Star entered into an initial sublicense agreement with Zheng Zhou Wo Li Beverage Limited covering a territory consisting of Zheng Zhou, Henan, in the People's Republic of China and providing for a minimum guarantee payment of $600,000 and minimum royalty requirements in excess of those under Seven Star's license with Life. Zheng Zhou Beverage has begun the development of a bottling plant in Henan and expects to begin bottling and distribution operations during the second half of 1999.

     Seven Star's ability to successfully exploit the Life process and other opportunities in Asia is subject to the numerous risks associated with operation in Asia, including the recent currency crisis which has impaired the growth prospects in the region, as well as the risks and uncertainties associated with identifying, doing business with, and enforcing contracts with Seven Star's prospective local partners and sublicensees.

     Kortmann Polonia. In conjunction with our ongoing efforts to develop waste-to-energy and other energy projects in Poland, during 1998, we were presented with an opportunity to acquire a controlling interest in Kortmann
Polonia. Kortmann Polonia is a Polish corporation with valuable real estate holdings. In November of 1998, we entered into an agreement to acquire a 75% interest in Kortmann Polonia for $600,000. Shares evidencing 49% ownership of Kortmann Polonia were transferred in November of 1998. Transfer of additional shares bringing our interest in Kortmann Polonia to 75% is awaiting final governmental approval.

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     Kortmann  Polonia's real estate holdings  consist of three separate tracts, covering an aggregate of approximately 75 hectares, known as the "Medjew Site", the "Koblaskowa Site" and the "Stepnjca Site".

     The Medjew Site consists of approximately 30 hectares located on Lake Medjew, near Szczecin, Poland. The Stepnjca Site consists of approximately 15 hectare located on the River Oder. Our present plans are to sell the Medjew Site and the Stepnjca Site to developers.

     The Koblashowa Site consists of approximately 33 hectares located 5 km from downtown Szczecin, Poland. The site is located directly on the Autobahn connecting Szczecin to Berlin, Germany immediately past the Polish-German border. Kortmann Polonia has signed an agreement with Skyline Corporation, a U.S. shopping mall developer, to develop an indoor shopping mall on the site. Our present plans are to pursue development of a mall at the Koblashowa Site with a view to retaining a minority interest in the mall and, possibly, generating development fees.

     We expect that from time to time in the future we will have opportunities to invest or participate in ventures outside of, but connected to, our core businesses. We will evaluate any such opportunities and, where we deem the potential of such opportunities to merit participation or investment, we may enter into additional ventures outside of our core businesses.

Marketing

     In marketing our services, we rely principally on the efforts of our operating and executive management team who regularly call upon existing and prospective customers. Through the efforts of our management, we have established working relationships with numerous Fortune 500 industrial concerns as well as major national architectural engineering firms, the DOD and the DOE and many smaller and medium size industrial and engineering firms worldwide. We supplement the efforts of our management by advertising in international trade publications, direct mailings to selected industrial and engineering firms, and participation in industry conferences and trade shows.

Regulation

     Environmental Regulations. We and, in particular, our clients, are subject to extensive and evolving environmental laws and regulations. These laws and regulations are directly related to the demand for many of the services we offer and often subject us to stringent regulation in the conduct of our operations. The principal environmental legislation affecting our business and our clients is described below.

     -- Resource Conservation and Recovery Act of 1976. RCRA regulates the treatment, storage and disposal of hazardous and solid wastes. RCRA has, therefore, created a need generally for some of the types of services we provide. The 1984 Hazardous and Solid Waste Amendments to RCRA ("HSWA") expanded RCRA's scope by providing for the listing of additional wastes as "hazardous" and lowering the quantity threshold of wastes subject to regulation. HSWA also imposes restrictions on land disposal of certain wastes, prescribes more stringent management standards for hazardous waste disposal sites, sets standards for underground storage tanks and provides for "corrective" action procedures. Under RCRA, liability and stringent management standards are imposed on a person who is an RCRA permit holder, namely, a "generator" or "transporter" of hazardous waste, or an "owner" or "operator" of a waste treatment, storage or disposal facility. Both the EPA and states with authorized hazardous waste programs can bring several types of enforcement actions under RCRA, including administrative orders and actions seeking civil and criminal penalties. RCRA also provides for private causes of action as an additional enforcement tool.

     -- Comprehensive Environmental Response, Compensation and Liability Act of 1980. CERCLA , also known as the Superfund Act, addresses cleanup of sites at which there has been or may be a release of hazardous substances into the environment. CERCLA assigns liability for costs of cleanup and damage to natural resources to any person who, currently or at the time of disposal of a hazardous substance, owned or operated any facility at which hazardous substances were deposited, to any person who by agreement or otherwise arranged for disposal or treatment, or arranged with a transporter for transport of hazardous substances owned or possessed by such person for disposal or treatment, and to any person who accepted hazardous substances for transport to disposal or treatment facilities or sites from which there is a release or threatened release of hazardous substances. CERCLA authorizes the Federal government either to clean up these sites itself or to order persons responsible for

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the  situation  to do so.  CERCLA  created  a fund  to be  used  by the  Federal government to pay for the cleanup efforts. Where the Federal government expends money for remedial activities, it must seek reimbursement from the potentially responsible parties. Where the EPA performs remedial work with superfund dollars, it frequently sues potentially responsible parties for reimbursement under the "cost recovery" authority of Section 107 of CERCLA. The EPA may also issue an administrative order seeking to compel potentially responsible parties to perform remedial work with their own funds under the "abatement" authority of
Section 106 of CERCLA. In lieu of instigating such actions, the EPA may also seek through negotiations to persuade such parties to perform and/or pay for any and all stages of remedial action at a site in discharge of their liabilities under CERCLA.

     CERCLA provides that transporters and persons arranging for the disposal of hazardous waste may be jointly and severally liable for the costs of remedial action at the site to which the hazardous waste is taken. While we attempt to minimize such exposure by contracting only with qualified hazardous waste transporters meeting certain minimum insurance requirements and by having the generator select the disposal site and method there can be no assurances that we will be successful in so limiting such exposure. Under Section 101(20)(B) of CERCLA, when a common or contract carrier delivers a hazardous substance to a site selected by the shipper, the carrier is not considered to have caused or contributed to any release at such disposal facility resulting from circumstances or conditions beyond its control.

     The Superfund Amendments and Reauthorization Act ("SARA") was enacted in 1986 and authorized increased Federal expenditure and imposes more stringent cleanup standards and accelerated timetables. SARA also contains provisions which expand the enforcement powers of the EPA.

     While there can be no assurance, management believes that, even apart from funding authorized by RCRA and CERCLA, industry and governmental entities will continue to try to resolve hazardous waste problems due to their need to comply with other statutory requirements and to avoid liabilities to private parties. Although the liabilities imposed by CERCLA are more directly related to our clients, they could under certain circumstances apply to some of our activities, including failure to properly design or implement a cleanup, removal or remedial action plan or to achieve required cleanup standards and activities related to the transport and disposal of hazardous substances. Such liabilities can be joint and several where other parties are involved.

     -- Clean Air Act and 1990 Amendments (the "Clean Air Act"). The Clean Air Act requires compliance with ambient air quality standards and empowers the EPA to establish and enforce limits on the emission of various pollutants from specific types of facilities. The 1990 amendments modify the Clean Air Act in a number of significant areas. Among other things, they establish emissions allowances for sulfur and nitrogen oxides, establish strict requirements applicable to ozone emissions and other air toxics, establish a national permit program for all major sources of pollutants and create significant new penalties, both civil and criminal, for violations of the Clean Air Act.

     Included within the scope of the Clean Air Act are rules issued by the EPA known as National Emissions Standards for Hazardous Air Pollutants ("NESHAP"). NESHAP specifically regulates the emission of asbestos during manufacturing and waste disposal operations and the renovation and demolition of certain facilities. Authority to implement and enforce NESHAP standards has been delegated to the various states which have implemented licensing requirements, notice requirements and procedures with respect to asbestos abatement and other rules governing the handling and disposal of asbestos.

     -- Clean Water Act of 1972 ("CWA"). Originally enacted as the Federal Water Pollution Control Act, but renamed as the Clean Water Act in 1977, CWA regulates the discharge of pollutants into the surface waters of the United States. CWA established a system of minimum national efficiency standards on an industry-by-industry basis, water quality standards, and a discharge permit program. It also contains special provisions addressing accidental or unintentional spills of oil and hazardous substances into waterways.

     -- Other Federal and State Environmental Regulations. Our services are also used by clients in complying with, among others, the following Federal laws: the Toxic Substances Control Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and the Oil Pollution Act of 1990. In addition, many states have passed superfund-type legislation and other regulations and policies to cover more detailed aspects of environmental impairment and the remediation thereof. This legislation addresses such topics as air pollution, underground storage tanks, water quality, solid waste, hazardous materials, surface impoundments, site cleanup and wastewater discharge. Most states also regulate the transportation of hazardous wastes and certain flammable liquids within their borders by requiring that special permits be obtained in advance of such transportation.

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     Other   Regulations.   In  addition  to  a  broad  array  of  environmental
regulations relating to our environmental service activities, our business and proposed businesses, are subject to a variety of non- environmental regulations.
Included  in  the  regulations   which  may  effect  our  current  business  are
regulations governing occupational safety and health, wage, overtime and other employment matters and dealings with governmental agencies.

     Our proposed operations relating to the licensing of Life's superoxygenation process for beverages may be subject to potential regulations governing such matters as food and beverage safety and processes, packaging and marketing, among other matters. Additionally, our commencement of energy production operations may be subject to various regulations governing rates, safety of operations, and financing, among other matters. While we anticipate that our licensing activities related to the Life process and energy production activities will be conducted outside of the United States in lesser developed countries where extensive regulation may currently be lacking, it can be expected that some of those countries will adopt extensive regulation governing those activities similar to the United States.

Competition

     Environmental Services. The environmental services industry is highly competitive and fragmented. Because of the diverse nature of the industry, there are many competitors, both large and small. Many segments of the industry, including a significant portion of Superfund and other large projects, are dominated by large national architectural engineering firms such as Bechtel, Flour, Westinghouse, Foster Wheeler and ICF Kaiser. Additionally, many smaller engineering firms, construction firms, consulting firms and other specialty firms have entered the industry in recent years and additional firms can be expected to enter the industry in the future. Many of the firms competing in the environmental services industry have significantly greater financial resources and more established market positions.

     While many firms are active in the environmental services industry providing site assessment, consulting and engineering services, we believe that the number of firms having expertise in, and offering, dismantling, decommissioning and deconstruction services within the environmental services industry is limited. We maintain a highly trained and qualified workforce and have extensive experience in planning and implementing decontamination and decommissioning projects in a safe manner. Such expertise and experience has allowed us to successfully compete within the industry and to secure contracts from industrial firms as well as engineering firms which lack experience in environmental decontamination and deconstruction. Because we, unlike most engineering firms, are staffed by experienced and skilled decontamination/deconstruction personnel, the involvement of engineering firms is often limited to project management with actual hands-on services being provided by our personnel. Because of the need for certain permits and licenses, specialized equipment, OSHA-trained employees and the need to be knowledgeable of and to comply with federal, state and local environmental laws, regulations and requirements, we believe there are significant barriers to entry into the environmental dismantling, decommissioning and deconstruction business. There can be no assurance, however, that other firms, including the major engineering firms which control a significant portion of Superfund and government contracts, will not expand into or develop expertise in the areas in which we specialize, decreasing any competitive advantage which we may enjoy. We believe that our expertise and ability to provide full service, turnkey remediation and decommissioning services and our utilization of state-of-the-art remediation techniques will continue to allow us to compete effectively in the environmental services industry and to capitalize on the expected growth in demand for services in the nuclear facilities arena.

     Plant Relocation Services. Plant relocation services are a niche business and competition within the segment is limited. While demolition and dismantling firms offer similar services, the primary competition within the plant relocation industry is from various large engineering firms which offer services in the form of construction management as consultants to owners. However, most firms which offer relocation services do so as an additional service and not as a primary service. We advertise and market our relocation services as a primary service. Competition with respect to other specialty project engineering services is believed to be limited to large engineering firms. We believe that our ability to provide highly specialized cross-disciplinary engineering services will allow us to compete successfully in this market.

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     Energy Services.  Due to the substantial  barriers to entry into the market and the prevalence of purchase agreements, competition within the energy market is limited in most developing countries, including the markets in which we expect to operate. While a variety of independent energy producers and private and government owned utilities may provide energy in some of the markets in which we expect to operate, it is anticipated that we will have power purchase agreements in place in most markets which will provide contractual commitments to purchase a significant portion, if not all, of the energy produced from our planned facilities. Further, while we are focused on establishing a niche position in the individual project 100 MW or less market, we believe that the primary competitors in the energy market generally concentrate on large projects of 200 MW or greater. Accordingly, competition for the sale of energy is not expected to be significant for the foreseeable future in our target markets. However, should those markets grow and undergo deregulation similar to that experienced in the United States, it can be expected that new competitors will enter those markets increasing pricing and competitive pressures. Further, while established energy production operations in developing markets are expected to be isolated from competition in the near term, competition for contracts to provide energy in markets may be intense. In light of the opening of the United States utility markets to competition, many participants with substantially greater resources have actively begun efforts to establish energy operations in developing countries around the world.

     Waste Treatment Services. Due to the substantial barriers to entry into the market and the prevalence of agreements, competition within the waste treatment market is limited in most developing countries, including the markets in which we expect to operate. While a variety of independent operators and private and government owned entities may provide waste treatment in some of the markets in which we expect to operate, it is anticipated that we will have agreements in place in most markets which will provide contractual commitments to utilize our facilities. Accordingly, competition for waste treatment revenues is not expected to be significant for the foreseeable future in our target markets. However, should those markets grow, it can be expected that new competitors will enter those markets increasing pricing and competitive pressures. Further, while established waste treatment operations in developing markets are expected to be isolated from competition in the near term, competition for contracts to provide waste treatment services in markets may be intense.

Employees

     At December 31, 1999, we employed approximately 58 full-time employees, 24 of whom were management and administrative personnel, 10 of whom were clerical personnel and 24 of whom were field personnel. We also employ additional field personnel on a temporary basis when needed to adequately staff projects. All of our permanent field personnel are skilled craftsmen with an average of over ten years service with our company, they are OSHA-trained and asbestos trained to perform their respective duties. We regularly hire temporary employees on location to staff jobs performed away from the immediate vicinity of our headquarters. We carefully review the training and qualifications of all temporary workers to assure that all such workers are qualified to perform the work in question. In all such instances, our supervisors and foremen will plan, supervise and oversee all aspects of work performed by such temporary workers.

     We believe that we enjoy good relations with all of our employees. None of our permanent full-time employees are unionized or subject to collective bargaining agreements and we have experienced no work stoppages or strikes. Some of the temporary personnel we hire may be union members where the job in question and local conditions as a practical matter require such personnel.

Properties

     Our principal offices are located on a 7.5 acre site at 396 Whitehead Avenue, South River, New Jersey, in a 6,925 square foot two story office building and an adjoining 7,600 square foot two story office building. Also located on such site is a 4,248 square foot one story storage/work area and a 5,700 square foot warehouse facility. Such facilities are leased from L&G Associates, an affiliate controlled by Joel Freedman and Frank Falco, pursuant to a fifteen year lease expiring May 31, 2011 and providing for monthly rental installments of $22,500, subject to annual adjustments based on the Consumer Price Index, plus insurance, taxes and maintenance costs.

     Our various subsidiaries also own real estate in Poland and El Salvador and
maintain  offices  in  various  locations  to  support   international   project
activities.

     We believe our properties are adequate to support our current and anticipated operations.

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Legal Proceedings

     On August 15, 1996, the U.S. Department of Labor, Occupational Safety and Health Administration issued willful citations and notifications of penalty in the amount of $147,000 against us in connection with the accidental death of a subcontractor's employee on the United Illuminating Steel Point Project in Bridgeport, Connecticut in February, 1996. A complaint was filed against us by the Secretary of Labor, United States Department of Labor on September 30, 1996. We denied all of the allegations in the complaint. A hearing was conducted in April, 1997 and, subsequently, OSHA's Review Commission issued a written decision vacating the first alleged willful citation, but affirming the second and third willful citations, and imposing a penalty in the amount of $70,000 for each citation. A timely Notice of Appeal was filed with the OSHA Review Commission for Discretionary Review, which body has accepted jurisdiction of the matter on administrative appeal. We intend to continue to vigorously contest the alleged violations and will pursue any and all remedies available, including appellate proceedings at the U.S. Circuit Court of Appeals, in order to overturn the decision.

     On February 11, 1997, we were served with a lawsuit naming IDM as a co-defendant in a wrongful death cause of action arising out of the accidental death of an employee of its subcontractor, American Wrecking. The suit, styled The Estate of Percy L. Richard, and Percy D. Richard, a minor by next of friend Patricia Cunningham v. American Wrecking Corp. and its successors, IDM Environmental Corp., and its successors, SECO Corp. and it successors, all joint and individually, and all unknown persons, Case No. 2:97CV filed in the Federal District Court for the Northern District Court for the Northern District of Indiana, arises out of the same facts alleged in the above referenced administrative proceeding instituted by OSHA. Plaintiff seeks damages of $45 million. We believe that the suit, as it relates to us, is without merit and continue to vigorously contest the cause of action. Pursuant to our subcontract with American Wrecking, we are now being defended and indemnified by the insurance carrier for American Wrecking.

     In July of 1998, we, our subsidiary, Global Waste & Energy and certain affiliates and officers, were named as co-defendants in a cause of action styled Kasterka Vrtriebs GmbH v. IDM Environmental Corp., et al., filed in the Court of Queen's Bench of Alberta, Judicial District of Calgary. The plaintiff, Kasterka, has alleged that we and our affiliates breached a marketing agreement that had been entered between Kasterka and Enviropower. The plaintiff has alleged that the defendants failed to supply material information relating to the gasification technology originally developed by Enviropower and that, as a result, Kasterka was unable to manufacture and market gasification units in the territories designated in the marketing agreement. Kasterka has asserted a variety of claims for damages in the aggregate amount of approximately $42 million. We believe the suit is without merit and intend to vigorously contest the cause of action.

     In September of 1998, we were named as a defendant in a cause of action styled Balerna Concrete Corporation, et al. v. IDM Environmental Corp., et al., filed in United States District Court of Massachusetts (Case No. 98CV11883ML). The plaintiffs allege that we, and others, engaged in a pattern of conduct to divert funds from the plaintiffs through the operation of a concrete finishing business. The plaintiffs have asserted various claims under RICO, common law fraud, conversion and breach of contract, and seek unspecified damages. We believe the suit is without merit and have filed a motion to dismiss the action, currently pending before the Court. We intend to continue to vigorously contest the cause of action.

     In November of 1997, we commenced an action styled IDM Environmental  Corp.
v. Kvaerner Metals, et al. in the Superior Court of New Jersey. The action against Kvaerner Metals, formerly known as Davy International ("Davy"), and American Home Assurance Co. concerns a completed environmental clean-up project at American Home Products in Bound Brook, New Jersey for which we and Davy had entered into a teaming partnership agreement providing for, among other things, an equal sharing of all direct costs and any losses sustained on the project. We allege that we are entitled to the sum of at least $700,000.00 representing the share of the project losses now owed to us by Davy, as well as additional unliquidated damages for Davy's breach of fiduciary duties owed to the teaming partnership, and its failure to submit change order claims to recover losses incurred by the partnership for disruption of work and for its negligence. Discovery in the matter is continuing.

In addition to the foregoing, we are periodically subject to lawsuits and administrative proceedings arising in the ordinary course of business. Management believes that the outcome of such lawsuits and other proceedings will not individually or in the aggregate have a material adverse affect on our financial condition, operations or cash flows.

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                   BUSINESS AND PROPERTIES OF FUSION NETWORKS

Corporate Overview

     Fusion Networks, Inc. was incorporated in the State of Delaware under the name LatinEyes.com, Inc. in July 1999. Later in July 1999, the name of the company was changed to Fusion Networks, Inc.

     Fusion Networks is a start-up Internet company founded to provide improved Internet content and services to Latin American markets and to the Spanish and Portugese speaking population around the world. Fusion Networks launched its Internet site, LatinFusion.com, on a pilot basis, in Bogota, Colombia in October 1999, and launched a site in Miami in January 2000 with a formal international launch of the Miami site planned for February 2000 followed by similar launches in targeted cities and regions in the Americas and Europe.

     Fusion Networks' offices are located at 8115 N.W. 29th Street, Miami, Florida 33122, telephone number (305) 477-6701.

Industry Background

     Development of the Internet. The Internet is a global network of interconnected, separately administered public and private computer networks that enables commercial organizations, educational institutions, government agencies and individuals to communicate, access and share information, provide entertainment and conduct business remotely. Use of the Internet has grown rapidly since the start of its commercialization in the early 1990's. According to International Data Corporation, there were an estimated 104.4 million
Internet users at the end of 1998 with that number estimated to grow to 510 million by 2003, a 388% increase. This rapid growth in the popularity of the Internet is due in large part to increasing computer and modem penetration, development of the Web, the introduction of easy-to-use navigational tools and utilities, and the growth in the number of informational, entertainment and commercial applications available on the Internet. Technological advances relating to the Internet have occurred and continue to occur rapidly, resulting in more robust and lower cost infrastructures, improved security and increased value-added services and content. Growth in client/server computing, multimedia personal computers and online computing services and the proliferation of networking technologies have resulted in a large and growing group of people who are accustomed to using networked computers for a variety of purposes, including e-mail, electronic file transfers, online computing and electronic financial transactions. These trends have led businesses increasingly to explore opportunities to provide Internet based applications and services within their organization and to customers and business partners.

     World Wide Web. An important factor in the widespread adoption of the Internet has been the emergence of a network of servers and information available called the World Wide Web. The Web is a network of medium rich in content, activities and services. Content on the Web includes, among other things, magazines, news feeds, radio broadcasts, and corporate, product, educational, research, and political information, as well as activities, including chat and Web communities and customer services, including reservations, banking, games and discussion groups.

     The rapid deployment of the Web has introduced fundamental changes in the way information can be produced, distributed and consumed, lowering the cost of publishing information and extending its potential reach. Companies from many industries are publishing product and company information or advertising materials and collecting customer feedback and demographic information interactively. The structure of Web documents allows an organization to publish significant quantities of information while simultaneously allowing each user to view selected information that is of particular interest in a cost effective and timely fashion.

     Latin American and Spanish/Portugese Language Growth Opportunities. Fusion Networks believes that the Latin American and Spanish/Portugese speaking Internet markets are a largely untapped market which offers excellent growth opportunities.

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     The Spanish and  Portugese  speaking  population is  concentrated  in Latin
American countries, with a total combined population of approximately 500 million, with additional substantial Spanish and Portugese speaking populations in Europe, principally in Spain and Portugal, as well as in the United States. Although divided by geographical and political boundaries, the Spanish and Portugese speaking population share many cultural affinities, including common languages and religions, as well as a similar heritage. A majority of that population speaks only Spanish or Portuguese, with only a small portion of the population being proficient in English.

     Because of language barriers, Internet usage in the Spanish and Portugese speaking populations has lagged behind usage in the English speaking population. According to a May 1999 article in The Economist, 78% of all websites were in English and 96% of e-commerce websites were in English. According to Zona Financieria, only 2% of websites are in Spanish or Portugese. These language barriers have substantially impeded growth in Internet usage in the Spanish and Portugese speaking population.

     While Internet usage in Spanish and Portugese speaking populations is in an early stage of development compared to the English speaking market, usage has grown rapidly in recent years and is expected to continue to grow at a rapid pace in the coming years. According to a Global Reach report, persons accessing the Internet in Spanish and Portugese account for an estimated 19.3% of all persons accessing the Internet in languages other than English. IDC estimated that Internet usage in Latin America will grow from an online population of 5.7 million in 1998 to 24.3 million users by 2003. Additionally, there are substantial Spanish and Portugese speaking populations outside of Latin America, principally in the United States, Spain and Portugal. According to Global Reach, in America alone there are 32 million people who speak a language other than English at home with the primary language being Spanish.

     Accompanying the growth in Internet users in Latin America and in the Spanish and Portugese speaking populations of Europe and the United States, IDC estimates regional compound growth in Latin American e- commerce of 117% annually between 1998 and 2003, from $170 million in 1998 to more than $8 billion by the end of 2003.

The Internet as a Business Medium

     The growth in the number of Internet users, the amount of time users spend on the Internet, the increase in the number of Web sites and the rate of Internet and PC penetration is being driven by the increasing importance of the Internet as a content resource, advertising medium and platform for consumer services.

     Content Resource. New software-based authoring tools have lowered the cost of publishing content on the Internet relative to conventional publishing models and enable new, exciting forms of multimedia content. The cost of accumulating, storing and delivering content to a large audience is lower than that of conventional media, consisting only of the cost of maintaining and operating computer equipment. Content is readily accessible by any Internet user and most information is available free of charge. The Internet is also achieving increasing popularity as an entertainment alternative. Through the wide array of content offerings available from different Web sites, Internet users are able to view photographs, video clips, listen to music, play interactive, real-time games with third parties and communicate with friends.

     Fusion Networks believes that through the operation of its portal network, targeted at the Spanish and Portugese speaking audience, it will be able to help satisfy their demand for Spanish and Portugese language content services. Although Fusion Networks may not provide all the services that may be available on the multitude of Web sites online, Fusion Networks believes that its offerings, including locally produced Spanish and Portugese language content services, online community products and e-commerce capabilities, will be competitive against other Web sites providing similar services.

     Advertising. Advertisers have identified the Internet as a means for mass communication of their messages, similar in many respects to the use of advertising in traditional media such as television and radio broadcasting and print publishing. Fusion Networks believes advertisers have also recognized that Web-based advertising may be more effective in a number of respects than traditional media advertising. The Internet allows advertisers to present messages to specific, targeted audiences, and to enable users to interact with advertising information presented in Web pages. This characteristic of the Internet also permits advertisers to measure more precisely the number of impressions, or times that an advertisement appears in page views downloaded by users,

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through verification by an independent third-party auditor. Advertisers can also measure the effectiveness of advertising in generating "click-throughs," or user requests for additional information made by clicking on the advertiser's banner linking the user to the advertiser's Web site. Fusion Networks believes that increases in transmission bandwidth through higher speed Internet connections, and wider adoption of advanced content delivery technologies for the Internet, such as Java, VRML and other multimedia enabling technologies, will increase the functionality of advertising, and will make the Internet an even more attractive advertising medium. Fusion Networks also believes technological developments may result in greater ability to provide information and analysis about the effectiveness of Internet advertising, the demographic profiles of users, as well as the ability of advertisers to frequently modify and more closely tailor their messages. This should result in more targeted, higher impact advertising opportunities, and greater integration of Web-based advertising into the range of marketing channels available to advertisers.

     Although online advertising currently represents only a small percentage of overall global advertising expenditures, Fusion Networks expects the broader acceptance of the Internet as an advertising medium will increase online advertising expenditures both globally and in the Spanish and Portugese speaking markets. According to Forrester Research, online advertising expenditures are expected to grow from $1.5 billion in 1998 to more than $15 billion in 2003, with online advertising expenditures in Latin America expected to grow from $20 million in 1997 to $645 million in 2003. Additionally, Fusion Networks believes that the targeted nature of online advertising will be an important benefit to businesses seeking to maximize the efficiency of their advertising expenditures.

     E-commerce. The Internet is dramatically affecting the methods by which consumers and businesses are evaluating and buying goods and services, and by which businesses are providing customer service. Businesses have sought to capitalize on the Internet as a platform for consumer services through the establishment of Web sites devoted exclusively to the dissemination of information relating to their products and services. Fusion Networks' web solutions services will cater directly to such businesses seeking to expand their consumer relations strategy online. Fusion Networks plans to provide comprehensive solutions to its clients ranging from the design and development of their Web site to strategic consulting of business strategies.

     As part of providing web solutions services, Fusion Networks plans to assist businesses seeking to conduct sales transactions directly to consumers through e-commerce on their Web sites. The Internet provides online merchants with the ability to reach a global audience and to operate with minimal infrastructure, reduced overhead and greater economies of scale, while providing consumers with a broad selection, increased pricing power and unparelleled convenience. As a result, the volume of business transacted on the Internet is anticipated to grow in significance. Globally, IDC projects that e-commerce revenues will grow from $50.4 billion in 1998 to $1.3 trillion by 2003. Within Latin America, IDC estimates regional compound growth in e-commerce revenues of 117% annually between 1998 and 2003, from $170 million in 1998 to more than $8 billion by the end of 2003.

The LatinFusion.com Strategy

     LatinFusion.com is being developed as a universal portal offering a comprehensive suite of Internet products, services and solutions to the Latin American and Spanish and Portugese speaking markets. Fusion Networks believes that by offering an integrated platform of content, community and commerce and related services, all produced locally and in Spanish or Portugese with the specific needs and desires of the Spanish and Portugese speaking population as its focus, LatinFusion.com will be well positioned to capitalize on the anticipated growth of the Internet throughout the Spanish and Portugese speaking world.

     In order to capitalize on the anticipated growth of the Internet in the Spanish and Portugese speaking populations, Fusion Networks intends to:

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     *    Establish credibility in the Spanish and Portugese speaking markets by establishing a local presence in those markets and developing content tailored to those markets.

     Because of important cultural and linguistic characteristics shared by much of the Spanish and Portugese speaking population of the world, Fusion Networks believes that success in serving the Internet needs of that community is tied to establishing oneself as a part of that community and displaying a sensitivity to the needs of that community. While some existing Internet providers locally produce native language content for the Spanish and Portugese speaking community, much of the content on the Internet which is available in Spanish or Portugese is simply translations of English language content. Fusion Networks believes that, in order to create loyalty and a sense of community among Spanish and Portugese speaking Internet users, a Web site must contain content which is
(1) locally produced, and (2) produced in Spanish and/or Portugese.

     Fusion Networks intends to establish and grow the LatinFusion.com site from a local base in key markets which are expected to facilitate the establishment of larger regional presences. Implementation of that strategy began with the establishment of an initial presence in the Bogota, Colombia market to support its initial pilot operations. Fusion Networks intends to establish the infrastructure and local content development and support teams to ensure that the LatinFusion.com site develops a reputation for quality, responsiveness and reliability of both the Web site and related services. All content will be produced locally and will be multi-cultural and multilingual, with all content being available in Spanish, Portugese and English. Fusion Networks believes that the combination of locally produced native language content with reliable service will allow LatinFusion.com to become a recognized name and preferred Web site for Internet users in each of its markets. Fusion Networks also believes that the establishment of a favorable reputation in its core markets will allow the LatinFusion.com site to quickly gain recognition and a favorable reputation among Internet users in the surrounding region. Fusion Networks intends to repeat this process by establishing infrastructure and a local content and support team in key markets throughout Latin America as well as in certain key markets in the United States and Europe.

     * Offer a comprehensive range of Internet products and services tailored to the Spanish and Portugese speaking markets.

     Fusion Networks intends to facilitate user loyalty by providing a comprehensive range of Internet products and services, all tailored to the needs of the Spanish and Portugese speaking markets. The LatinFusion.com site is initially divided into six channels, each offering a broad array of related products and services. The channels include (1) home, where users can access time, weather and currency data, search engines and a help desk, among other data, (2) media, where users can access major national, regional and local newspapers, regional magazines and regional television and radio broadcasts, (3) guides, where users can access community, entertainment and tourist information for selected regions and cities, (4) commerce, where users can access a wide variety of on-line shopping options, on-line banking and on-line investment options, among other products and services, (5) games, where users can access interactive games, and (6) connection, where users can access e-mail, video chat, Internet telephone services and other communication tools. A contest channel is expected to be added where users can participate in various contests. Fusion Networks will constantly monitor new products and services and user demand for those products and services and will add such products and services to assure that users have the broadest range of Internet products and services available.

     *    Utilize   state-of-the-art   technologies   to  improve  the  Internet
          experience.

     Since the inception of the Internet, users have suffered through bandwidth limitations which have contributed to the predominance of slow, non-dynamic and static sites. As a result, Fusion Networks believes that much of the Internet can be characterized by its lack of interactivity and by boring sites. Fusion intends to continually adopt the latest technologies to both overcome bandwidth limitations and provide the richest, most entertaining multimedia experience available on the Internet. LatinFusion.com has been designed using Macromdia's Flash 4.0 which will offer streaming video, interactive on-screen graphics and full stereo sound throughout the site. Fusion Networks believes that the adoption of this technology will allow LatinFusion.com to differentiate itself from many of the sites on the Internet and make LatinFusion.com an exciting and enjoyable Web site to visit. Fusion Networks will constantly monitor new technologies and will, to the extent available, adapt new technologies as necessary to assure that LatinFusion.com offers the richest and most attractive Internet experience available.

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     *    Deploy  innovative  new  advertising  strategies  to better serve both users and advertisers.

     Advertising on the Internet presently consists, almost exclusively, of the placement of banners on Web sites which are linked to an advertiser's Web site. These banners, like traditional advertising medium, are designed to increase brand awareness, attract new customers and facilitate sales of products and services.

     Fusion Networks has adopted a new, non-banner, advertising model which it believes will be better received by both Web users and by advertisers. Utilizing Macromedia Flash 4.0, Fusion Networks will produce "infomercials" which are ten seconds or less in length and which include full multimedia, including graphics, sound and voice. Infomercials will be highly customized and targeted based on the user demographics associated with the Web page being viewed. Each infomercial will be downloaded in the background while the Web page is being viewed and will run between page views. Fusion Networks believes that this advertising model is similar to highly targeted television advertising, which is a proven and long standing means of advertising, and will produce superior results to banner advertising. Fusion Networks will support its advertisers by making available real-time statistical data, including viewing time, viewer demographics, "click-throughs" and related information.

     *    Establish  strong  strategic   alliances  with  media,   business  and
          government partners to develop and promote LatinFusion.com.

     In order to increase traffic, build market and extend the LatinFusion.com brand internationally, Fusion Networks intends to pursue strategic relationships with prominent, internationally recognized media and business partners who offer quality content, technology and distribution capabilities as well as marketing and cross- promotional opportunities.

LatinFusion.com Products and Services

Portal Content

     LatinFusion.com is being organized to meet the content, community and commerce needs of Spanish and Portugese language Internet users. Users will be able to access the site in Spanish, Portugese or English and change languages instantly. Users will also be able to access information, products and services at the local, regional or global levels. The site is being organized around seven channels, each of which will be accessed for free. This basic structure will serve as a platform for creating a rich variety of online products and is expected to be an attractive host to online advertisers.

     LatinFusion.com will provide a one-stop gateway to the Internet that aggregates, organizes and delivers information to meet the needs of users interested in localized information pertaining, and of interest, to the Spanish and Portugese speaking populations of Latin America, the United States, Spain and Portugal.

     Within the LatinFusion.com site, information is organized in channels. Channels are a standard Internet feature which provides users with an efficient and easy way to explore and utilize the wealth of content on the Internet through the use of guides, directories and the categorization of information. The initial channels planned for LatinFusion.com are grouped as follows:

      - Home
      - Media
      - Guides
      - Commerce
      - Connection
      - Games
      - Contests

     Home. The Home channel -- www.LatinFusion.com-- is the gateway to the portal and hosts general user information. From the Home channel, users will be able to select the language in which content is to be presented and specify a geographic area of interest. The Home channel will also provide certain basic tools to the user, including:


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     --   Help Desk.  Users will be able to obtain  assistance in using the site and surfing the Web.

     -- Search Engine. Users will be able to utilize major search engines to search for information on specific topics on the Internet or on the LatinFusion site. Searches will be performed in Spanish, Portugese or English, as determined by the user.

     Media. The Media channel will allow the user to access major media information at the city, country or Americas level, as selected by the user. Based on the geolayer selected, appropriate media will be displayed, including:

     -- Newspapers. Fusion Networks plans to provide its users the latest news at the worldwide, Americas, country and city level, as determined by the user.

     -- Television. Fusion Networks plans to allow users to view real-time television broadcasts, with closed-captions in Spanish, Portugese or English, as determined by the user, and delayed television newscasts covering topics selected by the user.

     -- Radio. Fusion Networks plans to allow users to listen to live broadcasts of news or music.

     -- Magazines. Fusion Networks plans to provide its users with the latest issues of popular magazines.

     Guides. The Guide channel will allow users to access city, county or region specific guides to tourist, entertainment, government and similar information. Based on the geolayer selected, appropriate information will be displayed, including:

     -- Tourist Information. Users will be able to access comprehensive tourist information relating to specific cities, countries or regions served by LatinFusion.com, including information regarding popular tourist sites, restaurants, clubs and other attractions. Maps will be provided along with multimedia displays of scenery, restaurant interiors, and restaurant menus among other items. The site is expected to include restaurant reservations and attractions ticketing capabilities.

     -- Entertainment Information. Users will be able to access comprehensive entertainment information for specific cities, including concerts, sporting events, movies, cultural events and other ongoing events in the cities served by LatinFusion.com. The site will also include numerous pages devoted to popular local themes and personalities, including local traditions, local sports teams and sports and entertainment personalities of local interest.

     -- Government Information. Users will be able to access comprehensive governmental information for specific cities, countries and regions served by LatinFusion.com, including information relating to the various agencies having authority over various aspects of life in the city, country or region, rules and laws applying in the city, county or region and how to contact the various agencies.

     -- Community Information. Users will be able to access comprehensive information relating to traditions, customs, rules, regulations and local services in communities served by LatinFusion.com.

     -- Calendar Information. Users will be able to access city, country and region specific calendars for the areas served by LatinFusion.com, which calendars will include detailed holiday information for each area.

     Commerce. The Commerce channel will allow users to perform secure Internet transactions utilizing the latest Internet technology. Within Latin American countries, Fusion Networks plans to initially concentrate e- commerce activities within a locale or country, developing strong relations within each country served by LatinFusion.com and avoiding potential problems of cross-border e-commerce transactions. E commerce options available to users will include:

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     --   Virtual Mall.  Users will be able to purchase  goods and services from
          e-commerce partners in cities and countries served by LatinFusion.com. Fusion Networks is presently negotiating with a large number of name brand and specialty manufacturers, distributors and stores to offer their products and services, including music, CD's, videos, books and magazines, beauty and pharmaceutical products, travel and tourism services, toys and games, clothing and shoes, and furniture, among other products.

          Because of unique payment systems in Latin America, Fusion Networks is structuring its e- commerce operations to accept both debit card payment, which is more common and more secure in Latin America, and credit card payment, which is not as prevalent or secure in Latin America.

     -- E-Banking. Users will be able to make payments, transfer funds and conduct other banking activities in a secure environment. Fusion Networks is presently negotiating with a major bank in Colombia, and plans to negotiate with major banks in each region served by LatinFusion.com, to act as its e-banking partner.

     -- E-Stock. Users will be able to buy and sell stocks, track portfolios and obtain market information and research in a secure environment. Fusion Networks is presently negotiating with brokerage firms to act as its e-stock partner.

     -- E-Auction. Users will be able to buy and sell products at auction in a secure environment.

     -- E-Expo. Users will be able to post and view information on all major trade shows in cities and regions served by LatinFusion.com.

          Connection. The Connection channel will allow users to interact with specific users or with other users sharing similar interests. Connection options available to users will include:

     -- Video Chat. Users can create "virtual communities" where participants can interact in group or one-on-one discussions in Spanish, Portugese or English. Chat room communities vary in topics, ranging from sports, politics and movies to current events. LatinFusion.com chat rooms are expected to support real-time video images of up to twelve users at once. Additionally, Fusion Networks is working with technology providers to permit discussions in multiple languages with real-time translation between Spanish, Portugese and English.

     -- E-Mail. Registered users will be provided with free e-mail accounts in Spanish, Portugese and English. E-mail users will be able to access electronic mail from any computer with a standard Web browser.
          Providing this service is expected to increase user loyalty and therefore, increase traffic on the LatinFusion.com network.

     -- E-Card. Users will be able to create and send interactive greeting cards to friends and family from a list of multimedia cards.

     -- E-Poll. Users will be able to express their opinions on current topics ranging from arts to politics and to view poll results.

     -- WebCam. Users will be able to view places of interest through the use of strategically placed cameras throughout the cities served by LatinFusion.com.

     -- E-Phone. Fusion Networks is working with technology companies to develop and offer computer-to-telephone call capabilities at minimal cost between any of the cities served by LatinFusion.com.

          Games. The Game channel will allow users to play a variety of interactive multimedia games by themselves or against other users in the network.

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     Contests.  The Contest channel will allow users, where permitted by law, to participate in contests and compete for prizes.

E-Commerce Services

     LatinFusion.com will provide e-commerce services through its Commerce channel as an extension of its portal network. Currently, the development of e-commerce is in its infancy in Latin America compared to the United States. The principal barrier to development of e-commerce in Latin America has been the development of a secure online payment systems since credit cards are not commonly accepted in Latin America.

     In order to accommodate the use of debit cards, which are a more prevalent form of payment in Latin America than credit cards, LatinFusion.com employees SET, a secure debit card payment system developed by VISA and Master Card, in addition to SSL, a secure credit card payment system.

     With the implementation of secure payment systems and the anticipated development of a loyal and growing user base and site traffic, LatinFusion.com is expected to be an attractive host to a wide base of merchants seeking to sell goods and services over the Internet. Fusion Networks expects to form alliances with a broad array of manufacturers, merchants, auction operators, banks and financial service companies to create links and traffic to their sites. E-commerce partners are expected to typically pay a flat fee for placement on the LatinFusion.com network. Fees are expected to be based on location of links that allow for entry into online stores and the number of links present throughout the network. These partners are also expected to share with Fusion Networks a percentage of transaction revenues generated when LatinFusion.com users purchase their products or services.

Advertising Services

     The Internet has become a new means of communication, marketing and distribution for the advertising industry. Advertisers and advertising agencies typically enter into agreements under which they pay for a guaranteed number of impressions for a fixed fee. These agreements typically range from one month to multiple years. Currently, advertising on the Internet consists primarily of banner-style advertisements, buttons and sponsorships from which viewers can hyperlink directly to the advertiser's own Web site. Networks typically establish standard cost per thousand impressions, commonly referred to as CPMs, for banner advertisements which varies depending on location of the advertisements on the network, the targeted country and the extent to which it is targeted for a particular audience. Discounts from standard CPM rates may be provided for higher volume, longer-term advertising contracts.

     Networks may also offer promotional advertising programs, such as contests, sampling and couponing opportunities, in order to build brand awareness, generate leads and drive traffic to an advertiser's site.

     LatinFusion.com is implementing a new banner-free advertising platform which Fusion Networks believes will provide an improved experience for network users and superior results for advertisers. After studying existing Internet advertising techniques, Fusion Networks determined that banner-style advertisements produced poor results in terms of response rates and were often an annoyance to network users. Based on that finding, Fusion Networks has adopted a new advertising model utilizing full multimedia "infomercials". As with banners, these infomercials will be placed based on site demographics so as to target advertisements to appropriate network users. When a page in the network fitting the proper demographic profile for a given product is viewed, the infomercial will load in the background. When the user clicks to the next page view, the infomercial will play. Infomercials are expected to incorporate captivating and animated graphics, sound and voice and will typically last no longer than ten seconds. As site traffic grows, Fusion Networks will gather increasing volumes of user demographic information allowing it to develop highly customized advertising programs which can be targeted to specific user demographic profiles. For instance, users in Miami clicking on a site with information on Bogota might see an infomercial from an airline providing a brief commercial for flights between those cities.

     Infomercials will be designed using MacroMedia Flash 4.0 with full multimedia capabilities. Downloading of infomercials is expected to require approximately the same time and utilize the same bandwidth as a typical banner. However, unlike banners, the use of infomercials will provide users with a cleaner, less cluttered site and will provide a more dynamic and visually compelling advertising medium, similar to television.

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     Advertisers  will  be  supported  by the  use of  technologies  to  collect important data including viewing time, viewer demographics, click-through and other data designed to measure the effectiveness of advertising efforts on the network. Each advertiser will be provided access to a password protected site where the advertiser will be able to obtain real time audience data.

     Advertising models currently being utilized generally charge between $50 and $100 per CPM. Fusion Networks has not, as yet, set a fixed pricing structure for advertising services. However, given the anticipated superiority of the LatinFusion.com advertising model and anticipated strong demand for the same, Fusion Networks believes that it will be able to charge advertising fees at or near the high end of current CPM rates.

     At January 15, 2000, five companies advertised on the LatinFusion.com site.

Network Launch and Channel Development Schedule

Network Launch Schedule

     Initial Pilot Site Launch -- Bogota, Colombia. Fusion Networks launched its initial site, on a pilot basis, in Bogota, Colombia in October 1999. Fusion Networks developed and carried out an exhaustive infrastructure investment and public relations campaign to coincide with the launch of LatinFusion.com in Bogota.

     In advance of the pilot site launch in Bogota, Fusion Networks made infrastructure investments to support the launch and ongoing operation of the site in Bogota. Those investments consisted principally of technology and people. Technology investments included the purchase of a series of servers, and related software and telecommunications equipment, which will support up to 500,000 users. A local team was assembled to provide for customer service, technology support, content production and sales and marketing necessary to launch and support the ongoing operations of LatinFusion.com in Bogota.

     The public relations campaign conducted in conjunction with the Bogota site launch included:

     --   a  series  of   interviews,   articles  and  reviews   arranged  by  a
          professional  public  relations  firm  regarding   LatinFusion.com  in
          advance of the launch date.

     -- a large cross promotional public relations program with a major Colombian newspaper and magazine.

     -- targeted radio, newspaper and magazine advertising, including buying advertising space in the largest circulation daily newspaper, the second largest circulation magazine in Colombia, and on a Bogota radio station having national coverage and also heard in Miami.

     --   targeted purchases of banner advertising on key Internet portals.

     --   sponsorship of contests to stimulate visits to LatinFusion.com.

     -- sponsorship of a major annual rock concert to be held in Bogota the weekend of October 8 celebrating the discovery of America.

     -- hosting a reception for clients, media and celebrities at an exclusive business club to celebrate the launch of LatinFusion.com.

     Additional Site Launches. Latin Fusion plans to duplicate the Bogota site launch in fifteen major markets with significant Spanish and Portugese speaking populations over a twelve month period following the Bogota launch. Each new site launch will be supported by a local satellite office and a region specific site. Each site will be responsible for generating and maintaining local content and generating and supporting local advertising and e- commerce. The site launch dates, or scheduled site launch dates, are as follows:


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      *     Miami, Florida          January 2000 (formal international launch
                                    scheduled February 2000)
      *     Mexico City, Mexico     March 2000
      *     Sao Paulo, Brazil       March 2000
      *     Buenos Aires, Argentina March 2000
      *     Madrid, Spain           March 2000
      *     Santiago, Chile         June 2000
      *     New York, New York      June 2000
      *     San Juan, Puerto Rico   June 2000
      *     Lisbon, Portugal        June 2000
      *     Chicago, Illinois       September 2000
      *     Houston, Texas          September 2000
      *     Los Angeles, California September 2000
      *     Caracas, Venezuela      September 2000
      *     Rio de Janeiro, Brazil  September 2000
      *     Toronto, Canada         September 2000

     Following the scheduled site launches, Fusion Networks will evaluate and, where appropriate, launch additional sites in the Americas, Spain and Portugal. The launch of additional sites is dependent upon the availability of adequate financial resources to support each site launch.

Channel Development Schedule

     While Fusion Networks plans to offer each of the channels described above and to replicate the LatinFusion.com format in each region served by the site, the development and introduction of the channels will take place over a period of time. Channel development activities are expected to require between 45 and 120 days per channel. Based on the current state of channel development activities, channels have been introduced, or it is anticipated that channels will be introduced, on the following schedule:

      *     Home              October 1999
      *     Media             October 1999
      *     Guides            October 1999
      *     Commerce          October 1999 (partial)
      *     Connection        October 1999 (partial)
      *     Games             October 1999 (partial)
      *     Contests          Undetermined

     Actual channel development and introduction may vary and it is possible that some channels will be introduced with basic features with additional features added over time.

Content Development

     Initial content development will be outsourced to local news media companies. Those media sources will gather as much information as possible which is pertinent to the market being served and will input that information into templates supplied by Fusion Networks for inclusion on the LatinFusion.com site. Fusion Networks will maintain an in-house content development team in each region served by LatinFusion.com. The in-house content development team will gather information as needed to fill in gaps in information provided by outside media sources and to update information on the site. The outsourcing of initial content development to media companies which access large pools of skilled content developers is expected to facilitate the rapid development of comprehensive site content while minimizing staffing costs. Fusion Networks expects that each content development team will require approximately three months to create and gather sufficient content to start-up a regional site.

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Technology Infrastructure

     Fusion Networks' technology infrastructure has been designed, and is being built, to ensure:

     * quality of service, as measured by performance, reliability, security and availability.
     *    quality of information, as measured by data storage and backup.
     *    scalability.
     *    bandwidth administration.
     *    administration, statistical monitoring and analysis and operations

     Fusion Networks will maintain its central servers in its Miami offices. Local servers will be installed in each region served by LatinFusion.com, beginning in Bogota, Colombia. Both the central servers and the regional servers will be designed for ease of capacity expansion and replication in other regions. The central servers in Miami will also serve as back-up servers for each of the regional servers. Each of the servers is being designed to satisfy the following traffic, product and services specifications:

-- Traffic Specifications

      *     total Internet users          500,000
      *     remote access users           300,000
      *     dedicated users               200,000
      *     maximum simultaneous users      5,000

-- Product and Services Specifications

      * content publication, including general information, news, Real Audio and Real Video.
      *     e-mail.
      *     e-commerce.
      *     games.
      *     internet telephony.
      *     video conferencing.

     The technology infrastructure will be administered and maintained by an in-house technology staff with all facilities and servers being monitored 24 hours per day, 7 days per week. All facilities and technology will be protected by implementation of security measures and by multiple uninterruptible power supplies.

     For reliability, availability, and serviceability, Fusion Networks will implement an environment in which each server can function separately. Key components of the server architecture are served by multiple redundant machines.

     In-house and third-party monitoring software will be utilized. Reporting and tracking systems will generate daily traffic, demographic, and advertising reports. Production data will be copied to backup tapes each night.

     In-house and third-party software will be utilized to monitor access to production and development servers.

     The network must accommodate a high volume of traffic and deliver frequently updated information. Components or features of the network may be susceptible to outages or slower response times because of equipment or software downtime. These events could adversely effect Fusion Networks' business.

Marketing

     Fusion Networks' marketing plan incorporates various components developed to increase overall site traffic, increase brand awareness and loyalty, attract advertising and e-commerce partners and maximize the value of advertising and e-commerce transactions originating at the LatinFusion.com site.

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      Fusion Networks' marketing plan includes the following components:

      *     Traditional, and non-traditional, media paid advertising.

     Fusion Networks plans to purchase advertising in traditional media sources such as television, radio, newspapers, magazines and billboards. Additionally, banner advertisements in major search engines and key word, e-mail newsletter and portal advertisements may be purchased. Traditional advertising media purchases are expected to be primarily targeted in nature to maximize exposure of the LatinFusion.com site among the principal users of Internet services based on viewer, listener and reader demographics.

      *     Public relations.

     Professional public relations firms will be retained to develop and assist in regular public relations events designed to maximize the exposure of the LatinFusion.com name. Public relations events undertaken by Fusion Networks may include sponsorship of community, sporting and entertainment events. Additionally, Fusion Networks' public relations firm will prepare regularly scheduled news releases to keep the LatinFusion.com name in the public eye and to update the public on developments at the site. Fusion Networks may also attend selected industry and trade conferences to increase name brand recognition within the industry.

      *     User data collection.

     As an integral part of the ongoing operations and marketing efforts of Fusion Networks, user data will be compiled to improve customer understanding and develop demographic profiles. In order to gather user data, as users explore the LatinFusion.com site, users will periodically be asked simple questions prompted by introductions such as "in order to better serve you, please tell us." Those data collection efforts will focus on (1) basic demographic data such as age, occupation, income, place of residence, place of business, marital status, etc., (2) actual purchase data, (3) "cookie data", consisting of user interests, preferences, likes and dislikes, (4) registration data gathered when users register for e-mail or other services, and (5) survey and question responses. User profiles will be prepared based on such data. These profiles can, in turn, be used to attract return visits through the development of highly targeted content and to attract advertisers through targeted advertising capabilities made possible by the profiles assembled.

Strategic Alliances

     Fusion Networks is presently negotiating, and expects to continually be involved in negotiations, with leading content, advertising, e-commerce and technology companies to form strategic alliances. These alliances are intended to enhance the LatinFusion.com network, increase traffic, attract new users, provide additional revenue sources and secure access to advertising, technology and services on favorable terms. Where possible, Fusion Networks may attempt to negotiate long-term exclusive relationships with its alliance partners in the markets served by LatinFusion.com.

Content alliances.

     Content alliances are expected to be established with partners which will allow Fusion Networks to display their content on the LatinFusion.com network within one or many channels. Fusion Networks and its content alliance partners will negotiate as to the content to be provided, licensing or placement fees payable between the parties and cross promotion of services.

Commerce alliances.

     Electronic commerce alliances are expected to be established with partners typically paying a fee for placement on the LatinFusion.com network. Fees are expected to be based on location of links that allow for entry into their online store and the number of links present throughout the network. These commerce partners also share a percentage of transaction revenues generated when LatinFusion.com users purchase their products or services.

     At January 15, 2000, six companies had entered into e-commerce relationship with Fusion Networks, including online retailers of toys, music, CDs and videos, and greeting cards. Fusion Networks is presently in negotiations with a number of potential e-commerce partners in the Latin American markets.

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

Other Alliances and Strategic Investments.

     In addition to efforts to establish basic content and e-commerce alliances, Fusion Networks intends to negotiate with a wide variety of leading Internet service and other technology companies to offer, market, distribute and promote their technologies and incorporate those technologies into LatinFusion.com. Technology alliances may be pursued with leading providers of Internet browsers, streaming video/audio technology, search engines, online auctioneers, data storage, software and other Internet enabling technologies.

     - Marketing Services Group. In December 1999, Fusion Networks and MSGI entered into a Stock Purchase and Sale Agreement pursuant to which Fusion Networks issued 3,500,000 shares of common stock to MSGI in exchange for 1,500,000 shares of common stock of MSGI. Pursuant to the terms of that agreement, MSGI has the right for a six month period ending in June 2000 to acquire up to an additional 3,500,000 shares of common stock of Fusion Networks in exchange for an additional 1,500,000 shares of MSGI common stock and MSGI has the right to designate a nominee for director of Fusion Networks for a period of one year. MSGI and Fusion Networks each agreed to "lock-up" the shares received from the other preventing resale of those shares for a period of one year ending December 2000. Additionally, the agreement provides that MSGI may rescind the transaction and put the shares back to Fusion Networks if the merger with FNHI is not completed by June 30, 2000.

     In conjunction with the Stock Purchase and Sale Agreement, Fusion Networks retained the services of WiredEmpire, MSGI's database marketing and infrastructure subsidiary, to provide e-relationship tools and solutions to accelerate deployment of Fusion Networks' business.

Competition

     Competition among Web sites and online destinations for visitors, advertisers and electronic commerce, and the accompanying revenue streams, is intense and is expected to increase because of the lack of substantial barriers to entry into the market. There are many companies that provide Web sites and online destinations targeted to Latin Americans and Spanish and Portuguese speaking people in general. Many of the competitors in the market have, and new competitors may have, greater name recognition, greater financial, technical and marketing resources, longer operating histories and larger customer bases allowing them to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies, develop and use superior proprietary technology platforms to deliver their products and services, and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers.

     Fusion Networks' business, financial conditions and operating results could be adversely impacted by competitive pressures which could produce lower advertising rates, price reductions and lower profit margins, loss of visitors, reduced page views and loss of market share.

     Fusion Networks believes that the principal competitive factors affecting its business are name recognition, quality of content, ease of use, technology performance and functionality, quality of user support, number and quality of value-added services and strategic marketing and technology alliances.

     Fusion Networks will compete with providers of content and services over the Internet, including Web directories, search engines, content sites, Internet service providers and sites maintained by government and educational institutions. The principal anticipated competitors of Fusion Networks include companies targeted specifically to the Latin American and Spanish/Portugese speaking markets such as StarMedia, El Sitio, Ciudad Futura, Telefonica/Ole and Yupi, and Spanish and Portugese language versions of U.S. services such as Yahoo!, America Online and Prodigy. There are also a number of companies which target specific countries within Latin America. Among the various competitors in the market, Fusion Networks believes that its principal competition will come from sites which produce content locally in native languages. Fusion Networks believes that it is well positioned with respect to those competitors as LatinFusion.com is the only known site which has a strong multimedia component.

     Notwithstanding the believe of Fusion Networks that it can favorably compete with existing competitors in the market, competitors may develop content that is better than Fusion Networks' or that achieves greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. This could have a material and adverse effect on the business, financial condition and results of operations of Fusion Networks.

     LatinFusion.com will also compete with traditional forms of media, like newspapers, magazines, radio and television for advertisers and advertising revenue. If advertisers perceive the Internet or the LatinFusion.com network to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on the network.

Latin American Telecommunications Infrastructure

     Many of the largest markets in Latin America, including Argentina, Brazil, Chile, Colombia and Mexico, have privatized and begun to deregulate their telephone industries. As a result, many Latin American telephone companies in recent years have undertaken significant investments in their infrastructure. These investments have resulted in an improvement in the quality of telephone service in these countries. In addition, deregulation has had a direct impact on the cost and quality of Internet access as competition has driven down both monthly access fees and per minute usage charges.

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


     Internet service providers, or ISPs, in Latin America typically charge monthly fees for basic Internet access. In addition to access charges, local calls to connect to the ISP typically include per minute charges. These per minute charges, which are in addition to access charges, may make total cost of Internet access substantially greater in Latin America than in the United States, where users typically only pay a monthly access fee and nominal local charges, if any. Long distance charges, if required, would make the total cost of Internet access in Latin America even greater.

     According to the IABIN Conference, monthly ISP access fees have decreased to a range of approximately $25-$40 per month in the principal Latin American markets. While per minute charges have not declined as rapidly, Fusion Networks believe that they will trend downward as the effects of deregulation spread. Because Fusion Networks' target market consists of a relatively affluent part of the population across Latin America, it does not believe that Internet access costs are a significant deterrent for many of its prospective users. However, if rates were to increase substantially or fail to decline in the future, the number of visitors to the network may decline or fail to grow.

     The majority of Latin Americans access the Internet via traditional analog dial-up accounts. Digital access is still relatively expensive and is not widely available throughout Latin America. Fusion Networks does not believe that the quality of telephone service will be a deterrent to the number of users that visit its network.

Government Regulation and Legal Uncertainties

     To date, regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New laws and regulations may be adopted. Existing laws may be applied to the Internet and new forms of electronic commerce. Uncertainty and new regulations could increase costs and prevent Fusion Networks from delivering its products and services over the Internet. Uncertainty and new regulations could also slow the growth of the Internet significantly. This could delay growth in demand for Fusion Networks' network and limit the growth of revenues. New and existing laws may cover a broad range of issues, including, but not limited to, sales and other taxes, user privacy, pricing controls, characteristics and quality of products and services, consumer protection, cross-border commerce, libel and defamation, copyright, trademark and patent infringement, pornography, and other claims based on the nature and content of Internet materials.

Intellectual Property and Proprietary Rights

     Fusion Networks regards copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to its success. While Fusion Networks does not presently hold any copyrights, service marks or trademarks, it expects to rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect intellectual property rights. Despite such precautions, it may be possible for third parties to obtain and use intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

     Fusion Networks intends to pursue the registration of trademarks in the United States and internationally in Latin America, Spain and Portugal. It may not, however, be able to secure adequate protection for such trademarks in the United States and other countries. Effective trademark protection may not be available in all the countries in which Fusion Networks conducts business. Policing unauthorized use of marks is also difficult and expensive. In addition, it is possible that competitors will adopt product or service names similar to Fusion Networks', thereby impeding its ability to build brand identity and possibly leading to customer confusion.

     In order to protect its marks against similar and confusing marks of third parties, Fusion Networks intends to using a watch service which identifies applications to register trademarks, filing oppositions to third parties' applications for trademarks which are similar or confusing, and bringing lawsuits against infringers.

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

     Many parties are actively developing chat, homepage, search and related Web technologies. Developers of such technologies can be expected to take steps to protect these technologies, including seeking patent protection. There may be patents issued or pending that are held by others and that cover significant parts of Fusion Networks' technology, business methods or services. Disputes over rights to these technologies may arise in the future. Fusion Networks cannot be certain that its products and services do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. Fusion Networks may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of its business. In the event that Fusion Networks determine that licensing this intellectual property is appropriate, it may not be able to obtain a license on reasonable terms or at all. Fusion Networks may also incur substantial expenses in defending against third-party infringement claims, regardless of the merit of these claims. Successful infringement claims against Fusion Networks may result in substantial monetary liability or may prevent the company from conducting all or a part of its business.

     Fusion Networks also intends to continue to license technology from third parties, including Web-server and encryption technology. The market is evolving and Fusion Networks may need to license additional technologies to remain competitive. Fusion Networks may not be able to license these technologies on commercially reasonable terms or at all. In addition, it is possible that licensed technologies may not be successfully integrated into Fusion Networks' services. The inability to obtain any of these licenses could delay product and service development until alternative technologies can be identified, licensed and integrated.

Employees

     As of December 31, 1999, Fusion Networks had 28 full-time employees, of whom 5 were officers and administrative personnel and 4 worked in sales and marketing. From time to time, Fusion Networks may employ independent contractors to support its research and development, marketing, sales and editorial departments. None of Fusion Networks' personnel are represented under collective bargaining agreements. Fusion Networks considers its relations with employees to be good.

Facilities

     Fusion Networks' principal executive offices are located in approximately 1,600 square feet of office space in Miami, Florida, under a lease that expires in June 30, 2000. Fusion Networks also leases a sales and business development office space in Bogota, Colombia and plans to lease additional sales and business development offices in each city in which LatinFusion.com is launched.

Legal Proceedings

     There are no material legal proceedings pending or, to the knowledge of management, threatened against Fusion Networks.

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                                   MANAGEMENT

Directors and Executive Officers of FNHI

     Pursuant to the terms of the merger agreement, three persons designated by Fusion Networks and two persons designated by IDM will be nominated for election to the board of directors of FNHI following the merger. Additionally, it is anticipated that selected officers of Fusion Networks and IDM immediately prior to the merger will serve as officers of FNHI following the merger. The following table sets forth certain information concerning the nominees for director and proposed executive officers of FNHI following the merger:

      Name          Age         Position following merger
     ------        -----       ----------------------------
Hernando Bahamon     42         President, Chief Executive Officer and Chairman
Enrique Bahamon      37         Chief Financial Officer and Director
Felipe Santos        43         Director
Frank A. Falco       66         Director
Joel A. Freedman     64         Director
Traci Hammes         35         Director
J. Jeremy Barbera    43         Director

     All  directors   will  hold  office  until  the  next  annual   meeting  of
stockholders or until their successors have been elected and qualified.

     Each of the officers of FNHI will provide services to FNHI on a full time basis. Other than officers who are subject to employment agreements, each officer serves at the discretion of the Board of Directors. See "Employment Contracts, Termination of Employment and Change in Control Arrangements."

     The following is a biographical summary of the business experience of the directors, nominees for director and proposed executive officers of FNHI.

     Hernando Bahamon. Mr. Bahamon founded, and since July 1999, has served as Chairman, President and Chief Executive Officer of Fusion Networks. Following the merger, Mr. Bahamon will serve as Chairman, President and Chief Executive Officer of FNHI. Prior to founding Fusion Networks, Mr. Bahamon served as Chief Operating Officer of Red Colombia, an information technology company from 1997 to June 1999. Previously, Mr. Bahamon was a partner and manager of Electronic Market, an on-line home electronics merchant, from 1995 to 1997.

     Enrique Bahamon. Mr. Bahamon has served as Chief Financial Officer of Fusion Networks since July 1999. Following the merger, Mr. Bahamon will serve as Chief Financial Officer and a Director of FNHI. Since November 1988, Mr. Bahamon has served as President and an owner of Latam Computer, a computer distributor.

     Felipe Santos. Mr. Santos has served as a Director of Fusion Networks since July 1999 and has consented to serve as a Director of FNHI following the merger. Mr. Santos has served as President of Dinamo Ltda., an event production company, since November 1998, as a Director of Live Marketing, a corporate marketing company, since August 1999, as Manager of S.L.S., a concert promoter, since June 1997, and as Manager of Montoya, an auto racing company, since 1995.

     Frank A. Falco. Mr. Falco co-founded, and since 1978, has served as a director of IDM. Mr. Falco has served as Executive Vice President and Secretary of IDM since 1978 and has served as Chairman of the Board and Chief Operating Officer of IDM since June of 1993.

     Joel A. Freedman. Mr. Freedman co-founded, and since 1978, has served as a director of IDM. Mr. Freedman has served as President and Chief Executive Officer of IDM since 1978 and served as Chairman of the Board from 1978 until June of 1993.

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

     Traci Hammes. Ms. Hammes has served as a Director of Fusion Networks since October 1999 and has consented to serve as a Director of FNHI following the merger. Since July 1999, Ms. Hammes has served as an independent business consultant providing financial and investor relations services. Previously, from February 1999 to June 1999, Ms. Hammes served as Director of Business Development for Pavana LLC, a start-up software development company. Prior to joining Pavana, Ms. Hammes served as Director of Investor Relations for Neuromedical Systems, Inc., a publicly traded medical devise/biotechnology company from 1994 to 1998.

     J. Jeremy Barbera. Mr. Barbera has been designated as a nominee for Director of FNHI pursuant to the terms of a Stock Purchase and Sale Agreement between Fusion Networks and MSGI. Mr. Barbera has served as Chairman and Chief Executive Officer of MSGI since April 1997 and was President of MSGI from April 1997 to May 1999 and was a Director and Vice President of MSGI from October 1996 to April 1997. He has been Chief Executive Officer of Metro Direct, a systems integration services provider and wholly-owned subsidiary of MSGI, since its formation in 1987. Mr. Barbera has eighteen years of experience in data management services, and over twenty years of experience in the entertainment marketing area. Mr. Barbera is a director of Greatergood.com. See "Business and Properties of Fusion Networks - Strategic Alliances - Other Alliances and Strategic Investments - Marketing Services Group, Inc."

Officers and Key Employees of Fusion Networks

     In addition to the foregoing directors and executive officers of FNHI, some of whom are also officers and directors of Fusion Networks, the following persons are officers or key employees of Fusion Networks:

     George Fournier joined Fusion Networks as Chief Operating Officer in December 1999. Prior to joining Fusion Networks, from February 1999 to December 1999, Mr. Fournier was President of International Network of Friends, a producer and distributor of virtual conferences in the Latin American market. Mr. Fournier was Vice President of International Business Development of Mecklermedia Corporation, a publisher of Internet industry, business development and technical news and information, from April 1996 to January 1999. From September 1988 to April 1996, Mr. Fourneir was Director of International Operations at Interface Group/Softbank Comdex a marketer of Internet products and services.

     Ruth Gaviria  joined  Fusion  Networks as Vice  President of Marketing  and
Sales in October  1999.  Prior to  joining  Fusion  Networks,  Ms.  Gaviria  was
Director of Hispanic  and Asian  Marketing  for Colgate  Palmolive  from 1992 to
1999.

     Jose Aberg-Cobo joined Fusion Networks as Vice President of Business Development in October 1999. Prior to joining Fusion Networks, Mr. Aberg-Cobo was Director of Business Development for Latin American for the McGraw-Hill Companies from 1997 to 1999. From 1992 to 1995, Mr. Aberg-Cobo was a Senior Investment Banking Associate at Citibank. From 1990 to 1992, Mr. Aberg-Cobo was Strategic Planning Manager for Telefoncia de Argentina. Mr. Aberg-Cobo holds an MBA from the Amos Tuck School of Business at Dartmouth College and an MS in Industrial Engineering from the University of Buenos Aires.

     Eduardo Cedeno joined Fusion Networks as Chief Technology Officer in November 1999. Prior to joining Fusion Networks, Mr. Cedeno was employed by Red Colombia for more than five years and served as Chief Technology Officer of Red Colombia from 1996 to 1999.

Officers and Key Employees of IDM

     In addition to the foregoing directors and executive officers of FNHI, some of whom are also officers and directors of IDM, the following persons are officers or key employees of IDM:

     Michael Killeen has served as Treasurer and Chief Financial Officer of IDM since 1991, and as a director of IDM since June 1998. Mr. Killeen previously served as a director of IDM from 1991 to May 1996.

     Frank Pasalano has served as Vice President of Operations of IDM since 1985. Previously, Mr. Pasalano served as a project manager for IDM from 1978 to 1985.

     John M. Tuohy has served as Vice President of Nuclear Services of IDM since 1990. Previously, Mr. Tuohy served as Director of Burns & Roe, a national engineering firm, from 1970 to 1990.

     John Klosek has served as Vice President of Engineering of IDM since 1989. Previously, Mr. Klosek served as Associate Director of Colgate Palmolive, a conglomerate engaged in the worldwide production and marketing of consumer goods, from 1969 to 1989.

     Joe Dias has served as Vice President of Sales and Purchasing of IDM since 1979.

     Birger Munck has served as President of IDM Energy since August of 1996. Previously, Mr. Munck served as President of Continental Waste Conversion, Inc., a waste-to-energy project company from 1994 to July 1996. Previously, Mr. Munck served as a management consultant from 1990 to 1993 and as President of Nordex Petroleum from 1987 to 1990.

Relationships of Officers and Directors

     Hernando Bahamon and Enrique Bahamon are brothers. Mr. Falco is the uncle of Mr. Pasalano. Otherwise, there are no family relationships among any of the directors or officers of FNHI, IDM or Fusion Networks.

Compensation of Directors

     FNHI has not, as yet, fixed the compensation payable to non-employee directors for service in such capacity. It is anticipated that FNHI will fix cash fees payable for service by outside directors as well as other forms of compensation and expense reimbursements payable to non-employee directors.

Executive Compensation and Other Matters

     IDM. The following table sets forth information concerning cash and non-cash compensation paid or accrued for services in all capacities to IDM during the three years ended December 31, 1999 of each of the five most highly compensated executive officers of IDM.

                                                                            Long Term
                                     Annual Compensation                   Compensation
                              ------------------------------------------  -----------------
                                                           Other Annual       Stock
Name and Principal Position   Year  Salary($)   Bonus ($) Compensation ($)  Options (#)(2)
---------------------------   ----  ---------   --------- ----------------  ---------------



Joel A. Freedman........      1999   480,000       -0-        (1)            400,000
  President and               1998   480,000       -0-        (1)            225,000
  Chief Executive Officer     1997   480,000       -0-        (1)             10,000
Frank A. Falco..........      1999   480,000       -0-        (1)            400,000
  Executive Vice President and1998   480,000       -0-        (1)            225,000
  Chief Operating Officer     1997   480,000       -0-        (1)             10,000
Birger Munck............      1999   175,000       -0-        (1)             12,000
  President - IDM Energy      1998   175,000       -0-        (1)                -0-
                              1997   175,000       -0-        (1)                -0-
Michael B. Killeen......      1999   128,500       -0-        (1)             19,500
  Treasurer and Chief         1998   128,500       -0-        (1)              2,500
  Financial Officer           1997   123,084       -0-        (1)                500
John M. Tuohy...........      1999   123,000       -0-        (1)             14,000
  Vice President of           1998   117,382       -0-        (1)              1,000
  Nuclear Services            1997   111,764       -0-        (1)                  0

(1) Although the officers receive certain perquisites such as auto allowances and company provided life insurance, the value of such perquisites did not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

(2) Reflects, retroactively, the effects of a 1-for-10 reverse stock split effective April 16, 1999.

     Fusion Networks. Fusion Networks was formed in July 1999 and no executive officers received compensation in excess of $100,000 during 1999. Accordingly, no historical information is provided as to compensation of executive officers. Fusion Networks has fixed the salary of Hernando Bahamon, President and Chief Executive Officer of Fusion Networks, at $180,000 annually and paid salary to Mr. Bahamon of $105,000 during 1999.

Stock Option Plans

     IDM. IDM adopted stock option plans in 1993, 1995 and 1998. The purpose of the IDM Plans is to assist IDM and its subsidiaries in retaining the services of and motivating employees by providing the opportunity for such personnel to acquire a proprietary interest in IDM and thus share in its growth and success. A total of 188,494 shares are reserved for issuance under the IDM Plans, consisting of 41,212 shares reserved under the 1993 Plan, 47,282 shares reserved under the 1995 Plan and 100,000 shares reserved under the 1998 Plan. The IDM Plans provide for the granting of non-qualified stock options and "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 to any employee, officer, director or consultant of IDM and its subsidiaries. The 1998 Plan also permits the grant of restricted stock, stock awards and performance shares. The Compensation Committee of IDM's board of directors administers each of the IDM Plans. Members of that committee are eligible to receive awards under the IDM Plans. The Committee designates optionees, the exercise price of options (which may not be less than fair market value on the date of grant), the date of the grant and the period of the option (which may not exceed ten years).

     At December 31, 1999, a total of 1,030,272 options were outstanding under the IDM Plans including options issued subject to shareholder approval.

     Fusion Networks. Fusion Networks adopted a stock option plan in October 1999. The purpose of the Fusion Networks Plan is to assist Fusion Networks Plan and its subsidiaries in retaining the services of and motivating employees by providing the opportunity for such personnel to acquire a proprietary interest in Fusion Networks and thus share in its growth and success. A total of 5,320,000 shares are reserved for issuance under the Fusion Networks Plan. The Fusion Networks Plan provides for the granting of non-qualified stock options and "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 to any employee, officer, director or consultant of Fusion Networks and its subsidiaries. Fusion Networks' board of directors administers the Fusion Networks Plan. Members of the board are eligible to receive awards under the Fusion Networks Plan. The board designates optionees, the exercise price of options (which may not be less than fair market value on the date of grant), the date of the grant and the period of the option (which may not exceed ten years).

     At December 31, 1999, a total of 825,000 options were outstanding under the Fusion Networks Plan.

Stock Option Grants

     The following table sets forth information concerning the grant of stock options made during 1999 to each of the Chief Executive Officer and the next four highest paid officers of IDM:


                                    Percent of                               Potential Realizable Value
                                  Total Options                              at Assumed Annual Rates
                                    Granted to                              of Stock Price Appreciation
                        Options     Employees     Price       Expiration          For Option Term
       Name            Granted (1) Per Share (1)  Per Share      Date           5%               10%
     --------         ------------ -------------  ----------  -----------     ------           ------


Joel A. Freedman......  400,000         41.0        1.156        7/18/09      10,369,600       16,785,600
Frank A. Falco........  400,000         41.0        1.156        7/18/09      10,369,600       16,785,600
Michael B. Killeen....   18,000          1.8        1.156        7/18/09         466,632          755,352
                          1,500           .1        6.75         2/10/09          30,495           54,555
Birger Munck..........   12,000          1.2        1.156        7/18/09         311,088          503,568
John M. Tuohy.........   13,000          1.3        1.156        7/18/09         337,012          545,532
                          1,000           .1        6.75         2/10/09          20,330           36,370


(1) Includes option grants under the 1998 Plan subject to approval by the shareholders of IDM of an amendment to the 1998 Plan to increase the number of shares reserved under the 1998 Plan. See "Proposed Amendment to IDM's 1998 Comprehensive Stock Option and Award Plan."

Stock Option Exercises

     The following table sets forth information concerning the exercise of stock options during 1999 by each of the Chief Executive Officer and the next four highest paid officers of IDM and the number and value of unexercised options held by the named officers at the end of 1999:


                                            Number of Unexercise             Value of Unexercised
                      Shares                     Options at                  In-the Money Options
                    Acquired on    Value        at FY-End (#)                    at FY-End ($)(2)
      Name          Exercise (#) Realized  Exercisable     Unexercisable    Exercisable  Unexercisable
    --------        ------------ --------  -----------    --------------    -----------   -------------


Joel A. Freedman....     0         0         242,500        400,000          2,394,688      6,187,600
Frank A. Falco......     0         0         242,500        400,000          2,394,688      6,187,600
Michael B. Killeen..     0         0          17,504          9,000            223,198        139,221
Birger Munck........ 6,000    23,064               0          6,000                  0         92,814
John M. Tuohy.......     0         0          11,505          6,500            149,973        100,549


(1) Includes option grants under the 1998 Plan subject to approval by the shareholders of IDM of an amendment to the 1998 Plan to increase the number of shares reserved under the 1998 Plan. See "Proposed Amendment to IDM's 1998 Comprehensive Stock Option and Award Plan."

(2) Based on the fair market value per share of the Common Stock at year end, minus the exercise price of "in- the-money" options. The closing price for IDM's Common Stock on December 31, 1999 on the Nasdaq Small Cap Market was $16.625.

Stock Option Repricing

     The following table sets forth all repricings of stock options held by the Chief Executive Officer and each of the next four highest paid officers since IDM's initial public offering in April 1994.

                                                                                  Length of
                           Number of                                               original
                          securities       Market price    Exercise              option term
                          underlying       of stock at   price at time          remaining at
                           options/         time of      of repricing             date of
                             SARs          repricing or       or        New     repricing or
                          repriced or       amendment     amendment   exercise    amendment
      Name         Date   amended (#)(1)     ($)(1)       ($)(1)    price ($)(1)(years/days)
    -------       ------  --------------    ----------   ---------- ----------- -------------

Joel A. Freedman    12/11/98   225,000           5.625       37.19         6.75     4/069
                    12/11/98    10,000           5.625     28.1875         6.75     3/224
                    12/11/98     7,500           5.625       20.00         6.75     1/325
                    05/22/97     7,500          15.625       40.90        20.00     3/183
Frank A. Falco.     12/11/98   225,000           5.625       37.19         6.75     4/069
                    12/11/98    10,000           5.625     28.1875         6.75     3/224
                    12/11/98     7,500           5.625       20.00         6.75     1/325
                    05/22/97     7,500          15.625       40.90        20.00     3/183
Michael B. Killeen  12/11/98     1,000           5.625       37.19         6.75     8/028
                    12/11/98     1,500           5.625       35.00         6.75     8/143
                    12/11/98       500           5.625      25.625         6.75     7/204
                    12/11/98     1,000           5.625       20.00         6.75     6/151
                    12/11/98     1,000           5.625       20.00         6.75     7/028
                    12/11/98     2,003           5.625       20.00         6.75     5/122
                    05/22/97     2,503          15.625       40.00        20.00     6/325
                    05/22/97     1,000          15.625      29.375        20.00     8/231
                    05/22/97     1,000          15.625       82.50        20.00     8/364
John M. Tuohy       12/11/98       750           5.625       35.00         6.75     8/143
                    12/11/98       250           5.625      25.625         6.75     7/204
                    12/11/98       500           5.625       20.00         6.75     7/028
                    12/11/98      2505           5.625       20.00         6.75     5/122
                    05/22/97      2505          15.625       40.00        20.00     6/325
                    05/22/97       500          15.625      29.375        20.00     8/231

____________

(1) Reflects, retroactively, the effects of a 1-for-10 reverse stock split effective April 16, 1999.

Employment   Contracts,   Termination   of  Employment  and  Change  in  Control
Arrangements

     FNHI. FNHI has no employment contracts with any employees at this time.

     Fusion Networks. In October 1999, Hernando Bahamon entered into a Services Agreement with Fusion Networks pursuant to which Mr. Bahamon agreed to provide services to Fusion Networks in connection with the launch of its Bogota, Colombia website. The Services Agreement provides for monthly compensation of $15,000 and runs for a term of six months from July 1, 1999 subject to automatic renewal monthly thereafter subject to the right of either Mr. Bahamon or Fusion Networks to terminate the agreement. It is anticipated that Mr. Bahamon will enter into a long-term employment agreement with FNHI following the merger.

     IDM. Effective January 1, 1996, Joel A. Freedman and Frank A. Falco each entered into employment agreements, superseding their prior employment agreements, with IDM on substantially identical terms. Subsequently, on September 1, 1997 and February 18, 1998, the employment agreements of Messrs. Freedman and Falco were amended.

     Pursuant to such agreements, effective September 1, 1997, Mr. Freedman and Mr. Falco each receive (i) a base salary of $480,000 per year plus 2% of operating profits; (ii) bonuses as determined by the Board of Directors; (iii) participation in any employee benefit plans and fringe benefit arrangements generally available to IDM's employees; and (iv) an entertainment expense allowance of $45,000 per year. For purposes of computing the salary of Messrs. Freedman and Falco, operating profits are defined as net income from operations before deduction of interest expense, income taxes, depreciation and amortization and other non-cash charges to income. Pursuant to the February 18, 1998 amendment to their employment agreements, Messrs. Freedman and Falco were each granted 225,000 stock options exercisable at $37.19 per share and expiring February 17, 2003 (reflects the effects of a 1- for-10 reverse stock split effective April 16, 1999).

     Pursuant to the September 1997 and February 1998 amendments to the employment agreements of Messrs. Freedman and Falco, the previously existing draw schedule and stock bonus provisions were eliminated from the employment agreements of Messrs. Freedman and Falco.

     The employment agreements prohibit Mr. Freedman and Mr. Falco from competing, directly or indirectly, with IDM or disclosing confidential matters with respect to IDM for two years after termination of employment. Each of such agreements expires on December 31, 2005 and are thereafter automatically extended for one-year periods unless there is a notice of termination from either IDM or the employee.

     In the event of their disability, Messrs. Freedman and Falco are entitled to continue to receive their full salary at the date of disability for a period of one year after which time IDM may terminate the employment of such disabled employee without further compensation. In the event of death during the term of employment, the estate of Mr. Freedman or Mr. Falco, as appropriate, shall be entitled to three months salary. In the event of the termination of Mr. Freedman or Mr. Falco's employment within one year of the occurrence of various change in control events, or in the event of termination of their employment by IDM for any reason other than death or disability, IDM must pay or provide to Mr. Freedman and/or Mr. Falco, as appropriate, (i) a lump sum payment equal to 2.99 times his average annual gross income from IDM for the five tax-year period ending before the date of such termination; (ii) a lump sum payment equal to three times the value of all "in-the-money" stock options held by such persons at the date of termination; and (iii) continued participation in all employee benefit plans or programs for a period of three years, provided that the employee may, at his election, receive a lump sum cash payment equal to the value of such benefits in lieu of continued participation in such benefit plans. As used in the employment agreements of Messrs. Freedman and Falco, a "change in control" is defined to be (i) the acquisition of 15% of IDM's common stock; (ii) a change in the majority composition of the board of directors within any two year period; or (iii) a failure to elect either of such employees to the board when such employee is standing for election; provided, however, that such events shall not constitute a change in control if a majority of the directors immediately prior to such "change in control" approve the transaction or event otherwise constituting a "change of control."

     IDM has no other employment agreements with any other officers or employees. IDM has, however, entered into agreements with certain of its employees pursuant to which such employees have agreed to maintain the confidentiality of certain information and have agreed to not compete with IDM within 250 miles of IDM's principal places of business for a period of three years following the termination of such persons' employment with IDM. Additionally, IDM has entered into agreements with certain of its executive officers, other than Messrs. Freedman and Falco, which provide that such officers shall be entitled to (i) a lump sum payment equal to 2.99 times his average annual gross income from IDM for the three tax-year period ending before the date of such termination; (ii) a lump sum payment equal to three times the value of all "in-the-money" stock options held by such persons at the date of termination; and (iii) continued participation in all employee benefit plans or programs for a period of three years, provided that the employee may, at his election, receive a lump sum cash payment equal to the value of such benefits in lieu of continued participation in such benefit plans. For purposes of such agreements, a change in control is defined in the same manner as in the employment agreements of Messrs. Freedman and Falco, except that failure of either Mr. Freedman or Falco to be elected when standing for election as a director shall not constitute a "change in control" for purposes thereof.

     In addition to the foregoing employment and change of control arrangements, IDM's 1993 Plan, 1995 Plan and 1998 Plan provide that all outstanding options shall become fully vested and exercisable in the event of a change in control.

Retirement Savings Plan

     In July of 1992, IDM amended an existing profit sharing plan to convert such plan to a retirement savings plan under Section 401(k) of the Internal Revenue Code. The 401(k) Plan generally covers all employees of IDM who have completed two years of service with IDM. Employees may elect to defer, in the form of contributions to the 401(k) Plan, up to 15% of their annual compensation, subject to the federal maximum limit. IDM may, at its own discretion, contribute to the plan. IDM made no contribution to the 401(k) Plan during the fiscal year ended December 31, 1998.

Certain Relationships and Transactions

     IDM. Since July of 1988, IDM has leased its executive offices and yard storage facilities from L&G Associates, a partnership controlled by Joel Freedman and Frank Falco, IDM's founders and senior officers and directors. On March 1, 1993, IDM entered into a new five year lease on such property, including two additional parcels with storage buildings previously leased to a third party. Pursuant to such lease, IDM pays base rent of $270,000 annually subject to annual adjustments based on the Consumer Price Index, plus all costs of maintenance, insurance and taxes.

     In 1994, IDM and L&G entered into an agreement regarding the construction and/or renovation of expanded facilities on the premises leased by IDM from L&G and the renovation and leasing of an adjoining property. The expanded facilities were needed to support current operations and anticipated future growth. The Board of Directors of IDM formed a Building Committee to review the terms and fairness of such proposed expansion. In November of 1994, the parties agreed in principal with respect to the terms of the proposed expansion and the Building Committee determined that such expansion met IDM's needs and was on terms which were fair to IDM. Based on such agreement and determination, IDM in November of 1994 commenced renovation and construction on such sites of which one facility, office space (7,600 square feet), was completed during the third quarter of 1995, and the second facility, warehouse space (5,700 square feet), was completed during the third quarter of 1996. Renovation of such office space by IDM at an approximate cost of $303,000 constitutes payment in full of rent for the initial term of the lease of such office space. IDM, however, is responsible for all taxes, utilities, insurance and other costs of occupying the office space during the initial term. Construction of such warehouse space by IDM at an estimated cost of $145,000 constitutes payment in full of rent for the initial term of the lease of such warehouse space. IDM, however, is responsible for all taxes, utilities, insurance and other costs of occupying the warehouse space during the initial term. The total cost of the renovations was to be amortized over the initial terms of the lease. On May 16, 1996 the leases were amended and extended fifteen years to May 31, 2011. The amortization associated with the cost of the renovation was extended through the terms of the modified lease. Amortization expense related to these costs for the years ended December 31, 1999 and 1998 was $93,320 and $93,320, respectively. For the years ended December 31, 1999 and 1998, the rent paid totaled $315,130 and $308,948, respectively.

     IDM believes that its existing lease with L&G Associates, as modified, is on terms no less favorable to IDM than could have been obtained from unaffiliated third parties.

     Prior to the September 1997 amendment, the employment agreements of Messrs. Freedman and Falco provided that Messrs. Freedman and Falco would receive a draw of salary and bonus based on projected earnings. Because actual earnings were below projected earnings, Messrs. Freedman and Falco were indebted to IDM for excess draws at December 31, 1996 and at prior years end. In addition to amounts owed to IDM relating to excess draws, IDM has periodically paid certain personal expenses of Messrs. Freedman and Falco. At December 31, 1998, IDM's receivables from Mr. Freedman and Mr. Falco had been repaid in full. At December 31, 1997, IDM's receivable from Mr. Freedman totaled $7,965 and IDM's receivable from Mr. Falco totaled $361,576. All amounts owed to IDM by Messrs. Freedman and Falco were repayable on demand with interest accruing at 7%.

     During  1998,   IDM  purchased   8,250  shares  of  common  stock  of  Life
International Products, Inc. from Joel Freedman for $178,125, Mr. Freedman's cost basis in those shares.

     Fusion Networks. Since July 1999, Fusion Networks has leased its executive offices in Miami from Latam Holdings, a company controlled by Enrique Bahamon. Fusion Networks rents that space pursuant to a lease expiring June 30, 2000 and pays monthly rent of $2,500.

     Since July 1999, Fusion Networks has been a party to a Copyright Development and Transfer Agreement with Red Colombia Ltda. pursuant to which Fusion Networks has agreed to pay to Red Colombia $182,559 for services in connection with the launch of Fusion Networks' website in Bogota, Colombia. Hernando Bahamon, President, Chief Executive Officer, a Director and a principal shareholder of Fusion Networks, and Felipe Santos, a Director and a principal shareholder of Fusion Networks, are each Directors and principal owners of Red Colombia. Prior to forming Fusion Networks, Hernando Bahamon was Chief Operating Officer of Red Colombia.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of shares of the common stock of IDM and Fusion Networks as of February 9, 2000 and as adjusted to give pro forma effect to the merger, by (a) each stockholder known to own beneficially more than 5% of either the IDM common stock or Fusion Networks common stock outstanding on such date, (b) each director of IDM and Fusion Networks prior to the merger, (c) each nominee for director of FNHI following the merger, (d) each proposed executive officer of FNHI following the merger, and (e) all directors and executive officers of IDM and Fusion Networks (both prior to and following the merger) as a group:

                                                                                      Shares of
                                 Shares of IDM     Shares of Fusion Networks             FNHI
Present and Proposed             Common Stock            Common Stock                Common Stock
Directors, Officers            Before Merger (2)       Before Merger (2)            After Merger (2)
and 5% Stockholders (1)         Number   Percent    Number        Percent
-----------------------        -------- ---------  --------      ---------      -----------------------
                                                                                Number          Percent
                                                                                ------          -------

Hernando Bahamon (3)(4)..           --       --     5,714,333       17.2       5,714,333        15.5
Felipe Santos (5)(6).......         --       --     2,000,000        6.0       2,000,000         5.4
Enrique Bahamon (3)(7).....         --       --       500,000        1.5         500,000         1.4
Traci Hammes...............         --       --        25,000          *          25,000           *
Jeremy Barbera.............         --       --            --         --              --          --
Marketing Services
 Group, Inc. (8)(9)........         --       --     7,000,000       19.1       7,000,000        17.3
Infonet Group, Inc.(10)....         --       --     3,900,000       11.8       3,900,000        10.6
Alexander/Rachel LLC
  (11)(12)(13).............    125,000      3.3     3,900,000       11.8       4,025,000        10.9
NBDB LLC (11)(14)(15)......    125,000      3.3     3,900,000       11.8       4,025,000        10.9
ML Partners (16)(17).......         --       --     4,000,000       11.4       4,000,000        10.3
Frank A. Falco (18)........    289,605      7.2           --         --          289,605          *
Joel A. Freedman (19)......    242,500      6.0           --         --          242,500          *
Michael B. Killeen (20)....     17,504        *           --         --           17,504          *
Robert McGuinness (21).....      2,750        *           --         --            2,750          *
Frank Patti (22)...........      2,750        *           --         --            2,750          *
Richard Keller (23)........      1,500        *           --         --            1,500          *
Mark Franceschini (24).....      1,000        *           --         --            1,000          *
All executive officers
group (25)(26)                 579,558     13.5     8,239,333       24.9       8,793,967        23.5



_______________

*    Less than 1%.

(1) The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to the table.

(2) Includes shares of common stock not outstanding, but which are subject to options exercisable within 60 days of the date of the information set forth in this table, which are deemed to be outstanding for the purpose of computing the shares held and percentage of outstanding common stock with respect to the holder of such options. Such shares are not, however, deemed to be outstanding for the purpose of computing the percentage of any other person.

(3)  Address is 8115 N.W. 29th Street, Miami, Florida 33122.

(4) Includes 4,714,333 shares held by George & Jeb Corp., a Panamanian corporation controlled by Mr. Bahamon and his wife.

(5)  Address is Calle 76 #3-70, Apt. 500, Bogota, Colombia.

(6)  Includes   2,000,000   shares  held  by  Media  Show,  Inc.,  a  Panamanian
     corporation controlled by Mr. Santos.

(7) Includes 500,000 shares held by Bahamon Sanders Inc., a Florida corporation controlled by Mr. Bahamon and his family.

(8)  Address is 333 Seventh Avenue, 20th Floor, New York, New York 10001.

(9) Includes 3,500,000 shares of common stock with respect to which Marketing Services Group, Inc. holds an option to acquire for 1,500,000 shares of MSGI common stock expiring June 2000.

(10) Address is 734 Franklin Avenue, Suite 203, Garden City, New York 11530.

(11) Includes 125,000 shares of IDM common stock held before the merger, and 125,000 shares of FNHI common stock to be held after the merger, jointly by Alexander/Rachel LLC and NBDB LLC.

(12) Includes 3,900,000 shares of Fusion Networks common stock held by Alexander/Rachel LLC before the merger, and 3,900,000 shares of FNHI common stock to be held after the merger. Laura Huberfeld is the general partner of Alexander/Rachel LLC and may be deemed to the beneficial owner of the shares held by Alexander/Rachel LLC.

(13) Address is 250 Longwood Crossing, Lawrence, New York 11559.

(14) Includes 3,900,000 shares of Fusion Networks common stock held by NBDB LLC before the merger, and 3,900,000 shares of FNHI common stock to be held after the merger. Naomi Bodner is the general partner of NBDB LLC and may be deemed to be the beneficial owner of the shares held by NBDB LLC.

(15) Address is 16 Grosser Lane, Mosey, New York 10952.

(16) Address is 115 East Putnam Ave., Greenwich, Connecticut 06830

(17) Includes 2,000,000 shares of common stock underlying warrants held by ML Partners.

(18) Includes 242,500 shares issuable upon exercise of incentive stock options and non-qualified stock options held by Mr. Falco. Excludes shares held by Margaret Mullin, the adult daughter of Frank Falco, and the children of Mrs. Mullin. Mr. Falco disclaims any beneficial ownership interest in such shares.

(19) Includes 242,500 shares issuable upon exercise of incentive stock options and non-qualified stock options held by Mr. Freedman. Excludes shares held by the adult children of Joel Freedman. Mr. Freedman disclaims any beneficial ownership interest in such shares.

(20) Includes 16,754 shares issuable upon exercise of stock options.

(21) Includes 2,750 shares issuable upon exercise of non-qualified stock options.

(22) Includes 2,750 shares issuable upon exercise of non-qualified stock options.

(23) Includes 1,500 shares issuable upon exercise of non-qualified stock options.

(24) Includes 1,000 shares issuable upon exercise of non-qualified stock options.

(25) Includes 12 persons for IDM, 7 persons for Fusion Networks and 6 persons for FNHI.

(26) Includes 532,453 shares of Common Stock subject to stock options held by the officers and directors of IDM and exercisable within 60 days, 0 shares of Common Stock subject to stock options held by the officers and directors of Fusion Networks, and 485,000 shares of Common Stock subject to stock options held by the proposed officers and directors of FNHI.

                        DESCRIPTION OF FNHI CAPITAL STOCK

     THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE MATERIAL ASPECTS OF THE CAPITAL STOCK OF FNHI AND IS QUALIFIED IN ITS ENTIRETY BY THE COMPLETE TEXT OF FNHI'S RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS WHICH ARE INCORPORATED HEREIN BY REFERENCE AND ARE ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDICES H AND I, RESPECTIVELY.

General

     The authorized capital stock of FNHI upon completion of the merger will consist of 100,000,000 shares of common stock, $0.00001 par value, and 1,000,000 shares of preferred stock, $0.00001 par value. Based upon the number of shares of IDM common stock and Fusion Networks common stock outstanding as of December 31, 1999, it is anticipated that approximately 36,922,273 shares of FNHI common stock will be issued and outstanding immediately after the completion of the merger.

Common Stock

     Each share of FNHI common stock entitles the holder to one vote on matters submitted to a vote of the stockholders. The holders of FNHI common stock will not be entitled to cumulate votes for the election of directors.

     The holders of FNHI common stock are entitled to receive ratably a share of dividends declared by the FNHI board of directors. In the event of liquidation, dissolution or winding up of FNHI, holders of FNHI common stock have the right to a ratable portion of the assets remaining after the payment of liabilities and liquidation preferences of any outstanding shares of FNHI preferred stock. The holders of FNHI common stock have no preemptive rights or rights to convert their FNHI common stock into other securities. All outstanding shares of FNHI common stock immediately following completion of the merger will be fully paid and nonassessable. The rights of the holders of FNHI common stock will be subject to, and may be adversely affected by, the rights of the holders of FNHI preferred stock, if any.

Preferred Stock

     FNHI's Restated Certificate of Incorporation provides that FNHI preferred stock may be issued from time to time in one or more series. FNHI's board of directors has the authority to fix and determine the number of shares constituting each such series and the relative rights, preferences, privileges and immunities, if any, and any qualifications, limitations or restrictions thereof, of the shares thereof, including the authority to fix and determine the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences of any wholly unissued series of FNHI preferred stock and to increase or decrease the number of shares of any outstanding series, without further vote or action by FNHI's stockholders. No FNHI preferred stock is currently outstanding or will be issued in connection with the merger, and FNHI has no present plans to issue any shares of FNHI preferred stock.

Prohibited Business Transactions

     As a corporation organized under the laws of the State of Delaware, FNHI is subject to Section 203 of the DGCL, which restricts certain business combinations between FNHI and an "interested stockholder" (in general, a stockholder owning 15% or more of the outstanding voting stock of FNHI) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if: (i) prior to an interested stockholder becoming such, the FNHI board approves either the business combination or the transaction by which such person became an interested stockholder; (ii) upon consummation of the transaction, the interested stockholder owns at least 85% of the voting stock of FNHI outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are both directors and officers of FNHI); or (iii) at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by the FNHI board of directors and authorized at an annual or special meeting of FNHI's stockholder by the affirmative vote of at least two-thirds of the outstanding voting stock of FNHI not owned by the interested stockholder.

Warrants and Options

     Pursuant to the terms of the merger agreement, FNHI will assume all warrants and options of IDM and Fusion Networks outstanding at the Effective Time. All outstanding warrants and options of IDM will be exercisable to purchase common stock of FNHI on identical terms following the merger. All outstanding warrants and options of Fusion Networks will be exercisable to purchase common stock of FNHI on identical terms following the merger.

     IDM. In conjunction with IDM's initial public offering in April 1994, IDM issued Class A Warrants. As of June 30, 1999, a total of 34,259 Class A Warrants of IDM remained outstanding and exercisable. Each Class A Warrant is exercisable until April 20, 2000 to purchase two shares of common stock of IDM at $90.00 per warrant, or $45.00 per share.

     In 1998, IDM issued "Lock-Up Warrants" in connection with lock-up agreements entered into with certain stockholders. As of June 30, 1999, a total of 67,000 Lock-Up Warrants remained outstanding and exercisable. Each Lock-Up Warrant is exercisable until February 2001 to purchase one share of common stock of IDM at $10.00 per share.

     In 1997, IDM issued warrants in conjunction with the offering of convertible notes. As of June 30, 1999, a total of 134,849 warrants issued in conjunction with convertible notes remained outstanding and exercisable. Each of those warrants is exercisable until August 2000 to purchase one share of common stock of IDM at $10.00 per share.

     In 1998, IDM issued warrants in conjunction with the offering of Series C Preferred Stock. As of June 30, 1999, a total of 137,475 warrants issued in conjunction with Series C Preferred Stock remained outstanding and exercisable. Each of those warrants is exercisable until February 2002 to purchase one share of common stock of IDM at $2.71875 per share.

     At December 31, 1999, IDM had a total of 1,030,272 options outstanding.

     Fusion Networks. In connection with a private placement conducted by Fusion Networks in November 1999, Fusion Networks issued 3,239,333 warrants, all of which remain outstanding and exercisable. Each of those warrants is exercisable until November 2002 to purchase one share of common stock of Fusion Networks at $6.00 per share. Following the merger, each of those warrants will be exercisable to purchase one share of FNHI common stock at $6.00 per share.

     In November 1999, Fusion Networks issued 2,500,000 warrants to various consultants, all of which remain outstanding and exercisable. Each of those warrants is exercisable until November 2002 to purchase one share of common stock of Fusion Networks at $5.00 per share. Following the merger, each of those warrants will be exercisable to purchase one share of FNHI common stock at $5.00 per share.

     In December 1999, in connection with the issuance of shares of common stock to Marketing Services Group, Inc., Fusion Networks granted to MSGI a six month right, terminating in June 2000, to acquire up to an additional 3,500,000 shares of common stock for an additional 1,500,000 shares of common stock of MSGI.

     In December 1999, Fusion Networks issued 500,000 three year warrants exercisable at $5.00 per share to one consultant.

     Fusion Networks has reserved a total of 5,320,000 shares for issuance pursuant to its Stock Option Plan. As of December 31, 2000, a total of 825,000 options were outstanding.

Registrar and Transfer Agent

     The registrar and transfer agent of FNHI will be Continental Stock Transfer & Trust Company.

         COMPARISON OF RIGHTS OF HOLDERS OF IDM COMMON STOCK AND FUSION
                   NETWORKS COMMON STOCK AND FNHI COMMON STOCK

     The following is a summary of the material differences between the rights of holders of IDM common stock and Fusion Networks common stock before the merger and the rights of holders of FNHI common stock after the merger. Because Fusion Networks and FNHI are both organized under the laws of the State of Delaware, the differences arise solely from differences between various provisions of their respective Certificates of Incorporation and Bylaws. However, because IDM is organized under the laws of the State of New Jersey and FNHI is organized under the laws of the State of Delaware, the differences arise both from differences between various provisions of their respective Certificates of Incorporation and Bylaws and New Jersey and Delaware law.

     The discussion of the comparative rights of the stockholders of IDM, Fusion Networks and FNHI set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificates of Incorporation and Bylaws of IDM, Fusion Networks and FNHI.

Authorized Capital

     The total number of shares FNHI will have the authority to issue will be 101,000,000, consisting of 100,000,000 shares of common stock, par value $0.00001 per share, and 1,000,000 shares of preferred stock. The total number of shares of capital stock which IDM has authority to issue is 8,500,000, consisting of 7,500,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. The total number of shares of capital stock which Fusion Networks has the authority to issue is 60,000,000, consisting of common stock, $.00001 par value.

Number and Term of Directors

     The DGCL provides that the board of directors of a Delaware corporation will consist of one or more directors as fixed by the certificate of incorporation or bylaws. FNHI's Bylaws provide for a Board of Directors of not less than six directors and not more than eleven directors, as fixed by the Board of Directors from time to time. Pursuant to the terms of the merger agreement, the Board of Directors of FNHI will consist of seven persons with three of the directors to be designated by Fusion Networks and two of the directors to be designated by IDM. Each director of FNHI will serve for a term of one year or until their successors are duly elected and qualified.

     Fusion Networks' Bylaws provide for a Board of Directors consisting of not less than one director and not more than five directors, as fixed by the Board of Directors from time to time, each serving for a term of one year or until their successors are duly elected and qualified.

     The NJBCA provides that the Board of Directors of a New Jersey corporation will consist of one or more directors as fixed by the articles of incorporation or bylaws. IDM's Bylaws provide that the board will consist of not less than five and not more than nine directors, which number may be increased or decreased within those limits from time to time by resolution of a majority of the IDM Board of Directors or by resolution of the stockholders at their regular meetings or at a special meeting called for such purpose. IDM's board of directors is divided into three classes with one class being elected annually for a three-year term and until their successors are elected and qualified.

Committees of the Board

     FNHI's bylaws provide that its Board of Directors may establish one or more committees having the authority of the Board of Directors in the management of the business of FNHI to the extent provided in the resolution adopted by the Board of Directors. FNHI's Board of Directors has established a Compensation Committee and an Audit Committee. FNHI's Compensation Committee will have responsibility for (i) reviewing the compensation and employee benefit policies of FNHI, (ii) recommending base salary amounts and incentive awards for all elected officers of FNHI and setting guidelines for the administration of all salaries, (iii) administering incentive compensation and awarding stock options to employees under any stock option or compensation plan of FNHI and amending or modifying any provisions of such stock option or compensation plan that may be amended or modified without stockholder approval and (iv) supervising all administrative matters with respect to the foregoing. The Compensation Committee will be comprised of not less than two directors, each of whom will meet the requirements of independence as established by the exchange or market on which FNHI's stock is then traded or quoted. FNHI's Audit Committee will have responsibility for
(i) reviewing the company's financial statements with the independent  auditors,
(ii) determining the effectiveness of the audit effort through regular periodic meetings with the independent auditors, (iii) determining through discussion with the independent auditors that no unreasonable restrictions were placed on the scope or implementation of their examinations, (iv) inquiring into the effectiveness of the company's financial and accounting functions and internal controls through discussions with the independent auditors and officers of the company, (v) recommending to the full Board of Directors the engagement or discharge of the company's independent auditors, and (vi) reviewing with the independent auditors the plans and results of the auditing engagement.

     IDM's Bylaws provide that its Board of Directors may establish a committee or committees having the authority of the Board of Directors in the management of the business of IDM to the extent provided in the resolution adopted by its Board of Directors, except that no such committee shall (i) make, alter or repeal any bylaw of the corporation, (ii) elect or appoint any director, or remove any officer or director, (iii) submit to shareholders any action that requires shareholders' approval, or (iv) amend or repeal any resolution theretofore adopted by the board which by its terms is amendable or repealable only by the board. IDM's Board of Directors has established a Compensation Committee and an Audit Committee.

     Fusion Networks' Bylaws provide that its Board of Directors may establish one or more committees having the authority of the Board of Directors in the management of the business of Fusion Networks to the extent provided in a resolution adopted by a majority of the Board of Directors. Currently, Fusion Networks' Board of Directors has no committees.

Removal of Directors

     The DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) in the case of a corporation whose board is classified, that directors may be removed only for cause unless the certificate of incorporation provides otherwise, or (ii) if the corporation has cumulative voting, in which event if less than the entire board is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect that director if voted cumulatively either at an election of the entire board of directors or for classes of the board. FNHI's Restated Certificate of Incorporation does not provide for directors to be removed without cause or provide for cumulative voting. Fusion Networks' Certificate of Incorporation does not classify its board of directors and does not provide for cumulative voting. Fusion Networks' Bylaws require the affirmative vote of the holders of a majority of the shares entitled to vote to remove a director without cause.

     The NJBCA provides that one or more or all the directors of a corporation may be removed for cause or, unless otherwise provided in the certificate of incorporation, without cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors, or such greater vote as may be required by the certificate of incorporation to elect such director(s). Unless otherwise provided in the certificate of incorporation, the removal of directors under the NJBCA is subject to the following qualifications: (i) in any case where cumulative voting is authorized, if less than the total number of directors then serving on the board is to be removed by the shareholders, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then voted cumulatively at an election of the entire board; or, if there are classes of directors, at an election of the class of directors of which he is a part, (ii) a director elected by a class vote may be removed only by a class vote of the shareholders entitled to vote for such director's election, (iii) if the certificate of incorporation requires a greater vote than a plurality of the votes cast for the election of directors, no director may be removed except by the greater vote required to elect such director, and (iv) shareholders of a corporation whose board of directors is classified shall not be entitled to remove directors without cause. IDM's Certificate of Incorporation and Bylaws do not modify the NJBCA with respect to the removal of directors or provide for cumulative voting.

Amendment to Bylaws

     Under the DGCL, bylaws may be altered, amended, supplemented or repealed, or new bylaws adopted, by the stockholders entitled to vote, by the board of directors, or by any other manner as may be authorized by the certificate of incorporation. FNHI's Restated Certificate of Incorporation provides that stockholders can amend FNHI's Bylaws with an affirmative vote of more than 50% of the votes entitled to be cast. FNHI's Bylaws provide that the Board of Directors may amend FNHI's Bylaws with an affirmative vote of a majority of the then authorized number of FNHI's Board of Directors. Fusion Networks' Bylaws may be altered, amended or repealed, or new bylaws may be adopted by a majority of the Board of Directors, but any bylaws adopted by the Board of Directors may be amended or repealed by Fusion Networks' stockholders.

     The NJBCA and IDM's Bylaws provide that the power to adopt, amend or repeal the bylaws will be vested in the board of directors, subject to the right of the shareholders under the NJBCA to alter, repeal or make new bylaws. Any bylaw made by a corporation's shareholders may not be altered or repealed by the board.

Amendment to Certificates of Incorporation

     Under the DGCL, amendment of the certificate of incorporation will be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the stockholders. At such stockholder's meeting, a majority of the outstanding shares entitled to vote is required to approve the amendment. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class must approve the amendment as well. The DGCL also permits a corporation to make provision in its certificate requiring a greater proportion of voting power to approve a specified amendment. FNHI's Restated Certificate of Incorporation and Bylaws do not provide any special provisions regarding amendments to its Certificate of Incorporation. Fusion Networks' Certificate of Incorporation and Bylaws do not provide any special provisions regarding amendments to its Certificate of Incorporation.

     Under the NJBCA, any amendment to a corporation's certificate of incorporation must be approved by the board of directors and by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that (i) the Certificate of Incorporation may provide for a specified proportion or number larger than a majority, and (ii) except as otherwise limited by the certificate of incorporation, the board of directors may effect amendments, without shareholder approval, changing the registered office or agent, in certain cases changing authorized stock, effecting a share dividend, division or combination and effecting a share cancellation. IDM's Certificate of Incorporation does not modify the NJBCA with regard to amendment of the certificate of incorporation.

Action by Written Consent of Holders of Common Stock

     The DGCL and NJBCA both contain provisions permitting actions by holders of common stock without providing notice and convening a meeting of such holders. Fusion Networks' Bylaws permit any actions to be taken by stockholders without a meeting, by written consent, provided such written consent sets forth the actions taken and is signed by the holders of the minimum number of shares required to take such actions at a meeting at which all shares entitled to vote are present and voted. IDM's Bylaws prohibit shareholders from taking actions by written consent without a meeting and notice of such meeting. FNHI's Certificate of Incorporation prohibits any actions by stockholders without a meeting, by written consent.

Indemnification

     The DGCL and NJBCA both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. While indemnification is permitted only if certain statutory standards of conduct are met, the DGCL and the NJBCA are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

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     Both the NJBCA  and the DGCL  provide  that  indemnification  of  officers, directors and employees is merely permissive. The one exception to the DGCL's and the NJBCA's permissive indemnification rule is that a corporation must indemnify a person who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses and attorneys'
fees  actually  and  reasonably  incurred  in  connection  therewith.   Although
indemnification is permissive in Delaware and New Jersey, both the DGCL and NJBCA allow a corporation, through its certificate of incorporation, bylaws, or other intracorporate agreements, to make indemnification mandatory. Pursuant to this authority, FNHI's Bylaws provide that FNHI will indemnify its directors and officers to the fullest extent permitted by law. Fusion Networks' Bylaws provide that Fusion Networks shall indemnify to the fullest extent of the DGCL all persons whom it may indemnify pursuant thereto and IDM's Bylaws provide that IDM shall indemnify to the fullest extent of the NJBCA all persons whom it may indemnify pursuant thereto.

     Both the NJBCA and the DGCL also differentiate between third-party actions and claims by or in the right of the corporation (i.e., stockholder derivative suits). Unlike a third-party action, in which indemnification is permissive under both statutes and mandatory under the Bylaws of FNHI, Fusion Networks and IDM, the NJBCA and DGCL do not permit indemnification in a stockholder derivative suit if the person is found liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the Delaware Court of Chancery, as appropriate, or the court in which such action or suit was brought determines that the person is fairly and reasonably entitled to indemnification. Further, the corporation may indemnify such persons only for attorneys' fees and other expenses.

     The advancement of expenses is permissive under the NJBCA and the DGCL. The Bylaws of FNHI, Fusion Networks and IDM each provides for the advancement of expenses incurred by a director or officer, subject to an undertaking that the director or officer will repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification.

Liability of Directors

     Under the DGCL, a corporation's certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty subject to certain limitations. FNHI's Restated Certificate of Incorporation and Fusion Networks' Certificate of Incorporation and Bylaws each include such a provision. Accordingly, under the DGCL, Fusion Networks' Certificate of Incorporation and Bylaws and FNHI's Restated Certificate of Incorporation, indemnification is provided if the person seeking indemnification acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation (and, in cases of liability involving criminal violations, only if the person had no reasonable cause to believe that his conduct was unlawful), provided, however, that if the person seeking indemnification is adjudged liable to the corporation by a court, indemnification is provided only if the court, upon application, determines that such indemnification is fair and reasonable in view of all the circumstances of the case.

     IDM's Certificate of Incorporation provides that a director or officer will not be personally liable to IDM or its shareholders for damages relating to breach of any duty owed to the corporation or its shareholders, unless the liability relates to a breach of the duty of loyalty to the corporation or its shareholders, acts or omissions involving a lack of good faith or an intentional or knowing violation of law, or resulting in receipt by such officer or director of an improper personal benefit.

Stockholder Meetings

     In accordance with FNHI's Bylaws, annual meetings of stockholders will be held on such date as may be fixed by FNHI's Board of Directors, and special meetings of stockholders may be called only by a majority of FNHI's Board of Directors, by the Chairman of the Board and Chief Executive Officer or by the President. Pursuant to Fusion Networks' Bylaws, annual meetings of stockholders will be held on such date as may be fixed by Fusion Networks' Board of Directors, and special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board or the President. The DGCL, FNHI's Bylaws and Fusion Networks' Bylaws require that whenever stockholders are required or permitted to take action at a meeting, a written notice stating the place, time and date of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be sent to all stockholders of record entitled to vote thereon not less than 10 nor more than 60 days before the meeting. Under the DGCL, notice of a meeting to consider an agreement of merger must be sent at least 20 days prior to the date of the meeting.

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

     The NJBCA and IDM's Bylaws provide that regular meetings of its shareholders shall be held annually and may be held on call by the Board of Directors from time to time as and when the Board determines. The NJBCA further provides that if a regular annual meeting of the shareholders has not been held for a period of 13 months, the Superior Court may, upon application of any shareholder, order that a regular meeting of the shareholders be held. The NJBCA and IDM's Bylaws provide that the President, a majority of the directors, or a shareholder or shareholders holding 10% or more of shares entitled to vote at such meeting may call a special meeting. Notice of any meetings of shareholders setting out the place, time and date of the meeting and the purpose or purposes for which the meeting is called must be sent to all shareholders of record entitled to vote thereon not less than 10 nor more than 60 days before the meeting.

Mergers and Consolidations

     In order to effect a merger under the DGCL, a corporation's board of directors must adopt an agreement of merger and recommend it to the stockholders. The agreement must be adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon. The NJBCA provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the stockholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike the DGCL, the NJBCA requires that any class of shares of a New Jersey corporation must approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such class to vote as a class.

Business Combinations

     The DGCL bars a corporation which has securities traded on an exchange, designated on the Nasdaq National Market or held of record by more than 2,000 stockholders from engaging in certain business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with an interested stockholder, or an interest stockholder's affiliates and associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if (a) the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded, (b) the interested stockholder acquires at one time at least 85% of the corporation's stock (excluding those shares owned by persons who are directors and also officers as well as employee stock plans in which employees do not have a confidential right to vote), or (c) the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder. Although a Delaware corporation may elect, pursuant to its certificate or bylaws, not to be governed by this provision, FNHI's Restated Certificate of Incorporation and Bylaws and Fusion Networks' Certificate of Incorporation and Bylaws do not contain such an election or other limitation on the applicability of this provision.

     The NJBCA contains a provision which restricts certain business combination transactions with an interested stockholder for five years after such shareholder has acquired 10% of the voting power of a corporation organized in New Jersey and having its principal offices or significant business operations in New Jersey, unless such business combination or the acquisition of shares by the interested shareholder is approved prior to such share acquisition by the corporation's board of directors.

Other Anti-Takeover Provisions

     In addition to the anti-takeover measures discussed above, (1) the provisions in IDM's Bylaws limiting the right of shareholders to call a special meeting of shareholders, (2) the authority of the Board of Directors to issue, without shareholder approval, shares of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of IDM's Common Stock, and (3) the adoption by IDM of a Share Rights Plan, or "poison pill", may make it more difficult to effect a change in control in IDM and may discourage or deter a third party from attempting a takeover.


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

Dissenter' Rights

     Under both the DGCL and the NJBCA, stockholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. This remedy is an exclusive remedy, except where the corporate action involves fraud or illegality. Under the DGCL, dissenters' rights are limited. Appraisal rights are available only in connection with certain statutory mergers or consolidations, amendments to the certificate of incorporation (if so provided in the certificate of incorporation), any merger or consolidation in which the corporation is a constituent corporation, or sales of all or substantially all of the assets of a corporation. Under the NJBCA, the categories of transactions subject to dissenters' rights are broader than those in the DGCL. A shareholder of a New Jersey corporation may exercise dissenters' rights in connection with a disposition of all or substantially all of the corporation's property and assets not in the usual course of business and a plan of merger or consolidation to which the corporation is a party.


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                 PROPOSED AMENDMENT TO IDM'S 1998 COMPREHENSIVE
                           STOCK OPTION AND AWARD PLAN

     IDM's stockholders are being asked to approve an amendment to the IDM Environmental Corp. 1998 Comprehensive Stock Option and Award Plan (the "1998 Stock Option Plan") which will (1) increase the number of shares of common stock reserved for issuance under such plan by 1,600,000 shares, and (2) fix a maximum number of shares which may be subject to awards granted under the 1998 Stock Option Plan to any individual in any calendar year of 400,000. The Board of Directors of IDM adopted the amendment increasing the number of shares reserved under the 1998 Stock Option Plan on July 18 , 1999, subject to stockholder approval at this special meeting and adopted the amendment fixing the maximum number of shares subject to awards granted to an individual in a calendar year on September 21, 1999.

     The 1998 Stock Option Plan, along with each of the other stock option plans and stock option grants of IDM and Fusion Networks, will be assumed and adopted by FNHI and all options granted by IDM and Fusion Networks will be deemed to constitute options to purchase common stock of FNHI following the merger. The share increase will assure that a sufficient reserve of common stock remains available under the 1998 Stock Option Plan in order to allow IDM, prior to the merger, and FNHI, following the merger, to continue to utilize equity incentives to attract and retain the services of key individuals essential to the long-term growth and financial success of FNHI. IDM has relied significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and believes that such equity incentives are necessary for IDM, and ultimately FNHI, to remain competitive in the marketplace for executive talent and other key employees (for purposes of this discussion regarding the 1998 Stock Option Plan, the term the "Company" refers to IDM prior to the merger and FNHI after the merger). Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance.

     The following is a summary of the principal features of the 1998 Stock Option Plan, as most recently amended. Any stockholder of IDM who wishes to obtain a copy of the actual plan document may do so upon written request to IDM at 396 Whitehead Avenue, South River, New Jersey 08882, Attn: Michael Killeen.

General

     The purpose of the 1998 Stock Option Plan is to provide a means of providing employees of the Company and its subsidiaries and directors and consultants of the Company the benefits of ownership of common stock. The 1998 Stock Option Plan is designed to help attract and retain personnel of superior ability for positions of exceptional responsibility, to reward employees, directors and consultants for past services and to motivate such individuals through added incentives to further contribute to the future growth and the success of the Company.

     Under the 1998 Stock Option Plan, stock options, shares of restricted stock, stock awards or performance shares, or a combination of any such awards (collectively, "Awards"), may be granted from time to time to eligible persons, all generally in the discretion of the committee responsible for administering the plan. Each Award under the 1998 Stock Option Plan will be evidenced by a separate written agreement which sets forth the terms and conditions of the Award. "Eligible Persons" generally include any employee of the Company or its subsidiaries, members of the Board of Directors of the Company and any consultant or other person whose participation the committee determines is in the best interest of the Company. Except for the cap on Award grants to an individual in a calendar year, pursuant to the proposed amendment submitted for approval by the stockholders, and the limitations with respect to incentive stock options described below, there is no maximum number of persons eligible to receive Awards under the 1998 Stock Option Plan, nor is there any limit on the amount of Awards that may be granted to any such person. IDM intends that stock options or other grants of Awards under the 1998 Stock Option Plan to persons subject to Section 16 of the Exchange Act will satisfy the requirements of Rule 16b-3 under the Exchange Act ("Rule 16b-3").

     IDM originally reserved 1,000,000 shares of its common stock for issuance under the 1998 Stock Option Plan, subject to adjustment to protect against dilution in the event of certain changes in capitalization of IDM. Following a 1-for-10 reverse stock split in April 1999, the shares reserved for issuance under the 1998 Stock Option Plan was reduced to 100,000 shares. Subject to stockholder approval of this proposal, the number of shares reserved for issuance under the 1998 Stock Option Plan will be increased by 1,600,000 to 1,700,000 shares.

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

Administration

     The 1998 Stock Option Plan is administered by a committee of the Board of Directors of the Company that consists of two or more directors (the "Committee"). To the extent necessary to comply with Rule 16b-3, the Committee will consist solely of two or more "non-employee directors," as that term is defined in Rule 16b-3. Under the 1998 Stock Option Plan, generally the Committee has complete authority to determine the persons to whom Awards will be granted from time to time, as well as the terms and conditions of such Awards. The Committee also has discretion to interpret the plan and the Awards granted under the plan and to make other determinations necessary or advisable for the administration of the plan. Under the 1998 Stock Option Plan, the full Board of Directors can act as the Committee, if all of the members of the Board of Directors otherwise are eligible to serve on the Committee. The full Board of Directors generally also may grant Awards under the 1998 Stock Option Plan from time to time. The Compensation Committee of the Board of Directors acts as the Committee until otherwise determined by the Board of Directors.

Stock Options

     General. The Committee may grant either incentive stock options (for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) or nonqualified stock options under the 1998 Stock Option Plan. Except as described below for incentive stock options, the Committee generally has the discretion to determine the persons to whom stock options will be granted, the numbers of shares subject to such options, the exercise prices of such options, the vesting schedules with respect to such options, the terms of such options, as well as the period, if any, following a participant's termination of service (as defined in the 1998 Stock Option Plan) during which such option may be exercised, and the circumstances in which all or a portion of an option may become immediately exercisable or be forfeited. The Committee also has the discretion, exercisable either at the time an option is granted or at the time of a participant's termination of service, to provide for accelerated vesting of the exercisability of an option for a limited period following such termination of service. Such terms may differ among the various persons to whom the options are granted and among the various options granted to any such person. Notwithstanding the foregoing, under the terms of the 1998 Stock Option Plan, no options may be exercised following the termination of service of a participant for cause.

     In the discretion of the Committee, the price due upon exercise of an option may be paid in cash or in shares of company common stock valued at their then current fair market value (as defined in the plan), or a combination of both. Shares delivered in payment of such price may be shares acquired by prior exercises of options or otherwise, in the Committee's discretion. Also in the discretion of the Committee, a participant may exercise an option as to only a part of the shares covered thereby and then, in an essentially simultaneous transaction, use the shares so acquired in payment of the exercise price for additional option shares.

     Generally, options granted under the 1998 Stock Option Plan may not be transferred by a participant other than by will or by the laws of descent and distribution and generally will be exercisable during the participant's lifetime only by such participant or his or her guardian or legal representative. With respect to nonqualified stock options, however, the Committee may, in its sole and absolute discretion, permit a participant to transfer such option for no consideration to or for the benefit of one or more members of the participant's immediate family (as defined in the plan) or in certain circumstances family trusts, partnerships or limited liability companies.

     The Committee may also, in its discretion, allow the voluntary surrender of all or a portion of a stock option conditioned upon the granting to the participant of a new stock option for the same or a different number of shares, or may require the surrender as a condition precedent to the grant of a new stock option. The Committee may also purchase a participant's outstanding option, on such terms and conditions as the Committee in its discretion determines.

     Holders of options shall have no rights as shareholders of the Company unless and until such options are exercised and shares are delivered to such persons in accordance with the 1998 Stock Option Plan.

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

     Incentive Stock Options. Incentive stock options may be granted only to persons who are employees of the Company or its subsidiaries (including directors of the Company who are also employees of the Company or a subsidiary but excluding non-employee directors of the Company). Generally, incentive stock options must be granted within ten years of the date the 1998 Stock Option Plan was adopted, and the term of any incentive stock option may not exceed ten years. Furthermore, the aggregate fair market value of shares of common stock with respect to which any incentive stock options are exercisable for the first time by a participant during any calendar year, whether such incentive stock options are granted under the 1998 Stock Option Plan or any other plans of the Company, may not exceed $100,000. Under the plan, however, if the aggregate fair market value of such incentive stock options exceeds this limit (whether due to its original terms, or due to accelerated exercisability following a termination of service due to death, disability or retirement (as such terms are defined in the plan), or following a change of control (hereinafter defined)), then to the extent permitted by Section 422 of the Code, the excess will be treated as a nonqualified stock option. Furthermore, the exercise price of incentive stock options must be at least 100% of the fair market value of the common stock at the time the incentive stock option is granted, except in the case of incentive stock options granted to any individual who owns more than 10% of the total combined voting power of all classes of stock of the Company, in which case the exercise price of incentive stock options must be at least 110% of the fair market value of the common stock at the time of grant.

     The 1998 Stock Option Plan also provides that, with respect to incentive stock options, the period during which an option may be exercisable following a termination of service generally may not exceed three months, unless (i) employment is terminated as the result of disability, in which case in the discretion of the Committee the incentive stock options may be exercised during a period of one year following the date of such disability, or (ii) employment is terminated as the result of death, or if the employee dies following a termination of service (other than as a result of disability) and during the period that the incentive stock option is still exercisable, in which case in the discretion of the Committee the incentive stock option may be exercised during a period of one year following the date of such death. In no event, however, may an incentive stock option be exercised after the expiration of its original term.

Restricted Stock, Stock Awards and Performance Shares

     Under the 1998 Stock Option Plan,  the  Committee  has broad  discretion to
grant  other  equity-based   incentives  and/or  compensation  in  the  form  of
restricted stock or other stock awards, as well as performance shares.

     Restricted Stock. The Committee may award shares of restricted stock under the 1998 Stock Option Plan to any eligible person, for such consideration, if any, as may be determined by the Committee or required by law, as a reward for past service and an incentive for the performance of future services that will contribute materially to the successful operation of the Company or its subsidiaries. Restricted stock generally consists of shares of Common Stock that at the time of award are subject to restrictions or limitations as to the participant's ability to sell, transfer, pledge or assign such shares. Shares of restricted stock may vest (separately or in combination), and all or a portion of the applicable restrictions may lapse, from time to time over one or more restricted periods, based on such factors as continued employment, the passage of time or other measures as the Committee determines. The Committee also may determine the circumstances, if any, in which shares of restricted stock that have not previously vested may be forfeited by the participant or may be required to be resold to the Company, as well as the circumstances, if any, in which the vesting of such shares might be accelerated or delayed. Generally, in the discretion of the Committee, any shares of restricted stock that have not vested in full will be forfeited upon the participant's termination of service and shall be canceled by the Company. Unless otherwise provided in the applicable award agreement, however, the Committee may in its discretion waive any remaining restrictions in the event of the death, disability or retirement of the participant during the applicable restricted period or in other cases of special circumstances. Notwithstanding the foregoing, under the terms of the 1998 Stock Option Plan all shares of restricted stock which have not vested in full shall be forfeited and canceled if the participant is terminated for cause, as determined by the Committee. In the discretion of the Committee, cash dividends with respect to shares of restricted stock may be automatically reinvested in additional shares of stock subject to the same restrictions, or cash dividends (or other distributions) with respect to such shares may be withheld by the Committee for the account of the participant, with or without interest. Except as expressly provided otherwise, persons to whom shares of restricted stock have been awarded will have all rights of a shareholder of the Company with respect to such shares, unless and until such shares are otherwise forfeited by such person.

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


     Stock Awards. The Committee may grant stock awards under the 1998 Stock Option Plan to any eligible person in payment of compensation that has been earned or as compensation to be earned. All shares subject to a stock award shall be valued at not less than 100% of the fair market value of the shares of common stock on the grant date of such stock award. Upon the issuance of shares subject to a stock award and the delivery of certificate(s) representing such shares to the participant, the participant will become a shareholder of the Company fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder of the Company with respect to such shares.

     Performance Shares. The Committee may award performance shares under the 1998 Stock Option Plan to any eligible person, for such consideration, if any, as may be determined by the Committee or required by law, as an incentive for the performance of future services that will contribute materially to the successful operation of the Company and its subsidiaries. A performance share generally consists of a unit valued by reference to the common stock; the value of one performance share will be equal at any given time to the fair market value of one share of common stock. Performance shares generally may be earned by a participant only if the participant achieves certain performance objectives that are determined by the Committee at the time of the award. The performance objectives generally will be measured over one or more performance periods applicable to the Award of such shares as determined by the Committee at the time of the award. The Committee also has the discretion to determine the number of performance shares that will be paid to a participant if the applicable performance objectives are exceeded or met in whole or in part and the form of settlement of a performance share. Performance objectives may vary from participant to participant and will be based on such performance criteria (for example, minimum earnings per share or return on equity) as the Committee in its sole discretion determines appropriate. The Committee also has the discretion to revise the performance objectives during the duration of the performance period if it determines that significant events that have a substantial effect on the existing performance objectives have occurred. Generally, any performance shares that have not been earned in full will be forfeited upon a participant's termination of service. Unless otherwise provided in the applicable award agreement, however, in the event of the death, disability or retirement of the participant during the performance period or in other cases of special circumstances, the Committee may in its discretion determine to make a settlement of such performance shares based on the extent to which the applicable performance objectives were satisfied and pro rated for the portion of the period during which the participant was employed. Notwithstanding the foregoing, under the terms of the 1998 Stock Option Plan all performance shares which have not been earned in full shall be forfeited and canceled if the participant is terminated for cause, as determined by the Committee.

     The settlement of a performance share may be made in cash, in whole shares of common stock or any combination thereof. Performance shares are not transferable by a participant, and holders of performance shares shall have no rights as shareholders of the Company unless and until shares of common stock are issued and delivered to such persons upon settlement of performance shares, as provided in the 1998 Stock Option Plan. The Committee may also, in its discretion, place restrictions on the transfer of any shares of common stock delivered to the participant in payment of the performance shares.

Changes of Control or Other Fundamental Change

     The 1998 Stock Option Plan provides that upon certain mergers or other reorganizations to which the Company or any subsidiary is a party that involves an exchange or conversion or other adjustment of the Company's outstanding common stock, each participant generally shall be entitled upon the exercise of his or her stock options to receive the number and class of securities or other property to which such participant would have been entitled in the merger or reorganization if such participant had exercised such stock option prior to such merger or reorganization. The Committee, in its discretion, may provide for similar adjustments upon the occurrence of such events with respect to other Awards outstanding under the 1998 Stock Option Plan.

     The 1998 Stock Option Plan also provides that, upon the occurrence of a change of control: (i) outstanding stock options will become immediately exercisable in full (subject to any appropriate adjustments in the number of shares subject to the option and the option price), regardless of their terms, and shall remain exercisable for the remaining term of the option; (ii) outstanding performance shares will be deemed 100% earned and a pro rata portion of such performance shares (based on the portion of the applicable performance period that has elapsed at such time) shall be paid to the participant; and
(iii) outstanding shares of restricted stock shall be deemed vested and all restrictions thereon shall be deemed lapsed. A change of control is defined under the 1998 Stock Option Plan as (a) the adoption of a plan of merger or consolidation of the Company with any other corporation or association as a result of which the holders of the voting capital stock of the Company as a group would receive less than 50% of the

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voting capital stock of the surviving or resulting corporation, (b) the approval by the Board of Directors of the Company of an agreement providing for the sale or transfer (other than as security for obligations of the Company) of substantially all the assets of the Company, or (c) in the absence of a prior expression of approval by the Board of Directors of the Company, the acquisition of more than 20% of the Company's voting capital stock by any person within the meaning of Section 13(d)(3) of the Exchange Act, other than a person, or group including a person, who beneficially owned, at the date of adoption of the 1998 Stock Option Plan by the Board of Directors, more than 5.0% of the Company's voting capital stock. In addition, the Committee generally has the discretion to take such actions and make such adjustments with respect to outstanding Awards as it deems necessary or advisable, and fair and equitable, in the event of a change of control or other similar event.

     Upon the dissolution or liquidation of the Company, all outstanding Awards under the 1998 Stock Option Plan shall terminate. Upon the adoption of a plan of such dissolution or liquidation, however, all outstanding Awards shall be exercisable in full and all restrictions shall lapse, to the extent described in the previous paragraph.

Miscellaneous

     The Board of Directors generally may amend or terminate the 1998 Stock Option Plan or any provision of the 1998 Stock Option Plan at any time. To the extent required by the Exchange Act or the Code, however, absent approval by the Company's shareholders, no amendment may (i) materially alter the group of persons eligible to participate in the 1998 Stock Option Plan; (ii) except as specifically provided in Section 3.6 of the 1998 Stock Option Plan, increase the number of shares available for Awards under the 1998 Stock Option Plan; (iii) extend the period during which incentive stock options may be granted beyond January 8, 2008; or (iv) alter the class of individuals eligible to receive an incentive stock option or increase the limit on incentive stock options or the value of shares of Common Stock for which eligible employees may be granted an incentive stock option. Furthermore, without the consent of the participant, no amendment to or discontinuance of the 1998 Stock Option Plan or any provision thereof shall adversely affect (in the sole discretion of the Committee) any Award granted to the participant under the 1998 Stock Option Plan, except that the Committee shall always have the right and power to annul any Award if the participant is terminated for cause and to convert any outstanding incentive stock option to a nonqualified stock option.

     If a participant is required to pay to the Company any amount with respect to income or employment tax withholding obligations in connection with an Award, no common stock will be transferred to such participant until the Committee in its sole discretion is satisfied as to the payment of such liabilities. The Committee in its discretion may allow a participant to satisfy any such obligation by withholding shares of common stock that otherwise would be delivered to such participant with a fair market value equal to the amount of the withholding obligation.

Federal Income Tax Consequences

     The following is a brief description of the Federal income tax consequences to the participants and the Company of the issuance and exercise of stock options under the 1998 Stock Option Plan, as well as the grant of restricted stock, stock awards and performance shares. All ordinary income recognized by a participant with respect to Awards under the 1998 Stock Option Plan shall be subject to both wage withholding and employment taxes. The deduction allowed to the Company for the ordinary income recognized by a participant with respect to an Award under the 1998 Stock Option Plan will be limited to amounts that constitute reasonable, ordinary and necessary business expenses of the Company.

     Incentive Stock Options. In general, no income will result for Federal income tax purposes upon either the granting or the exercise of any incentive option issued under the 1998 Stock Option Plan. If certain holding period requirements (at least two years from the date of grant of the option and at least one year from the date of exercise of the option) are satisfied prior to a disposition of stock acquired upon exercise of an incentive option, the excess of the sales price upon disposition over the option exercise price generally will be recognized by the participant as a capital gain, and the Company will not be allowed a business expense deduction.

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


     If the holding period requirements with respect to incentive options are not met, the participant generally will recognize, at the time of the disposition of the stock, ordinary income in an amount equal to the difference between the option price of such stock and the lower of the fair market value of the stock on the date of exercise and the amount realized on the sale or exchange. The difference between the option price of such stock and the fair market value of the stock on the date of exercise is a tax preference item for purposes of calculating the alternative minimum tax on an participant's federal income tax return. If the amount realized on the sale or exchange exceeds the fair market value of the stock on the date of exercise, then such excess generally will be recognized as a capital gain. In the case of a disposition prior to satisfaction of the holding period requirements which results in the recognition of ordinary income by the participant, the Company generally will be entitled to a deduction in the amount of such ordinary income in the year of the disposition.

     If a participant delivers shares of the Company's common stock in payment of the option price, the participant generally will be treated as having made a like-kind exchange of such shares for an equal number of the shares so purchased, and no gain or loss will be recognized with respect to the shares surrendered to the Company in payment of said option price. In such a case, the participant will have a tax basis in a number of shares received pursuant to the exercise of the option equal to the number of shares of Common Stock used to exercise the option and equal to such participant's tax basis in the shares of Common Stock submitted in payment of the option price. The remaining shares of Common Stock acquired pursuant to the exercise of the option will have a tax basis equal to the gain, if any, recognized on the exercise of the option and any other consideration paid for such shares on the exercise of the option.

     Notwithstanding the foregoing, if a participant delivers any stock that was previously acquired through the exercise of an incentive stock option in payment of all or a portion of the option price of an option, and the holding period requirements described above have not been satisfied with respect to the shares of stock so delivered, the use of such stock to pay a portion of the option price will be treated as a disqualifying disposition of such shares, and the participant generally will recognize income.

     Nonqualified Stock Options. The grant of nonqualified stock options under the 1998 Stock Option Plan will not result in any income being taxed to the participant at the time of the grant or in any tax deduction for the Company at such time. At the time a nonqualified stock option is exercised, the participant will be treated as having received ordinary income equal to the excess of the fair market value of the shares of common stock acquired as of the date of exercise over the price paid for such stock. At that time, the Company will be allowed a deduction for Federal income tax purposes equal to the amount of ordinary income attributable to the participant upon exercise. The participant's holding period for the shares of common stock acquired will commence on the date of exercise, and the tax basis of the shares will be the greater of their fair market value at the time of exercise or the exercise price.

     Restricted Stock. If a participant receiving a grant of restricted stock under the 1998 Stock Option Plan makes an election with respect to such shares under Section 83(b) of the Code not later than 30 days after the date the shares are transferred to the participant pursuant to such grant, the participant will recognize ordinary income at the time of receipt of such restricted stock in an amount equal to the excess of the fair market value of the shares of common stock as of the date of receipt (determined without regard to any vesting conditions or other restrictions other than a restriction which by its terms will never lapse) over the price paid (if any) for such restricted stock. In the absence of such an election, the participant will recognize ordinary income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares of common stock as of the date the restrictions lapse over the price paid (if any) for such stock. At the first to occur of the election or the lapsing of the restrictions, the Company will be allowed a deduction for Federal income tax purposes equal to the amount of ordinary income attributable to the participant. The participant's holding period for the shares of common stock acquired will commence upon the first to occur of the date the participant makes an election under Section 83(b) of the Code or on the date that the restrictions lapse, and the tax basis of the shares will be the greater of their fair market value on that date or the price paid for the shares (if any).

     If an election is made under Section 83(b) of the Code, dividends received on shares of restricted stock will be treated as ordinary income. If a participant does not make an election under Section 83(b) of the Code, dividends received on the shares of restricted stock prior to the date that such restrictions lapse will be treated as additional compensation and not as dividend income for Federal income tax purposes.

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


     If (i) an election is made under Section 83(b) of the Code and (ii) before the restrictions on the shares lapse, the shares which are subject to such election are forfeited to or reacquired by the Company, then (A) no deduction would be allowed to such participant for the amount included in the income of such participant by reason of such election, and (B) the participant would realize a loss in an amount equal to the excess, if any, of the ordinary income previously recognized by the participant with respect to such shares over the value of such shares at the time of forfeiture. Such loss would be a capital loss if the shares are held as a capital asset at such time. In such event, the Company would be required to include in its income the amount of any deduction previously allowable to it in connection with the transfer of such shares.

     Stock Awards. At the time a stock award is granted, the participant will be treated as having received ordinary income equal to the fair market value of the shares of common stock acquired. At that time, the Company will be allowed a deduction for federal income tax purposes equal to the amount of ordinary income which the participant receives. The participant's holding period for the shares of common stock acquired will commence on the date of grant, and the tax basis of the shares will be their fair market value at that time.

     Performance Shares. At the time performance shares are earned, the participant will be treated as having received ordinary income equal to the fair market value of the shares of common stock subject to such performance shares, whether such performance shares are settled in cash of by delivery of shares of common stock. At that time, the Company will be allowed a deduction for federal income tax purposes equal to the amount of ordinary income which the participant receives. The participant's holding period for the shares of common stock acquired (if any) will commence on the date of grant, and the tax basis of such shares will be their fair market value at that time.

Deductibility of Executive Compensation

     The Company anticipates that any compensation deemed paid by it in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

Accounting Treatment

     Because the exercise price of option grants under the 1998 Stock Option Plan must be equal to or greater than the fair market value of the option shares on the grant date, option grants under the 1998 Stock Option Plan will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the Company's financial statements, the pro-forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

     On March 31, 1999, the Financial Accounting Standards Board issued an exposure draft of a proposed interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the proposed interpretation, option grants made to non-employee Board members or consultants after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final interpretation) and the vesting date of each installment of the option shares.

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


New Plan Benefits

     The following table shows plan benefits that would accrue to or be allocated to each of the Company's Chief Executive Officer, the four other most highly compensated executive officers of the Company (with base salary and bonus for the past fiscal year in excess of $100,000), all nominees for election as directors, all executives as a group, all non-executive directors as a group and all non-executive officer employees as a group on the basis of the share increase which is the subject of this Proposal. Those options will not become exercisable for any of the option shares unless the stockholders approve this Proposal.

Joel A. Freedman                                                  400,000 (1)
  President, Chief Executive Officer and Director                 100,000 (2)
Frank A. Falco                                                    400,000 (1)
  Chairman of the Board, Executive Vice President                 100,000 (2)
   and Chief Operating Officer
Michael B. Killeen                                                  9,000 (1)
  Chief Financial Officer and Director                             15,000 (2)
Birger Munck                                                        6,000 (1)
   President - IDM Energy                                          10,000 (3)
John M. Tuohy                                                       6,500 (1)
  Vice President Nuclear Services                                  10,000 (3)
Richard Keller                                                     10,000 (1)
  Director                                                          5,000 (2)
Robert McGuinness                                                  10,000 (1)
  Director                                                          5,000 (2)
Frank Patti                                                        10,000 (1)
  Director                                                          5,000 (2)
Mark Franceschini                                                  10,000 (1)
  Director                                                          5,000 (2)
All current executive officers as a group (8 persons)             839,500 (1)
                                                                  260,000 (2)(3)
All current directors, excluding executives, as a group (4 persons)40,000 (1)
                                                                   20,000 (2)
All employees, excluding executive officers, as a group            30,000 (1)
                                                                  215,000 (3)

(1) Options exercisable at $1.156 per share, vesting six months from the date of grant and expiring July 2009.

(2)  Options exercisable at $11.81 per share, vesting on shareholder approval.

(3) Options exercisable at $11.81 per share, vesting between June 15, 2000 and December 15, 2000 and expiring January 2010.

     Options to acquire a total of 1,409,500 shares of common stock have been granted to date on the basis of the proposed increase in shares reserved under the 1998 Stock Option Plan. The closing price of IDM's common stock on the Nasdaq SmallCap Market on January 21, 2000 was $11.81.

Vote Required

     The affirmative vote of at least a majority of the shares of common stock present in person or by proxy at the Special Meeting and entitled to vote is required for approval of the amendment to the 1998 Stock Option Plan. Should such stockholder approval not be obtained, then the 1,600,000 share increase to the share reserve under the 1998 Stock Option Plan will not be implemented, any stock options granted under the 1998 Stock Option Plan on the basis of that increase will immediately terminate without ever becoming exercisable for the shares of common stock subject to those options, and no additional options or stock issuances will be made on the basis of such share increase. The 1998 Stock Option Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the 1998 Stock Option Plan until all the shares of common stock available for issuance under the 1998 Stock Option Plan has been issued pursuant to such option grants and direct stock issuances. The approval of the proposal to amend the 1998 Stock Option Plan is not conditional on the approval of the merger.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE COMPANY'S 1998 COMPREHENSIVE STOCK OPTION AND AWARD PLAN.

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
                                    EXPERTS

     The consolidated financial statements of IDM Environmental Corp. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, included in the joint proxy statement/prospectus of IDM Environmental Corp. and Fusion Networks, Inc., which is referred to and made a part of this prospectus and registration statement, have been audited by Samuel Klein & Co., independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Fusion Networks, Inc. at September 30, 1999 and the period from inception to that date included in the joint proxy statement/prospectus of IDM Environmental Corp. and Fusion Networks, Inc., which is referred to and made a part of this prospectus and registration statement, have been audited by Samuel Klein & Co., independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of FNHI common stock offered by this joint proxy statement/prospectus has been passed upon by Vanderkam & Sanders, Houston, Texas. Certain legal matters with respect to federal income tax consequences in connection with the holding company reorganization have been passed upon for IDM by Friedman Siegelbaum LLP, Roseland, New Jersey. Certain legal matters with respect to federal income tax consequences in connection with the merger have been passed upon for Fusion Networks by Silverstein and Mullens, P.L.L.C., Washington, D.C. Michael Sanders, a partner in the firm of Vanderkam & Sanders, holds 12,000 options to purchase common stock of IDM.

                       WHERE YOU CAN FIND MORE INFORMATION

     IDM files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Shareholders may read and copy any reports, statements or other information filed by IDM at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. IDM's filings with the Commission are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

     FNHI has filed a registration statement with the Commission to register the FNHI common stock to be issued in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a proxy statement and prospectus of IDM in addition to being a proxy statement of Fusion Networks for use at its special meeting.

     IDM has supplied all information contained in this joint proxy statement/prospectus relating to IDM, and Fusion Networks has supplied all information contained in this joint proxy statement/prospectus relating to Fusion Networks. Neither IDM nor Fusion Networks warrants the accuracy or completeness of information relating to the other. FNHI is responsible for the accuracy and completeness of the disclosure in the proxy statement/prospectus.

Stockholders can obtain any of the reports  referenced above through IDM, Fusion
     Networks or the Commission. Documents are available from IDM or Fusion Networks without charge, excluding all exhibits. Stockholders may obtain such documents by requesting them orally or in writing to the following addresses or by telephone:

      For IDM:                      For Fusion Networks:
      IDM Environmental Corp.       Fusion Networks, Inc.
      Attn: Michael Killeen         Attn: Enrique Bahamon
      396 Whitehead Ave.            8115 N.W. 29th Street
      South River, New Jersey 08882 Miami, Florida 33122
      (732) 390-9550                (305) 477-6701

     If you would like to request documents, please do so by [         ],  2000
in order to receive them before the IDM special  meeting and by  [           ],
2000 in order to receive them before the Fusion Networks special meeting.

     IDM stockholders should rely only on the information contained in this joint proxy statement/prospectus to vote on the holding company reorganization, the merger and the proposed plan amendment. Fusion Networks shareholders should rely only on the information contained in this joint proxy statement/prospectus to vote on the merger agreement and the merger. Neither IDM nor Fusion Networks has authorized anyone to provide information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy
statement/prospectus  is dated  [          ],  2000.  Shareholders  should  not
assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of FNHI common stock in the merger shall create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS


                                                                          Page

IDM Environmental Corp.

Independent Auditor's Report.........................................     F-1
Consolidated Balance Sheets as of December 31, 1998 and 1997.........     F-2
Consolidated Statements of Operations for the Years Ended
 December 31, 1998, 1997 and 1996....................................     F-3
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1998, 1997 and 1996....................................     F-4
Consolidated Statements of Cash Flows for the Years Ended
 December 31, 1998, 1997 and 1996....................................     F-5
Notes to Consolidated Financial Statements...........................     F-7

Consolidated Balance Sheets as of September 30, 1999 and December
31, 1998 (Unaudited).................................................     F-39
Consolidated Statements of Operations for the Nine Months Ended
 September 30, 1998 and 1997 (Unaudited).............................     F-40
Consolidated Statements of Operations for the Three Months Ended
 September 30, 1998 and 1997 (Unaudited).............................     F-41
Consolidated Statements of Cash Flows for the Nine Months Ended
 September 30, 1999 and 1998 (Unaudited).............................     F-42
Notes to Consolidated Financial Statements (Unaudited)...............     F-44

Fusion Networks, Inc.

Independent Auditor's Report.........................................     F-48
Consolidated Balance Sheet as of September 30, 1999..................     F-49
Consolidated Statement of Operations for the Period from Inception
(July 1, 1999) to September 30, 1999.................................     F-50
Consolidated Statements of Stockholders' Equity for the Period from
Inception (July 1, 1999) to September 30, 1999........................    F-51
Consolidated Statements of Cash Flows for the Period from Inception
(July 1, 1999) to September 30, 1999..................................    F-52
Notes to Consolidated Financial Statements...........................     F-53

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Stockholders
IDM Environmental Corp. and Subsidiaries
South River, New Jersey

We have audited the accompanying consolidated balance sheets of IDM Environmental Corp. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IDM Environmental Corp. and Subsidiaries as of December 31, 1998 and 1997, and the results of operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                     SAMUEL KLEIN AND COMPANY

Newark, New Jersey
April 5, 1999
January 24, 2000 as to note 18

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                               December 31,
ASSETS                                                                                    1998              1997
                                                                                     ---------------   ---------------

Current Assets:
  Cash and cash equivalents                                                          $                 $
                                                                                            384,292           602,242
  Accounts receivable                                                                     2,572,951         4,094,408
  Notes receivable - current                                                                367,198           116,457
  Inventory                                                                                 582,517           582,517
  Costs and estimated earnings in excess of billings                                      1,900,336           455,823
  Due from officers                                                                               -           369,541
  Prepaid expenses and other current assets                                                 906,137         1,442,225
                                                                                     ---------------   ---------------
     Total Current Assets                                                                 6,713,431         7,663,213

Investments in and Advances to Unconsolidated Affiliates                                  2,454,521         3,453,309
Investment in Affiliate, at cost                                                          1,853,125         1,715,000
Notes Receivable - Long-Term                                                                      -         1,381,155
Debt Discount and Issuance Costs                                                             16,124         4,610,166
Deferred Income Taxes                                                                             -         4,170,000
Property, Plant and Equipment                                                             3,133,404         3,277,116
Other Assets                                                                                979,925           880,746
                                                                                     ---------------   ---------------
                                                                                     $                 $
                                                                                         15,150,530        27,150,705
                                                                                     ===============   ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term debt                                                  $                 $
                                                                                            622,794         3,566,393
  Accounts payable and accrued expenses                                                   6,578,070         5,159,635
  Billings in excess of costs and estimated earnings                                              -            86,604
                                                                                     ---------------   ---------------
     Total Current Liabilities                                                            7,200,864         8,812,632

Long-Term Debt                                                                               64,544           258,686
                                                                                     ---------------   ---------------

     Total Liabilities                                                                    7,265,408         9,071,318
                                                                                     ---------------   ---------------

Commitments and Contingencies

Stockholders' Equity:
  Common stock, authorized 7,500,000 shares $.01 par value, issued
   and outstanding 2,947,298 in 1998 and 1,451,307 in 1997                                   29,473            14,513
  Additional paid-in capital                                                             57,215,536        38,497,705
  Convertible preferred stock, authorized 1,000,000 shares $1.00 par value
    Series B, Issued and outstanding 0 shares in 1998 and 270 shares in 1997,
      stated at a conversion value of $10,000 per share                                           -         2,700,000
    Series RR, Issued and outstanding 215 shares in 1998 and 0 shares in 1997,
      stated at a conversion value of $1,000 per share                                      215,000                 -
  Retained earnings (deficit)                                                          (49,574,887)      (23,132,831)
                                                                                     ---------------   ---------------
                                                                                          7,885,122        18,079,387
                                                                                     ---------------   ---------------

                                                                                     $                 $
                                                                                         15,150,530        27,150,705
                                                                                     ===============   ===============

       The accompanying notes are an integral part of these consolidated financial statements.

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                For the Years Ended December 31,
                                                                             1998               1997              1996
                                                                        ----------------   ---------------   ---------------

Revenue:
  Contract income                                                       $    20,018,564     $  17,825,849    $   20,807,491
  Sale of equipment                                                                   -            96,050           834,355
                                                                        ----------------   ---------------   ---------------
                                                                             20,018,564        17,921,899        21,641,846
                                                                        ----------------   ---------------   ---------------
Cost of Sales:
  Direct job costs                                                           20,257,642        17,002,308        21,491,328
  Cost of equipment sales                                                             -            47,057           643,242
  Write-down of inventory surplus                                                     -           600,000           300,000
                                                                        ----------------   ---------------   ---------------
                                                                             20,257,642        17,649,365        22,434,570
                                                                        ----------------   ---------------   ---------------

Gross Profit (Loss)                                                           (239,078)           272,534         (792,724)
                                                                        ----------------   ---------------   ---------------

Operating Expenses:
  General and administrative expenses                                        12,871,481        10,537,677         9,567,435
  Depreciation and amortization                                                 626,766           723,415           668,227
  Equity in net loss of unconsolidated partnerships                             194,243                 -                 -
                                                                        ----------------   ---------------   ---------------
                                                                             13,692,490        11,261,092        10,235,662
                                                                        ----------------   ---------------   ---------------

Loss from Operations                                                       (13,931,568)      (10,988,558)      (11,028,386)

Other Income (Expense):
  Interest income (expense)                                                 (4,321,714)         (512,768)            30,542
                                                                        ----------------   ---------------   ---------------

Loss before Provision  (Credit) for Income Taxes                           (18,253,282)      (11,501,326)      (10,997,844)

Provision (Credit) for Income Taxes                                           4,170,000       (1,561,000)       (1,850,000)
                                                                        ----------------   ---------------   ---------------

Net Loss                                                                   (22,423,282)       (9,940,326)       (9,147,844)

Preferred Stock Dividends including amortization of beneficial conversion feature of $3,830,000 and $1,109,589
     in 1998 and 1997                                                         4,018,774         1,284,097                 -
                                                                        ----------------   ---------------   ---------------

Net Loss on Common Stock                                                $   (26,442,056)    $ (11,224,423)    $  (9,147,844)
                                                                        ================   ===============   ===============

Loss per Share:
  Basic loss per share                                                  $        (13.31)    $      (10.01)    $      (11.30)
                                                                        ================   ===============   ===============

  Diluted loss per share                                                $        (13.31)    $      (10.01)    $      (11.30)
                                                                        ================   ===============   ===============

  Basic common shares outstanding                                             1,987,264         1,121,269           808,947
                                                                        ================   ===============   ===============

  Diluted common shares outstanding                                           1,987,264         1,121,269           808,947
                                                                        ================   ===============   ===============



       The accompanying notes are an integral part of these consolidated financial statements.

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                   Additional        Convertible         Retained
                                                         Common Stock               Paid-in           Preferred          Earnings
                                                  ---------------------------
                                                     Shares         Amount          Capital             Stock           (Deficit)
                                                  --------------   ----------    ---------------   ----------------   --------------

Balances - January 1, 1996                              620,008    $   6,200        $13,693,895        $       -       $(2,760,564)
Surrender and Retirement of
  Common Stock by Officer                               (9,221)         (92)          (670,488)                -                 -
Conversion of Convertible Notes
   to Common Stock                                      114,390        1,144          3,319,108                -                 -
Class A Warrants Exercised                              210,200        2,102          6,954,348                -                 -
Private Placement Warrants                                  750            8             33,742                -                 -
Exercise of Underwriters Options                         30,000          300          1,979,700                -                 -
Common Stock Options Exercised                            4,146           41             55,248                -                 -
Issuance of Non Qualified Options, pursuant
   to a consulting agreement                                  -            -            210,312                -                 -
Retirement of Common Stock, pursuant to
  a stock repurchase plan                              (10,000)        (100)          (216,400)                -                 -
Net Loss for the Year Ended
   December 31, 1996                                          -            -                  -                -       (9,147,844)
                                                  --------------   ----------    ---------------   --------------   ---------------
Balances - December 31, 1996                            960,273        9,603         25,359,465                -      (11,908,408)
Issuance of Convertible
   Preferred Stock February 1997                              -            -                  -       $3,000,000                 -
Conversion of Preferred Stock
   to Common Stock                                       19,292          193            289,237        (300,000)                 -
Class A Warrants Exercised                              451,703        4,517          6,166,483                -                 -
Common Stock Options Exercised                            4,539           45             62,996                -                 -
Issuance of Non-Qualified Options,
  pursuant to consulting agreements                           -            -            456,340                -                 -
Preferred Stock Beneficial Conversion feature                 -            -          1,109,589                -                 -
Preferred Stock Dividends                                     -            -                  -                -       (1,284,097)
Exercise of Non-Qualified Consulting Options             15,500          155            234,845                -                 -
Discounted Conversion feature on
  Convertible Notes and Warrants                              -            -          4,818,750                -                 -
Net Loss for the year ended
  December 31, 1997                                           -            -                  -                -       (9,940,326)
                                                  --------------   ----------    ---------------   --------------   ---------------
Balances - December 31, 1997                          1,451,307       14,513         38,497,705        2,700,000      (23,132,831)
Issuance of Series C Convertible
  Preferred Stock February 1998                               -            -                  -        3,600,000                 -
Issuance of Series RR Convertible
  Preferred Stock August 1998                                 -            -                  -        1,500,000                 -
Conversion of Series B Preferred
  Stock to Common Stock                                 135,944        1,360          2,752,618      (2,700,000)                 -
Conversion of Series C Preferred
  Stock to Common Stock                                 640,747        6,407          3,508,564      (3,600,000)                 -
Conversion of Series RR Preferred
  Stock to Common Stock                                 359,981        3,600          1,192,693      (1,285,000)                 -
Warrants Exercised                                      243,731        2,437          2,620,531                -                 -
Common Stock Options Exercised                              321            3              6,411                -                 -
Conversion of Convertible Debt                          115,267        1,153          2,908,464                -                 -
Preferred Stock Dividends                                     -            -                  -                -       (4,018,774)
Discounted Conversion Feature
 on Preferred Stock and Warrants                              -            -          3,830,000                -                 -
Issuance of Non-Qualified Options
 Pursuant to Consultants Agreements                           -            -          1,898,550                -                 -
Net loss for the year ended
  December 31, 1998                                           -            -                  -                -      (22,423,282)
                                                  --------------   ----------    ---------------   --------------   --------------
Balances - December 31, 1998                          2,947,298    $   29,473      $  57,215,536     $   215,000     $(49,574,887)
                                                  ==============   ==========    ===============   ==============   ==============


       The accompanying notes are an integral part of these consolidated financial statements.

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                             For the Years Ended December 31,
                                                                                           1998            1997             1996
                                                                                       -------------   --------------   ------------

Cash Flows from Operating Activities:
  Net loss on common stock                                                             $(26,442,056)   $(11,224,423)   $ (9,147,844)
  Adjustments to reconcile net loss to net cash used in operating activities:
      Deferred income taxes                                                               4,170,000      (1,561,000)     (1,956,400)
      Depreciation and amortization                                                         661,469          713,717         668,227
      Amortization of debt discount                                                         169,053          118,220               -
      Amortization of beneficial conversion feature on convertible notes                  4,205,886          612,864               -
      Amortization of beneficial conversion feature on preferred stock                    3,830,000        1,109,589
      Interest expense on convertible debt converted to common stock                         63,621                -               -
      Dividend on convertible preferred stock converted to common stock                     188,774            8,517
      Compensation cost of consultant stock options                                       1,898,550          456,340               -
      Write-down of surplus inventory                                                             -          600,000         300,000
      Provision for loss on notes receivable                                              1,004,815        1,300,000         630,000
      Equity in net loss of unconsolidated affiliates                                       194,243                -               -
      Decrease (Increase) In:
        Accounts receivable                                                               1,521,457        1,531,800         989,922
        Notes receivable                                                                    125,599           49,399       (283,893)
        Costs and estimated earnings in excess of billings                              (1,444,513)        1,199,931       1,978,298
        Prepaid expenses and other current assets                                           536,088          498,224       (291,342)
        Recoverable income taxes                                                                  -                -       1,114,442

      Increase (Decrease) In:
        Accounts payable and accrued expenses                                             1,660,001      (1,946,192)       1,361,671
        Billings in excess of costs and estimated earnings                                 (86,604)              108       (833,079)
                                                                                       -------------   --------------   ------------
          Net cash used in operating activities                                         (7,743,617)      (6,532,906)     (5,469,998)
                                                                                       -------------   --------------   ------------

Cash Flows from Investing Activities:
  Acquisition of property, plant and equipment                                            (517,757)        (305,533)       (574,832)
  Investment in affiliate                                                                 (138,125)        (415,000)     (1,300,000)
  Investment in and advances from (to) unconsolidated affiliates                            804,545      (3,453,309)               -
  Acquisition of other assets                                                              (99,179)        (567,500)       (313,246)
  Loans and advances (to) from  officers                                                    369,541        (160,865)       (330,768)
                                                                                       -------------   --------------   ------------

          Net cash provided by (used in) investing activities                               419,025      (4,902,207)     (2,518,846)
                                                                                       -------------   --------------   ------------

Cash Flows from Financing Activities:
  Loan from stockholder                                                                     265,122                -               -
  Net proceeds from convertible note issuance                                                     -        2,780,000               -
  Net proceeds from convertible preferred stock issuances                                 4,590,000        2,722,500               -
  Proceeds from equipment financing                                                         156,238                -               -
  Principal payments on long-term debt                                                    (534,101)        (676,819)       (371,109)
  Purchase and retirement of common stock                                                         -                -       (216,500)
  Contribution from minority interest                                                             -                -         258,621
  Repurchase of minority interest                                                                 -        (258,621)               -
  Proceeds from exercise of stock options and warrants                                    2,629,383        6,469,041       9,235,800
                                                                                       -------------   --------------   ------------
          Net cash provided by financing activities                                       7,106,642       11,036,101       8,906,812
                                                                                       -------------   --------------   ------------

Net Increase (Decrease) in Cash and Cash Equivalents                                      (217,950)        (399,012)         917,968

Cash and Cash Equivalents, beginning of year                                                602,242        1,001,254          83,286
                                                                                       -------------   --------------   ------------

Cash and Cash Equivalents, end of year                                                 $    384,292      $   602,242     $ 1,001,254
                                                                                       =============   ==============   ============


                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)


Supplemental Disclosures of Cash Flow Information:

  Cash paid during the year for:
    Interest                                                                           $    106,259     $    184,631    $     65,694
                                                                                       =============   ==============   ============
    Income taxes                                                                       $          -     $          -    $          -
                                                                                       =============   ==============   ============
Supplemental Disclosure of Noncash Investing and Financing Activities:
  Property, plant and equipment financing                                              $          -     $    961,737    $    195,821
                                                                                       =============   ==============   ============
  Repayment of officer's loan through surrender of common stock                        $          -     $          -    $    670,580
                                                                                       =============   ==============   ============
  Conversion of convertible promissory notes to common stock                           $          -     $          -    $  3,320,252
                                                                                       =============   ==============   ============
  Sale to minority stockholder with stock subscription receivable                      $          -     $          -    $    775,862
                                                                                       =============   ==============   ============
  Cancellation of stock subscription receivable                                        $          -     $    775,862    $          -
                                                                                       =============   ==============   ============
  Conversion of preferred stock to common stock                                        $  7,585,000     $    300,000    $          -
                                                                                       =============   ==============   ============
  Conversion of interest payable from convertible notes to common stock                $    144,840     $          -    $         -
                                                                                       =============   ==============   ============
  Conversion of dividends payable from convertible preferred stock to common stock     $    349,121     $      8,517    $         -
                                                                                       =============   ==============   ============
  Beneficial conversion feature of debt discount on convertible notes                  $          -     $  4,818,750    $          -
                                                                                       =============   ==============   ============

       The accompanying notes are an integral part of these consolidated financial statements.

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company
-----------
IDM Environmental Corp. (collectively with its subsidiaries referred to herein as the "Company") is a global, diversified services and project development company offering a broad range of design, engineering, construction, project development and management, and environmental services and technologies to government and private industry clients. The Company utilizes those same capabilities to build, own or lease, and operate energy, waste management and similar facilities. The Company, through its domestic and international affiliates and subsidiaries, offers services and technologies, and operates in three principal areas: Energy and Waste Project Development and Management, Environmental Remediation and Plant Relocation.

Environmental remediation services, the Company's historical core business, encompasses a broad array of environmental consulting, engineering and remediation services with an emphasis on the "hands-on" phases of remediation projects. The Company is a provider of full-service turnkey environmental remediation and plant decommissioning services and has established a track record in the performance of projects for a wide range of private sector, public utility and governmental clients worldwide. The Company has melded its core expertise in engineering, decommissioning and dismantlement services in environmentally sensitive settings in an effort to establish a position in the forefront of the nuclear power plant decommissioning, site remediation and re-industrialization market.

Plant relocation services encompass a broad array of non-traditional engineering projects, with an emphasis on plant dismantlement, relocation and re-erection. The Company employs a proprietary, integrated matchmarking, engineering, dismantling and documentation program in plant relocation services that provide clients with significant cost and schedule benefits when compared to traditional alternatives for commencing plant operations.

Principals of Consolidation and Basis of Presentation
-----------------------------------------------------
The accompanying financial statements consolidate the accounts of the parent company and all of its wholly owned and majority owned subsidiaries. Investments in unconsolidated unincorporated affiliated joint ventures in which the ownership of the venture is between 20% and 50% and for which the following conditions exist: (i) the investors in the ventures have an undivided interest in the ventures' assets; (ii) each investee is severly liable for the indebtedness of the venture; and (iii) each investor is only entitled to its pro rata share of income and is responsible to pay only its pro rata share of expenses, are accounted for under the equity method for balance sheet presentation and the proportionate consolidation method for revenues and expenses of the joint venture. Investments in affiliates representing less than 20% of the ownership of such companies are accounted for under the cost method.

Translation of Foreign Currencies
---------------------------------
Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year end exchange rate. The related translation adjustments are required to be recorded as cumulative translation adjustments, a separate component of shareholders' equity. Revenues and expenses are required to be translated using average exchange rates prevailing during the year. Foreign currency transaction gains and losses, as well as translation adjustments for assets and liabilities of foreign operations where the functional currency is the dollar, are included in net income (loss). Foreign currency realized and unrealized gains and losses for the years presented were not material.

Revenue Recognition
-------------------
The consolidated financial statements have been prepared on the basis of the percentage of completion method of accounting. Under this method contract revenue is determined by applying to the total estimated income on each contract, a percentage which is equal to the ratio of contract costs incurred to date to the most recent estimate of total costs which will have been incurred upon the completion of the contract. Costs and estimated earnings in excess of billings represents additional earnings over billings, based upon percentage completed, as outlined above. Similarly, billings in excess of costs and estimated earnings represent excess of amounts billed over income recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Billings on long-term contracts are done on a monthly basis. Unbilled amounts on long-term contracts include amounts recognized in revenues under the percentage of completion method of accounting, but not billed to the customer at year end. It is expected that such billings will be made as contracts are completed. Unbilled amounts on long-term contracts are not separately stated as they are not material. Retentions on long-term contracts are balances billed but not paid by customers which, pursuant to retainage provisions in contracts, are due upon completion of the contract and acceptance by the customer. Substantially all retentions are deemed collectible within one year.

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
-------------------------
For financial  statement  purposes,  short-term  investments  with a maturity of
ninety  days  or  less  and  highly  liquid   investments  are  considered  cash
equivalents.

Inventory
---------
Inventory consists of used equipment and is stated at the lower of cost (specific identification) or market.

Unamortized Debt Discount and Issuance Costs
--------------------------------------------
Costs in connection with the issuance of debt and equity instruments are amortized and charged to operations using the straight line method over the terms of the respective issues. Upon conversion, any unamortized costs are charged to additional paid in capital net of tax effect.

Property, Plant and Equipment
-----------------------------
Property plant and equipment are recorded at cost. Depreciation has been calculated using the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets. The depreciation method and estimated useful lives of the assets are generally as follows:


                                             Estimated                Method of
                Asset                        Useful Life           Depreciation
                -----                        -----------           ------------
        Office equipment                       3 - 10              Straight-line
        Furniture and fixtures                 3 - 10              Straight-line
        Leasehold improvements                 5 - 31.5            Straight-line
        Transportation equipment               3 - 5               Straight-line
        Job equipment                          7 - 10              Straight-line

Costs of repairs and maintenance are charged to operations as incurred and additions and betterments are capitalized. Upon retirement or disposition of assets, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is reflected in the statement of operations.

Income Taxes
------------
Income taxes have been provided for based on the provisions of Statement of Financial Accounting Standards Board No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting for Stock-Based Compensation
---------------------------------------
The Company has elected to follow Accounting Principles Board Opinion No. 25 "ccounting for Stock Issued to Employees" ("PB 25") in accounting for its employee stock options plans. Under APB 25, when the exercise price of the Company's employee stock options equals or is above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In accounting for options granted to persons other than employees, the provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") were applied. According to SFAS 123 the fair value of these options was estimated at the grant date using Black-Scholes option pricing model.

Impairment of Long-Lived Assets
-------------------------------
The Company accounts for impairment of long lived assets in accordance with Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires that if facts and circumstances indicate that the cost of fixed assets or other assets may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted pre-tax cash flows associated with the asset to the asset's carrying value to determine if a write-down to market value or discounted pre-tax cash flow value would be required.

Comprehensive Income
--------------------
For the year ended December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes rules for the reporting of comprehensive income and its components which require that certain items such as foreign currency translations adjustments, unrealized gains and losses on certain investments in debt and equity securities, minimum pension liability adjustments and unearned compensation expense related to stock issuances to employees be presented as separate components of stockholders' equity. The adoption of SFAS 130 had no material impact on total stockholders' equity for any of the years presented in these consolidated financial statements.

Earnings (Loss) Per Share
-------------------------
As of December 31, 1997 the Financial Accounting Standards Board issued Statement No. 128 "Earnings Per Share" ("SFAS 128") replacing the calculation of primary and fully diluted earnings per share with Basic and Diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes the dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Diluted earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock were exercised or converted into common stock. Dilutive earnings per share is computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding. Common stock options, which are common stock equivalents, had an anti-dilutive effect on earnings per share and no effect on the weighted average number of common shares. All net loss per share amounts for all periods presented have been restated to conform to SFAS 128 requirements.

Reverse Stock Split
-------------------
On March 11, 1999, the Company's Board of Directors authorized a 1 for 10 reverse stock split of its common stock effective April 16, 1999 for shareholders of record at the close of business on April 16, 1999. All share and per-share amounts in the accompanying consolidated financial statements have been restated to give effect to the 1 for 10 reverse stock split.

Reclassifications
-----------------
Certain reclassifications have been made to the prior year balances to conform to the current year presentation.

Special Charges
---------------
During the fourth quarters of 1998 and 1997, the Company recorded significant charges of approximately $5,855,000 and $3,200,000, respectively, to operations, primarily related to write downs of inventory, notes receivable and other assets. In addition, the Company increased the valuation allowance for deferred tax assets based on management's assessment of future operations.

2.  MANAGEMENT'S PLANS, FINANCIAL RESULTS AND LIQUIDITY

The Company has suffered recurring losses from operations and at December 31, 1998, the Company had a working capital deficit of approximately $0.5 million and a cash balance of approximately $0.4 million. As a result of the loss incurred during 1998, operating activities used $7.7 million in cash. The Company also used $1.1 million in cash for investing activities during 1998 for
(i) acquisition of additional shares of Life International Products, Inc. for $0.2 million, (ii) acquisition of a 49% interest in Kortman Polonia for $0.6 million, and (iii) a capital contribution to Seven Star of $0.3 million (See
Note 3, Acquisitions and Investments in Affiliates). Cash flows from financing activities totaled $7.1 million during 1998 and consisted principally of (i) $2.6 million in proceeds received from the exercise of various warrants and options, and (ii) $4.6 million in net proceeds from convertible securities issuances.

The Company requires substantial working capital to support their ongoing operations. As is common in the environmental services industry, payment for services rendered are generally received pursuant to specific draw schedules after services are rendered. Thus, pending the receipt of payments for services rendered, the Company must typically fund substantial project costs, including significant labor and bonding costs, from financing sources within and outside of the Company. Certain contracts, in particular those within the United States governmental agencies, may provide for payment terms of up to 90 days or more and may require the posting of substantial performance bonds which are generally not released until completion of a project.

Operations were historically funded through a combination of operating cash flows, term notes and bank lines of credit. Since April of 1994, the Company has carried no bank debt and has funded operations principally through the sale of equity securities and securities convertible into equity securities. At December 31, 1998, the Company had no bank debt and no significant long term debt and was funding operations entirely through cash on hand and operating cash flow.

At December 31, 1998, the Company had submitted claims for additional compensation related to change orders on various projects totaling approximately $15 million. The most significant of these claims relate to the Company's East Dam California Project ($10.8 million), where the Company's Joint Venture was a subcontractor on the Reservoir Project for the Water District of Southern California, and a Department of Energy project in Los Alamos, New Mexico which was completed in 1997 ($2.8 million). The Company, while aggressively pursuing collection of these claims realizes it is possible they will have to compromise some of their claims for additional compensation accepting lesser amounts in favor of a more timely resolution of such claims and the receipt of funds with respect to the same. The claim with respect to the East Dam Project was approved by the general contractor on the project. The general contractor agreed in the first quarter of 1999 to release the $750,000 retainage on the project. During the second quarter of 1999 the company agreed to assign their rights to the claim to the general contractor, based on their inability to fund the legal costs associated with the claim. In consideration of this assignment the general contractor advanced the company $650,000, based on an offer from the owner of $750,000 in settlement of the claim, and also agreed to pay IDM 30% of any settlement they receive from the owner over and above the initial $650,000. The claim with respect to the Los Alamos, New Mexico project was settled during the second quarter of 1999 and the company received $1,000,000 for full settlement of the claim. There can be no certainty as to the amount, if any, which the Company will receive with respect to the claims on change orders and when, if ever, they will receive such amounts.

At December 31, 1998, the Company had a backlog of approximately $8 million of signed services contracts as compared to a backlog of approximately $31 million at December 31, 1997. The largest projects in their backlog at December 31, 1998 were the BNFL, Inc. asset recovery project in Oak Ridge, Tennessee, with an estimated value of services to be performed of $4 million, and the North East Rim East Side Reservoir Project for the Water District of Southern California, with an estimated value of services to be performed of $3 million. The backlog at December 31, 1998 does not include services expected to be rendered in connection with the Company's involvement in the revitalization of the EWN site in Germany. The total German government funding for the EWN project is approximately $3.65 billion. Because of the uncertainty as to the actual start date for services at the EWN site, no estimate can be made as to the value of services expected to be rendered during 1999. The Oak Ridge Project began in March 1998 and the North East Rim Project is expected to begin in May 1999 with both projects scheduled for completion during 1999. However, during September 1999, the Company was terminated from its contract, and subsequently reinstated, for the Oak Ridge Project. The Company has filed a request for arbitration relating to the disputes encountered by the Company in performing their contract and intends to pursue change orders against the contractor.

In addition to existing contracts, the Company continues bidding on, or proposes to bid on, numerous projects in order to replace revenue from projects which were lost or expected to be completed during 1999 and to increase the total dollar volume of projects under contract. The Company anticipates that its efforts to bid on and secure new contracts will focus on projects which can be readily serviced from the regional offices as well as certain large international plant relocation projects and nuclear decommissioning projects which they intend to pursue. Their regional offices, particularly the Oak Ridge Tennessee office, are strategically located in areas having a high concentration of prospective governmental and private remediation sites. While bidding to perform services at such sites is expected to be highly competitive, the Company believes that their existing presence on adjacent projects combined with their proven expertise and resources will allow them to successfully bid on and perform substantial additional projects based out of their regional offices.

In November 1998, the Company, through their wholly-owned subsidiary, IDM Energy Corporation, signed a Protocol of Intention ("POI") with the Ministry for Fuel and Energy ("MFE") of the former Soviet state of Georgia, replacing a previously executed POI, under which the Company will have the right to acquire, design, construct, own and operate electric power facilities in the region.

The initial efforts in the Republic of Georgia have resulted in the acquisition, during the first quarter of 1999, of a controlling interest in Zages, Ltd. ("Zages"). Zages operates a 42 MW hydroelectric power plant pursuant to a lease of that facility from the Georgian government (the "Georgia Power Project"). Zages has entered into an Electricity Sale and Purchase Agreement with Telasi, the electricity distribution company of Tblisi, Georgia, pursuant to which Zages will sell and Telasi will purchase all electricity generated by the plant for a period of six years commencing April 1, 1999. Pursuant to the terms of the acquisition of Zages, the Company made an investment in Zages and are performing a technical examination of the plant. Zages will, in turn attempt to negotiate an extended lease on the plant in an effort to extend the existing five year roll-over lease into a fixed term twenty-five year lease. Depending on the outcome of the technical examination and Zages' efforts to extend the lease on the plant, IDM Foreign Power Incorporated, an indirect majority-owned subsidiary, is required to invest, over the operating life of the plant, up to $9 million of additional funds for rehabilitation and repair of the plant.

While the Company anticipates that entry into the energy production, waste treatment and nuclear facilities decommissioning and site revitalization market will provide significant opportunities for sustainable growth in both revenues and operating profits, entry into those markets requires substantial capital commitments and involves certain risks. Undertaking energy production, waste treatment and nuclear decommissioning projects can be expected to require capital expenditures of as little as several million dollars to hundreds of millions of dollars per project. The Company does not currently have the necessary capital resources to undertake such ventures without third party financing. They anticipate that they will take on equity partners and seek third party debt financing to finance substantial portions of the projects which they expect to undertake. While the Company has been successful in attracting substantial partners in carrying out various phases of the EWN nuclear decommissioning/site revitalization project, they have no commitments from potential partners and financing sources to provide funding for future projects and there is no assurance that such partners and financing sources will be available, or will provide financing on acceptable terms, if and when the Company commence future projects.

With respect to the company's El Salvador energy production project, during the third quarter of 1999 the Company signed a Fee Agreement Memorandum of Understanding for the sale of their Power Purchase Agreement for $475,000, subject to finalizing negotiations and execution of a mutually acceptable Power Purchase Agreement, and is negotiating the sale of the land and permits with two interested parties for approximately $900,000.

Also during October 1999, the Company was notified by the State of New Jersey that their application for a Final Transfer Certificate representing confirmation of the amount of unused Corporation Business Tax Benefits available for sale was approved. The Company expects to receive approximately $1.25 million for the sale of these cumulative net operating losses.

In an effort to deal with these concerns, the Company is presently evaluating the sale or other liquidation of various long-term assets which they believe can provide adequate funding to support future operations. In March of 1999, the Company agreed to accept $300,000 in full settlement of their notes receivable from UPE relating to the sale of their surplus equipment inventory. The settlement, payable $150,000 at closing with $150,000 payable in monthly installments over eight months. In addition to the potential funding sources described above the Company is continuing to evaluate the sale of projects and properties, including properties in Poland and the potential compromise of various claims for additional compensation. The Company believes that their working capital, combined with the expected receipt of funds from the resolution of these change orders and litigation, is sufficient to meet their anticipated needs, other than project financing requirements discussed above, for at least the following twelve months, including the performance of all existing contracts of the Company. However, as there is no assurance as to the timing or amount of the receipt of funds from change orders, litigation or other sources, the Company may be required to seek new bank lines of credit or other financing in order to facilitate the performance of jobs. While the Company are conducting ongoing discussions with various potential lenders with a view to establishing available credit facilities, the Company presently have no commitments from any bank or other lender to provide financing if such financing becomes necessary to support operations. Other than funds provided by operations and the potential receipt of funds from the exercise of outstanding warrants, the Company presently has no sources of financing or commitments to provide financing. However, management believes that the Company will be able to finance its anticipated needs for 1999.

In light of the Company's continued losses sustained during the first three quarters of 1999 and the continued uncertainty effecting operations at the end of the third quarter of 1999, management has evaluated various options outside its traditional businesses to return the Company to profitability and to increase shareholder value. Pursuant to those efforts, in July 1999, the Company entered into a letter of intent, and subsequently a merger agreement, to merge with Fusion Networks, Inc. (see Note 17) in exchange for approximately 26 million shares of common stock. Fusion Networks is a newly formed company which is in the process of building a portal-type web-site with an initial emphasis on Latin America and the Hispanic market in the United States. The proposed merger is subject to a number of conditions including approval of the merger by the shareholders of both the Company and Fusion Networks, receipt by the Company's board of directors of a "fairness opinion" from an investment banking firm, the receipt of all necessary regulatory approvals and the negotiation and execution of definitive documentation. There can be no assurance that the merger will be successfully implemented or that there will not be modifications to the merger terms.

3.  ACQUISITIONS AND INVESTMENTS IN AFFILIATES

Life International Products
---------------------------
On July 11, 1996, effective June 30, 1996, the Company, pursuant to a license agreement entered into between the Company and Life International Products ("Life"), acquired a 10% interest (100,000 shares) in Life for $1,300,000. In addition to acquiring a 10% interest, the Company entered into an exclusive licensing agreement with Life pursuant to which the Company shall market and employ Life's patented environmental remediation technology for long term bioremediation of contaminated ground water throughout North America. On November 3, 1997, the Company invested an additional $375,000 (10,000 shares) in Life to maintain its 10% interest. On April 21, 1998, the Company purchased an additional 8,250 shares for $178,125 from its chief executive officer. The Company has recorded its investment at cost and the investment is presented in the balance sheet classification "Investment in Affiliate, at cost".

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3.   ACQUISITIONS AND INVESTMENTS IN AFFILIATES (continued)

Life International Products (Continued)
---------------------------
Pursuant to such license agreement, the Company agreed to fund the operation and expenses associated with the marketing plan and allocate revenues from such agreement for (1) repayment of Life's cost in connection with manufacturing and
(2) any actual expenses of both the Company and Life regarding the sale and marketing of this technology. The balance (the "Net Revenues") shall be shared between the Company and Life, 20% and 80% respectively, with a minimum net revenue payment of $400,000 due to Life. This agreement, as amended November 1, 1996, provides that Life is to be paid this minimum net revenue relating to and for the period of amendment to October 1, 1998. Subsequent to such time, the Company and Life agree to negotiate in good faith as to future minimum revenues and agreement terms. For the years ended December 31, 1998, 1997 and 1996, no revenues have been recognized.

Global Waste and Energy
-----------------------
On July 19, 1996 the Company, through a newly formed 90% owned subsidiary, Global Waste & Energy, Inc. ("Global Delaware"), a Delaware corporation, entered into an agreement with Enviropower Industries Inc. (formerly Continental Waste Conversion, Inc. ("CWC").) Pursuant to this agreement, Global Delaware acquired, in exchange for a 10% interest in Global Delaware and a loan through a wholly owned subsidiary of Global Delaware of $160,000 (Canadian) or approximately $116,550 (U.S.), the exclusive worldwide rights (excluding Canada) to CWC's proprietary Kocee Gas Generator waste treatment technology that converts municipal solid waste, including tires and plastics, into electrical energy. In addition, the Company committed to loan up to $1,350,000 over a four month period to Global Delaware to carry on this newly acquired waste-to-energy business.

At closing the Company made an initial loan of $600,000 to Global Delaware repayable upon demand with interest at 9.25%. As of December 31, 1998 and 1997 the Company had loaned a total of $3,341,000 and $2,491,000, respectively, to Global Delaware. The consolidated financial statements include results of operations of Global Delaware and its subsidiaries from July 19, 1996, and therefore all intercompany loans and transactions have been eliminated within the consolidated financial statements of the Company.

In conjunction with the July 19, 1996 agreement, Global Delaware formed a wholly owned Alberta, Canada subsidiary, Global Waste & Energy, Inc. ("Global Alberta") and through this company acquired from CWC through assignment the rights, title and interest of certain contracts and agreements and two inactive corporations domiciled in El Salvador and East Asia. These companies were acquired to market and develop systems relating to the disposal of domestic, industrial and agricultural waste and generation of electrical energy by means of gas generator technology.

On October 18, 1996, Global Alberta entered into a subscription agreement with a minority investor, pursuant to which the minority investor had committed to purchase a 45% interest in the El Salvador corporation for approximately $1,000,000 U.S. As of December 31, 1996, $258,621 had been received from the minority investor. During 1997 the Company repurchased from this investor their 45% equity interest for their initial investment of $258,621 and a cancellation of the stock subscription receivable.

As further discussed in Note 11, CWC has filed a claim against the Company disputing the agreements. On March 20, 1998 Enviropower Industries Inc. filed an assignment in bankruptcy. As a result, the Company wrote off the $116,550 loan as of December 31, 1997.

Construction Joint Ventures
---------------------------
During 1996 and 1997, the Company entered into joint venture agreements for the purposes of completing construction related projects, the Company's share of the joint ventures revenues are anticipated to total approximately $20,225,000, specifically for work to be performed on the Eastside Reservoir Project for the Water District of Southern California and building decommissioning and equipment removal at IBM Microelectronics Hudson Valley Research Park, East Fishkill, N.Y.

These joint ventures, in which the Company holds equity interests of 49% and 50%, respectively, are accounted for using the equity method of accounting for balance sheet presentation and are presented in the balance sheet classification "Investments in and Advances to Unconsolidated Affiliates". The Company has included their proportionate share of revenues and expenses related to these joint ventures within its statement of operations for the years ended December 31, 1998, 1997 and 1996. Included in contract income and direct job costs for each of the years ended are approximately $5,118,000 and $6,433,000, $3,304,000 and $3,040,000, $0 and $0, respectively.

                    DM ENVIRONMENTAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


3.   ACQUISITIONS AND INVESTMENTS IN AFFILIATES (continued)

Seven Star International Holdings, Inc.
---------------------------------------
In January of 1998, the Company made a $300,000 payment representing their one half share of the capital of Seven Star. Seven Star is a joint venture between the Company and Jin Xin and is incorporated in the British Virgin Islands. Seven Star has entered into a license agreement with Life for the right to process, produce, promote and sell Life products in the Peoples Republic of China
(including Hong Kong), Taiwan, Indonesia and Singapore, and elsewhere in southeast Asia. The license agreement requires a minimum royalty of $400,000 for the first year which was paid upon execution of the license agreement.

Kortman Polonia
---------------
In November of 1998, the Company paid $600,000 to acquire a 49% interest in Kortman Polonia, a Polish company with substantial real estate holdings. Kortman Polonia has initiated discussions with various real estate developers and major U.S. retailers with respect to the sale of various real estate tracts and the development and leasing of the remaining tracts.

The Company did not recognize any revenues from Seven Star or Kortman Polonia during 1998.

4.   ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                    December 31,
                                               1998               1997
         Trade accounts receivable        $                  $
                                               3,072,951          4,594,408
         Allowance for doubtful accounts       (500,000)          (500,000)
                                          ---------------    ---------------
                                          $                  $
                                               2,572,951          4,094,408
                                          ===============    ===============

5.   NOTES RECEIVABLE

On September 29, 1995, the Company entered into two agreements for the sale of equipment inventory with Universal Process Equipment, Inc. and their affiliate, Bethlehem Corporation (collectively "UPE"), a non-public company with principle operations in North America, and one of the world's largest marketers of new and processed equipment. Pursuant to the terms of such agreements, the Company sold substantially all of its glass lined equipment and process equipment for an aggregate minimum consideration of $4 million. The purchase price of such equipment was payable from one third of the net sales proceeds of such equipment received by UPE. The unpaid portion of the purchase price of such equipment shall bear interest at the average LIBOR base rate over the previous twelve month period and any amounts not previously paid under the agreement shall be payable in full on September 29, 2000. At December 31, 1996 the average twelve month rate was 5.53%. At December 31, 1998 and 1997, $3,134,815 and $3,211,155,
respectively, was outstanding (including interest). During the fourth quarters of 1998, 1997 and 1996 management provided $1,004,815, $1,200,000 and $630,000 reserves against the outstanding balance. In March of 1999, the Company agreed to accept $300,000 in full settlement of the note receivable from UPE. The settlement is payable $150,000 at closing with the balance payable in monthly installments over eight months.

On June 7, 1996, the Company loaned $250,000 to Solucorp Industries, Ltd. ("Solucorp"), an environmental company with which the Company had entered into a September 7, 1995 Joint Marketing and Operation Agreement relating to the cross marketing of Solucorp's soil remediation process and the Company's products and services. The note executed June 7, 1996 (and further amended October 4, 1996), is secured by shares of Solucorp's common stock. The terms of the note as amended required the repayment of principal with interest at 10.25% per annum in eleven consecutive monthly payments of $22,448 commencing November 1, 1996, with an initial payment of $23,202 due upon the signing of the amended agreement. During November 1998, the Company liquidated the collateral and applied the proceeds of $41,607 against the note. At December 31, 1998 and 1997, $167,198 and $216,457, respectively, remained outstanding (including interest) and is included within the current portion of Note Receivable net of a $100,000 allowance for uncollectablility.

Because of the unsatisfactory performance of these notes, the Company recognized no interest income on them during 1998. Total interest income earned from these notes for the years ended December 31, 1998, 1997 and 1996 was $0, $107,879,and $184,394, respectively.

6.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Information with respect to the billing status of uncompleted contracts is as follows:

                                                              December 31,
                                                         1998            1997
                                                        ------          ------
         Costs incurred on uncompleted contracts    $14,617,961     $ 10,108,306
         Estimated earnings (loss)                     (389,867)       2,331,313
                                                    ------------  --------------
                                                      14,228,094      12,439,619
         Less:  Billings to date                      12,327,758      12,070,400
                                                    ------------  --------------
                                                    $  1,900,336    $    369,219
                                                    ============  ==============

Included in the accompanying balance sheets under the following captions:


                                                                          December 31,
                                                                     1998            1997
                                                                    ------          -------

         Costs and estimated earnings in excess of billings     $ 1,900,336    $    455,823
         Billings in excess of costs and estimated earnings               -        (86,604)
                                                                ------------   -------------
                                                                $ 1,900,336    $   369,219
                                                                ============   =============

7.  INVENTORY

Inventory consists of the following:

                                                       December 31,
                                                  1998               1997
                                                 ------             -------
         Purchased equipment ready for sale  $                  $
                                                    582,517            582,517
                                             ===============    ===============

The profitability of the Company's surplus equipment and scrap sales may be impacted in the future by potential inventory related uncertainties. Further, because of the Company's practice of acquiring surplus equipment from customers in connection with the performance of jobs and because of the expense of relocating and storing such items, many inventory items are held pursuant to joint venture arrangements at the joint venture partner's site pending the sale of such items.

During the fourth quarter of 1997 and 1996, management provided write-downs against the Company's inventory of surplus power generating equipment of $600,000 and $300,000, respectively. Management believes the write-downs were necessary due to the lack of sales activity and delays in the utilization of this equipment within projects currently being negotiated by the Company.

8.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                                                         December 31,
                                                                    1998               1997
                                                                   ------             -------

         Land                                                  $                               $
                                                                      475,023                  -
         Office equipment                                             418,784            403,846
         Furniture and fixtures                                       437,803            494,117
         Leasehold improvements                                     1,018,885          1,018,885
         Transportation equipment                                     823,866            778,011
         Job equipment                                              4,898,064          4,872,313
         Land Improvements                                            131,968            131,968
                                                               ---------------    ---------------
                                                                    8,204,393          7,699,140
         Less:  Accumulated depreciation and amortization           5,070,989          4,422,024
                                                               ---------------    ---------------
                                                                   $3,133,404     $    3,277,116
                                                               ===============    ===============



Depreciation and amortization expense is reflected in direct job cost and in operating expenses including general and administrative expenses. Depreciation and amortization expense for the years ended December 31, 1998, 1997 and 1996 was $661,469, $713,717 and $668,227, respectively.

For the years ended December 31, 1998, 1997 and 1996, $156,608, $148,526 and $0,
respectively, of total depreciation and amortization expense was reflected in job costs.

9.  LONG-TERM DEBT

7% Convertible Notes, Due September 1997
----------------------------------------
During the quarter ended September 30, 1995, the Company completed a $5,000,000 private placement offering of 7% convertible notes pursuant to Regulation S under the Securities Act of 1933, as amended. The notes were due September 15, 1997. The holders of the notes were entitled, at their option, to convert on or after November 15, 1995 one third of the original principal amount of the notes into shares of common stock of the Company at a conversion price for each share equal to the lessor of the closing bid price of the common stock on September 15, 1995 ($50.00) or 82% of the market price of the common stock at the date of conversion. The remaining two thirds of the principal amount of notes could be converted on the same terms, one third after December 15, 1995 and one third after January 15, 1996, respectively. In the event the notes were converted within one year of their issuance, no interest was payable on the converted portion of such shares. As of December 31, 1997, all the notes had been converted into 159,727 shares of the Company's common stock.

Due to the lack of a fixed conversion price or other mechanism to limit the total number of shares exercisable upon conversion of the debt, an inadvertent violation of the rules applicable to NASDAQ National Market Securities was determined to have occurred during the first quarter of 1996. To remedy such problem, the Company imposed a cap on conversions which could not be exceeded unless the shareholders of the Company first approved the issuance of shares on conversion in an aggregate amount exceeding 20% of the outstanding shares on the date of the convertible note issuances. Consequently, the balance of the Convertible Notes outstanding at March 31, 1996 amounting to $1,750,000 were subject to a cap on conversions imposed by the Company to assure compliance with NASDAQ rules. The Company submitted a proposal to its shareholders at its 1996 annual shareholders meeting to permit the conversion of the remaining Convertible Notes. The proposal was approved and the remaining Notes became convertible with the conversion price being reduced from 82% of the closing bid price to 80% of such price and all interest accrued on such Convertible Notes being payable in shares of common stock.

In connection with the issuance of the convertible notes, the Company paid total offering costs of approximately $815,000. Such costs were capitalized as deferred issuance costs and were amortized over the term of the notes. To the extent the notes were converted, all or an allocable portion of such costs were charged against paid in capital net of tax effect. As of December 31, 1996, $201,775 was amortized and $613,225 of unamortized deferred issuance costs and $103,668 in accrued interest (net of the tax effect of $69,117) was charged (credited) to paid in capital in connection with the conversion of the $5,000,000 of convertible notes.

7% Convertible Notes, Due January 1999
--------------------------------------
On August 13, 1997, the Company completed a private placement of $3,025,000 of 7% Convertible Notes (the "Convertible Notes") and 267,500 three year Warrants (the "Three Year Warrants").

The Convertible Notes are convertible into common stock at the lesser of (i) $27.50 per share or (ii) 75% of the average closing bid price of the common stock during the five trading days prior to conversion. The Three Year Warrants are exercisable for a three year period at the lesser of $30.00 per share or the lowest conversion price of the Convertible Notes. Conversion of the Convertible Notes and exercise of the Three Year Warrants was subject to the issuance of a maximum of 199,713 shares of common stock on conversion unless the shareholders of the Company approved issuance beyond that level upon conversion. Shareholder approval of issuance beyond 199,713 shares was received on November 4, 1997. Further, the Company had the right, upon notice to the holders, to redeem any Convertible Notes submitted for conversion at a price of $27.50 or less at 125% of the principal amount of such Convertible Notes. The Convertible Notes pay interest at 7% payable quarterly and on conversion or at redemption in cash or common stock, at the Company's option. In the event that a registration statement covering the shares underlying the Convertible Notes has not been declared effective within 90 days or 180 days after the issuance of the Convertible Notes, the interest rate on the Convertible Notes was to be increased to 18% and 24%, respectively, from those dates until such registration statement became effective. As a registration was not declared effective within the 90 days required under the terms of the agreement, the company incurred $46,215 in additional interest. On January 8, 1998 the registration was declared effective and during the first quarter of 1998 all outstanding notes were converted.

--------------------------------------
The difference between the market price of the Company's common stock, the discounted beneficial conversion feature and the fair market value of the granted warrants totaled $4,818,750 and is being accounted for as additional interest reflected in debt discount and paid-in-capital. The debt discount has been calculated as the fixed discount from the market at the date of sale based upon the common stock's trading price of $40.00 per share on August 13, 1997. This interest is being amortized over the three year life of the debt. During 1998 and 1997, $4,205,886 and $612,864 has been amortized and recorded as interest expense.

 Long-term debt consists of the following:

                                                                                                        December 31,
                                                                                                    1998            1997
                                                                                                   ------          -------

Debentures:
  7% convertible notes, due January 1999                                                        $          -     $3,025,000
Stockholder Loan:
  Demand note payable in connection with locking in an amended warrant exercise price,
     convertible into common stock                                                                   265,122              -
Notes Payable:
  Note, payable in monthly installments of $1,207 including
    interest at approximately 8.25% per annum through September 2000, secured by equipment            28,971         42,249
  Note, payable in monthly installments of $547 including interest
    at approximately 11.9% per annum through February 1998, secured by equipment                           -            912
  Note, payable in monthly installments of $1,082 including interest at approximately
    24% per annum through April, 2001, secured by equipment                                           22,673         28,730
  Note, payable in monthly installments of $793 including interest at approximately 10.2%
     per annum through February 2000, secured by equipment                                             9,409         16,803
Capital Lease Obligations:
  Capital lease, payable in monthly installments of $3,569 including interest approximately
    11.15% per annum through May 2000, secured by equipment                                           76,350        109,070
  Capital lease, payable in monthly installments of $1,508 including interest approximately
    11.4% per annum through September 1998, secured by equipment                                           -         12,080
  Capital lease, payable in monthly installments of $35,513 including interest at approximately
     10.7% per annum through March 1999, secured by equipment                                        127,285        471,631
  Capital lease, payable in monthly installments of $6,614 including interest at approximately
     10.7% per annum through October 1999, secured by equipment                                       53,369        118,604
  Capital lease, payable in monthly installments of $7,398 including interest at approximately
     10.7% per annum through October 1999, secured by equipment                                      104,159              -
                                                                                                -------------  -------------
                                                                                                     687,338      3,825,079
Less:  Current portion                                                                               622,794      3,566,393
                                                                                                -------------  -------------
                                                                                                $              $
                                                                                                      64,544        258,686
                                                                                                =============  =============

At December 31, 1998, maturities of long-term debt (including capital lease obligations) are as follows:

                                               1999     $      622,794
                                               2000             59,520
                                               2001              5,024
                                               2002                  -
                                                        --------------
                                                        $
                                                               687,338
                                                        ===============

10.  PROVISION (CREDIT) FOR INCOME TAXES

Provision (Credit) for income taxes is as follows:


                                                            Years Ended December 31,
                                                    1998              1997               1996
                                                   ------            -----              -------

                               Current:
                                  Federal                   $                 $     $
                                                            -                 -                  -
                                  State                     -                 -                  -
                                  Foreign                   -                 -                  -
                                               ---------------   ---------------    --------------
                                                            -                 -                  -
                                               ---------------   ---------------    --------------
                               Deferred:
                                  Federal           3,870,000       (1,906,000)        (1,530,000)
                                  State               300,000           230,000          (205,000)
                                  Foreign                   -           115,000          (115,000)
                                               ---------------   ---------------    --------------
                                                    4,170,000       (1,561,000)        (1,850,000)
                                               ---------------   ---------------    --------------
                                               $                 $                  $
                                                    4,170,000       (1,561,000)        (1,850,000)
                                               ===============   ===============    ==============


A reconciliation between income tax expense (benefit) shown in the statement of operations and expected income tax expense (benefit) using statutory federal income tax rates applicable to the Company is as follows:


                                                               Years Ended December 31,
                                                         1998            1997             1996
                                                        ------          ------           -------
                                                        Amount          Amount           Amount

         Taxes at Statutory rate                    $               $                $
                                                       (6,206,000)     (3,910,000)      (3,739,000)
         State taxes net of federal tax effect           (607,000)       (480,500)        (551,000)
         Foreign tax loss carryforward                     415,000         390,500          291,000
         Non-deductible items                            1,430,000        (40,300)         (26,100)
         Increase in valuation allowance                 9,138,000       2,479,300        2,175,100
                                                    --------------- ---------------  ---------------
                                                    $               $                $
                                                         4,170,000     (1,561,000)      (1,850,000)
                                                    =============== ===============  ===============

Certain items of income and expense are recognized in different years for financial reporting and income tax purposes. Deferred income taxes are provided in recognition of these temporary differences. The components of these deferred income tax assets are as follows:


                                                                           December 31,
                                                                 1998          1997               1996
                                                                ------        ------             -------

         Deferred Tax Assets:
           Current:
             Accounts and notes receivable allowances   $                 $                  $
                                                             1,369,000         1,028,800            351,000
             Inventory allowance                               378,000           401,000            146,700
             Consultant expense                                860,000           110,100             44,500
             Net operating loss carryforward                12,987,000         9,135,400          5,143,900
             Less: Valuation allowance                    (15,334,000)       (6,357,000)        (2,945,800)
                                                        ---------------   ---------------    --------------
                                                               260,000         4,318,300          2,740,300
           Non-current:
             Fixed assets                                    (260,000)         (148,300)          (131,300)
                                                        ---------------   ---------------    --------------
         Total deferred tax assets                      $            0    $   4,170,000       $   2,609,000
                                                        ===============   ===============    ==============


At December 31, 1998 the Company had net operating loss carryforwards for federal income tax purposes of approximately $30,000,000, of which approximately $2,300,000 expires in the year 2010, $9,100,000 in the year 2011, $8,600,000 in the year 2012, and the balance of $10,000,000 in the following year. In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible and the net operating losses can be carried forward. In determining such projected future taxable income, management has considered the Company's historical results of operations, the current economic environment within the Company's core industries and future business activities which the company has positioned itself. At December 31, 1998, in view of the Company's substantial losses over the past several years and uncertainties regarding future operations, the Company's valuation allowance is equal to their deferred tax assets, net of deferred tax liabilities. The increase in the valuation allowance resulted in a tax provision of $4,170,000.

11.  COMMITMENTS AND CONTINGENCIES

Employment Contracts and Agreements
-----------------------------------
On February 1, 1996, and effective  January 1, 1996,  Joel A. Freedman and Frank
A. Falco each entered into employment agreements, superseding their prior employment agreements, with the Company on substantially identical terms. Pursuant to such agreements, Mr. Freedman and Mr. Falco each receive (i) a base salary of $250,000 per year plus 2% of operating profits; (ii) bonuses as determined by the Board of Directors; and (iii) participation in any employee benefit plans and fringe benefit arrangements generally available to the Company's employees. For purposes of computing the salary of Messrs. Freedman and Falco, operating profits are defined as net income from operations before deduction of interest expense, income taxes, depreciation and amortization and other non-cash charges to income.

-----------------------------------
In addition to their cash compensation, Messrs. Freedman and Falco will receive certain bonuses in the form of common stock of the Company (the "Stock Bonus") if the Company meets certain earnings criteria. Pursuant to such Stock Bonus arrangements, the Company will issue stock to Messrs. Freedman and Falco in an aggregate amount of up to 15% of the total issued and outstanding shares of common stock of the Company as measured at the time(s) of issuance. The criteria for issuing such shares is as follows: (i) if pre-tax net income for any one of the years from 1994 to 2005 equals or exceeds $2,500,000, shares in an amount equal to 5% of total issued and outstanding common stock of the Company shall be issued; (ii) if pre tax net income for any one of the years from 1994 to 2005 equals or exceeds $3,500,000, shares equal to 5% of total issued and outstanding common stock of the company shall be issued; and (iii) if pre-tax net income for any one of the years from 1994 to 2005 equals or exceeds $6,000,000, shares equal to 5% of total issued and outstanding common stock of the Company shall be issued. For purposes of determining satisfaction of the above criteria, each of the criteria may only be satisfied in one of the measuring years but two or more of such criteria may be satisfied in the same year (e.g. pre-tax earnings of $6 million in any one year will satisfy each of the three criteria thus resulting in the issuance of the full 15%, but pre-tax earnings of $2.5 million in each of the years will only satisfy the first criteria for one year thus resulting in the issuance of only 5% of the possible 15%). Pre-tax net income for each year shall be determined, and the right to receive shares shall vest, on April 30 following each fiscal year. In computing pre-tax net income for purposes of determining whether the above criteria has been satisfied, any charges to earnings arising solely as a result of the issuance of shares pursuant to the stock bonus arrangement shall be excluded.

Effective September 1, 1997 and February 18, 1998, the employment agreements of Messrs. Freedman and Falco were amended. Pursuant to such agreements, effective September 1, 1997, Mr. Freedman and Mr. Falco each receive (i) a base salary of $480,000 per year plus 2% of net operating profits; (ii) bonuses as determined by the Board of Directors; (iii) participation in any employee benefit plans and fringe benefit arrangements generally available to the Company's employees; and
(iv) an entertainment expense allowance of $45,000 per year. For purposes of computing the salary of Messrs. Freedman and Falco, operating profits are defined as net income from operations before deduction of interest expense, income taxes, depreciation and amortization and other non-cash charges to income. Pursuant to the February 18, 1998 amendment to their employment agreements, Messrs. Freedman and Falco were each granted 225,000 stock options exercisable at $6.75 per share, as amended, and expiring February 17, 2003. The Company obtained a fairness opinion and valuation report from independent sources that estimated the fair market value for each of these options to be $7,017,750 at the date of grant using the Black-Scholes value option pricing model. Exercise of the options is not permitted until the closing bid price of the Company's common stock equals or exceeds 120% of the applicable option price in existence prior to December 11, 1998.

Pursuant to the September 1997 and February 1998 amendments to the employment agreements of Messrs. Freedman and Falco, the previously existing draw schedule and stock bonus provisions were eliminated from the employment agreements.

For the years ended December 31, 1998, 1997 and 1996 the compensation expense for the two officers, including board approved bonuses, was $480,000, $480,000 and $507,750 each, respectively. For 1996, the board approved bonuses to be paid to Mr. Freedman and Mr. Falco to increase their minimum guaranteed cash compensation to $480,000 each.

The employment agreements prohibit Mr. Freedman and Mr. Falco from competing, directly or indirectly, with the Company or disclosing confidential matters with respect to the Company for two years after termination of employment. Each of such agreements expires on March 31, 2005 and are thereafter automatically extended for one-year periods unless there is a notice of termination from either the Company or the employee.

-----------------------------------
In the event of their disability, Messrs. Freedman and Falco are entitled to continue their full salary at the date of disability for a period of one year after which time the Company may terminate the employment of such disabled employee without further compensation. In the event of death during the term of employment, the estate of Mr. Freedman and Mr. Falco, as appropriate, shall be entitled to three months salary. In the event of the termination of Mr. Freedman's or Mr. Falco's employment within one year of the occurrence of various change in control events, or in the event of termination of their employment by the Company for any reason other than death or disability, the Company must pay or provide to Mr. Freedman and/or Mr. Falco, as appropriate;
(i) a lump sum payment equal to 2.99 times his average annual gross income from the company for the five tax year period ending before the date of such termination; (ii) a lump sum payment equal to three times the value of all "in-the-money" stock options held by such persons at the date of termination; and (iii) continued participation in all employee benefit programs for a period of three years, provided that the employee may, at his election, receive a lump sum cash payment equal to the value of such benefits in lieu of continued participation in such benefit plans. Additionally, in the event of a change in control during the term of their contracts, Messrs. Freedman and Falco will be deemed to have earned in full the Stock Bonuses provided for in their employment contracts. As used in the employment agreements of Messrs. Freedman and Falco, a "change in control" is defined to be (i) the acquisition of 15% of the Company's common stock; (ii) a change in majority composition of the Board of Directors within any two year period; or (iii) a failure to elect either of such employees to the Board when such employee is standing for election; provided, however, that such events shall not constitute a change in control if a majority of the Directors immediately prior to such "change in control" approve the transaction or event otherwise constituting a "change of control."

On July 19, 1996, Global Alberta entered into employment agreements with the two principle officers of Global Alberta for terms through June 30, 1999. Pursuant to such agreement, the two officers each are to receive an annual salary of $240,000 (Canadian) through the term of the agreement. The annual salary in U.S. dollars is approximately $168,000.

On February 11, 1996, the Company entered into agreements with its executive employees pursuant to which such employees have agreed to maintain the confidentiality of certain information and have agreed to not compete with the Company within 250 miles of the Company's principal places of business for a period of three years following the termination of such persons' employment with the Company. Additionally, the Company has entered into agreements with each of its executive officers, other than Messrs. Freedman and Falco, which provide that such officers shall be entitled to (i) a lump sum payment equal to 2.99 times his average annual gross income from the company for the three tax-year period ending before the date of such termination; (ii) a lump sum payment equal to three times the value of all "in-the-money" stock options held by such persons at the date of termination; and (iii) continued participation in all employee benefit plans or programs for a period of three years, provided that the employee may, at his election, receive a lump sum cash payment equal to the value of such benefits in lieu of continued participation in such benefit plans.

For purposes of such agreements, a change in control is defined in the same manner as in the employment agreements of Messrs. Freedman and Falco, except that failure of either Mr. Freedman or Mr. Falco to be elected when standing for election as a director shall not constitute a "change in control" for purposes thereof.

In addition to the foregoing employment and change of control arrangements, the Company's 1993 and 1995 Stock Option Plans provide that all outstanding options shall become fully vested and exercisable in the event of a change in control.

Litigation
----------
The Company is periodically subject to lawsuits and administrative proceedings arising in the ordinary course of business. Management believes that no pending lawsuits or administrative proceeding is likely to have a material adverse effect on the condition or results of operations of the Company.

On August 15, 1996, the U.S. Department of Labor, Occupational Safety and Health Administration ("OSHA") issued wilful citations and notification of penalty in the amount of $147,000 on the Company in connection with the accidental death of an employee of one of the Company's subcontractors on the United Illuminating Steel Point Project job site in Bridgeport,

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

11.  COMMITMENTS AND CONTINGENCIES (continued)

Litigation (continued)
----------
Connecticut. A complaint was filed against the Company by the Secretary of Labor, United States Department of Labor on September 30, 1996. A hearing was conducted in the matter in April 1997. In June 1998, the Company received a copy of the written decision filed by OSHA's Review Commission. The Commission vacated the first alleged wilful citation, but affirmed each of the second and third wilful citations, imposing a penalty in the amount of $70,000 for each citation. The Company strongly objects to the Commission's finding on the basis that it cannot be sustained as matters of fact or law and has filed a timely Notice of Appeal with the OSHA Review Commission for Discretionary Review, which body has accepted jurisdiction of the matter on administrative appeal. The Company is contesting the Citations and Notification of Penalty.

Also in connection with this accidental death, the employee's estate filed a complaint for wrongful death against the subcontractor and the Company on February 11, 1997. The estate seeks damages in the amount of $45 million. The Company is being defended by the subcontractor's insurance carrier pursuant to the subcontractor's obligation to defend and indemnify the Company with respect to the actions of its (subcontractor's) employees and agents. The Company will be fully indemnified for any liability, if any, for any potential judgement or settlement in this matter by the subcontractors carrier and, if necessary by its own general liability insurance carrier and, therefore, the action is not expected to have any material effect on the Company's consolidated financial statements.

In November of 1996, a shareholder filed a class action lawsuit against the Company and certain directors and officers of the Company. The suit, filed in the Superior Court of New Jersey, Middlesex County, as subsequently amended in June 1997, alleged that the Company disseminated false and misleading financial information to the investing public between March 8, 1996 and November 18, 1996 and sought damages in an unspecified amount to compensate investors who purchased the Company's securities between the indicated dates, as well as the disgorgement of profits allegedly received by some of the individual defendants from sales of common stock during that period. A written settlement agreement was executed by plaintiff's counsel on behalf of the class and was approved by the court. The matter was settled and finally resolved with the payment of $1,125,000 to the class. The entire settlement sum was paid by the Company's director's and officer's ("D&O") insurance policy carrier pursuant to the obligations owed by the carrier under the Company's existing D&O policy. The settlement covered the class period March 8, 1996 to June 5, 1997. The settlement, as expressly reflected in the settlement documents, has been made as a business accommodation only, and neither the Company, nor any director, officer or employee of the Company has admitted or will admit any wrong doing of any kind. With the closing of the settlement, the action was dismissed with prejudice and the Company and each of the individuals who have been named as defendants were released from any and all claims for the entire class period.

On April 1, 1997, Enviropower Industries Inc., formerly Continental Waste Conversion Inc. ("Enviropower"), commenced an action in court in Calgary, Alberta against IDM Environmental Corp. and it's subsidiaries, Global Waste & Energy Inc., formerly Continental Waste Conversion International, Inc., a Delaware Corporation ("Global Delaware"), Global Waste and Energy, Inc., formerly Continental Waste Conversion International Inc., an Alberta Corporation ("Global Alberta") together with two former officers and directors of Enviropower who were then subsequently employed by Global Alberta. The action arose from the agreements entered into between Enviropower and IDM on or about July 19, 1996 (the "Agreements"), which provided, among other things, for the grant to Global Alberta of Enviropower's right, title and interest in certain worldwide marketing and sales agreements and to an exclusive, irrevocable license granted to Global Delaware to market and use certain technology outside Canada in connection with the environmentally safe conversion of certain domestic industrial and agricultural solid waste into energy (the "Technology"). Enviropower sought to set aside the Agreements on the alleged basis that its shareholders did not approve the transaction. In addition, Enviropower claimed damages for loss of its right to market and use the Technology outside of Canada resulting in an alleged estimated loss of $30 million. Enviropower also sought indemnification for liabilities allegedly incurred by Global Alberta in the name of Enviropower in the amount of $363,000, a declaration that all profits, interest and benefits arising from the Agreements be paid to Enviropower, punitive damages of $1 million, costs and interest plus such further and other relief as is more particularly set out in the Statement of Claim. In June of 1997, the Company filed a separate cause of action against Enviropower seeking injunctive relief against Enviropower, seeking to enforce the agreements with Enviropower and to collect amounts owed to the Company by Enviropower. On September 19, 1997, the Company was awarded an interim injunction against Enviropower recognizing it's exclusive rights to the licensed technology throughout the pendency of the action and until further order of the court. Enviropower has since filed for protection under Canadian bankruptcy laws, staying all proceedings between the Company and Enviropower. On or about January 13, 1999 the Company entered into a comprehensive settlement of the matter with the bankruptcy Trustee. Among other things, the settlement provided for the entry of a Permanent Injunction in favor of the Company which, in essence, recognizes the Company's exclusive rights to the Technology and the validity of the Agreements that were at issue in the litigation.

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

11.  COMMITMENTS AND CONTINGENCIES (continued)

Litigation (continued)
----------
In July of 1998, Kasterka Vrtriebs GmbH ("Kasterka") filed a cause of action suit against the Company, it's subsidiary, Global Waste & Energy and certain affiliates and officers in the Court of Queen's Bench of Alberta, Judicial District of Calgary. The plaintiff alleges that the Company and it's affiliates breached a marketing agreement that had been entered into between Kasterka and Enviropower. Kasterka also alleges that the defendants failed to supply the required plans and specifications relating to the gasification technology originally developed by Enviropower and that, as a result, Kasterka was unable to manufacture and market gasification units in the territories designated in the marketing agreement. Kasterka asserts a variety of claims for damages in the aggregate amount of approximately $42 million. The Company believes the suit is without merit and intends to vigorously contest the cause of action.

In September of 1998, Balerna Concrete Corporation ("Balerna") filed a cause of action against the Company in the United States District Court of Massachusetts. The plaintiff alleges that the Company, and others, engaged in a pattern of illegal conduct to divert funds from Balerna through the operation of a concrete finishing business. Balerna has asserted various claims under RICO, common law fraud, conversion, breach of contract and other basis seeking damages in an amount expected to exceed $450,000. The Company believes the suit is without merit and intends to vigorously contest the cause of action.

Operating Leases
----------------
The Company currently leases its office and warehouse facilities from L&G Associates ("L&G"), a related partnership owned by the principal shareholders of the Company, as further discussed in Note 13, Related Parties. The Company has also entered into leases for other facilities outside of New Jersey under operating lease agreements with terms ranging from two to five years.

A schedule of the future minimum payments under operating leases is as follows:

                               Related             Other
   Year ending December 31,     Party            Operating
   ------------------------    --------          ---------
   1999                        295,032            183,986
   2000                        295,032            177,018
   2001                        295,032            123,237
   2002                        295,032                  -
   2003                        295,032                  -
   Thereafter                2,360,256                  -
                            -----------           -------
                           $ 3,835,416            484,241
                            ===========           =======

As further discussed in Note 13, the Company incurred renovation and construction costs at their New Jersey facility which premises are leased from a related party. The cost of these improvements, totaling approximately $448,000, by agreement entered into in 1994 and amended May 16, 1996, are being charged over fifteen (15) years, through May 31, 2011, in lieu of lease payments. The cost allocation is reflected as amortization at a rate equal to the lease terms.

Year 2000 Compliance
--------------------
As has been widely reported, many computer systems process dates based on two digits for the year of a transaction and are unable to process dates in the year 2000 and beyond. The Company primarily uses licensed software products in its operations with a significant portion of processes and transactions centralized in one particular software package. During 1999, management plans to upgrade to the most current version of this software package which, among other things, is Year 2000 compliant. In addition the Company has previously replaced or modified other systems that were not Year 2000 compliant. These systems have been assessed, and detailed plans have been developed and are being implemented to make the necessary modifications to insure year 2000 compliance. The financial impact of making the required system changes for year 2000 compliance are not expected to have a material effect on the Company's financial statements.

The Company is continuing its process of formal communication with all of its significant suppliers and customers to determine the extent to which the Company is vulnerable to potential third parties failure to remediate their own year 2000 issued. The Company can give no guarantee that the systems of other companies on which the Company's systems rely will be remedied for the year 2000 issues on time or that a failure to remedy the problem by another company would not have a material adverse effect on the Company.

Other
-----
The Company is contingently liable to sureties under general indemnity agreements. The Company agrees to indemnify the sureties for any payments made on contracts of suretyship, guaranty or indemnity. The Company believes that all contingent liabilities will be satisfied by their performance on the specific bonded contracts involved.

12.  RETIREMENT SAVINGS PLAN

In July of 1992, the Company amended an existing profit sharing plan to convert such plan to a retirement savings plan (the "401(k) Plan") under section 401(k) of the Internal Revenue Code. The 401(k) Plan generally covers all employees of the Company who have completed two years of service with the Company. Employees may elect to defer, in the form of contributions to the 401(k) Plan, up to 15% of their annual compensation, subject to the federal maximum limit. The Company may, at its own discretion, contribute to the plan. The Company did not contribute to the 401(k) Plan during the years ended December 31, 1998, 1997 and 1996.

13.  RELATED PARTIES

Officer Loans and Advances
--------------------------
From time to time the Company has made loans and advances to the two principal shareholders, directors and officers of the Company.

On September 1, 1995, Joel Freedman, the President and Chief Executive Officer of the Company, surrendered to the Company 3,662 shares of his common stock of the Company at $52.50 per share, the average closing market price for the previous month, as payment in full of loans from the Company in the amount of $192,260. Such shares have been canceled.

At December 31, 1995, the Company had a receivable due from Frank Falco, chairman of the Board of Directors and Chief Operating Officer of the Company, of $552,479 including interest at 7% per annum. On April 1, 1996, Mr. Falco surrendered to the Company 9,221 shares of his common stock of the Company at $72.72 per share, the average closing market price for the previous month, as payment in full of loans from the Company in the amount of $670,580, the then current balance. Such shares have been canceled.

At December 31, 1997, the company had receivables due from Mr. Freedman and Mr. Falco for $7,965 and $361,576, respectively, including interest at 7% per annum, which were repaid during 1998.

--------------------------
During 1998, Frank Falco, Chairman of the Board of Directors and Chief Operating Officer of the Company, paid the Company $490,000, which represented payment in full of all amounts due from officers to the Company.

During 1998, the Company purchased 8,250 shares of common stock of Life International Products, Inc. from Joel Freedman for $178,125, Mr. Freedman's cost basis in those shares.

Leases
------
The Company leases its offices and yard storage facilities from L & G Associates, a related partnership owned by the principal stockholders of the Company.

On March 1, 1993, the Company entered into a five year lease agreement on such property, which includes two additional parcels of land. Pursuant to such lease, the Company will pay base rent of $270,000 annually subject to annual adjustments based on the consumer price index, plus costs of maintenance, insurance and taxes.

In 1994, the Company and L&G Associates ("L&G") entered into an agreement regarding the construction and/or renovation of expanded facilities on the premises presently leased by the Company from L&G and the renovation and leasing of an adjoining property. The expanded facilities were needed to support current operations and anticipated future growth. The Board of Directors formed the Building Committee to review the terms and fairness of such proposed expansion. In November of 1994, the parties agreed in principal with respect to the terms of the proposed expansion and the Building Committee determined that such expansion met the Company's needs and was on terms which were fair to the Company. Based on such agreement and determination, the Company in November of 1994 commenced renovation and construction on such sites of which one facility, office space (7,600 square feet), was completed during the third quarter of 1995, and the second facility, warehouse space (5,700 square feet), was completed during the third quarter of 1996. Renovation of such office space by the company at an approximate cost of $303,000 constitutes payment in full of rent for the initial term of the lease of such office space. The Company shall also be responsible for all taxes, utilities, insurance and other costs of occupying the office space during the initial term. Construction of such warehouse space by the Company at an estimated cost of $145,000 constitutes payment in full of rent for the initial term of the lease of such warehouse space. The Company shall also be responsible for all taxes, utilities, insurance and other costs of occupying the warehouse space during the initial term. The total cost of the renovations was to be amortized over the initial terms of the lease. On May 16, 1996 the leases were amended and extended 15 years to May 31, 2011. The amortization associated to the cost of the renovation was extended through the terms of the modified lease. Amortization expense related to these costs for the years ended December 31, 1998, 1997 and 1996 was $93,320, $93,320 and $42,014, respectively. For the years ended December 31, 1998, 1997 and 1996 the rent paid was $308,948, $302,412 and $292,884, respectively. Future minimum rental payments are reflected in Note 11, Commitments and Contingencies.

14.  MAJOR CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

The Company earned more than 10% of its revenue from one customer in 1996. In 1998 and 1997 the Company earned more than 10% of its revenue from each of four and two different customers, respectively. For the years ended December 31, 1998, 1997 and 1996 the revenues were $13,560,000, $8,443,000, and $2,745,000, respectively.

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables, notes receivable and investments in affiliates. Management believes that the risk associated with trade receivables has been adequately provided for in the allowance for doubtful accounts.

15.  STOCKHOLDERS' EQUITY

Preferred Stock
---------------
In July of 1993, the Company offered and sold ten units at $50,000 per unit, for an aggregate of $500,000. Each unit consisted of 500 shares of Series A Preferred Stock, 600 shares of common stock and 500 warrants, exercisable to purchase one share of common stock at $50 per share until July 31, 1996. The preferred stock had a 9% per annum cumulative dividend, payable quarterly. The holders of the Series A Preferred Stock had the right to "put" such shares to the Company at a price of $100 per share after the Company attained a net worth of $3,000,000 or more or at any time after January 15, 1994. The Company had the right to redeem the Series A Preferred Stock at $100 per share on or after August 1, 1995. The Company had also agreed to include the shares underlying the warrants included in such units in any registration statement filed by the Company following the Company's initial public offering at no cost to such unit holders. On April 29, 1994, the Company redeemed all of the outstanding Preferred Stock at the request of the preferred shareholders.

On July 14, 1997, the Company filed an amendment to their corporate charter authorizing it to issue up to 1,000,000 shares of Preferred Stock, $1.00 par value.

Convertible Preferred Stock
---------------------------
On February 12, 1997 (the "closing date") the Company entered into a private placement wherein it offered and sold 300 shares of $10,000 Series "B" Convertible Preferred Stock (the "preferred shares") in private transactions to selected investors who qualify as "accredited investors" (within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended). The preferred shares were convertible into shares of the Company's common stock beginning on the 91st calendar day after the closing date according to the following:

                                                Lower of x or y
                                          x                          y
              Calendar Days         Closing Date              Conversion Date
              After Closing         Average Times              Average Times
              -------------         -------------              --------------
                 91 - 120               120%                        82%
                121 - 150               110%                        79%
                151 - 180               100%                        76%
                   180                  100%                        73%

The conversion date average was the average closing bid price of the common stock as calculated over the five trading day period ending on the trading day preceding the date on which the holder transmits (by telecopier) his notice to convert. Each preferred share was convertible into the Company's common stock (the "conversion shares") determined by dividing $10,000 by the applicable conversion price. The preferred shares were due to mature on February 12, 2000, and on that date each preferred share then outstanding would automatically convert into conversion shares at the then current conversion price. The preferred shares pay an annual 7% dividend. The dividends were payable only upon conversion or redemption of the preferred shares and were payable either in shares of common stock (the "dividend shares") at the average market price of the common stock over the five trading days preceding the conversion date or in cash, at the option of the Company. The difference between the market price of the Company's common stock and the applicable conversion rate, the beneficial conversion feature, totaled $1,109,589, and was recorded as additional dividends amortizable over a 180 day period from February 12, 1997, the issue date of the convertible preferred stock. The Company agreed to register the dividend shares, the conversion shares and penalty shares in a registration statement filed by the Company at no cost to the holders of such shares. The registration statement was declared effective on January 9, 1998.

In connection with this transaction the Company paid a fee of $195,000 and $25,000 in expenses to the placement agent. In addition, the Company granted 10,000 warrants to the placement agent. Each warrant is exercisable to purchase one share of common stock at $24.00 per share, as amended by agreement dated November 21, 1997, commencing on February 12, 1998 and expiring on February 12, 2002. The Company has granted demand and piggy-back registration rights to the holders of these warrants.

During the year ended December 31, 1997, 30 shares with a stated value of $300,000 were converted into 19,292 shares of the Company's common stock. During the first quarter of 1998 the remaining 270 shares with a stated value of $2,700,000 were converted into 135,944 shares of the Company's common stock.

On February 13, 1998 (the "closing date") the Company entered into a private placement wherein it offered and sold 3,600 shares of Series C 7% Convertible Preferred Stock and 235,000 Four Year $50.00 Warrants (amended on June 2, 1998 to $37.50). The securities were issued to five accredited investors. The aggregate sales price of such securities was $3,600,000. Commissions totaling 10% were paid in connection with the placement. The securities were offered pursuant to Regulation D. The offer was directed exclusively to a limited number of accredited investors without general solicitation or advertising and based on representations from the investors that such investors were acquiring for investment. The securities bear legends restricting the resale thereof. The Series C Preferred Stock was convertible into Common Stock at the lesser of (i) $45.00 (amended on June 2, 1998 to $32.50) per share or (ii) 75% of the average closing bid price of the Common Stock during the five trading days prior to conversion. The Four Year $50.00 Warrants were exercisable for a four year period at the lesser of $37.50 per share or the lowest conversion price of the Series C Preferred Stock. Conversion of the Series C Preferred Stock and exercise of the Four Year $50.00 Warrants was subject to the issuance of a maximum of 328,544 shares of Common Stock on conversion unless the shareholders of the Company have approved issuance beyond that level upon conversion. Such approval was granted at the Company's annual meeting of shareholders on June 2, 1998. Further, the Company had the right, upon notice to the holders, to redeem any Series C Preferred Stock submitted for conversion at a price or $27.50 or less at 125% of the principal amount of such Series C Preferred Stock plus accrued and unpaid dividends. The Series C Preferred Stock paid dividends at 7% per annum payable quarterly and on conversion or at redemption in cash or Common Stock, at the Company's option. During the year ended December 31, 1998 all Series C Preferred stock was converted into 640,747 shares of the Company's common stock.

On August 11, 1998 (the "closing date") the Company entered into a private placement wherein it offered and sold 1,500 shares of Series RR 6% Convertible Preferred Stock. The securities were issued to on accredited investor. The aggregate sales price of such securities was $1,500,000. Commissions totaling 10% were paid in connection with the placement. The securities were offered pursuant to Regulation D. The offer was directed exclusively to a single accredited investor without general solicitation or advertising and based on representation from the investor that such investor was acquiring for investment. The Series RR Preferred Shares are convertible into Common Stock at the lessor of (i) $22.50 per share or (ii) 75% of the average closing bid price of the common stock during the five trading days prior to conversion. The Preferred Shares pay an annual dividend of 6% payable semi-annually or on conversion or at redemption in cash or Common Stock, at the Company's option. During the year ended December 31, 1998, 1,285 shares of Series RR Preferred Stock were converted into 359,981 shares of the Company's common stock. Subsequent to December 31, 1998, demand for conversion or redemption of the remaining 215 shares of Series RR Preferred Stock had been submitted. As of March 15, 1999, negotiations were ongoing with the holder of the Series RR Preferred Stock with respect to the deferral of payment of the redemption price or conversion of the remaining shares of Series RR Preferred Stock pending the receipt by the Company of funding to pay the redemption price or until the annual shareholders meeting when approval of conversions above the 360,000 share cap would be solicited.

Common Stock
------------
On June 2, 1998, the Company filed an amended and restated Certificate of Incorporation increasing the authorized shares of common stock the Company is authorized to issue from 30,000,000 to 75,000,000 shares with a par value of $0.001. On March 11, 1999, the Company's Board of Directors authorized a 1 for 10 reverse stock split of its common stock and amended the par value of the common stock to $0.01 and reduced the authorized shares to 7,500,000 effective April 16, 1999 for shareholders of record at the close of business on April 16, 1999. All share and per-share amounts in the accompanying consolidated financial statements have been restated to give effect to the 1 for 10 reverse stock split.

------------
In January of 1994, the principal shareholders of the Company surrendered for cancellation an aggregate of 66,667 shares of common stock. All references to number of shares, except shares authorized, and to per share information in the financial statements, have been adjusted to reflect the surrender and cancellation of such shares on a retroactive basis.

The Company completed an initial public offering of 345,000 units (including units sold pursuant to the underwriter's over allotment options) in April of 1994. Each Unit consisted of one share of the Company's common stock and one Class A Warrant. The Company received $11,792,588 from the proceeds of the offering, net of the payment of all offering costs.

On September 1, 1995, Joel Freedman, a principal shareholder, director and Chief Executive Officer of the Company surrendered 3,662 shares of his common stock in repayment of his officer's loan.

From November 1995 through December 31, 1996, the Company issued 159,727 shares of common stock in exchange for the cancellation of $5,000,000 of the Company's 7% convertible notes.

On April 1, 1996, Frank Falco, a principal shareholder, director and Chief Operating Officer of the Company, surrendered 9,221 shares of his common stock in repayment of his officer's loan.

On November 15, 1996, the board of directors of the Company approved a stock repurchase plan whereby the Company may, from time to time, repurchase on the open market shares in its common stock in an amount up to $750,000. During the year ended December 31, 1996, the Company repurchased for retirement 10,000 shares at a price of $216,500.

During the year ended December 31, 1997 $300,000 of the Company's Convertible Preferred Stock were converted into 19,292 shares of the Company's common stock.

Common Stock Purchase Warrants and Options
------------------------------------------
The Company has authorized and in July of 1993, issued 5,000 warrants (the "Private Placement Warrants") to purchase common stock. The Private Placement Warrants were exercisable to purchase one share of common stock per warrant at a price of $50.00 per share until August 1, 1996 and are not redeemable. In January of 1994, the Company granted to the holders of the Private Placement Warrants "piggy-back" registration rights pursuant to which the holders of such warrants may include the shares underlying such warrants in any registration statement subsequently filed by the Company at no cost to the holders of the Private Placement Warrants. During the year ended December 31, 1996, 750 Private Placement Warrants were exercised, 750 shares were issued in connection with the exercises and resulted in net proceeds to the Company of $33,750. The remaining 4,250 Private Placement Warrants expired and were canceled.

The Company's Class A Warrants are separately transferrable and entitle the holder to purchase two shares of common stock at $45.00 per share (subject to adjustment, which occurred). The Class A Warrants are exercisable commencing on April 20, 1995 and expiring April 20, 1999. Any or all of the Class A Warrants may be redeemed by the Company at a price of $.50 per warrant, upon the giving of 30 days written notice and provided that the closing bid price of the common stock for a period of twenty (20) consecutive trading days ending within ten
(10) days of the notice of redemption has equaled or exceeded $90.00 per share. During the year ended December 31, 1996, 1997 and 1998, 105,100, 225,851 and 9,790 Class A Warrants were exercised, 210,200, 451,703 and 19,580 shares were issued in connection with these exercises and resulted in net proceeds to the Company of $6,956,450, $6,171,000 and $184,500.

A total of approximately 34,000 Class A Warrants were outstanding and exercisable at December 31, 1998. As part of the 1 for 10 reverse stock split of the Company's Common Stock and Class A Warrants, the term of the Class A Warrants was extended to April of 2000.

------------------------------------------
In connection with the Offering, the Company sold to the Underwriter for nominal consideration, an option for the purchase of up to 30,000 units (the "option units"). Each option unit consisted of one share of the Company's common stock and one Class A Warrant. Each option unit was exercisable at a price of $66.00 per option unit during the period beginning April 20, 1996 and continuing until April 20, 1999. The option units could be exercised as to all or any lesser number of option units and contained provisions which required, under certain circumstances, the Company to register the option units underlying such options for sale to the public. The option units were nontransferable except to officers of the Underwriter, members of the underwriting group and their respective officers and partners. The option unit exercise price and the number of option units covered by the option were subject to adjustment to protect the holders thereof against dilution in certain events. During May 1996, all the option units were exercised and the company received net proceeds of $1,979,700 and issued 30,000 shares of the Company's common stock. As of December 31, 1998 all 30,000 Class A Warrants issued in connection with the underwriter option remained outstanding.

In February of 1998, the Company issued 270,000 Three Year $45.00 Warrants (the "Lock-Up Warrants"). The Lock-Up Warrants were issued in conjunction with the execution of Lock-Up Agreements by the holders of $30.00 Warrants whereby the holders of such warrants agreed not to resell any shares underlying those warrants prior to July 30, 1998. The Lock-Up Warrants are exercisable for a three year period at $45.00 (amended on November 10, 1998 to $3.30 until December 31, 1998 and $10.00 thereafter) per share.

In June of 1998, the Company issued 26,688 $60.00 Warrants and 26,688 $67.50 Warrants (collectively the "Reload Warrants"). The Reload Warrants were issued as an inducement for early exercise by the holders of certain $30.00 Warrants and are exercisable to the extent of one $60.00 Warrant and one $67.50 Warrant for each $30.00 Warrant previously exercised. The $60.00 Warrants and $67.50 Warrants are exercisable for a period of one year commencing June 8, 1998 to purchase common stock at $60.00 and $67.50 (amended on November 10, 1998 to $3.30 until December 31, 1998 and $10.00 thereafter) per share, respectively. Exercise of the $60.00 Warrants and $67.50 Warrants is subject to the restrictions that the holders, individually, will not beneficially own in excess of 4.99% of the Common Stock following any exercise.

During the fourth quarter of 1998, the Company agreed to amend the terms of certain warrants to reduce the exercise price of those warrants for certain warrant holders who had indicated a willingness to exercise currently outstanding warrants. Pursuant to such agreement, the exercise price of those warrants was reduced to $3.30 per share until December 31, 1998, and $10.00 per share thereafter, and the Company obtained the right to call the warrants for redemption. In total, the exercise prices were reduced on 117,651 of the $30.00 Warrants, 67,000 of the Lock-Up Warrants, 15,750 of the $60.00 Reload Warrants, and 15,750 of the $67.50 Reload Warrants.

On December 11, 1998 the Company's common stock option holders were offered a repricing of their options to $6.75 per share. With the exception of one consultant the repricing excluded all Directors and consultants. Exercise of the repriced options is not permitted until the closing bid price of the Company's common stock equals or exceeds 120% of the applicable option price in existence prior to December 11, 1998.

On June 17, 1993, the Company  adopted the IDM  Environmental  Corp.  1993 Stock
Option Plan (formerly International Dismantling & Machinery Corp. 1993 Stock Option Plan) (the "Stock Option Plan"). Pursuant to the Stock Option Plan, the Company has reserved 47,500 shares of common stock for issuance pursuant to the grant of incentive stock options and nonqualified stock options.

On April 11, 1994, the Board of Directors granted options under the Company's 1993 Stock Option Plan to certain employees and a Director to purchase 44,540 and 500 shares, respectively, of the Company's common stock at $40.00 per share, the market price of the Company's common stock at the date of grant. The options are incentive stock options, except for the Director's stock option which is a nonqualified stock option. The options are exercisable until April 2004. Twenty percent of the options vest three months from the date of grant. The balance of the options vest at a rate of twenty percent per year on each of the four anniversary dates subsequent to the grant of the options. The option exercise price was reduced to $20.00 per share on May 22, 1997. Holders of 20,808 outstanding options at the date of the aforementioned repricing under this grant accepted the repricing. The balance of the outstanding options remained at $20.00.

------------------------------------------
On June 2, 1994, the Company granted a total of 500 non qualified stock options to two of the directors to purchase common stock at $62.50 per share, the market price of the Company's common stock at the date of the grant. The options vest at the same rate as the initial grant. The option exercise price was reduced to $20.00 per share on May 22, 1997. Holders of 1,485 outstanding options at the date of the aforementioned repricing under this grant accepted the repricing. The balance of the outstanding options remained at $20.00.

On December 28, 1994, the Company granted options to certain employees to purchase 2,970 shares of the Company's common stock at $43.80 per share, the market price of the Company's common stock at the date of the grant. On August 9, 1995, the Company granted an option to a new employee to purchase 500 shares of the Company's common stock at $52.50 per share, the market price of the Company's common stock at the date of grant. The options vest at the same rate as the first grant. The option exercise price was reduced to $20.00 per share on May 22, 1997.

On January 8, 1996, the Company amended the terms of its 1993 Stock Option Plan to add provisions allowing for the cashless exercise of options issued under the plan and providing for the automatic vesting of all options granted under the plan in the event of certain changes in control of the Company. Pursuant to such cashless exercise provisions, holders of options may, as payment of the exercise price, have the Company withhold the number of shares of common stock at the then market price of the Company's common stock, less the exercise price, of which is equal to the aggregate exercise price of the shares of common stock issuable upon exercise of the option. Under such provision of the accelerated vesting, notwithstanding any vesting schedule set forth in any individual option agreement, all options granted under the 1993 Plan will become fully vested and exercisable in the event a person or group, other than Joel Freedman or Frank Falco, acquire in excess of 15% of common stock of the Company unless such acquisition is approved by the Board.

On January 8, 1996, the Company's Compensation Committee and Board of Directors adopted and approved a new stock option plan for the Company, the IDM Environmental Corp. 1995 Stock Option Plan (the "1995 Plan"), under which stock option awards may be made to employees, directors and consultants of the Company. The 1995 Plan became effective on the date it was adopted by the Board of Directors and it will remain effective until the tenth anniversary of the effective date unless terminated earlier by the Board of Directors. Pursuant to the plan, the Company has reserved 50,000 shares of common stock for issuance pursuant to the grant of incentive stock options and non qualified stock options. On January 8, 1996, the Company granted options to certain employees and consultants to purchase 6,900 shares of the Company's common stock at $29.40 per share, the market price of the Company's common stock at the date of the grant (4,150 have vested). In addition, on January 8, 1996, the Company approved, effective November 20, 1995, the granting of 4,000 options to purchase common stock at $37.20 per share, the market price of the Company's common stock at the date of the grant, to certain consultants (all options were vested). The balance of the 6,900 options vest at a rate of twenty percent per year on each of the four anniversary dates subsequent to the grant of the options. Also on January 8, 1996, the Company granted 7,500 options each to Messrs., Falco and Freedman at $32.30 per share, 110% of the market price of the Company's common stock at the date of grant. The option exercise price was reduced to $20.00 per share on May 22, 1997. Holders of 6,900 outstanding options at the date of the aforementioned repricing under this grant accepted the repricing. The balance of the outstanding options remained at $20.00.

On May 23, 1996, the Company granted vested options to the outside directors, a consultant and an employee to purchase 5,000 shares at $82.50 per share, the market price of the Company's common stock at the date of grant. The option exercise price was reduced to $20.00 per share on May 22, 1997.

On June 28, 1996 the Company  adopted and  approved a new stock option plan (the
"1996 consulting options") under which nonqualified stock options have been granted to a consultant for the right to acquire 5,000 shares of its common stock at $32.30 per share. The options, which are fully vested and exercisable through June 28, 2006, were granted pursuant to a consultant agreement. The fair market value of these shares at the date of grant was $74.40. The difference between the exercise price and the market price of the Company's common stock at date of grant (the "intrinsic value") reflects the compensation for the consulting services. The option exercise price was reduced to $20.00 per share on May 22, 1997.

------------------------------------------
On May 22, 1997, the Company granted vested options to certain of its employees to purchase 5,295 shares at $20.00 a share, the market price of the Company's common stock at the date of grant. In addition, the Company agreed to reprice all options granted on or before May 22, 1997 to the same $20.00 per share. Holders of 3,420 outstanding options at the date of the aforementioned repricing under this grant accepted the repricing. The balance of the outstanding options remained at $20.00.

On June 10, 1997, the Company granted vested options to three of its outside directors for each to purchase 500 shares at $25.312, the market price of the Company's common stock at date of grant.

On July 23, 1997, the Company granted vested options in the amount of 500 shares for a consultant, and 500 shares for each of three officers at $25.625, the market price of the Company's common stock at date of grant. In addition, the Company granted a vested option to purchase 10,000 shares each to Messrs. Falco and Freedman at $28.1875 per share, 110% of the market price of the Company's common stock at the date of grant. Holders of 1,500 outstanding options at the date of the aforementioned repricing under this grant accepted the repricing. The balance of the outstanding options remained at $25.625 and $28.1875.

On August 26, 1997, the Company granted a vested option to its proposed nominee for director for 500 shares at $46.875, the market price of the Company's common stock at the date of grant.

During 1997, 4,539 options issued under the stock option plans were exercised resulting in net proceeds of $63,041.

During 1997 the Company issued to six consultants options to purchase 39,500 shares of the Company's common stock at exercise prices ranging from $12.50 to $45.00. In accordance with FAS 123 the fair value of these options were estimated at the grant date using the Black-Scholes value option pricing model resulting in the recording of $456,340 as compensation costs of consultants options. During 1997 15,500 of these options were exercised resulting in net proceeds to the Company of $235,000.

On January 8, 1998, the Company adopted and approved the 1998 Comprehensive Stock Option and Award Plan (the "1998 Plan"), and reserved 100,000 shares of its common stock for issuance under the 1998 Plan.

Under the 1998 Plan, stock options, shares of restricted stock, stock awards or performance shares, or a combination of any such awards (collectively, "Awards"), may be granted from time to time to Eligible Persons (hereinafter defined), all generally in the discretion of the Committee responsible for administering the 1998 Plan (hereinafter described). Each Award under the 1998 Plan will be evidenced by a separate written agreement which sets forth the terms and conditions of the Award. "Eligible Persons" generally include any employee of the Company or its subsidiaries, members of the Board of Directors of the Company and any consultant or other person whose participation the Committee determines is in the best interest of the Company. Grants under the 1998 Plan to non-employee directors are limited to an initial grant of non-qualified stock options in an amount equal to 500 shares multiplied by the number of years remaining in the term of each non-employee director commencing with the first annual shareholders meeting following the adoption of the 1998 Plan and additional grants on like terms on each subsequent reelection of a non-employee director. There is no maximum number of persons eligible to receive Awards under the 1998 Plan, nor is there any limit on the amount of Awards that may be granted to any such person, except as described below with respect to incentive stock options. The Company intends that stock options or other grants of Awards under the 1998 Plan to persons subject to Section 16 of the Exchange Act will satisfy the requirements of Rule 16b-3 under the Exchange Act ("Rule 16b-3")

On January 8, 1998 the Company granted vested options to certain employees to purchase 7,380 shares of the Company's common stock at $37.19 per share, the market price of the Company's common stock at the date of grant. These options are exercisable until January 2008. Holders of 6,520 outstanding options, at the date of the aforementioned repricing, under this grant accepted the repricing. The balance of the outstanding options remained at $37.19.

------------------------------------------
On June 2, 1998 the Company granted options to certain officers of the Company and one consultant to purchase 11,000 shares of the Company's common stock at $35.00 per share, the market price of the Company's common stock at the date of grant. The options have vesting periods as follows: (i) 1,500 of the officers options are fully vested at the date of grant; (ii) 3,500 of the officers options vest 50% at the date of grant with the balance vesting on the first anniversary of the date of grant; (iii) the remaining 4,500 of the officers options and the 1,500 consultants options vest one third at the date of grant and one third per year on each of the two anniversary dates subsequent to the date of grant. These options are exercisable until June 2008. Holders of 4,500 outstanding options, at the date of the aforementioned repricing, under this grant accepted the repricing. The balance of the outstanding options remained at $35.00.

During the year ended December 31,1998, the Company granted immediately exercisable options to consultants to purchase 126,500 shares of common stock at the market price of the Company's common stock at the date of the grants. During the years ended December 31, 1998, 1997 and 1996 the Company recorded non-cash compensation expense of $1,898,550, $456,340 and $63,094, respectively in connection with the grants of these options.

As referred to in Note 1, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123 ("FASB 123"), "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company's 1993, 1995 and 1998 Stock Option and Award Plans have authorized the granting of options to key employees, management personnel, Company Directors and consultants for up to 197,500 shares of the Company's common stock. Options granted pursuant to the 1993 and 1995 plans have terms between 5 and 10 years and become fully exercisable ranging from 0 to 4 years of continued employment. The 1998 Plan grants have terms of 5 and 10 years and become fully exercisable ranging from 0 to 2 years and are granted at no less than the fair market value of the Company's common stock at the grant date.

Pro forma information regarding net income and earnings per share is required by FASB 123, and has been determined as if the Company had accounted for the employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of implementation of FASB 123 for options granted in 1995 and 1996 and on the date of grant for options granted during 1998 and 1997 using the Black-Scholes option pricing model with the following weighted average assumptions for 1998, 1997 and 1996, respectively, with ranges as follows:


                                                                 1998           1997              1996
                                                                ------         -------         ---------
         Risk-Free interest                                  4.15 - 5.55%         5.65%         4.39 - 6.40%
         Dividend yields                                          0%               0%                0%
         Volatility factors of the expected market price
         of the Company's Common Stock                         92 - 105%           92%            72 - 87%
         Expected life of options                            3 - 10 years      1 - 5 years       2 - 5 years


Fair values for future options are to be estimated at the date of grant.

------------------------------------------
The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. In management's opinion existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. In accordance with FASB 123, only stock options granted during the years ended December 31, 1998, 1997 and 1996 have been included for the Company's pro forma information as follows:


                                                        1997                1997               1996
                                                       ------              ------             -------

         Pro forma net loss on common stock       $ (40,901,556)      $ (11,885,575)     $  (9,700,064)
         Pro forma loss per share:
             Basic                                $      (20.58)      $      (10.60)     $      (12.00)
             Diluted                              $      (20.58)      $      (10.60)     $      (12.00)


An additional $14,459,500, $661,152, and $552,220 of compensation expense (net of tax effect) would be recognized under implementation of FASB 123.

------------------------------------------
A summary of changes in common stock options under the 1993 plan during 1998, 1997 and 1996 is as follows:


                                                                                                      <
                                                                                                 Weighted
                                                              Number          Price per          Average
                                                            of Shares           Share         Exercise Price
         Outstanding at January 1, 1996                        45,553                                20.00
           Canceled during 1996                               (6,397)              40.00             40.00
           Exercised during 1996                              (2,091)              40.00             40.00
                                                         -------------
         Outstanding at December 31, 1996                      37,065
           Granted during 1997                                  9,295         $20.00 - $46.90       $20.80
           Canceled during 1997                               (2,017)              20.00             20.00
           Exercised during 1997                              (3,876)              20.00             20.00
                                                         -------------
         Outstanding at December 31, 1997                      40,467
           Granted during 1998                                      -                  -
           Canceled during 1998                                  (37)              20.00             20.00
           Exercised during 1998                                (321)              20.00             20.00
                                                         -------------
         Outstanding at December 31, 1998                      40,109     $6.75 - $46.90             $9.30
                                                         =============
         Options exercisable at December 31,  1998             39,610     $6.75 - $46.90             $9.30
                                                         =============
         Available for Future Grant                             1,103

                                                         =============

At  December  31,  1998  the  remaining   outstanding  shares  weighted  average
contractual life was 6.81.

A summary of changes in common stock options under the 1995 plan activity which occurred during 1998, 1997 and 1996 is as follows:

                                                                                           Weighted
                                                       Number of          Price per         Average
                                                         Shares             Share         Exercise Price
                                                       ----------         ----------     ----------------

         Outstanding, January 1, 1996                           -           -                    -
           Granted during 1996                             30,900         $20.00            $20.00
           Exercised during 1996                          (2,055)          37.20             37.20
           Canceled during 1996                             (945)          37.20             37.20
                                                     -------------
         Outstanding at December 31, 1996                  27,900                            20.00
           Granted during 1997                             20,000         $28.20            $28.20
           Exercised during 1997                            (663)          20.00             20.00
           Canceled during 1997                             (337)          20.00             20.00
                                                     -------------
         Outstanding at December 31, 1997                  46,900                            20.00
           Granted during 1998                                  -             -
           Exercised during 1998                                -             -
           Canceled during 1998                                 -             -
                                                     -------------
         Outstanding at December 31, 1998                  46,900      $6.75 - $28.20        $9.50
                                                     =============
         Options Exercisable at December 31, 1998          46,350                            $9.50
                                                     =============
         Available for future grants                          382
                                                     =============

At  December  31,  1998  the  remaining   outstanding  shares  weighted  average
contractual life was 4.3.

A summary of changes in common stock options under the 1998 plan activity which occurred during 1998 is as follows:


                                                                                           Weighted
                                                          Number of      Price per          Average
                                                           Shares         Share         Exercise Price
                                                         ----------     -----------    ----------------

         Outstanding, January 1, 1998                           -           -                    -
           Granted during 1998                             18,380     $6.75 - $37.20        $18.20
           Exercised during 1998                                -           -
           Canceled during 1998                               (40)        $37.20            37.20
                                                        -----------
         Outstanding at December 31, 1998                   18,340      6.75 - 37.20         18.10
                                                        ===========
         Options Exercisable at December 31, 1998           12,570     $6.75 - $37.20        $14.30
                                                        ===========
         Available for future grants                        81,660
                                                        ===========


------------------------------------------
At  December  31,  1998  the  remaining   outstanding  shares  weighted  average
contractual life was 9.25.

In addition, as of December 31, 1998, 253,000 options granted to consultants remain outstanding at exercise prices ranging from $3.75 to $45.00 and have a weighted average exercise price of $31.60. At December 31, 998 the remaining outstanding shares weighted average contractual life was 1.54.

The weighted average fair value of options granted during the years ended December 31, 1998 and 1997 for the 1993 plan, 1995 plan and the various consulting options were as follows:

                                                  1998       1998       1997
                                                 ------     ------     -------
       Stock Prices Equal to Exercise Price       29.30      25.60      12.90
       Stock Prices in Excess of Exercise Price     -          -        25.30
       Stock Prices Less than Exercise Price       5.70       7.90       7.80

Shareholder's Rights Plan
-------------------------
On April 1, 1996, the Board of Directors adopted and approved a "Shareholder Rights Plan" in order to preserve for stockholders the long-term value of the Company in the event of a take-over. To put the Plan into effect, the Board declared a dividend of one Right for each share of common stock outstanding to stockholders of record at the close of business on April 1, 1996. Each right represents the right to purchase one one-hundredth of a share of a new series of preferred stock without voting rights par value $1.00 per share. The exercise price for each right is $20.00. Each right expires December 31, 2005.

The rights are not exercisable and are not transferrable apart from the Company's common stock until the tenth day after such time as a person or group acquires beneficial ownership of 15% or more of the Company's common stock or the tenth business day (or such later time as the board of directors may determine) after a person or group announces its intention to commence or commences a tender or exchange offer the consummation of which would result in beneficial ownership by a person or group of 15% or more of the Company's common stock. As soon as practicable after the rights become exercisable, separate right certificates would be issued and the rights would become transferrable apart from the Company's common stock. In the event a person or group were to acquire a 15% or greater position in the Company, each right then outstanding would "flip in" and become a right to receive that number of shares of common stock of the Company which at the time of the 15% acquisition had a market value of two times the exercise price of the rights. The acquirer who triggered the rights would become excluded from the "flip-in" because his rights would become null and void upon his triggering the acquisition. The rights are redeemable by the Company's Board of Directors at a price of $.01 per right at any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock. The redemption of the rights may be effective at such time, on such basis, and with such conditions as the board of directors in its sole discretion may establish. Thus, the rights would not interfere with a negotiated merger or a white knight transaction, even after a hostile tender offer has been commenced.

16.  EARNINGS PER SHARE

For the years reported in within these consolidated financial statements weighted average shares for basic and dilutive computations are the same due to losses reported for each of the years.

Options to purchase 804,350, 661,367 and 41,250 shares of common stock at exercise prices ranging from $6.75 to $82.50 per share were outstanding during the years ended December 31, 1998, 1997 and 1996, respectively, and were not included in the computation of diluted earnings per share in accordance with FAS 128, as the potential shares are considered anti-dilutive due to the Company's losses from continuing operations.

17.  SUBSEQUENT EVENTS

During March 1999, 97,525 of the $30.00 warrants were converted into 97,525 shares of the Company's common stock. The exercise price of the warrants paid in full the loan from shareholders of $265,122 outstanding at December 31, 1998. In addition, holders of 10,474 Three Year Warrants exercised their rights which resulted in the issuance of 10,474 shares of the Company's common stock and the Company received proceeds of $34,564.

During June, 1999, the Company issued 125,000 shares of its common stock as an inducement on a $400,000 6.5%promissory note received from stockholders of the Company. The note which was payable in full on August 2, 1999 was repaid in full by November 1999. The shares issued in conjunction with this note bear registration rights and a provision whereby penalty shares will be issued should a registration statement not be filed within 90 days of August 2, 1999. The Company recorded $109,380, the estimated fair market value of the 125,000 shares at the date of issuance, as additional interest expense.

On July 18, 1999, the Board of Directors of the Company approved a proposal increasing the number of shares issuable under the Company's 1998 Stock Option Plan ("1998 Plan") by 1,600,000 shares, subject to stockholder approval. In addition the Board of Directors also approved a proposal to grant 1,000,000 options under the 1998 Plan to various officers, directors and consultants and 400,000 options outside the 1998 Plan to a consultant. The estimated fair market value of $450,000 for the consultant's option is based on the Black Scholes value option pricing model.

Also on July 18, 1999, the Board of Directors of the Company approved a proposal to reduce the exercise price of a consultant's option from $37.19 per share to $6.75 per share for 112,500 shares. The market price of the Company's common stock at the date of this action was $1.156 and the additional compensation expense recognized under FASB 123 was minimal.

On July 26, 1999, the Company reached an agreement with the holder of the remaining 215 shares of Series RR Preferred Stock to allow conversion into 130,788 shares of the Company's common stock in full and final settlement of the 215 Preferred RR Shares.

On July 26, 1999 the Company announced that it entered into a non-binding merger agreement that provides for the formation of a holding company known as Fusion Networks Holding, Inc. ("FNH") by the Company and the merger of Fusion Networks, Inc. ("Fusion") a Florida based privately held corporation. As a result both the Company and Fusion will become wholly owned subsidiaries of FNH. The stockholders of Fusion will receive one share of common stock of FNH for each share of Fusion's common stock held and the stockholders of the Company will receive one share of FNH for each share of the Company's common stock held, resulting in the current stockholders of Fusion owning approximately 89% of FNH common stock. The proposed plan of merger is subject to a number of conditions including, but not limited to, regulatory approvals and the receipt of stockholder approval from both Fusion and the Company.

18.  SUBSEQUENT EVENT - ACCOUNTS PAYABLE SETTLEMENTS

During the period from September 8 through January 11, 2000, the Company issued 157,943 shares of restricted common stock in settlement of $796,026 of accounts payable and issued 62,000 shares of its common stock as collateral to their surety in lieu of a $200,000 performance bond on the Oak Ridge, Tennessee contract.

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                                  Unaudited
                                                                                September 30,    December 31,
ASSETS                                                                              1999             1998
                                                                                --------------   -------------

Current Assets:
     Cash and cash equivalents                                                  $    130,284    $    384,292
     Accounts receivable                                                           2,310,741       2,572,951
     Notes receivable - current                                                      141,198         367,198
     Inventory                                                                       -               582,517
     Costs and estimated earnings in excess of billings                               23,171       1,900,336
     Recoverable income taxes                                                      1,200,000               -
     Prepaid expenses and other current assets                                     1,083,530         906,137
                                                                                 -----------       ---------
         Total Current Assets                                                      4,888,924       6,713,431

Investments in and Advances to Unconsolidated Affiliates                           1,275,211       2,454,521
Investment in Affiliate, at cost                                                   1,853,125       1,853,125
Debt Discount and Issuance Costs                                                     -                16,124
Property, Plant and Equipment                                                      2,362,743       3,133,404
Deposit in Lieu of Bond                                                              200,000               -
Other Assets                                                                         979,925         979,925
                                                                                 -----------       ---------
                                                                                $ 11,559,928    $ 15,150,530
                                                                                 ===========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Current portion of long-term debt                                              $214,485       $ 622,794
     Accounts payable and accrued expenses                                         7,497,248       6,578,070
     Billings in excess of costs and estimated earnings                            1,222,224               -
     Due to Officers                                                                 248,686               -
                                                                                 -----------       ---------
         Total Current Liabilities                                                 9,182,643       7,200,864

Long-Term Debt                                                                        23,881          64,544
                                                                                 -----------       ---------
         Total Liabilities                                                         9,206,524       7,265,408
                                                                                 -----------       ---------

Commitments and Contingencies

Stockholders' Equity:
     Common stock, authorized 7,500,000 shares $.01 par value, issued
      and outstanding 3,452,218 in 1999 and 2,947,298 in 1998                         34,522          29,473
     Additional paid-in capital                                                   58,357,366      57,215,536
     Convertible preferred stock, authorized 1,000,000 shares $1.00 par value
       Series RR, Issued and outstanding 215 shares in 1998,
       stated at a conversion value of $1,000 per share                              -               215,000

     Retained earnings (deficit)                                                 (56,038,454)    (49,574,887)
                                                                                 -----------       ---------
                                                                                   2,353,404       7,885,122
                                                                                 -----------       ---------

                                                                                $ 11,559,928    $ 15,150,530
                                                                                  ===========      ==========


       The accompanying notes are an integral part of these consolidated financial statements.

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                                                               For the Nine Months Ended September 30,
                                                                                     1999              1998
                                                                                    ------            ------

Revenue:
     Contract income                                                              $7,556,608     $14,547,358
                                                                                 -----------      ----------
                                                                                   7,556,608      14,547,358
Cost of Sales:
     Direct job costs                                                              9,008,924      15,843,676
       Write-down of inventory surplus                                               582,517               -
                                                                                 -----------      ----------
                                                                                   9,591,441      15,843,676

Gross Profit (Loss)                                                               (2,034,833)    (1,296,318)
                                                                                 -----------      ----------

Operating Expenses:
     General and administrative expenses                                           5,236,925       8,774,586
     Depreciation and amortization                                                   268,098         483,328
     Equity in net loss of unconsolidated affiliates                                  35,854               -
                                                                                 -----------      ----------
                                                                                   5,540,877       9,257,914
                                                                                 -----------      ----------
Loss from Operations                                                              (7,575,710)    (10,554,232)

Other Income (Expense):
     Interest income (expense)                                                       (76,568)    ( 4,418,305)
                                                                                 -----------      ----------
Loss before Provision (Credit)  for Income Taxes                                  (7,652,278)    (14,972,537)

Provision (Credit) for Income Taxes                                               (1,200,000)       (400,000)
                                                                                 -----------      ----------
Net Loss                                                                         ( 6,452,278)    (14,572,537)

Preferred Stock Dividends including amortization of beneficial
     conversion feature of $ 0 in 1999 and $ 3,630,000 in 1998.                       11,289       3,798,966
                                                                                 -----------      ----------
Net Loss on Common Stock                                                         $(6,463,567)   $(18,371,503)
                                                                                 ===========      ===========
Loss per Share:
     Basic Loss per share                                                       $      (2.07)    $    (10.32)
                                                                                 ===========      ===========
     Diluted Loss per share                                                     $      (2.07)    $    (10.32)
                                                                                 ===========      ===========
     Basic common shares outstanding                                               3,120,383       1,780,221
                                                                                 ===========      ===========
     Diluted common shares outstanding                                             3,120,383       1,780,221
                                                                                 ===========      ===========


       The accompanying notes are an integral part of these consolidated financial statements.

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                                                            For the Three Months Ended September 30,
                                                                                    1999              1998
                                                                                  --------          --------


Revenue:
     Contract income                                                             $ 2,980,792      $4,531,809
                                                                                 -----------      ----------
                                                                                   2,980,792       4,531,809
                                                                                 -----------      ----------
Cost of Sales:
     Direct job costs                                                              3,867,164       4,349,328
     Write-down of inventory surplus                                                 582,517               -
                                                                                 -----------      ----------

                                                                                   4,449,681       4,349,328
                                                                                 -----------      ----------

Gross Profit (Loss)                                                               (1,468,889)        182,481
                                                                                 -----------      ----------

Operating Expenses:
     General and administrative expenses                                           1,681,017       2,393,864
     Depreciation and amortization                                                    40,659         165,082
     Equity in net loss of unconsolidated affiliates                                  27,143            -
                                                                                 -----------      ----------

                                                                                   1,748,819       2,558,946
                                                                                 -----------      ----------
Loss from Operations                                                              (3,217,708)     (2,376,465)

Other Income (Expense):
     Interest income (expense)                                                       (31,395)        (95,621)
                                                                                 -----------      ----------
Loss before Credit for Income Taxes                                               (3,249,103)    ( 2,472,086)

Credit for Income Taxes                                                          ( 1,200,000)              -
                                                                                 -----------      ----------
Net Loss                                                                          (2,049,103)     (2,472,086)

Preferred Stock Dividends including  amortization of beneficial
     conversion feature of $ 0 in 1999 and $300,000 in 1998.                           3,763         351,923
                                                                                 -----------      ----------
Net Loss on Common Stock                                                         $(2,052,866)    $(2,824,009)
                                                                                 ===========      ===========

Loss per Share:
     Basic Loss per share                                                     $         (.62)  $       (1.48)
                                                                                 ===========      ===========
     Diluted Loss per share                                                   $         (.62)  $       (1.48)
                                                                                 ===========      ===========

     Basic common shares outstanding                                               3,288,689       1,913,213
                                                                                 ===========      ===========
     Diluted common shares outstanding                                             3,288,689       1,913,213
                                                                                 ===========      ===========


       The accompanying notes are an integral part of these consolidated financial statements.

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                                              For the Nine Months Ended September 30,
                                                                                     1999              1998
                                                                                   --------          --------

Cash Flows from Operating Activities:
     Net loss on Common Stock                                                    $(6,463,567)   $(18,371,503)
     Adjustments to reconcile net loss to net cash used in operating activities:
         Deferred income taxes                                                            -         (400,000)
         Depreciation and amortization                                               372,310         479,656
         Amortization of debt discount and beneficial conversion feature              16,124       7,987,013
         Amortization of beneficial conversion feature on issuance
            of restricted common stock                                               109,380               -
         Dividend on convertible preferred stock                                      11,289         168,966
              Compensation cost of consultant stock options                                -       1,871,400
         Equity in net loss of unconsolidated affiliates                              35,854               -

     Decrease (Increase) In:
           Accounts receivable                                                       262,210         101,470
            Notes receivable                                                         226,000           7,652
            Inventory                                                                582,517               -
            Costs and estimated earnings in excess of billings                     1,877,165        (249,579)
            Prepaid expenses and other current assets                               (177,393)        308,728
            Bonding deposits                                                               -           9,157
            Recoverable income taxes                                              (1,200,000)             -

     Increase (Decrease) In:
           Accounts payable and accrued expenses                                   1,091,286       1,404,361
           Billings in excess of costs and estimated earnings                      1,222,224           4,903
                                                                                 -----------      ----------
              Net cash used in operating activities                               (2,034,601)     (6,677,776)
                                                                                 -----------      ----------

Cash Flows from Investing Activities:
     Acquisition of property, plant and equipment                                     (1,944)       (472,328)
     Proceeds from disposal of property, plant and equipment                         400,295               -
     Investment in and advances from (to) unconsolidated affiliates                1,143,456         946,076
     Acquisition of other assets                                                           -        (78,125)
     Loans and advances from (to) officers                                           248,686        (112,331)
                                                                                 -----------      ----------
     Net cash provided by (used in)  in investing activities                       1,790,493         183,292
                                                                                 -----------      ----------

Cash Flows from Financing Activities:
     Net proceeds from convertible preferred stock issuance                                -       4,590,000
     Long term debt borrowing                                                              -         156,238
     Short term borrowing                                                            400,000               -
     Principal payments on long-term debt                                           (444,464)       (488,912)
     Proceeds from exercise of stock options and warrants                             34,564       2,119,535
                                                                                 -----------      ----------
     Net cash (used in) provided by financing activities                              (9,900)      6,376,861
                                                                                 -----------      ----------

Net Increase (Decrease) in Cash and Cash Equivalents                                (254,008)       (117,623)

Cash and Cash Equivalents, beginning of period                                       384,292         602,242
                                                                                 -----------      ----------
Cash and Cash Equivalents, end of period                                            $130,284        $484,619
                                                                                 ===========      ==========

       The accompanying notes are an integral part of these consolidated financial statements.

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Continued)



                                                                           For the Nine Months Ended September 30,
                                                                                 1999               1998
                                                                               -------            -------

Supplemental Disclosures of Cash Flow Information:

 Cash paid during the year for:
  Interest                                                                      $ 64,321       $ 249,648
                                                                                =========       =========
  Income taxes                                                                  $      -       $       -
                                                                                =========       =========

Supplemental Disclosure of Noncash Investing and Financing Activities:

  Repayment of stockholder's loan through issuance of common stock              $265,122       $       -
                                                                                =========       =========
  Conversion of convertible promissory notes to common stock                    $     -        $3,025,000
                                                                                =========       =========
  Conversion of preferred stock to common stock                                 $215,000       $5,496,000
                                                                                =========       =========
  Beneficial conversion feature of convertible preferred stock                  $     -        $3,830,000
                                                                                =========       =========
  Beneficial conversion feature of issuance of restricted common stock          $109,380       $       -
                                                                                =========       =========
  Issuance of restricted common stock for a deposit in lieu of bond             $200,000       $       -
                                                                                =========       =========
  Issuance of restricted common stock for debt                                  $322,784       $       -
                                                                                =========       =========


       The accompanying notes are an integral part of these consolidated financial statements

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   INTERIM PRESENTATION

     The interim consolidated financial statements are prepared pursuant to the requirements for reporting on Form 10-Q. These statements include the accounts of IDM Environmental Corp. and all of it's wholly owned and majority owned subsidiary companies. The December 31, 1998 balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. The interim financial statements and notes thereto should be read in conjunction with the financial statements and notes included in the Company's Form 10-K for the year ended December 31, 1998. In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for the interim periods presented. The current period results of operations are not necessarily indicative of results which ultimately will be reported for the full year ending December 31, 1999.

2.   CONTINGENCIES

     On August 15, 1996, the U.S. Department of Labor, Occupational Safety and Health Administration ("OSHA") issued wilful citations and notification of penalty in the aggregate amount of $147,000 on the Company in connection with the accidental death of an employee of one of the Company's subcontractors on the United Illuminating Steel Point Project job site in Bridgeport, Connecticut. A complaint was filed against the Company by the Secretary of Labor, United States Department of Labor on September 30, 1996. A hearing was conducted in the matter in April, 1997. In June 1998, the Company received a copy of the written decision filed by OSHA's Review Commission. The Commission vacated the first alleged wilful citation, but affirmed each of the second and third wilful citations, imposing a penalty in the amount of $70,000 for each citation. The Company strongly objects to the Commission's finding on the basis that it cannot be sustained as matters of fact or law and has filed a timely Notice of Appeal with the OSHA Review Commission for Discretionary Review, which body has accepted jurisdiction of the matter on administrative appeal. The Company is contesting the Citations and Notification of Penalty.

     Also in connection with this accidental death, the employee's estate filed a complaint for wrongful death against the subcontractor and the Company on February 11, 1997. The estate seeks damages in the amount of $45 million. The Company is being defended by the subcontractor's insurance carrier pursuant to the subcontractor's obligation to defend and indemnify the Company with respect to the actions of its (subcontractor's) employees and agents. The Company will be fully indemnified for any liability, if any, for any potential judgement or settlement in this matter and, therefore, the action is not expected to have any material effect on the Company's consolidated financial statement.

In July of 1998, the Company, it's subsidiary, Global Waste & Energy and certain affiliates and officers were named as co-defendants in a cause of action styled Kasterka Vrtriebs GmbH v. IDM Environmental Corp., et al, filed in the Court of Queen's Bench of Alberta, Judicial District of Calgary. The plaintiff, Kasterka, has alleged that the Company and it's affiliates breached a marketing agreement that had been entered between Kasterka and Enviropower. The plaintiff has alleged that the defendants failed to supply the required plans and specifications relating to the gasification technology originally developed by Enviropower and that, as a result, Kasterka was unable to manufacture and market gasification units in the territories designated in the marketing agreement. Kasterka has asserted a variety of claims for damages in the aggregate amount of approximately $42 million. The Company believes the suit is without merit and intends to vigorously contest the cause of action.

In September of 1998, the Company was named as a defendant in a cause of action styled Balerna Concrete Corporation, et al. v. IDM Environmental Corp., et al, filed in the United States District Court of Massachusetts (Case No. 98CV11883ML). The plaintiffs alleged that the Company, and others, engaged in a pattern of illegal

                    IDM ENVIRONMENTAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

2.   CONTINGENCIES (Continued)

conduct to divert funds from the plaintiffs through the operation of a concrete finishing business. The plaintiffs have asserted various claims under RICO, common law fraud, conversion, breach of contract and others basis seeking damages in an amount expected to exceed $450,000. The Company believes the suit is without merit and intends to vigorously contest the cause of action.

3.   CONVERTIBLE PREFERRED STOCK SERIES RR

On August 11, 1998, the Company sold 1,500 shares of Series RR 6% Convertible Preferred Stock. The securities were issued to one accredited investor. The aggregate sales price of such securities was $1,500,000. Commissions totaling 10% were paid in connection with the placement. The securities were offered pursuant to Regulation D. The offer was directed exclusively to a single accredited investor without general solicitation or advertising and based on representations from the investor that such investor was acquiring for investment.

The Series RR Preferred Shares are convertible into Common Stock at the lesser of (i) $22.50 per share or (ii) 75% of the average closing bid price of the Common Stock during the five trading days prior to conversion. The Preferred Shares pay an annual dividend of 6% payable semi-annually or on conversion or at redemption in cash or Common Stock, at the Company's option. During the year ended December 31, 1998, 1,285 shares of Series RR Preferred Stock were converted into 359,981 shares of the Company's common stock. Subsequent to December 31, 1998, demand for conversion or redemption of the remaining 215 shares of Series RR Preferred Stock had been submitted. At the annual shareholders meeting, on June 10, 1999, the shareholders approved a proposal to authorize issuance of common shares in excess of 360,000 on the conversion of outstanding Series RR Preferred Stock. On July 26, 1999, The Company reached agreement with the holder of the remaining 215 shares of Series RR Preferred Stock to allow conversion into 130,788 common shares in full and final settlement of the 215 Preferred RR Shares.

4.   EARNINGS PER SHARE

The  Company  is  calculating  earnings  per share to comply  with the SEC staff
position  on  accounting  for  securities  issued  with  beneficial   conversion
features. This accounting requires that the Company reflect the difference between the market price of the Company's common stock and the applicable conversion rate on the convertible preferred stock (note payable) as a dividend (interest expense) at the issue date and amortize from the issue date of the convertible security. Earnings per share as reported for the period ended September 30, 1998 reflect the following:

-- The beneficial conversion feature of the Company's Series C Preferred Stock and related warrants was $3,330,000 and was amortized as a dividend from February 13, 1998, the issue date, to June 22, 1998, the date the Registration Statement of the underlying stock was declared effective. $104,000 was recorded for the three months ended March 31, 1998, and $3,226,000 for the three months ended June 30, 1998.

-- The beneficial conversion feature of the series RR preferred stock was $500,000 and is being amortized as a dividend from the issue date August 11, 1998, to November 12, 1998, the date the Registration Statement of the underlying stock was declared effective. $300,000 was recorded for the three months ended September 30, 1998.

5.   PLAN OF REORGANIZATION AND MERGER -- FUSION NETWORKS, INC.

     On August 18, 1999, the Company entered into a Plan of Reorganization and Merger and an Agreement and Plan of Merger (collectively, the "Plan of Reorganization") with Fusion Networks, Inc. ("Fusion Networks"). Pursuant to the terms of the Plan of Reorganization, the Company will form a new holding company (the "Holding Company"). The Company will merge with a wholly-owned subsidiary of the Holding Company with the shareholders of the Company receiving one share of common stock of the Holding Company for each share of common stock of the Company held immediately prior to the reorganization. Fusion Networks will merge into another wholly-owned subsidiary of the Holding Company with the shareholders of Fusion Networks receiving one share of common stock of the Holding Company for each share of common stock of Fusion Networks held immediately prior to the reorganization. Following the reorganization, the shareholders of the Company are expected to own approximately 11% of the common stock of the Holding Company with the shareholders of Fusion Networks owning approximately 89% of the common stock of the Holding Company.

     Fusion Networks is a newly formed company, based in Miami, Florida, which is in the process of building a portal-type web site with an initial emphasis on Latin America and the Hispanic market in the United States. Fusion Networks launched its initial site, on a pilot basis, in Bogota, Colombia, in October, 1999.

     The proposed reorganization is subject to a number of conditions, including approval by the shareholders of both the Company and Fusion Networks, receipt by the Company's board of directors of a "fairness opinion" from an investment banking firm, the receipt of all necessary regulatory approvals and the negotiation and execution of definitive documentation. There can be no assurance that the reorganization will be successfully implemented or that there will not be modifications to the terms of the reorganization.

6.   STOCKHOLDERS' EQUITY

     Reverse Stock Split

     On March 11, 1999, the Company's Board of Directors authorized a 1 for 10 reverse stock split of its common stock effective April 16, 1999 for shareholders of record at the close of business on April 16, 1999 and amended the par value of the common stock to $.01. All shares and per-share amounts in the accompanying consolidated financial statements have been restated to give effect to the 1 for 10 reverse stock split.

     Reverse Split and Extension of Class A Warrants

     In April 1999, the Company's Board of Directors authorized a 1 for 10 reverse split of the Company's outstanding Class A Warrants effective April 16, 1999 and extended the term of those warrants to April 2000.

     Loans by Warrant Holders

     During November, 1998, the holders of certain $30.00 Warrants, Lock-Up Warrants and Reload Warrants loaned $671,023 to the Company. The loans may be credited against the exercise price of those Warrants. As of December 31, 1998, $265,122 was still outstanding. During March, 1999, 97,525 of the $30.00 warrants were converted into 97,525 shares of common stock. The exercise price of the warrants paid in full the loan outstanding.

     Issuance of Stock for Services and In Lieu of Bond
     --------------------------------------------------
     During the three months ended September 30, 1999, the Company issued 79,133 shares of common stock to certain vendors in settlement of amounts owed to those vendors totaling $322,784. Additionally, the Company issued 62,000 shares of common stock as a deposit in lieu of a bond in the amount of $200,000.

     Stock Options
     -------------
     The exercise price of a consultant's option for 112,500 shares was reduced from $37.19 per share to $6.75 per share for 112,500 shares. The market price of The Company's Common Stock at the date of this action was $1.156.

     In conjunction with the proposed Fusion Networks transaction, the board of directors approved an amendment' to the Company's 1998 Stock Option Plan ("1998 Plan") increasing the shares reserved for issuance by 1,600,000 shares. The amendment to the 1998 Plan is subject to shareholder approval.

     In conjunction with the proposed Fusion Networks transaction and the amendment of the 1998 Plan, the board of directors approved grants of a total of 1,000,000 stock options at $1.156 per share vesting 10% in 90 days and 90% in 150 days. Of the options granted, 400,000 were granted to each of the Company's Chairman and Chief Operating Officer and the Company's President and Chief Executive Officer.

     In conjunction with the proposed Fusion Networks transaction, the board of directors approved the grant of 400,000 options at $1.156 per share to a consultant. This option is not under any of the Company's stock option plans.

7.   INVENTORY

     As a result of continued delays in the commencement of active energy projects on which the Company planned to deploy its generator inventory, coupled with continued losses and limited resources to pursue those projects, during the quarter ended September 30, 1999, the Company wrote down the balance of its generator inventory in the amount of $582,517.

8.   RECOVERABLE INCOME TAXES

     The Company has been notified by the New Jersey Economic Development Authority that its application to participate in the Technology Certificate Transfer Program was approved. As a result, during the quarter ended September 30, 1999, the Company recorded a $1,200,000 tax benefit relating to its New Jersey net operating losses ("NOL").

     9. SUBSEQUENT EVENTS

     During the period from October 1 through January 11, 2000, the Company issued 78,810 shares of restricted common stock in settlement of accounts payable totaling $473,242.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
Fusion Networks, Inc.
Miami, Florida 33122


We have audited the accompanying balance sheet of Fusion Networks, Inc. (A Development Stage Company) as of September 30, 1999 and the related statements of operations, stockholders= equity and cash flows for the period from inception (July 1, 1999) to September 30, 1999. These financial statements are the responsibility of the Company=s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fusion Networks, Inc. (A Development Stage Company) as of September 30, 1999 and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.


                                                     SAMUEL KLEIN AND COMPANY


Newark, New Jersey
December 10, 1999
January 24, 2000 as to Note 7

                              FUSION NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                               SEPTEMBER 30, 1999


ASSETS

Current Assets:

     Cash and cash equivalents                                  $ 2,711,860
                                                                  ---------

         Total Currents Assets                                    2,711,860

Property and Equipment                                              308,659

Deposits on Equipment                                               134,353
                                                                  ---------

         Total Assets                                            $3,154,872
                                                                  =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

     Accounts payable and accrued expenses                     $    204,609
                                                                  ----------

         Total Current Liabilities                                  204,609

Stockholders' Equity:

     Common Stock, authorized 60,000,000 shares $.00001 par
       value, issued and outstanding 27,450,136                         274
     Additional paid-in-capital                                   3,359,227
     Deficit accumulated during the development stage             (409,238)
                                                                  ---------

         Total Stockholders' Equity                               2,950,263
                                                                  ---------
         Total Liabilities and Stockholders' Equity              $3,154,872
                                                                  =========


   The accompanying notes are an integral part of these financial statements.

                              FUSION NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
       FOR THE PERIOD FROM INCEPTION (JULY 1, 1999) TO SEPTEMBER 30, 1999



Revenues                                                $        -
                                                          ----------
Costs and Expenses:
     General and administrative expenses                      39,111
     Product development and engineering                     310,931
     Sales and marketing                                      17,655
     Merger expenses                                          46,000
                                                          ----------
         Total Costs and Expenses                            413,697

Other Income:
     Interest income                                           4,459

Net Loss                                                  $(409,238)
                                                          ==========
Loss per Share:
     Basic loss per share                                    $(0.01)
                                                          ==========
     Diluted loss per share                                  $(0.01)
                                                          ==========
     Basic common shares outstanding                      27,450,136
                                                          ==========
     Diluted common shares outstanding                    27,450,136
                                                          ==========



   The accompanying notes are an integral part of these financial statements.

                              FUSION NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS= EQUITY
       FOR THE PERIOD FROM INCEPTION (JULY 1, 1999) TO SEPTEMBER 30, 1999


                                                                                 Deficit
                                          Common Stock                         Accumulated
                                       $.00001 Par Value       Additional       During the          Total
                                      Number of                 Paid-In-        Development      Stockholders'
                                       Shares       Amount      Capital            Stage            Equity
                                     ----------   ---------   ------------    ---------------    --------------


At Inception on July 1, 1999                      $       -    $       -      $        -         $        -

Issuance of Common Stock             26,600,000         266    1,000,484                          1,000,750

Issuance of Shares and Warrants
    in Connection with Private
  Placement                             850,136           8    2,358,743                          2,358,751

Net Loss for the Period from
  Inception (July 1, 1999) to
  September 30, 1999                                                             (409,238)         (409,238)
                                    -----------    ---------  ----------      ------------       ------------

                                     27,450,136    $     274  $3,359,227        $(409,238)       $2,950,263
                                    ===========    =========  ==========      ============       ============



   The accompanying notes are an integral part of these financial statements.

                              FUSION NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
       FOR THE PERIOD FROM INCEPTION (JULY 1, 1999) TO SEPTEMBER 30, 1999



Cash Flows from Operating Activities:
     Net loss                                                                      $(409,238)
     Adjustment to reconcile net loss to net cash
        used in operating activities:
     Increase in accounts payable and accrued expenses                               204,609
                                                                                  ----------
         Total adjustments to net loss                                               204,609
                                                                                  ----------

         Net cash used in operating activities                                      (204,629)
                                                                                  -----------

Cash Flows from Investing Activities:
     Purchase of property and equipment                                             (308,659)
     Deposits on equipment                                                          (134,353)
                                                                                   ----------

         Net cash used in investing activities                                      (443,012)
                                                                                   ----------

Cash Flows from Financing Activities:
     Net proceeds in connection with the issuance of common stock and warrants     3,359,501
                                                                                   ---------

         Net cash provided by financing activities                                 3,359,501
                                                                                   ----------

Net Increase in Cash and Cash Equivalents                                          2,711,860

Cash and Cash Equivalents - Inception (July 1, 1999)                                     -

Cash and Cash Equivalents - End of Period (September 30, 1999)                    $2,711,860
                                                                                   ==========


Supplemental Disclosures of Cash Flow Information:
     Cash paid during the period for:
         Interest                                                                $         -
                                                                                  ============
         Taxes                                                                   $         -
                                                                                  ============



   The accompanying notes are an integral part of these financial statements.

                              FUSION NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
------------------
Fusion  Networks,  Inc.,  (the  ACompany@)  a  development  stage  company,  was incorporated under the laws of the State of Delaware on June 30, 1999. The Company is a start-up Internet company founded to provide improved Internet content and services to Latin American markets and to the Spanish and Portugese speaking population around the world through their Internet Web Site LatinFusion.com.

On September 23, 1999 the Company formed a wholly owned Colombian subsidiary, Fusion Networks DE Colombia LTDA for the purpose of conducting the Company's business in Colombia, South America.

Basis of Accounting
-------------------
The financial statements of the Company have been prepared on the accrual basis of accounting.

Cash and Cash Equivalents
-------------------------
The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Use of Management=s Estimates
-----------------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Property and Equipment
----------------------
Property and equipment are being depreciated for financial accounting purposes on the straight-line method over their respective estimated useful lives. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized. Depreciation of leased equipment under capital leases is included in depreciation.

Impairment of Long-Lived Assets
-------------------------------
The Company adopted  Statement of Financial  Accounting  Standards No. 121 (SFAS
121), AAccounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of@. SFAS 121 requires that if facts and circumstances indicate that the cost of fixed assets or other assets may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted pre-tax cash flows associated with the asset to the asset=s carrying value to determine if a write-down to market value or discounted pre-tax cash flow value would be required.

                              FUSION NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                   (Continued)

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition
-------------------
The  Company=s   revenues  will  be  derived   principally   from  the  sale  of
Ainfomercials@ which are full multimedia advertisements including animated graphics, sound and voice. Additional revenues will be derived from corporate sponsorships of various services and games provided on LatinFusion.com as well as from e-commerce commissions and transaction fees.

Product Development
-------------------
Costs incurred in conjunction with the development of new products are charged to expense as incurred. Material software development costs subsequent to the establishment of technological feasibility will be capitalized. Based upon the Company=s product development process, technological feasibility is established upon the completion of a working model.

Comprehensive Income
--------------------
The Company adopted Statement of Financial  Accounting  Standards No. 130, (SFAS
130) AReporting Comprehensive Income@. This statement establishes rules for the reporting of comprehensive income and its components which require that certain items such as foreign currency translation adjustments, unrealized gains and losses on certain investments in debt and equity securities, minimum pension liability adjustments and unearned compensation expense related to stock issuances to employees be presented as separate components of stockholders= equity. The adoption of SFAS 130 had no impact on total stockholders= equity for the period presented in these financial statements.

Earnings (Loss) Per Share
-------------------------
The Company calculates earnings per share in accordance with SFAS No. 128, AComputation of Earnings Per Share@ and SEC Staff Accounting Bulletin No. 98. Accordingly, basic earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the Preferred Stock (using the if-converted method) and shares issuable upon the exercise of stock options (using the treasury stock method); common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

Stock Splits
------------
On August 23, 1999, the Company=s Board of Directors authorized a 1000 for 1 forward stock split of its common stock and amended the par value of the common stock to $0.00001 and increased the authorized shares to 3,000,000 for shareholders of record at the close of business on August 23, 1999. All share and per-share amounts in the accompanying financial statements have been restated to give effect to the 1000 for 1 forward stock split.

On November 16, 1999, the Company=s Board of Directors authorized a 17.7333333 for 1 stock split of its common stock effective November 18, 1999 for shareholders of record at the close of business on November 18, 1999. All share and per- share amounts in the accompanying consolidated financial statements have been restated to give effect to the 17.7333333 for 1 stock split.

Concentrations of Credit Risk
-----------------------------
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains the majority of its cash and cash equivalents with one financial institution and this creates an inherent concentration of credit risk.

                              FUSION NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                   (Continued)

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Start-Up Activities
-------------------
The American Institute of Certified Public Accountants recently issued Statement of Position (ASOP@) 98-5, AReporting the Costs of Start-Up Activities.@ SOP 98-5 requires start-up costs, as defined, to be expensed as incurred and is effective for financial statements for fiscal years beginning after December 15, 1998. The Company expenses all start-up costs as incurred in accordance with SOP 98-5 will have no material impact on the Company=s financial statements.

Income Taxes
------------
The Company follows Statement of Financial  Accounting  Standards No. 109, (SFAS
109) AAccounting for Income Taxes@. SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

2.  PLAN OF OPERATIONS

Fusion Networks, Inc. is a development stage company in the process of developing LatinFusion.com, a universal portal offering a comprehensive suite of Internet products, services and solutions to Latin America and other Spanish and Portugese speaking markets. The Company believes that by offering an integrated platform of content, community and commerce and related services, all produced locally and in Spanish or Portugese, with the specific needs and desires of the Spanish and Portugese speaking population as its focus, LatinFusion.com will be well positioned to capitalize on the anticipated growth of the Internet throughout the Spanish and Portugese speaking world.

In order to capitalize on the anticipated growth of the Internet throughout the Spanish and Portugese speaking population, the Company intends to establish credibility in the Spanish and Portugese speaking markets by establishing a local presence in those markets and developing content tailored to those markets. The Spanish and Portugese speaking populations of the world share important cultural and linguistic characteristics. To succeed in serving the Internet needs of these communities the Company believes it is critical to establish itself as a part of that community and display a sensitivity to the needs of that community. While existing Internet providers produce native language content for the Spanish and Portugese speaking community, the majority of their content is translations of English language content.

The Company believes that in order to create loyalty and a sense of community among Spanish and Portugese speaking Internet users, a Web site must contain content which is both locally produced and produced in Spanish and/or Portugese.

The Company intends to establish and grow the LatinFusion.com site from a local base in key markets to larger regional presences. To begin this process, the Company will establish an initial presence in the Bogota, Colombia market to support its initial pilot operations. The Company will establish the infrastructure and local content development and support teams to ensure that the LatinFusion.com site develops a reputation for quality, responsiveness and reliability of both the Web site and related services.

                              FUSION NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                   (Continued)

2.  PLAN OF OPERATIONS (Continued)

All content will be developed locally and will be multi-cultural as well as multilingual (available in Spanish, Portugese and English). By locally producing native language content with reliable services, the Company believes
LatinFusion.com will become a recognized name and preferred Web site for Internet users in the Bogota market. The Company also feels that by establishing a favorable reputation in Bogota, the LatinFusion.com site will quickly gain recognition and a favorable reputation in the surrounding region. The Company plans to repeat this process in other key markets throughout Latin America as well as in certain key markets in the United States and Europe.

In addition to establishing credibility and local presence in the Spanish and Portugese markets, the Company plans to offer a comprehensive range of Internet products and services tailored to those markets. The LatinFusion.com site is expected to be initially divided into seven channels, each offering a broad array of related products and services. The channels will include (1) home, where users can access time, weather, and currency data, search engines and a help desk; (2) media, which will provide access to national, regional and local newspapers, regional magazines and regional television and radio broadcasts; (3) guides, where users can access community, entertainment and tourist information for selected regions and cities; (4) commerce, providing access to a wide variety of on-line shopping options, on-line banking and on-line investment options; (5) games, where users can access interactive games, (6) connection, providing users with access to e-mail, video chat, Internet telephone services and other communication tools, and (7) contests, where users can participate in various contests. The Company plans to monitor new products and services as well as user demand for those products and services and will add such to assure that users have the broadest range of Internet products and services available.

The Company also plans to utilize state-of-the-art technologies to improve their users Internet experience. The Company intends to continually adopt the latest technologies to both overcome bandwidth limitations and provide the richest, most entertaining multimedia experience available on the Internet. LatinFusion.com has been designed using Macromedia=s Flash 4.0 which will offer streaming video, interactive on-screen graphics and full stereo sound throughout the site. The Company believes that the adoption of this technology will differentiate LatinFusion.com from many of the sites on the Internet and make it an exciting and enjoyable Web site to visit. The Company plans to consistently monitor new technologies and will adopt new technologies to assure that LationFusion.com offers the richest and most attractive Internet experience available.

Utilizing state-of-the-art technology also allows the Company to deploy innovative new advertising strategies to better serve both users and advertisers. Presently, advertising on the Internet today consists principally of banners placed on Web sites which are linked to an advertiser=s Web site. The Company has adopted a new, non-banner, advertising model which it believes will be better received by both Web users and advertisers. Utilizing Macromedia Flash 4.0, the Company will produce Ainfomercials@ which are ten seconds or less in length and will include full multimedia, including graphics, sound and voice. These infomercials will be downloaded in the background and run between page views, and will be customized and targeted based on the user demographics associated with the Web page being viewed. The Company believes this type of advertising is similar to highly targeted television advertising, which is a proven and long standing means of advertising, and will produce superior results to traditional banner advertising.

3.  PROPERTY AND EQUIPMENT

At September 30, 1999 property and equipment consist of various office equipment and computers, at a total cost of $308,659, with estimated useful lives of 5 years. At September 30, 1999, the equipment had not yet been placed in service and therefore no depreciation has been provided for in these financial statements.

                              FUSION NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                   (Continued)

4.  RELATED PARTIES

The Company currently leases approximately 1,600 square feet of office space in an office building in Miami, Florida, from Latam Holding, Inc., a Florida corporation, whose principle owner is Enrique Bahamon, a stockholder and Chief Financial Officer of the Company. The lease is for a term of one year which commenced on July 1, 1999 and calls for a monthly base rent of $2,500. The related expense for this lease for the period ended September 30, 1999 was $6,855. As of September 30, 1999, the Company was current on all rental obligations due the related party.

During 1999, the Company entered into an agreement with Red Colombia, a company domiciled in Bogota, Colombia, owned in part by Hernando Bahamon and Felipe Santos, principal stockholders, officers and/or directors of the Company, under which Red Colombia agreed to provide certain Web site development services, at a total contracted service fee of $182,559, for the period from July 28, 1999 through October 31, 1999. During July and September 1999, the Company paid Red Colombia $121,706 of this service fee, which was expensed for the period ended September 30, 1999.

Also during 1999, the Company purchased computer and office equipment from Latam Compuser Corp., a Miami, Florida based company owned by Enrique Bahamon, a stockholder and Chief Financial Officer of the Company. These purchases have been capitalized by the Company and amounted to approximately $36,000.

5.  COMMITMENTS AND CONTINGENCIES

Merger Agreement
----------------
On July 26, 1999 the Company announced that it entered into a non-binding merger agreement with IDM Environmental Corp. (collectively with it=s subsidiaries referred to herein as AIDM@) a New Jersey based publicly traded corporation, pursuant to which IDM agreed to form a holding company known as Fusion Networks Holding, Inc. (AFNH@) with both the Company and IDM merging with subsidiaries of FNH. On August 18, 1999 the agreement was amended and became a definitive agreement. As a result both the Company and IDM will become wholly owned subsidiaries of FNH.

The stockholders of the Company will receive one share of common stock of FNH for each share of the Company=s common stock held and the stockholders of IDM will receive one share of FNH for each share of IDM common stock held, resulting in the current stockholders of the Company owning approximately 89% of FNH common stock. The proposed plan of merger is subject to a number of conditions including, but not limited to, regulatory approvals and the receipt of stockholder approval from both the Company and IDM.

Employment Agreement
--------------------
In September 1999, Hernando Bahamon, President, CEO and Chairman of the Board of Directors of the Company, entered into a Service Agreement with the Company pursuant to which Mr. Bahamon agreed to provide services to the Company in connection with the launch of its Bogota, Colombia Web site. The agreement provides for monthly compensation of $15,000 and runs for a term of six months from July 1, 1999 subject to automatic renewal on a monthly basis thereafter. It is anticipated that Mr. Bahamon will enter into a long-term employment agreement with the Company following the merger.

                              FUSION NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                   (Continued)

5.  COMMITMENTS AND CONTINGENCIES (Continued)

Year 2000
---------
The Company has contacted, and in the future intends to contact, their third-party vendors, licensors and providers of software, hardware and services regarding their Year 2000 readiness. Because LatinFusion.com is a new network and the Company intends to utilize new equipment and software which is Year 2000 compliant, they believe that their network will perform correctly through Year 2000 and beyond. Due to the highly dynamic nature of their business, however, they will continue the testing process through Year 2000 and beyond and will continue to confirm that their third-party vendors, licensors and providers are Year 2000 ready.

Foreign Operations
------------------
The Company will be relying heavily on foreign Internet markets, primarily in Latin America, for its operations. The market for Internet services in Latin America is in an early stage of development and is an unproven medium for advertising and other commercial services. In addition, there are several factors involved in increasing the use of the Internet in Latin America for
commercial  purposes  which  include  security,   reliability,   cost,  ease  of
development, administration and quality of service. In addition, the telecommunications structure in Latin America is not as well developed as in the United States or Europe. Access to the Internet requires a relatively advanced telecommunications infrastructure and continued development of the telecommunications infrastructure will have a substantial impact on the Company=s ability to deliver services and on the market acceptance of the Internet in Latin America in general. Social, political and economic conditions in Latin America could also have an effect on the Company=s operations. The volatility of these conditions could make it difficult for the Company to sustain their expected growth in revenues and earnings, which could have an adverse effect on their stock price. Currency exchange rates have also been somewhat volatile throughout Latin America and the economies of these areas have experienced significant economic downturns. Poor economic conditions in Latin American countries may cause the Company=s customers to reduce their advertising spending, which could have an adverse effect on the Company.

6.  STOCKHOLDERS' EQUITY

Common Stock
------------
The holders of Common Stock have no preemptive rights and the Common Stock has no redemption, sinking fund or conversion provisions. Each share of Common Stock is entitled to one vote on any matter submitted to the holders and to equal rights in the assets of the Company upon liquidation. All of the outstanding shares of Common Stock are fully paid and nonassessable.

On August 23, 1999, the Company=s Board of Directors authorized a 1000 for 1 forward stock split of its common stock and amended the par value of the common stock to $0.00001 and increased the authorized shares to 3,000,000 for shareholders of record at the close of business on August 23, 1999. All share and per-share amounts in the accompanying financial statements have been restated to give effect to the 1000 for 1 forward stock split.

On November 16, 1999, the Company's Board of Directors authorized a 17.7333333 for 1 forward stock split of its common stock and increased the authorized shares to 60,000,000 for shareholders of record at the close of business on November 18, 1999. All share and per-share amounts in the accompanying consolidated financial statements have been restated to give effect to the
17.7333333 for 1 forward stock split.

                              FUSION NETWORKS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                   (Continued)

6.  STOCKHOLDERS' EQUITY (Continued)

Common Stock (continued)
-----------
The original incorporators of the Company were issued a total of 13,3000,000 shares of the Company=s common stock for a nominal cash consideration of $750.

On July 8, 1999, the Company entered into an agreement with certain investors for the purchase of 4,433,333 shares of the Company=s common stock for $500,000 and options to purchase an additional 8,866,667 shares of the Company=s common stock, at any time before December 31, 1999, for an additional $500,000. As of September 30, 1999, the investors had exercised their options resulting in a total of 13,300,000 shares of common stock being issued and $1,000,000 in funds being received by the Company under this agreement.

During August, 1999 the Company initiated a private placement offering under which the Company is offering units (the AUnits@) for sale at $60,000 per Unit. Each Unit consists of 20,000 shares of common stock and 20,000 three year warrants (the AWarrants@) to purchase common stock at $6.00 per share for a period of three years. In addition, licensed broker- dealers participating in the private placement will receive commissions of $4,500 cash and 1,500 three year warrants (the ABrokers Warrants@) to purchase common stock at $6.00 per share for a period of three years, for each unit sold. As of September 30, 1999 the Company had issued 850,136 shares of common stock, 850,136 common stock Warrants and 63,760 Brokers Warrants, for net proceeds of $2,358,750.

Stock Options
-------------
During October, 1999, the Company's Board of Directors approved a stock option plan for the Company, the Fusion Networks, Inc. 1999 Stock Option Plan (the A1999 Plan@), under which stock option awards may be made to eligible key employees, consultants and directors of the Company. The 1999 Plan became effective immediately and it will remain in effect until the tenth anniversary of the effective date unless terminated earlier by the Board of Directors. Pursuant to the plan, the Company will reserve 5,320,000 shares of common stock for issuance pursuant to the grant of incentive stock options and non-qualified stock options. Should the plan not be approved by the shareholders of the Company within twelve months of the date of Board adoption, this plan shall terminate and all options previously granted under this plan will become void and of no effect.

7.  SUBSEQUENT EVENTS

During November 1999, the Company completed the private  placement  discussed in
Note 6 and issued an additional 2,163,264 shares of common stock, 2,163,264 Warrants and 162,245 Brokers Warrants in conjunction with the private placement. The net proceeds of these transactions were an additional $6,003,250 to the Company.

On October 13, 1999 the Company completed launched LatinFusion.com, the Company's pilot Web site from which it plans to launch additional sites in Latin America, Spain and Portugal. The company launched its second site from Miami, Florida on December 31, 1999.

On November 18, 1999 the Company issued a total of 2,500,000 warrants to various consultants. The warrants are exercisable for three (3) years at $5.00 per share. In connection with this transaction the Company will record in the fourth quarter of 1999 consulting expenses of $14 million which was estimated using the Black Scholes value option pricing model.

On October 12, 1999 the Company granted stock options to purchase 725,000 shares of its common stock to 10 employees under the Company's 1999 Stock Option Plan. In addition, the Company also granted under this plan stock options to 100,000 shares of its common stock to 10 consultants in Colombia, South America who assisted in the development of the web-site. These options were all granted with an exercise price of $5.34, the fair market value of the underlying common stock at the date of grant. The Company will record approximately $84,000 as consulting expense for the value of the 100,000 options issued to the 10 consultants. The value was computed using the Black Scholes value option pricing model.

On December 29, 1999 the Company issued to a consultant a warrant to purchase 500,000 shares of the Company's common stock for services provided during the fourth quarter of 1999 for financing, merger and acquisition and strategic alliance consulting activities. The warrant is exercisable immediately, in whole or in part, for a period of three years and at an exercise price of $5.00 per common share. The Company will record approximately $5,600,000 as consulting expense during the fourth quarter of 1999 in connection with this transaction.

On December 20, 1999, Fusion Networks and Marketing Services Group, Inc. ("MSGI") entered into a Stock Purchase and Sale Agreement pursuant to which Fusion Networks issued 3,500,000 shares of common stock to MSGI in exchange for 1,500,000 shares of common stock of MSGI. MSGI is traded on the NASDAQ National Market and has approximately 26 million shares outstanding and had a market price of approximately $17 per share at the time of the agreement. MSGI provides direct and database marketing, telemarketing and telefundraising, media planning and buying, online consulting and common, automated internet marketing and web design services. Pursuant to the terms of that agreement MSGI has the right for a six month period ending in June 2000 to acquire up to an additional 3,500,000 shares of common stock of Fusion Networks in exchange for an additional 1,500,000 shares of MSGI common stock and MSGI has the right to designate a nominee for director of Fusion Networks for a period of one year. MSGI and Fusion Networks each agreed to "lock-up" the shares received from the other preventing resale of these shares for a period of one year ending December 2000. Additionally, the agreement provides that MSGI may rescind the transaction and put the shares back to Fusion Networks if the merger with FNHI is not completed by June 30, 2000.

In conjunction with the Stock Purchase and Sale Agreement, Fusion Networks retained the services of WiredEmpire, MSGI's database marketing and infrastructure subsidiary, to provide e-relationship tools and solutions to accelerate deployment of Fusion Networks' business.

The Company intends to record and account for this investment on the cost basis and will value this investment and the 3,500,000 shares of the Company's common stock that it exchanged at $25,500,000, the fair market value of the MSGI common stock that the Company received.

                                                                     APPENDIX A

                        PLAN OF REORGANIZATION AND MERGER

     PLAN OF REORGANIZATION AND MERGER ("Agreement"), dated as of August 18, 1999, among IDM ENVIRONMENTAL CORP., a New Jersey corporation (the "Company"), IDM/FUSION HOLDINGS, INC., a Delaware corporation ("Holdings") and a direct, wholly-owned subsidiary of the Company, and IDM MERGER SUBSIDIARY., INC., a Delaware corporation ("Mergeco") and a direct, wholly-owned subsidiary of Holdings.

                                    RECITALS

     WHEREAS, as of the close of business on August 18, 1999, the authorized capital stock of the Company consisted of 7,500,000 shares of common stock, par value $.01 per share ("Company Common Stock"), and 1,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). As of August 18, 1999 (i) 3,331,085 shares of Company Common Stock were issued and outstanding;
(ii) 47,500 shares of Company Common Stock were reserved for issuance under the Company's 1993 Stock Option Plan (the "1993 Plan"), of which 40,110 shares were subject to outstanding options; (iii) 50,000 shares of Company Common Stock were reserved for issuance pursuant to Company's 1995 Stock Option Plan (the "1995 Plan"), of which 46,900 shares were subject to outstanding options; (iv) 1,700,000 shares of Company Common Stock were reserved for issuance pursuant to Company's 1998 Stock Option Plan (the "1998 Plan"), including 1,600,000 shares reserved for issuance under the 1998 Plan which are subject to approval by the Company stockholders relating to an amendment to increase the shares reserved under the 1998 Plan in said amount, of which 1,040,880 shares were subject to outstanding options; (v) 350,000 shares were reserved for issuance to various consultants in payment for past and future services, and (vi) shares of Company Common Stock were reserved and subject to issuance under various other options, warrants and convertible notes (the "Other Derivative Securities") in the amounts listed in Schedule 1 attached hereto. As of the date hereof, no shares of Company Common Stock were held in treasury, no shares of Company Preferred Stock are issued and outstanding and 200,000 shares of Company Preferred Stock are reserved for issuance upon exercise of the Company Rights pursuant to the Company Rights Agreement.

     WHEREAS, as of the date hereof, the authorized capital stock of Holdings consists of 200 shares of common stock, no par value ("Holdings Common Stock"), of which 1 share is issued and outstanding and no shares are held in treasury.

     WHEREAS,  the  designations,   rights,  powers  and  preferences,  and  the
qualifications, limitations and restrictions thereof, of the Holdings Common Stock are the same as those of the Company Common Stock.

     WHEREAS, the Certificate of Incorporation and the By-laws of Holdings immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Amended Certificate of Incorporation and By-laws of the Company immediately before the Effective Time.

     WHEREAS, the directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holdings as of the Effective Time.

     WHEREAS, Holdings and Mergeco are newly formed corporations organized for the purpose of participating in the transactions herein contemplated.

     WHEREAS, the Company desires to create a new holding company structure by merging Mergeco with and into the Company with the Company being the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation"), and converting each outstanding share of Company Common Stock into one share of Holdings Common Stock, all in accordance with the terms of this Agreement.

     WHEREAS, the Boards of Directors of Holdings , Mergeco and the Company have approved this Agreement and the merger of Mergeco with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the "Merger") and has directed that the Merger be submitted to a vote of the stockholders of the Company at a special meeting to be called for the purpose of approving the Merger.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdings and Mergeco hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

     Section 1.1 The Merger. In accordance with the Delaware General Corporation Law ("DGCL") and the New Jersey Business Corporation Act ("NJBCA") and subject to and upon the terms and conditions of this Agreement, Mergeco shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of Mergeco shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." At the Effective Time, the effect of the Merger shall be as provided in the DGCL and NJBCA.

     Section 1.2 Effective Time. The Merger shall become effective upon the filing of a copy of this Agreement with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey (the time of such filing being referred to herein as the "Effective Time").

     Section 1.3 Amended and Restated Certificate of Incorporation of the Surviving Corporation. From and after the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that, from and after the Effective Time, Article III shall be amended so as to read in its entirety as described in Schedule 2 attached hereto.

     Section 1.4 By-laws. From and after the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

     Section 1.5 Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the By-laws of the Surviving Corporation or as otherwise provided by law.

     Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the By-laws of the Surviving Corporation or as otherwise provided by law.

     Section 1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Mergeco or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Mergeco and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Mergeco and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Mergeco, the Company or the holder of any of the following securities:

     (a) Each issued and outstanding share of Holdings Common Stock owned of record by the Company immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor and shall cease to exist and no Company Common Stock or other consideration shall be delivered in exchange for any such Holdings Common Stock.

     (b) Each share or fraction of a share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one, or an equal fraction of one, duly issued, fully paid and nonassessable share of Holdings Common Stock.

     (c) Each share of common stock, par value $0.01 per share, of Mergeco issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     (d) From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

     Section 1.9 No Surrender of Certificates; Stock Transfer Books. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of Holdings, will, in each case, be identical with those of the Company immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock.

                                   ARTICLE II
                             ACTIONS TO BE TAKEN IN
                           CONNECTION WITH THE MERGER

     Section 2.1 Assumption of Plans. Holdings and the Company hereby agree that they will, at the Effective Time, execute, acknowledge and deliver an assumption agreement pursuant to which Holdings will, from and after the Effective Time, assume and agree to perform all obligations of the Company pursuant to (a) the Company's 1993, (b) the Company's 1995 Plan, (c) the Company's 1998 Plan, and
(d) the Company's Other Derivative Securities listed on Schedule 1 attached hereto.

     Section 2.2 Reservation of Shares. On or prior to the Effective Time, Holdings will reserve sufficient shares of Holdings Common Stock to provide for the issuance of Holdings Common Stock upon exercise of options outstanding under the 1993 Plan, the 1995 Plan and the 1998 Plan, and the exercise or conversion of all Other Derivative Securities.

                                   ARTICLE III
                              CONDITIONS OF MERGER

     Section 3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

     (a) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

     (b) Friedman Siegelbaum LLP , special tax counsel to the Company, shall not have withdrawn its opinion that holders of the Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.

     (c) The Merger shall have  received  approval by the holders of the Company
Common  Stock  in  the  manner   required  by  the  Bylaws  and  Certificate  of
Incorporation of the Company and the NJBCA.

                                   ARTICLE IV
                                    COVENANTS

     Section 4.1 Further Actions. Prior to the Effective Time, the Company, in its capacity as the sole stockholder of Holdings, will, if necessary to comply with the NJBCA and the DGCL, take all actions reasonably necessary to carry out the purposes of this agreement.

     Section 4.3 The Plans and Other Derivative Securities. The Company and Holdings will take or cause to be taken all actions necessary or desirable in order for Holdings to assume the 1993 Plan, the 1995 Plan and the 1998 Plan and the obligations under the Other Derivative Securities.

                                    ARTICLE V
                            TERMINATION AND AMENDMENT

     Section 5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, the Board of Directors of Holdings or the Board of Directors of Mergeco if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company, Holdings or Mergeco nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

     Section 5.2 Amendment. This Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement to the fullest extent permitted by law.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

     Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of New Jersey.

     Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     Section 6.3 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     IN WITNESS WHEREOF, Holdings, Mergeco and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IDM ENVIRONMENTAL CORP.                   IDM MERGER SUBSIDIARY., INC.
a New Jersey corporation (the "Company")  a Delaware corporation ("Mergco")


By: /S/ JOEL FREEDMAN                      By: /S/ JOEL FREEDMAN
    -----------------------                   ----------------------
   Joel Freedman, President                Joel Freedman, President


IDM/FUSION HOLDINGS, INC.
a Delaware corporation ("Holdings")


By: /S/ JOEL FREEDMAN
    -----------------------
   Joel Freedman, President

                                                                     APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of August 18, 1999 is among FUSION NETWORKS, INC., a Delaware corporation (the "Fusion"), IDM ENVIRONMENTAL CORP., a New Jersey corporation ("IDM"), IDM/FUSION HOLDINGS, INC. ("Parent"), and IDM/FNI ACQUISITION CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent (the "Merger Subsidiary").

     WHEREAS, Fusion is a newly formed corporation, formed and capitalized pursuant to a business plan, a copy of which has been provided to IDM and Parent (the "Business Plan");

     WHEREAS, IDM is a diversified services and project development company;

     WHEREAS, management of IDM and Fusion have entered into negotiations and agreed in principle as to the terms on which IDM would form Parent and Merger Subsidiary for the purpose of forming a holding company structure under which IDM would become a wholly-owned subsidiary of Parent and Merger Subsidiary would merge with and into Fusion causing Fusion to become a wholly-owned subsidiary of Parent;

     WHEREAS, it is contemplated that on or prior to the Effective Time of the Merger pursuant to this Merger Agreement, the following will have occurred:
Pursuant to a Plan of Reorganization and Merger (the "IDM Reorganization") dated August 18, 1999, among IDM, Parent and IDM Merger Subsidiary, Inc., IDM will have been restructured into a holding company structure pursuant to which Parent will be the sole owner of all outstanding IDM capital stock and the holders of IDM stock will be stockholders of Parent (for purposes hereof, the IDM Reorganization shall be assumed to have been consummated prior to the Effective Time and all representations and undertakings of Parent hereunder shall be deemed to be representations and undertakings of IDM for periods prior to consummation of the IDM Reorganization);

     WHEREAS, the respective Boards of Directors of the Fusion, Parent and the Merger Subsidiary, and Parent as the sole stockholder of the Merger Subsidiary, each have, in light of and subject to the terms and conditions set forth herein, resolved to deem this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1), taken together, advisable and fair to, and in the best interests of, their respective stockholders; and

     WHEREAS, for federal income Tax (as defined in Section 3.16) purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Fusion, Parent and the Merger Subsidiary hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), the Merger Subsidiary shall be merged with and into the Fusion ("Merger"). Following the Merger, the Fusion shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the DGCL, and the separate corporate existence of the Merger Subsidiary shall cease.

     SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, Parent, the Merger Subsidiary and the Fusion shall cause the Merger to be consummated by (i) filing a certificate of merger complying with the DGCL with the Secretary of State of the State of Delaware (the "Certificate of Merger") as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon the later of such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     SECTION 1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the fifteenth business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Oscar D. Folger, Esq., 521 Fifth Avenue, New York, New York 10175, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Fusion and the Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Fusion and the Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     SECTION 1.5 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Fusion in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with such Certificate of Incorporation and the DGCL. The Bylaws of the Fusion in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Certificate of Incorporation and the DGCL.

     SECTION 1.6 Directors. The directors of the Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     SECTION 1.7 Officers. The officers of Fusion at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of shares of Fusion Common Stock (as defined in Section 2.1(c)):

     (a) Securities of the Merger Subsidiary and Parent. The issued and outstanding securities of Fusion shall remain outstanding and shall be unchanged as a result of the Merger (except that ownership of the Fusion shares shall pass to Parent pursuant to Section 2.1(c)). The issued and outstanding securities of Parent shall remain outstanding and shall be unchanged as a result of the Merger.

     (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Fusion, or by Parent, the Merger Subsidiary or any other subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Fusion Common Stock. Each share of common stock of Fusion ("Fusion Common Stock") issued and outstanding immediately prior to the Effective Time (individually, a "Share" and collectively, the "Shares") shall be converted into and be exchangeable for the right to receive 17,733.333 fully paid and non-assessable shares of common stock, par value $.01 per share, of Parent, or an aggregate of 26,600,000 shares of Parent Common Stock; provided, however, that the aggregate number of shares of Parent Common Stock issuable pursuant to the Merger shall be increased proportionately to the extent that Fusion issues additional shares of common stock as permitted by Section 5.1(b) hereof.

     (d) Certain Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the amount of shares of Parent Common Stock to be issued pursuant to Section 2.1(c) above shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or such similar event.

     SECTION 2.2 No Fractional Shares of Parent Common Stock. No certificates or scrip of shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of certificates representing outstanding Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF FUSION

     Except as set forth in the disclosure schedule delivered by Fusion to Parent prior to the execution of this Agreement (the "Fusion Disclosure Schedule") (each Section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Fusion hereby represents and warrants to each of Parent, IDM and the Merger Subsidiary as follows:

     SECTION 3.1 Organization and Qualification; Subsidiaries.

     (a) Fusion and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 3.9) of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Fusion to be conducted.

     (b) Section 3.1 of the Fusion Disclosure Schedule sets forth a list of all subsidiaries of Fusion. Except as listed in Section 3.1 of the Fusion Disclosure Schedule, Fusion does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

     (c) Each of Fusion and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion.

     (d) Fusion has heretofore delivered to Parent accurate and complete copies of the articles or certificate of incorporation and codes of regulations, bylaws or other similar organizational documents, as currently in effect, of each of Fusion and each of its subsidiaries.

     SECTION 3.2 Capitalization of Fusion and Its Subsidiaries.

     (a) The authorized capital stock of Fusion consists of 3,000 shares of Fusion Common Stock. As of August 18, 1999, 1,500 shares of Fusion Common Stock were issued and outstanding; and (ii) no shares of Fusion Common Stock were issued and held in the treasury of Fusion. All the outstanding shares of Fusion Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above or in Section 3.2(a) of the Fusion Disclosure Schedule
(1) there are no shares of capital stock or other voting securities of Fusion authorized, issued or outstanding, (2) there are no outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Fusion or any of its subsidiaries, obligating Fusion or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock, voting securities or other equity interest in Fusion or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating Fusion or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, or (3) there are no outstanding contractual obligations of Fusion or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or other capital stock of Fusion or any subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. There are no stockholder agreements, voting trusts or other agreements or understandings to which Fusion or any of its subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock of Fusion.

     (b) All of the outstanding capital stock of Fusion's subsidiaries is owned by Fusion, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote, transfer or sell the same, except as may be provided as a matter of Law). There are no securities of Fusion or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Fusion or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of Fusion. There are no outstanding contractual obligations of Fusion or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Fusion. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.3 Authority Relative to This Agreement; Consents and Approvals.

     (a) Fusion has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and no other corporate proceedings on the part of Fusion are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and this Agreement, the Fusion Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by Fusion and, assuming the due authorization, execution and delivery hereof by each of Parent and the Merger Subsidiary, constitutes a valid, legal and binding agreement of Fusion, enforceable against Fusion in accordance with its terms.

     (b) The Board of Directors of Fusion (the "Fusion Board") has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Fusion Board for the consummation of the transactions, including the Merger, contemplated hereby and has resolved (i) to deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to, and in the best interests of, Fusion and its stockholders; and (ii) to recommend that the stockholders of Fusion approve and adopt this Agreement. The Fusion Board has directed that this Agreement be submitted to the stockholders of Fusion for their approval by written consent or at a meeting to be held for that purpose. The affirmative vote of the holders of a majority of the voting stock of Fusion (which is comprised solely of Fusion Common Stock (the "Voting Shares"))(the "Fusion Requisite Vote") are the only votes of the holders of any class or series of capital stock of Fusion necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. No other vote of the stockholders of Fusion is required by law, the articles of incorporation or the code of regulations of Fusion or otherwise in order for Fusion to approve and adopt this Agreement or to consummate the transactions contemplated hereby.

     SECTION 3.4 Business Plan. Fusion has been formed, capitalized and operated to date, and until the Effective Time will be capitalized and operated, consistent with the Business Plan.

     SECTION 3.5 Financial Statements. Fusion is newly formed and, except as contemplated in the Business Plan, has no material assets and, through the date hereof, has had no material operations and has not completed a fiscal quarter for purposes of preparing financial statements. If requested, by Parent, Fusion will prepare and deliver to Parent unaudited financial statements and such other financial statements, whether audited or unaudited, as may be required by Parent to comply with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Any such financial statements so delivered by Fusion shall be prepared in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP").

     SECTION 3.6 No Undisclosed Liabilities. Neither Fusion nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances known to Fusion which could be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in Fusion financial statements and (b) liabilities or obligations incurred in the ordinary course of business which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion.

     SECTION 3.7 Absence of Changes. Except as and to the extent disclosed to Parent, as set forth in Section 3.7 of the Fusion Disclosure Schedule or as permitted by Section 5.1, since inception Fusion and its subsidiaries have conducted their business in the ordinary and usual course consistent with Business Plan and there has not been:

     (a) any event, change, occurrence or development which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Fusion or any repurchase, redemption or other acquisition by Fusion or any subsidiary of any Fusion securities;

     (c) any amendment of any term of any outstanding security of Fusion or any subsidiary;

     (d) (i) any incurrence or assumption by Fusion or any subsidiary of any indebtedness for borrowed money (A) other than in the ordinary and usual course of business consistent with the Business Plan or (B) in connection with any acquisition or capital expenditure permitted by Section 5.1 or (ii) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Fusion or any subsidiary for the obligations of any other person (other than any wholly owned subsidiary of Fusion), other than in the ordinary and usual course of business consistent with the Business Plan;

     (e) any creation or assumption by Fusion or any subsidiary of any Lien on any material asset of Fusion or any subsidiary other than in the ordinary and usual course of business consistent with past practice;

     (f)  any  making  of  any  loan,  advance  or  capital  contribution  to or investment in any person by Fusion or any subsidiary other than (i) any acquisition permitted by Section 5.1, (ii) loans, advances or capital contributions to or investments in wholly owned subsidiaries of Fusion or (iii) loans or advances to employees of Fusion or any subsidiary made in the ordinary and usual course of business consistent with the Business Plan;

     (g) (i) any contract or agreement entered into by Fusion or any subsidiary on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by Fusion or any subsidiary of any contract, license or other right that does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary and usual course of business consistent with the Business Plan and those contemplated by this Agreement;

     (h) any material change in any method of accounting or accounting principles or practice by Fusion or any subsidiary, except for any such change required by reason of a change in GAAP; or

     (i) any (i) grant of any severance or termination pay to any director, officer or employee of Fusion or any of its subsidiaries; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Fusion or any of its subsidiaries (it being acknowledged and agreed that the hiring of employees in the ordinary course of business on an at-will basis shall not be deemed the entering into of an employment or similar agreement); (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Fusion or any of its subsidiaries other than, in the case of clause (iv) only, increases in compensation, bonus or other benefits payable to employees of Fusion or any of its subsidiaries in the ordinary and usual course of business consistent with the Business Plan or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices. SECTION 3.8 Information Supplied. None of the information supplied or to be supplied by Fusion for inclusion or incorporation by reference in the proxy statement relating to the Parent Stockholder Meeting (as defined in Section 6.1) (the "Proxy Statement"), including but not limited to the Business Plan, will, at the date mailed to stockholders and at the time of the meeting of stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Parent Stockholder Meeting any event with respect to Fusion, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Fusion shall promptly so advise Parent and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Parent.

     SECTION 3.9 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Nasdaq SmallCap Market, the Securities Act, the Exchange Act, state securities or blue sky Laws, and any other applicable state regulatory agency, the filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in
Section 3.9 to Fusion Disclosure Schedule (collectively, the "Fusion Required Approvals"), no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority is necessary for the execution and delivery by Fusion of this Agreement or the consummation by Fusion of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion. Neither the execution, delivery and performance of this Agreement by Fusion nor the consummation by Fusion of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles or certificate of incorporation or code of regulations or bylaws (or similar governing documents) of Fusion or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Fusion or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the "Fusion Agreements"), or (iii) violate any Law applicable to Fusion or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion. Section
3.9 of the Fusion Disclosure Schedule sets forth a list of all material third party consents and approvals required to be obtained under the Fusion Agreements prior to the consummation of the transactions contemplated by this Agreement.

     SECTION 3.10 No Default. Neither Fusion nor any of its subsidiaries is in violation of any term of (i) its articles or certificate of incorporation, code of regulations, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a
Governmental Entity ("Law") applicable to Fusion, its subsidiaries or any of their respective properties or assets, except, in the case of (ii) and (iii), for violations which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion or to prevent or materially delay the performance of this Agreement by Fusion.

     SECTION 3.11 Real Property.

     (a) Fusion owns no fee interest in any real property.

     (b) Section 3.11(b) of the Fusion Disclosure Schedule sets forth all leases, subleases and other agreements (the "Real Property Leases") under which Fusion or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that is material to the conduct of the business of Fusion and its subsidiaries, taken as a whole. Fusion has heretofore delivered to Parent true, correct and complete copies of all Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which Fusion or any of its subsidiaries is a party affecting the obligations of any party thereunder). Each Real Property Lease constitutes the valid and legally binding obligation of Fusion or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. All rent and other sums and charges payable by Fusion and its subsidiaries as tenants under each Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of Fusion or any such subsidiary or, to Fusion's knowledge, the landlord, exists under any Real Property Lease. Each of Fusion and its subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) Taxes and general and special assessments not in default and payable without penalty and interest, and (ii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with Fusion's or any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof.

     (c) No party to any such Real Property Leases has given notice to Fusion or any of its subsidiaries of or made a claim against Fusion or any of its subsidiaries with respect to any material breach or default thereunder.

     SECTION 3.12  Litigation.  Except as and to the extent disclosed in Section
3.12 of the Fusion Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to Fusion's knowledge, threatened against Fusion or any of its subsidiaries or any of their respective properties or assets which (a) does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by Fusion in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as and to the extent publicly disclosed by Fusion in Section 3.12 of the Fusion Disclosure Schedule, there is no judgment, order, writ, injunction or decree outstanding against Fusion or its subsidiaries which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion.

     SECTION 3.13 Fusion Permits; Compliance with Applicable Laws. Fusion and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Fusion Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion. Fusion and its subsidiaries are in compliance in all material aspects with the terms of the Fusion Permits, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion. The businesses of Fusion and its subsidiaries are not being conducted in violation of any Law applicable to Fusion or its subsidiaries, except for violations or possible violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion. To Fusion's knowledge, no investigation or review by any Governmental Entity with respect to Fusion or its subsidiaries is pending or threatened, nor, to Fusion's knowledge, has any Governmental Entity indicated an intention to conduct the same.

     SECTION 3.14 Employee Plans.

     (a) Except as and to the extent disclosed in Section 3.14(a) of the Fusion Disclosure Schedule there are no "employee benefit plans," as defined in Section 3(3) of ERISA, employment, executive compensation, consulting or other compensation agreements, and stock option, stock award, stock purchase or other equity-based compensation, deferred compensation, severance, salary continuation, life insurance, bonus or other incentive compensation programs or arrangements, and directors' benefit, bonus or other incentive compensation arrangements, for which Fusion or any of its subsidiaries has any obligation to or liability, contingent or otherwise (each, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans")

     (f) Except as set forth in Section 3.14(b) of the Fusion Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will by itself or in combination with any other event (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee of Fusion or any of its subsidiaries; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     SECTION 3.15 Labor Matters.

     (a) Except as set forth in Section 3.15(a) of the Fusion Disclosure, there are no employment, labor or collective bargaining agreements which pertain to employees of Fusion or any of its subsidiaries. Fusion has heretofore delivered to Parent true and complete copies of (i) the employment agreements listed on
Section 3.15(a) of the Fusion Disclosure Schedule and (ii) the labor or collective bargaining agreements listed on Section 3.15(a) of the Fusion Disclosure Schedule, together with all material amendments, modifications and supplements thereto and side letters materially affecting the duties, rights and obligations of any party thereunder.

     (b) Fusion and each of its subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

     SECTION 3.16 Environmental Matters. Except as set forth in Section 3.16 of the Fusion Disclosure Schedule, the operations of Fusion and its subsidiaries have been and, as of the Closing Date, will be, in compliance with all applicable environmental Laws, except for noncompliance that does not and would not reasonably be expected to result in Fusion and its subsidiaries incurring material environmental costs and liabilities, and Fusion is not aware of any facts, circumstances or conditions, which without significant capital expenditures, would prevent material compliance in the future.

     SECTION 3.17 Taxes.

     (a) As of the date hereof, Fusion has not been required to file any Tax Returns and has not paid, or been required to pay, any material taxes and is not subject to, and has not been subject to, any audits, administrative or court proceedings or claims with respect to Taxes.

     (b) In the event the Operating files a Tax Return or pays any material taxes on or before the Effective Date, Fusion shall provide a true and complete copy of each such Tax Return to Parent and shall provide prompt written notice of any Taxes paid.

     (c) For purposes of this Agreement:

     "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes including all interest, penalties and additions imposed with respect to such amounts.

     "Tax Returns" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

     SECTION 3.18 Absence of Questionable Payments.

     (a) Neither Fusion nor any of its subsidiaries nor, to Fusion's knowledge, any director, officer, agent, employee or other person acting on behalf of Fusion or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. Neither Fusion nor any of its subsidiaries nor, to Fusion's knowledge, any director, officer, agent, employee or other person acting on behalf of Fusion or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

     SECTION 3.19 Material Contracts.

     (a) Section 3.19 of the Fusion Disclosure Schedule sets forth a list of all Material Contracts (as hereinafter defined). Fusion has heretofore made available to Parent true, correct and complete copies of all written or oral contracts and agreements (and all material amendments, modifications and supplements thereto and all side letters to which Fusion or any of its subsidiaries is a party materially affecting the obligations of any party thereunder) to which Fusion or any of its subsidiaries is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of Fusion and its subsidiaries taken as a whole, including, without limitation, all: (i) employment, severance, personal services or consulting contracts (other than any such contracts that are terminable without penalty upon not more than 90 days notice), and all non-competition or indemnification contracts with current or former directors, officers or employees of Fusion or any of its subsidiaries (including, without limitation, any contract to which Fusion or any of its subsidiaries is a party involving employees of Fusion); (ii) material license agreements relating to Intellectual Property (as defined in Section 3.21) granting to Fusion a license to practice technology used in the conduct of its current or planned operations; (iii) contracts granting a right of first refusal or first negotiation for essential properties, services or supplies, or material sales not in the ordinary course;
(iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease (including leases in connection with financing transactions) of any properties or assets of Fusion with a value in excess of $5,000 (by merger, purchase or sale of assets or stock or otherwise) entered into since inception; (vi) material contracts or agreements with any Governmental Entity; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing (A) indebtedness for borrowed money by Fusion or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred (including guaranties) or (B) Liens securing any such indebtedness; (viii) agreements that purport to limit, curtail or restrict the ability of Fusion or any of its subsidiaries, or would restrict the ability of Parent or any of its subsidiaries, to compete in any geographic area or line of business; (ix) agreements or arrangements, including but not limited to hedges, options, swaps, caps and collars, designed to protect Fusion or any of its subsidiaries against fluctuations in interest rates, currency exchange rates or the prices of certain commodities and raw materials;
(x) to the extent not otherwise required to be disclosed pursuant to any other clause of this Section 3.19(a), contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Parent with the SEC; and
(xi) commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.1 hereof, the "Material Contracts"). Except as set forth in Section
3.19 of the Fusion Disclosure Schedule, neither Fusion nor any of its subsidiaries is a party to or bound by any severance or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of (x) the consummation of the transactions contemplated hereby or (y) the termination of such employment or consulting following such consummation.

     (b) Each of the Material Contracts is in full force and effect. There is no breach or default under any Material Contract either by Fusion or, to Fusion's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by Fusion or, to Fusion's knowledge, any other party, except for any such breach or default as does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion.

     (c) No party to any such Material Contract has given notice to Fusion of or made a claim against Fusion with respect to any breach or default thereunder, except for any such breach or default as does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion.

     SECTION 3.20 Insurance. Section 3.20 of the Fusion Disclosure Schedule sets forth a list of insurance policies (including information on the scope and amount of the coverage and deductibles provided thereunder) maintained by Fusion or any of its subsidiaries which policies have been issued by insurers, which, to Fusion's knowledge, are reputable and financially sound and provide coverage for the operations conducted by Fusion and its subsidiaries of a scope and coverage consistent with customary industry practice. Fusion has delivered to Parent a true and correct copy of the claims history under such policies from inception through the date hereof.

     SECTION 3.21 Intellectual Property.

     (a) Section 3.21 of the Fusion Disclosure Schedule sets forth a list of all patents, patent rights, invention disclosure statements, trademarks, trademark rights, trade names, trade name rights, service marks, and all applications for any of the foregoing, of Fusion and its subsidiaries the absence of which would reasonably be expected to have a Material Adverse Effect with respect to Fusion. Except as set forth in Section 3.21 of the Fusion Disclosure Schedule, neither Fusion nor any of its subsidiaries is entitled to receive or obligated to pay any royalties or similar payments in respect of Intellectual Property.

     (b) Fusion and its subsidiaries own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens), all Intellectual Property (as hereinafter defined) used or held for use in connection with the business of Fusion and its subsidiaries as currently conducted or as contemplated to be conducted and the absence of which ownership or rights would reasonably be expected to have a Material Adverse Effect with respect to Fusion.

     (c) The use of any Intellectual Property by Fusion and its subsidiaries does not infringe on, or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Fusion or any of its subsidiaries acquired the right to use any material Intellectual Property, except where the result of such infringement, violation or failure does not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Fusion.

     (d) No person is challenging or, to the knowledge of Fusion, infringing on or otherwise violating any right of Fusion or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to Fusion or its subsidiaries, except where the result of such challenge, infringement or violation does not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Fusion.

     (e) Neither Fusion nor any of its subsidiaries has received any notice (written or otherwise) of any assertion or claim, pending or not, with respect to any Intellectual Property used by Fusion or its subsidiaries, except where the result of such assertion or claim does not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Fusion.

     (f) No material Intellectual Property owned/or licensed by Fusion or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property, other than as does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion.

     For purposes of this Agreement, "Intellectual Property" means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in any jurisdiction, all improvements thereto, and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) all licenses (whether Fusion is licensor or licensee) and other agreements relating to any Intellectual Property described in (i) or (ii);
(iv) nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person;
(v) writings and other works, whether copyrightable or not, in any jurisdiction, and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (vi) all mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vii) all computer software (including data and related documentation); (viii) any similar intellectual property or proprietary rights; and (ix) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

     SECTION 3.22 Year 2000. Fusion and its subsidiaries are not subject to any known the Year 2000 issues which, to the knowledge of Fusion, are material to Fusion and its subsidiaries, including issues relating to internal information systems and process control risks, embedded circuitry risks and third party risks.

     SECTION 3.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Fusion or any of its affiliates.

     SECTION 3.24 Tax Treatment. Neither Fusion nor any of its affiliates or stockholders has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

     SECTION 3.25 Takeover Statutes. Fusion has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby (the "Covered Transactions") are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover Laws and regulations of any state (collectively, "Takeover Statutes"), including, without limitation, any antitakeover provision in Fusion's articles of incorporation or code of regulations (the "Control Shares Acquisition Law").

     SECTION 3.26 Investment Intent; Investigation. By execution of this Merger Agreement and approval of the same by the stockholders of Fusion, Fusion and each of its stockholders:

     (a) Will acquire the shares issuable by Parent, except as otherwise permitted hereunder, only for his/hers/its own account, for investment and without a view to the distribution thereof;

     (b) Has reviewed all filings of the Parent, and IDM, with the Securities and Exchange Commission or with other public agencies and has been given the opportunity to ask questions of management of the Parent and IDM to the extent he/she/it deems necessary to enter into the transactions contemplated hereby and has the requisite knowledge and experience in financial and other matters to make an informed decision regarding the same;

     (c) Understands that he/she/it may sell or otherwise transfer the Securities only if such transaction is duly registered under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an opinion of counsel, satisfactory to the Parent and its counsel, to the effect that such sale or other transfer may be made in the absence of registration under the Securities Act.

     (d) Acknowledges that, except as otherwise permitted hereunder, the certificates representing the Securities will be legended to reflect the restrictions of Section 3.26(c), and stop transfer instructions will apply; and

     (e) Realizes that the Securities are not a liquid investment, and that he/she/it may lose his/her/its entire investment.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND SUBSIDIARY

     Except as set forth in the disclosure schedule delivered by Parent to Fusion prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each Section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), and qualified, where appropriate to give effect to the IDM Reorganization, Parent and the Merger Subsidiary hereby represent and warrant to Fusion as follows:

     SECTION 4.1 Organization.

     (a) Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted or proposed by Parent or the Merger Subsidiary to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

     (b) Each of Parent and Merger Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

     (c) Parent has heretofore delivered to Fusion accurate and complete copies of the articles of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

     SECTION 4.2 Capitalization of Parent.

     (a) The authorized capital stock of the Parent consists of 7,500,000 shares of Parent Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of August 13, 1999, and giving effect to the IDM Reorganization, (i) 3,331,085 shares of Parent Common Stock were issued and outstanding; (ii) 47,500 shares of Parent Common Stock were reserved for issuance under the Parent's 1993 Stock
Option Plan (the "1993 Plan"), of which 40,110 shares were subject to outstanding options; (iii) 50,000 shares of Parent Common Stock were reserved for issuance pursuant to Parent's 1995 Stock Option Plan (the "1995 Plan"), of which 46,900 shares were subject to outstanding options; (iv) 1,700,000 shares of Parent Common Stock were reserved for issuance pursuant to Parent's 1998 Stock Option Plan (the "1998 Plan"), including 1,600,000 shares reserved for issuance under the 1998 Plan which are subject to approval by the Parent stockholders relating to an amendment to increase the shares reserved under the 1998 Plan in said amount, of which 1,040,880 shares were subject to outstanding options; (v) 350,000 shares were reserved for issuance to various consultants in payment for past and future services, and (vi) shares of Parent Common Stock were reserved and subject to issuance under various other options, warrants and convertible notes (the "Other Derivative Securities") in the amounts listed in
Section 4.2(a) of the Parent Disclosure Schedule. As of the date hereof, no shares of Parent Common Stock were held in treasury, no shares of Parent Preferred Stock are issued and outstanding and 200,000 shares of Parent Preferred Stock are reserved for issuance upon exercise of the Parent Rights pursuant to the Parent Rights Agreement. All the outstanding shares of Parent Common Stock are, and all shares to be issued as part of the Common Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, and except for the transactions contemplated by this Agreement and Parent's obligations under the Parent Rights Agreement, as of the date of this Agreement (1) there are no shares of capital stock or other voting securities of Parent authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Parent, obligating Parent to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock, voting securities or other equity interest in Parent or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (3) there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any capital stock of Parent. Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, here are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent.

     (b) All of the outstanding capital stock of the Merger Subsidiary is owned by Parent free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). There are no securities of Parent or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Parent or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, Merger Subsidiary. There are no outstanding contractual obligations of Parent or Merger Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in Merger Subsidiary.

     SECTION 4.3 Authority Relative to This Agreement.

     (a) Each of Parent and the Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent or the Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Parent Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by each of Parent and the Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by Fusion, constitutes a valid, legal and binding agreement of each of Parent and the Merger Subsidiary, enforceable against each of Parent and the Merger Subsidiary in accordance with its terms.

     (b) The Boards of Directors of Parent (the "Parent Board") and Merger Subsidiary, and the Parent as the sole stockholder of the Merger Subsidiary, have duly and validly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by such Boards of Directors and Parent as the sole stockholder of the Merger Subsidiary for the consummation of the transactions. The affirmative approval of the holders of Parent Common Stock representing a majority vote of stockholders present at the Parent Stockholders Meeting (as hereinafter defined) (the "Parent Requisite Vote") is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the items anticipated to be submitted for approval at the Parent Shareholder Meeting (as hereinafter defined).

     SECTION 4.4 SEC Reports; Financial Statements. Parent, including for purposes of this Section 4.4 IDM, has filed all required forms, reports and documents with the SEC since January 1, 1998, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore provided to Fusion, and the stockholders of Fusion, access to all reports, proxy statements and other filings with the SEC (including any amendments thereto)(the "Parent SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since January 1, 1999, there has not been any change, or any application or request for any change, by Parent or any of its subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes.

     SECTION 4.5 No Undisclosed Liabilities. Neither the Parent nor the Merger Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances known to Parent which could be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in the Parent SEC Reports filed prior to the date hereof, (b) liabilities or obligations incurred in the ordinary course of business which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent and (c) liabilities or obligations incurred in connection with the transactions contemplated hereby.

     SECTION 4.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as set forth in Section
4.6 of the Parent Disclosure Schedule, since March 31, 1999 (a) the businesses of the Parent and the Merger Subsidiary have been conducted in the ordinary course consistent with past practice, and (b) there has not been any event, change, occurrence or development that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Parent or Merger Subsidiary.

     SECTION 4.7 Information Supplied. None of the information supplied or to be supplied by Parent or the Merger Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Parent Stockholder Meeting any event with respect to Parent, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly so advise Fusion and such event shall be so described, and such amendment or supplement (which Fusion shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of Parent. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the respective rules and regulations thereunder.

     SECTION 4.8 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws, the filing and recordation of certificates of merger as required by the DGCL and as otherwise set forth in Section 4.8 to the Parent Disclosure Schedule (the "Parent Required Approvals"), no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or the Merger Subsidiary of this Agreement or the consummation by Parent or the Merger Subsidiary of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or the Merger Subsidiary nor the consummation by Parent or the Merger Subsidiary of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Parent or the Merger Subsidiary or any of Parent's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or the Merger Subsidiary or any of Parent's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the "Parent and Merger Subsidiary Agreements") or
(iii) violate any Law applicable to Parent or the Merger Subsidiary or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Section 4.8 of the Parent Disclosure Schedule sets forth a list of all material third party consents and approvals required to be obtained under the Parent and Merger Subsidiary Agreements prior to the consummation of the transactions contemplated by this Agreement.

     SECTION 4.9  Litigation.  Except as and to the extent  disclosed in Section
4.9 of the Parent Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Parent's knowledge, threatened against the Parent or the Merger Subsidiary or any of their respective properties or assets which (a) does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Parent in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as and to the extent publicly disclosed by the Parent in Section 4.9 of the Parent Disclosure Schedule, there is no judgment, order, writ, injunction or decree outstanding against the Parent or the Merger Subsidiary which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Merger Subsidiary.

     SECTION 4.10 Compliance with Applicable Laws. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports filed prior to the date hereof, the businesses of Parent and the Merger subsidiary are not being conducted in violation of any Law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To Parent's knowledge, no investigation or review by any Governmental Entity with respect to Parent or the Merger subsidiary is pending or threatened, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which Parent reasonably believes do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or the Merger Subsidiary.

     SECTION 4.11 Absence of Questionable Payments. Neither Parent nor the Merger Subsidiary nor, to Parent's knowledge, any director, officer, agent, employee or other person acting on behalf of Parent or the Merger Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither Parent nor the Merger Subsidiary nor, to Parent's knowledge, any director, officer, agent, employee or other person acting on behalf of Parent or the Merger Subsidiary, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

     SECTION  4.12  Employee  Plans.  Except as and to the extent  disclosed  in
Section 4.12 of the Parent Disclosure Schedule there are no "employee benefit plans," as defined in Section 3(3) of ERISA, employment, executive compensation, consulting or other compensation agreements, and stock option, stock award, stock purchase or other equity-based compensation, deferred compensation, severance, salary continuation, life insurance, bonus or other incentive compensation programs or arrangements, and directors' benefit, bonus or other incentive compensation arrangements, for which the Parent or the Merger Subsidiary has any obligation to or liability, contingent or otherwise.

     SECTION 4.13 Material Contracts.

     (a) Section 4.13 of the Parent Disclosure Schedule sets forth a list of all Material Contracts (as hereinafter defined). The Parent has heretofore made available to Fusion true, correct and complete copies of all written or oral contracts and agreements (and all material amendments, modifications and supplements thereto and all side letters to which Parent or the Merger Subsidiary is a party materially affecting the obligations of any party thereunder) to which the Parent or the Merger Subsidiary is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Parent and the Merger Subsidiary taken as a whole, including, without limitation, all: (i) employment, severance, personal services or consulting contracts (other than any such contracts that are terminable without penalty upon not more than 90 days notice), and all non-competition or indemnification contracts with current or former directors, officers or employees of the Parent or the Merger Subsidiary (including, without limitation, any contract to which Parent or the Merger Subsidiary is a party involving employees of the Parent); (ii) material license agreements relating to Intellectual Property granting to the Parent a license to practice technology used in the conduct of its current or planned operations; (iii) contracts granting a right of first refusal or first negotiation for essential properties, services or supplies, or material sales not in the ordinary course; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease (including leases in connection with financing transactions) of any properties or assets of the Parent with a value in excess of $5,000 (by merger, purchase or sale of assets or stock or otherwise) entered into since March 31, 1999; (vi) material contracts or agreements with any Governmental Entity; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing (A) indebtedness for borrowed money by the Parent or the Merger Subsidiary or any such agreement pursuant to which indebtedness for borrowed money may be incurred (including guaranties) or (B) Liens securing any such indebtedness; (viii) agreements that purport to limit, curtail or restrict the ability of the Parent or the Merger Subsidiary, or would restrict the ability of Parent or the Merger Subsidiary, to compete in any geographic area or line of business; (ix) agreements or arrangements, including but not limited to hedges, options, swaps, caps and collars, designed to protect the Parent or the Merger Subsidiary against fluctuations in interest rates, currency exchange rates or the prices of certain commodities and raw materials; and (x) commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.1 hereof, the "Material Contracts"). Except as set forth in Section
4.13 of the Parent Disclosure Schedule, neither the Parent nor the Merger Subsidiary is a party to or bound by any severance or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of (x) the consummation of the transactions contemplated hereby or (y) the termination of such employment or consulting following such consummation.
(b) Each of the Material Contracts is in full force and effect. There is no breach or default under any Material Contract either by the Parent or, to the Parent's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Parent or, to the Parent's knowledge, any other party, except for any such breach or default as does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

     (c) No party to any such Material Contract has given notice to the Parent of or made a claim against the Parent with respect to any breach or default thereunder, except for any such breach or default as does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

     SECTION 4.14 Year 2000. Parent and its subsidiaries have developed and are executing a plan with respect to Year 2000 readiness (the "Parent Year 2000 Plan").The Parent Year 2000 Plan addresses the Year 2000 issues which, to the knowledge of Parent, are material to Parent and its subsidiaries, including internal information systems and process control risks, embedded circuitry risks and third party risks.

     SECTION 4.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or the Merger Subsidiary or any of their affiliates.

     SECTION 4.16 Tax Treatment. Neither Parent nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

                                    ARTICLE V

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

     SECTION 5.1 Conduct of Business of Fusion. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Fusion will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with the Business Plan and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in Section 5.1 of the Fusion Disclosure Schedule, prior to the Effective Time, neither Fusion nor any of its subsidiaries will, without the prior written consent of Parent:

     (a) amend its certificate of incorporation or bylaws (or other similar governing instrument);

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights); provided, however, that it is specifically contemplated by the Business Plan, and Fusion is authorized hereunder, to issue, sell, deliver or agree or commit to issue, sell or deliver, shares of its common stock or securities convertible into or exchangeable for common stock of Fusion, as deemed appropriate by management of Fusion to carry out Fusion's Business Plan and provided that Fusion will notify management of Parent prior to any such issuance or commitment to issue securities;

     (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Fusion or any of its subsidiaries (other than the Merger);

     (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

     (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with the Business Plan and in amounts not material to Fusion and its subsidiaries, taken as a whole, and except for obligations of the wholly owned subsidiaries of Fusion; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of Fusion or customary loans or advances to employees in the ordinary and usual course of business consistent with the Business Plan and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of Fusion or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to be created any material Lien thereupon;

     (g) except as may be required by Law, enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or (except as required under agreements existing on the date hereof and except for increases in compensation, bonus or other benefits payable to employees of Fusion or any of its subsidiaries in the ordinary and usual course of business consistent with the Business Plan) employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

     (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with the Business Plan or any assets which in the aggregate are material to Fusion and its subsidiaries taken as a whole, enter into any commitment or transaction outside the ordinary and usual course of business consistent with the Business Plan or grant any exclusive distribution rights;

     (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

     (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with Business Plan or as required by GAAP;

     (k) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any material contract or agreement, other than in the ordinary and usual course of business consistent with the Business Plan or amend in any material respect any of the Material Contracts or the agreements referred to in Section 3.18; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

     (l) make or revoke any Tax election, or settle or compromise any Tax liability in excess of amounts reserved therefor on the consolidated balance sheet of Fusion as at the Audit Date, or change (or make a request to any Taxing authority to change) any aspect of its method of accounting for Tax purposes;

     (m)  pay,  discharge  or  satisfy  any  material  claims,   liabilities  or
obligations   (absolute,   accrued,   asserted  or  unasserted,   contingent  or
otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with the Business Plan;

     (n) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Fusion or any of its subsidiaries is a party;

     (o) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

     (p) take any action (including any action otherwise permitted by this Section 5.1) that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code;

     (q) enter into any agreement or arrangement that limits or otherwise restricts Fusion or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

     (r) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(q) or any action which would (y) make any of the representations or warranties of Fusion contained in this Agreement (i) which are qualified as to materiality untrue or incorrect or
(ii) which are not so qualified  untrue or incorrect in any material  respect or
(z) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

     SECTION 5.2 Conduct of Business of Parent and IDM. Except as otherwise expressly provided in this Agreement or as set forth in Section 5.2 of the Parent Disclosure Schedule, prior to the Effective Time, neither Parent, nor IDM nor the Merger Subsidiary will, without the prior written consent of Fusion:

     (a) amend its certificate of incorporation (or other similar governing instrument) in any manner that would be materially adverse to the holders of Parent Common Stock;

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights);

     (c) (i) declare, set aside or pay any dividend or other distribution in respect of its capital stock, (ii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such or (iii) redeem, repurchase or otherwise acquire any shares of Parent Common Stock;

     (d) take any action (including any action otherwise permitted by this Section 5.2) that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

     (e) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 2.1(e) or Sections 5.2(a) through 5.2(d) or any action which (y) would make the representations or warranties of Parent and the Merger Subsidiary in this Agreement (i) which are qualified as to materiality untrue or incorrect or (ii) which are not so qualified untrue in any material respect or (z) result in any of the conditions to the Merger set forth in
Article VII hereof not being satisfied.

     SECTION 5.3 Access to Information.

     (a) Between the date hereof and the Effective Time, Fusion will give Parent and the Merger Subsidiary and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, offices and other facilities and to all books and records of Fusion and its subsidiaries, will permit Parent and the Merger Subsidiary to make such inspections as Parent and the Merger Subsidiary may reasonably require and will cause Fusion's officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of Fusion and its subsidiaries as Parent or the Merger Subsidiary may from time to time reasonably request, provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by Fusion in this Agreement.

     (b) Between the date hereof and the Effective Time, Parent and the Merger Subsidiary will give Fusion and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities and to all books and records of Parent and its subsidiaries, will permit Fusion to make such inspections as Fusion may reasonably require and will cause Parent's officers and those of its subsidiaries to furnish Fusion with such financial and operating data and other information with respect to the business, properties and personnel of Parent and its subsidiaries as Fusion may from time to time reasonably request, provided that no investigation pursuant to this Section 5.3(b) shall affect or be deemed to modify any of the representations or warranties made by Parent or the Merger Subsidiary in this Agreement.

     (c) Between the date hereof and the Effective Time, Fusion shall furnish to Parent and the Merger Subsidiary, concurrently with the deliveries thereof to management or Fusion Board, such monthly financial statements and data as are regularly prepared for distribution to Fusion management or the Fusion Board.

     (d) Until the Effective Time, each of Parent and the Merger Subsidiary will hold and will cause its authorized representatives to hold in confidence all documents and information concerning Fusion and its subsidiaries furnished to Parent or the Merger Subsidiary in connection with the transactions contemplated by this Agreement except to the extent such documents and information are required to be disclosed by Law, including disclosure required by federal and state securities laws.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     SECTION 6.1 Stockholder Meetings.

     (a) Fusion shall take all lawful action to (i) cause the stockholders of Fusion to execute a unanimous consent approving the terms of this Agreement, or
(ii) cause a special meeting of its stockholders (the "Fusion Stockholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and (iii) solicit proxies from its stockholders to obtain the Fusion Requisite Vote for the approval and adoption of this Agreement. The Fusion Board shall recommend approval and adoption of this Agreement and the Merger by Fusion's stockholders and the Fusion Board shall not withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so).

     (b) Parent, as sole stockholder of Merger Subsidiary, shall execute a written consent or otherwise take such steps as may be necessary to satisfy applicable stockholder approval requirements relating to the Merger.

     (c) Parent and IDM shall take all lawful action to (i) cause a special meeting of the stockholders of IDM (the "Parent Stockholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval of the Action Items (as defined in Section 6.4 below) and (ii) solicit proxies from IDM's stockholders to obtain the Parent Requisite Vote. IDM's Board shall recommend approval of the Action Items by IDM's stockholders and, except as required to comply with their fiduciary duty under applicable Law, IDM's Board shall not be permitted to withdraw, amend or modify in a manner adverse to Fusion such recommendation (or announce publicly its intention to do so).

     SECTION 6.2 Registration of Securities to be Issued.

     (a) As soon as practicable after the date hereof, Parent shall file with the Securities and Exchange Commission a registration statement (the "Registration Statement") on Form S-4, or such other form as may be appropriate for the purpose of registering the Parent Common Stock to be issued to the Fusion shareholders pursuant to the Merger and seeking proxies in connection with the vote of the stockholders of the Parent with respect to the Action Items. Parent shall use all reasonable efforts to cause the Registration Statement to become effective as soon as possible. Prior to filing, Parent shall consult with Fusion and provide Fusion with a full opportunity to review and comment on all portions of the Prospectus/Proxy Statement and Registration Statement. Fusion shall cooperate with Parent and its counsel in the preparation of the Registration Statement and shall provide all information and documents reasonably requested, including financial statements as shall be required, in connection with preparation of such Registration Statement. (b) If, and to the extent necessary to facilitate the resale of shares received in the Merger free of the limitations of Rule 144 or Rule 145, Parent shall file with the SEC an additional registration statement (the "Resale Registration Statement") on Form S-3, or such other form as may be appropriate, for the purpose of registering the resale by non-management shareholders of Fusion of up to 7,300,000 shares of Parent Common Stock to be issued in the Merger. Parent shall use all reasonable efforts to cause the Resale Registration Statement to become effective as soon as possible following the Effective Time. Fusion shall provide a list of selling shareholders who desire to have shares included in the Resale Registration Statement and Fusion, and such selling shareholders, shall cooperate fully with Parent and its counsel in the preparation of the Resale Registration Statement.

     SECTION 6.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement.

     SECTION 6.4 Action Items. The Parent's Board and IDM's board shall approve, and submit to IDM's stockholders for approval, a single proposal to (i) approve the terms of the Merger; (ii) approve the terms of the IDM Reorganization; (iii) amend the Parent Certificate of Incorporation to increase the authorized shares of Common Stock of the Parent to 100,000,000 shares; (iv) amend the Parent Certificate of Incorporation to decrease the par value of the Parent Common Stock to $0.001 per share; (v) amend the Parent Certificate of Incorporation to change the name of the Parent to a name to be determined by the Parent Board after consultation with management of Fusion; (vi) approve, a proposal, as previously approved by the Parent's Board, to increase the number of shares reserved for issuance pursuant to Parent's 1998 Plan by 1,600,000 shares (collectively, the foregoing items (i) through (vi) submitted for approval at the Parent Stockholder Meeting are referred to as the "Action Items") and (vii) carry out such other matters as management of Parent shall reasonably deem necessary. The Action Items shall be voted on, and approved or rejected, by the Parent stockholders as a single proposal and not individually. Joel Freedman and Frank Falco, as the principal officers and shareholders of Parent, agree to vote for the Action Items at the Parent Stockholder Meeting.

     SECTION 6.5. Grants of Options. Parent's Board is specifically authorized under this Merger Agreement to grant additional options in an aggregate amount up to the total shares reserved for issuance under Parent's 1993 Plan, 1995 Plan and 1998 Plan, as increased.

     SECTION 6.6. Parent Directors. On, or as soon as practical following, the Effective Time, Parent shall decrease the size of its board of directors to five persons with three of such directors to be designated by Fusion and two of such directors to be designated by IDM.

     SECTION 6.7. Undertakings of Fusion and Parent Relating to IDM. Parent and Fusion agree: (i) to guarantee, for a period of three years following the Effective Time, the salary of Joel Freedman and Frank Falco, pursuant to their existing employment agreements with IDM, in the amount of $50,000 per year each;
(ii) to cause fifty percent (50%) of all proceeds received from the conversion or exercise of options or warrants of IDM or Parent outstanding on the Effective Time to be contributed to the capital of IDM and fifty percent (50%) of such proceeds to be contributed to the capital of Fusion; and (iii) to nominate and recommend the election of Joel Freedman and Frank Falco to the board of Parent for a minimum of five years following the Parent Stockholder Meeting.

     SECTION 6.8. Approval of Issuances of Shares in Payment of Expenses. The Parent's Board is hereby authorized under this Merger Agreement to issue up to 350,000 shares of Parent Common Stock, currently reserved for issuance, in payment of certain amounts owed by IDM to consultants and service providers.

     SECTION 6.9 No Solicitation; Acquisition Proposals. From the date hereof until the termination hereof, and except as expressly permitted by the following provisions of this Section 6.9, Fusion will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, Fusion or any of its subsidiaries to, directly or indirectly,
(i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined in Section 9.12(a)), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Fusion or any of its subsidiaries, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to an Acquisition Proposal. SECTION 6.10 Public Announcements. Each of Parent, the Merger Subsidiary and Fusion will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the Nasdaq SmallCap Market, as determined by Parent, the Merger Subsidiary or Fusion, as the case may be.

     SECTION 6.11 Notification of Certain Matters. Fusion shall, upon obtaining knowledge of any of the following, give prompt notice to Parent and the Merger Subsidiary, and Parent and the Merger Subsidiary shall, upon obtaining knowledge of any of the following, give prompt notice to Fusion, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty not so qualified, to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of Fusion, Parent or the Merger Subsidiary, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to the effect of the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (v) any notice or other communication from any Governmental Entity in connection with the Merger, (vi) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against Fusion or any of its subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the Merger, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (viii) any Material Adverse Effect in their respective financial condition, properties, businesses, results of operations or prospects, taken as a whole; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.11 Tax-Free Reorganization Treatment. Fusion, Parent and the Merger Subsidiary shall execute and deliver to Friedman Siegelbaum LLP, special tax counsel to the Parent, certificates substantially in the forms agreed to on or prior to the date hereof at such time or times as reasonably requested by such law firm in connection with the delivery of an opinion with respect to the transactions contemplated hereby. Prior to the Effective Time, none of Fusion, Parent or the Merger Subsidiary shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in such certificates.

     SECTION 6.12 Employee Matters. Parent will cause the Surviving Corporation to honor the obligations of Fusion or any of its subsidiaries under the provisions of all employment, consulting, termination, severance, change in control and indemnification agreements disclosed in Section 6.12 of Fusion Disclosure Schedule between and among Fusion or any of its subsidiaries and any current or former officer, director, consultant or employee of Fusion or any of its subsidiaries.

     SECTION 6.13 SEC Filings. Parent shall furnish to Fusion copies of all reports, proxy statements and prospectuses of the type referred to in Section
4.4 which it files with the SEC on or after the date hereof, and Parent represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     SECTION 6.14 Listing of Stock. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the Nasdaq SmallCap Market on or prior to the Closing Date, subject to official notice of issuance.

     SECTION 6.15 Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Parent and Fusion shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable Law:

     (a) This Agreement shall have been approved and adopted by the unanimous vote of the stockholders of Fusion and the Merger Subsidiary and the Action Items shall have been approved by the stockholders of IDM;

     (b) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion or Parent and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Law; and

     (c) All necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the Parent Common Stock shall have been received.

     SECTION 7.2 Conditions to the Obligations of the Parent and the Merger Subsidiary. The respective obligations of Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and the Merger Subsidiary, as the case may be, to the extent permitted by applicable Law:

     (a) The representations and warranties of Fusion contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of Fusion pursuant to this Agreement, to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the extent not qualified by materiality or Material Adverse Effect, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

     (b) Fusion shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

     (c) Fusion shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or any Vice President of Fusion (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).

     (d) Parent shall have received an opinion of Friedman Siegelbaum LLP, dated the Effective Time, based on the representations of Parent, the Merger Subsidiary and Fusion, referred to in Section 6.11, to the effect that the Merger will be treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     (e) (i) All authorizations, consents or approvals of a Governmental Entity (other than those specified in Section 7.1(b) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion or Parent, except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion or Parent.

     (ii) There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (A) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Fusion or Parent any damages that are material in relation to Fusion and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as applicable, (B) seeking to (1) prohibit or limit the ownership or operation by Fusion, Parent or any of their respective subsidiaries of any material portion of the business or assets of Fusion and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as applicable, (2) compel Fusion, Parent or any of their respective subsidiaries to dispose of or "hold separate" any material portion of the business or assets of Fusion and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as applicable, as a result of the Merger or any of the other transactions contemplated by this Agreement or (3) impose any other significant restrictions upon, or the making of any material accommodation (financial or otherwise) in respect of, the transactions contemplated hereby or the conduct of the business of the Surviving Corporation or the Parent (including any agreement not to compete in any geographic area or line of business), (C) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Fusion or the Surviving Corporation, including the right to vote the common stock of the Surviving Corporation, on all matters properly presented to the stockholders of the Surviving Corporation, (D) seeking to prohibit Parent and its subsidiaries from effectively controlling in any material respect the business or operations of Fusion and its subsidiaries, taken as a whole, (E) which would result in the abrogation or diminishment of any authority or license granted by any Governmental Entity or (F) which otherwise could reasonably be expected to have a Material Adverse Effect on Fusion or Material Adverse Effect on Parent.

     (e) Fusion shall have obtained (i) the consents and approvals set forth in Sections 3.3 and 3.8 of the Fusion Disclosure Schedule and (ii) the consent or approval of each person whose consent or approval shall be required under any Material Contract, Real Property Lease or other obligation to which Fusion or any of its subsidiaries is a party, except those for which the failure to obtain such consents or approvals does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fusion and would not prevent or materially impair the ability of Fusion to consummate the transactions contemplated by this Agreement.

     (f) The Board of Directors of the Parent shall have received an opinion of Chartered Capital Advisers, Inc., dated the date of this Agreement, to the effect that, as of such date, the terms of the Merger are fair to the Parent and its stockholders from a financial point of view and, as of the Closing Date, such opinion has not been withdrawn or modified in a manner adverse to Parent.

     SECTION 7.3 Conditions to the Obligations of Fusion. The obligations of Fusion to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by Fusion to the extent permitted by applicable Law:

     (a) The representations and warranties of Parent and the Merger Subsidiary contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of Parent and the Merger Subsidiary pursuant to this Agreement, to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the extent not qualified by materiality or Material Adverse Effect, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

     (b) Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

     (c) Parent shall have delivered to Fusion a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Section 7.3(a) and 7.3(b).

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the vote referred to in Section 7.1(a), by mutual written consent of Fusion and Parent by action of their respective Boards of Directors.

     SECTION 8.2 Termination by Either Parent or Fusion. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or Fusion if:

     (a) the Merger shall not have been consummated by March 31, 2000, whether such date is before or after the date of approval of the Merger by the vote referred to in Section 7.1(a)(the "Termination Date"); provided, however, that if either Parent or Fusion determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity, the Termination Date may be extended by Parent or Fusion from time to time by written notice to the other party to a date not beyond June 30, 2000;

     (b) the requisite vote of the stockholders of IDM shall not have been obtained at the Parent Stockholder Meeting or at any adjournment or postponement thereof;

     (c) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the stockholders of Fusion); or

     (e) any Governmental Entity shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Sections 7.1(b), and 7.2(e), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have been final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     SECTION 8.3 Termination by Fusion. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by Fusion stockholders referred to in
Section 7.1(a), by action of the Fusion Board if there is a breach by Parent or the Merger Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.3(a) or 7.3(b), which has not been cured within 15 business days following receipt by Parent of written notice of such breach;

     SECTION 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Parent Requisite Vote referred to in
Section 7.1(a) if there is a breach by Fusion of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.2(a) or 7.2(b), which has not been cured within 15 business days following receipt by Fusion of written notice of such breach

     SECTION 8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement  (other than this Section 8.5 and Sections  5.3(d),
6.14 and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided in this Section 8.5, no such termination shall relieve any party hereto of any liability or damages resulting from (i) any willful breach of any representations or warranties contained in this Agreement or (ii) any breach of any covenant or agreement contained in this Agreement.

     SECTION 8.6 Amendment. This Agreement may be amended by action taken by Fusion, Parent and the Merger Subsidiary at any time before or after approval of the Merger by the Fusion stockholders and the Parent Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     SECTION 8.7 Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and the Merger Subsidiary shall together be deemed one party and Fusion shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                  MISCELLANEOUS

     SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.2 Entire Agreement; Assignment.

     (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise; provided, however, that Fusion may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or the Merger Subsidiary of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.3 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given,
(i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

    if to Parent or to Merger Subsidiary, to:   IDM Environmental Corp.
                                                396 Whitehead Avenue
                                                South River, New Jersey 08882
                                                Attn: Joel Freedman, President
                                                Facsimile: (732) 390-9545

    with a copy to:                             Vanderkam & Sanders
                                                440 Louisiana, Suite 475
                                                Houston, Texas 77002
                                                Attn: Michael Sanders, Esq.
                                                Facsimile: (713) 547-8910

    if to Fusion, to:                           Fusion Networks, Inc.
                                                8115 N. W. 29th Avenue
                                                Miami, Florida 33122
                                                Attn: Hernando Bahamon
                                                Facsimile: (305) 477-6703

    with a copy to:                             Oscar D. Folger, Esq.
                                                Fifth Avenue - 24th Floor
                                                New York, New York  10175
                                                Facsimile: (212) 697-9570

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     SECTION 9.4 Governing Law. Except to the extent that Delaware Law is mandatorily applicable to the Merger and for the rights of the shareholders of Fusion, this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the principles of conflicts of Law thereof.

     SECTION 9.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and except as provided in Section 6.7(c) inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in
Section 6.7(c), nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.7 Indemnification. Each of Fusion, Parent and Merger Subsidiary (each, an "Indemnitor") hereby jointly and severally agrees to indemnify the other, and their respective officers, directors, employees, attorneys and agents (each, an "Indemnitee") and hold them harmless against and in respect of (i) any and all loss, liability or damage suffered or incurred by the Indemnitee by reason of any untrue representation, breach of warranty or non-fulfillment of any covenant by the Indemnitor; and (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     SECTION 9.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 9.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Southern District of the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the United States for the Southern District of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court.

     SECTION 9.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.11 Interpretation.

     (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 18, 1999. The phrase "made available" in this agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

     (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     SECTION 9.12 Definitions.

     (a) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Fusion: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Fusion and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (b) "beneficial ownership" or "beneficially own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     (c) "know" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after due inquiry, including inquiry of such party's counsel and other officers or employees of such party responsible for the relevant matter.

     (d) "Material Adverse Effect" means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, business, condition (financial or otherwise) or results of operations of such entity and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement.

     (e) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     (f) "subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

IDM ENVIRONMENTAL CORP.                   IDM/FNI ACQUISITION CORPORATION


By:   /S/ JOEL FREEDMAN                   By:   /S/ JOEL FREEDMAN
     ------------------------                 -------------------------
Name: Joel Freedman                       Name: Joel Freedman
Title:President and                       Title:President and
      Chief Executive Officer                   Chief Executive Officer

IDM/FUSION HOLDINGS, INC                  FUSION NETWORKS, INC.


By:   /S/ JOEL FREEDMAN                    By:   /S/ HERNANDO BAHAMON
     ------------------------                 --------------------------
Name: Joel Freedman                        Name: Hernando Bahamon
Title:President and                        Title:President
      Chief Executive Officer

                                                                     APPENDIX C

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of August 31,1999 is among FUSION NETWORKS, INC., a Delaware corporation ("Fusion"), IDM ENVIRONMENTAL CORP., a New Jersey corporation ("IDM"), IDM/FUSION HOLDINGS, INC., a Delaware corporation ("Parent"), and IDM/FNI ACQUISITION CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent (the "Merger Subsidiary").

     WHEREAS, the parties hereto entered into an Agreement and Plan of Merger dated August 18, 1999 (the "Agreement"). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Agreement.

     WHEREAS, the parties hereto desire to amend the Agreement in the following respects.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follow:

     1. Amendment of Section 1.6. Section 1.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "SECTION 1.6 Directors. The directors of Fusion immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified."

     2. Amendment to Section 2.1(c). Section 2.1 of the Agreement is amended to reflect a 1,000-for-1 stock split implemented by Fusion subsequent to the date of the Agreement and the reference appearing therein to the right to receive "17,733.333" fully paid and non-assessable shares is hereby deleted and replaced with "17.733."

     3.  Amendment to Sections  6.1(c) and 6.4.  Sections  6.1(c) and 6.4 of the
Agreement are amended to add the following language at the end of those provisions:

     "Notwithstanding the requirement that IDM submit each of the Action Items to its stockholders for approval at the Parent Stockholder Meeting, IDM, as the sole stockholder of Parent prior to the Effective Date, may, at its discretion, approve and carry out the Action Items referred to in Section 6.4(iii), (iv) and (v) prior to the Parent Stockholder Meeting without submitting the same to a vote of the IDM stockholders."

     4. New Section 6.16. The Agreement is amended to add new Section 6.16 which shall read in full as follows:

     "SECTION 6.16 Assumption of Warrants and Options.

     (a) At the Effective Time, the Parent shall assume all obligations (a) under the 1993 Plan, the 1995 Plan and the 1998 Plan of IDM, as described in
Section 4.2(a) (collectively, the "IDM Option Plans") and (b) under each of the outstanding Other Derivative Securities of IDM as described in Section 4.2(a). At the Effective Time, each outstanding option under the IDM Plans and Other Derivative Securities to purchase shares of IDM Common Stock, whether vested or unvested, shall be deemed to constitute an option, warrant or derivative security to acquire, on the same terms and conditions as were applicable under the IDM Option Plans or the Other Derivative Securities the same number of shares of Parent Common Stock as the holder of such options or derivative securities would have been entitled to receive pursuant to the Merger had such holder exercised such option or derivative security in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate price payable for the shares of IDM Common Stock purchasable pursuant to such options or derivative securities immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such options or derivative securities in accordance with the foregoing.

     (b) At the Effective Time, the Parent shall assume all obligations under each warrant issued by Fusion (the "Fusion Warrants") on or before the Effective Time pursuant to Fusion's ongoing capital raising efforts, as permitted by
Section 5.1(b) of the Agreement. At the Effective Time, each outstanding Fusion Warrant to purchase shares of Fusion Common Stock shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under the Fusion Warrants, the same number of shares of Parent Common Stock as the holder of such Fusion Warrants would have been entitled to receive pursuant to the Merger had such holder exercised such warrants in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate price payable for the shares of Fusion Common Stock purchasable pursuant to the Fusion Warrants immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to the Fusion Warrants in accordance with the foregoing.

     5. Amendment of Section 7.1(a). The reference in Section 7.1(a) of the Agreement to the "unanimous vote of the stockholders of Fusion" is hereby deleted and replaced with "majority vote of the stockholders of Fusion."

     6. Ratification of Remaining Terms. Except as amended hereby, all other terms of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf on the day and year first above written.

IDM ENVIRONMENTAL CORP.                    IDM/FNI ACQUISITION CORPORATION


By:   /S/ JOEL FREEDMAN                    By:   /S/ JOEL FREEDMAN
     -----------------------                    ------------------------
Name: Joel Freedman                        Name: Joel Freedman
Title:President and                        Title:President and
      Chief Executive Officer                    Chief Executive Officer


IDM/FUSION HOLDINGS, INC.                  FUSION NETWORKS, INC.


By:   /S/ JOEL FREEDMAN                     By:   /S/ HERNANDO BAHAMON
     ------------------------                   -------------------------
Name: Joel Freedman                         Name: Hernando Bahamon
Title:President and                         Title:President and
      Chief Executive Officer                     Chief Executive Officer

                                                                     APPENDIX D

                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS  SECOND  AMENDMENT  TO  AGREEMENT  AND  PLAN OF  MERGER,  dated  as of
September 16,1999 is among FUSION NETWORKS, INC., a Delaware corporation ("Fusion"), IDM ENVIRONMENTAL CORP., a New Jersey corporation ("IDM"), IDM/FUSION HOLDINGS, INC., a Delaware corporation ("Parent"), and IDM/FNI ACQUISITION CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent (the "Merger Subsidiary").

     WHEREAS, the parties hereto entered into an Agreement and Plan of Merger dated August 18, 1999 (the "Agreement") and a First Amendment to Agreement and Plan of Merger dated August 30, 1999 (the "First Amendment"). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Agreement.

     WHEREAS, the parties hereto desire to amend the Agreement in the following respects.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follow:

     1. Amendment of Section 6.2. Section 6.2(b) of the Agreement is hereby deleted in its entirety.

     2. Amendment to Section 6.6. Section 6.6 of the Agreement is amended to an increase in the post-closing board of directors from five persons to six persons and the reference appearing therein to "decrease the size of its board of directors to five persons" is hereby deleted and replaced with "increase the size of its board of directors to six persons."

     3. Ratification of Remaining Terms. Except as amended hereby, all other terms of the Agreement and First Amendment shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf on the day and year first above written.

IDM ENVIRONMENTAL CORP.                    IDM/FNI ACQUISITION CORPORATION

By:   /S/ JOEL FREEDMAN                    By:   /S/ JOEL FREEDMAN
     ------------------------                  --------------------------
Name: Joel Freedman                        Name: Joel Freedman
Title:President and                        Title:President and
      Chief Executive Officer                    Chief Executive Officer

IDM/FUSION HOLDINGS, INC.                  FUSION NETWORKS, INC.

By:   /S/ JOEL FREEDMAN                    By:   /S/ HERNANDO BAHAMON
     ------------------------                 --------------------------
Name: Joel Freedman                        Name: Hernando Bahamon
Title:President and                        Title:President and
      Chief Executive Officer                    Chief Executive Officer

                                                                     APPENDIX E

                 THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of November 2,1999 is among FUSION NETWORKS, INC., a Delaware corporation ("Fusion"), IDM ENVIRONMENTAL CORP., a New Jersey corporation ("IDM"), IDM/FUSION HOLDINGS, INC., a Delaware corporation ("Parent"), and IDM/FNI ACQUISITION CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent (the "Merger Subsidiary").

     WHEREAS, the parties hereto entered into an Agreement and Plan of Merger dated August 18, 1999 (the "Agreement"), a First Amendment to Agreement and Plan of Merger dated August 30, 1999 (the "First Amendment") and a Second Amendment to Agreement and Plan of Merger dated September 21, 1999 (the "Second Amendment"). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Agreement.

     WHEREAS, the parties hereto desire to amend the Agreement in the following respects.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follow:

     1. Amendment to Section 6.16(b). Section 6.16(b) of the Agreement is hereby amended to read in full as follows:

     (b) At the Effective  Time, the Parent shall assume all  obligations  under
(a) under the Fusion Networks 1999 Stock Option Plan and (b) each warrant issued by Fusion (the "Fusion Warrants") on or before the Effective Time pursuant to Fusion's ongoing capital raising efforts, as permitted by Section 5.1(b) of the Agreement. At the Effective Time, each outstanding option under the Fusion Plan and each Fusion Warrant to purchase shares of Fusion Common Stock shall be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under the Fusion Plan and the Fusion Warrants, the same number of shares of Parent Common Stock as the holder of such options or Fusion Warrants would have been entitled to receive pursuant to the Merger had such holder exercised such options or warrants in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate price payable for the shares of Fusion Common Stock purchasable pursuant to such options or the Fusion Warrants immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such options or the Fusion Warrants in accordance with the foregoing.

     2. Ratification of Remaining Terms. Except as amended hereby, all other terms of the Agreement, the First Amendment and the Second Amendment shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf on the day and year first above written.

IDM ENVIRONMENTAL CORP.                     IDM/FNI ACQUISITION CORPORATION

By:   /S/ JOEL FREEDMAN                     By:   /S/ JOEL FREEDMAN
     ------------------------                  ---------------------------
Name: Joel Freedman                         Name: Joel Freedman
Title:President and                         Title:President and
      Chief Executive Officer                     Chief Executive Officer

IDM/FUSION HOLDINGS, INC.                   FUSION NETWORKS, INC.

By:   /S/ JOEL FREEDMAN                     By:  /S/ HERNANDO BAHAMON
     ------------------------                  --------------------------
Name: Joel Freedman                         Name: Hernando Bahamon
Title:President and                         Title:President and
      Chief Executive Officer                     Chief Executive Officer

                                                                     APPENDIX F

                FOURTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of December 8,1999 is among FUSION NETWORKS, INC., a Delaware corporation ("Fusion"), IDM ENVIRONMENTAL CORP., a New Jersey corporation ("IDM"), IDM/FUSION HOLDINGS, INC., a Delaware corporation ("Parent"), and IDM/FNI ACQUISITION CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent (the "Merger Subsidiary").

     WHEREAS, the parties hereto entered into an Agreement and Plan of Merger dated August 18, 1999 (the "Agreement"), a First Amendment to Agreement and Plan of Merger dated August 30, 1999 (the "First Amendment"), a Second Amendment to Agreement and Plan of Merger dated September 21, 1999 (the "Second Amendment") and a Third Amendment to Agreement and Plan of Merger dated November 2, 1999 (the "Third Amendment"). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Agreement.

     WHEREAS, the parties hereto desire to amend the Agreement in the following respects.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follow:

     1. Amendment to Section 2.1(c). Section 2.1(c) of the Agreement is amended to reflect a 17.7333333-for-1 stock split implemented by Fusion subsequent to the date of the Agreement and the First Amendment and the reference appearing therein to the right to receive "17,733.333" fully paid and non-assessable shares which appears in the Agreement, and "17.733" fully paid and non-assessable shares which appears in the First Amendment, is hereby deleted and replaced with "one" fully paid and non-assessable share of common stock, par value $0.00001 per share.

     2. Ratification of Remaining Terms. Except as amended hereby, all other terms of the Agreement, the First Amendment and the Second Amendment shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf on the day and year first above written.

IDM ENVIRONMENTAL CORP.                  IDM/FNI ACQUISITION CORPORATION

By:   /S/ JOEL FREEDMAN                  By:   /S/ JOEL FREEDMAN
     ------------------------                ------------------------
Name: Joel Freedman                      Name: Joel Freedman
Title:President and                      Title:President and
      Chief Executive Officer                  Chief Executive Officer

IDM/FUSION HOLDINGS, INC.                    FUSION NETWORKS, INC.

By:   /S/ JOEL FREEDMAN                  By:   /S/ HERNANDO BAHAMON
     -------------------------               --------------------------
Name: Joel Freedman                      Name: Hernando Bahamon
Title:President and                      Title:President and
      Chief Executive Officer                  Chief Executive Officer

                                                                     APPENDIX G

                        Chartered Capital Advisers, Inc.
                                145 Fourth Avenue
                            New York, New York 10003
                       (212) 505-9743 - (212) 533-9680 Fax

                                 August 18, 1999

Board of Directors
IDM Environmental Corp.
396 Whitehead Avenue
South River, NJ 08882

Dear Members of the Board of Directors:

     We understand that IDM Environmental Corp. ("IDM" or the "Company") and Fusion Networks, Inc. ("Fusion") propose to enter into a merger (the "Merger") in the form detailed in the the Agreement and Plan of Merger (the "Merger Agreement")1 dated as of August 18, 1999. The proposed Merger Agreement and the related Plan of Reorganization and Merger2 (the "Reorganization Agreement") indicate that, among other things:

     (i) IDM will merge with a newly formed, wholly owned subsidiary of a newly formed holding companyBIDM/Fusion Holdings, Inc. ("Holdings") ;

     (ii) The common stock of IDM will be exchanged on a share-for-share basis for common stock of Holdings, resulting in the issuance of approximately 3,331,085 shares of Holdings common stock to current IDM shareholders;

     (iii)The rights of holders of options and warrants to purchase the common stock of IDM will be converted on a share-for-share basis into rights to purchase Holdings common stock on identical pricing and terms as were outstanding as of the date of this letter;

     (iv) Fusion will merge with a newly created, wholly owned subsidiary of Holdings;

     (v) Each share of the common stock of Fusion will be exchanged for 17,733.333 shares of the common stock of Holdings, resulting in the issuance of approximately 26,600,000 shares of Holdings common stock to the current Fusion shareholders; and

--------------
1 Agreement and Plan of Merger among Fusion Networks, Inc., IDM Environmental Corp., IDM/Fusion Holdings, Inc., and IDM/FNI Acquisition Corporation.

2 Plan of Reorganization and Merger among IDM Environmental Corp., IDM/Fusion Holdings, Inc., and IDM Merger Subsidiary.

Board of Directors
August 18, 1999
Page 2


     (vi) After the effective date of the Merger, the Company will file a registration statement to permit the resale in the public markets of up to 7,300,000 shares of Holdings common stock issued to Fusion shareholders, other than members of Fusion management.

The Merger is subject to approval by IDM shareholders. The effect of the above transactions would be that, based on the number of outstanding common shares of IDM and Fusion as of August 18, 1999, the IDM shareholders would own approximately 11.1% of the common stock of Holdings. Moreover, it is probable that the capital requirements of the business of Fusion would result in significant future dilution of the interests of IDM shareholders in Holdings.

     You have requested our opinion as to the fairness of the Merger, from a financial point of view, to the shareholders of IDM. Chartered Capital Advisers, Inc. ("Chartered Capital Advisers") is customarily engaged in the valuation of businesses and their securities in connection with mergers & acquisitions, private placements, shareholder transactions, estate and gift taxes, litigation, and for other purposes.

In connection with rendering our opinion we have, among other things:

          (i)  Reviewed the Merger Agreement and Reorganization Agreement;

          (ii) Analyzed a business plan and financial projections prepared by Fusion dated August 10, 1999;

          (iii)Interviewed an Internet consultant who advised IDM in its evaluation of Fusion;

          (iv) Analyzed information with respect to IDM, including unaudited financial statements as of and for the six months ended June 30, 1999, audited financial statements as of and for the five years ended December 31, 1998, a business plan that was prepared during 1999, press releases, marketing information, and various internal management documents;

           (v) Reviewed various documents filed by IDM with the Securities and Exchange Commission, including but not limited to the Forms 10K for the three years ended December 31, 1998, the Forms 10Q for the quarters ended March 31, 1999 and June 30, 1999, the amended Form 8K filed as of June 21, 1999, and the Form 14A filed as of April 30, 1999;

Board of Directors
August 18, 1999
Page 3


          (vi) Interviewed the management of Fusion and their advisors and held discussions regarding the past, current, and planned operations, financial condition, and business prospects of Fusion;

          (vii)Visited the facilities of IDM and held discussions with certain members of its management and its advisors concerning the past,
               current,  and  planned  operations,   financial  condition,   and
               business prospects of IDM;

         (viii)Analyzed historical stock prices of IDM;

          (ix) Discussed with the legal advisors of IDM the results of their due diligence;

          (x) Considered relevant data of IDM and Fusion, and have compared that data with applicable data for publicly held companies with investment characteristics relevant to IDM and Fusion;

          (xi) Considered relevant data of IDM and Fusion, and have compared that data with applicable data for certain business combinations and other transactions that have recently been effectuated;

          (xii)Considered relevant data of Fusion, and have compared that data with applicable data for certain venture capital transactions that have recently been effectuated;

         (xiii)Considered the prospective financial performance of IDM and Fusion;

          (xiv)Considered  the  financial  condition,   historical  losses,  and
               strategic and financing alternatives of IDM;

          (xv) Considered the potential impact of the Merger upon the future stock price of Holdings;

          (xvi)Considered the relative values of IDM and Fusion;

          (xvii)Considered U.S. securities laws limitations that would, for the twelve months following the Merger, limit dispositions in the secondary market of Holdings common stock by the principal IDM shareholders;

         (xiii)Considered U.S. securities laws limitations that would, for the twelve months following the Merger, prohibit dispositions in the secondary market of Holdings common stock issued to Fusion shareholders, other than those shares that the Company plans to register, which would be limited to no more than 7,300,000 shares issued to nonmanagement Fusion shareholders; and

Board of Directors
August 18, 1999
Page 4


          (xix)Considered  such  other  information,   financial  studies,   and
               analyses as we deemed relevant, and performed such analyses, studies, and investigations as we deemed appropriate.

     Chartered Capital Advisers has assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us. We have assumed that the representations of the management of IDM and Fusion have been made in good faith, and that they reflect the best currently available management judgments as to the matters covered. We have assumed that the management of Fusion will be able to complete its website and make it available to the public without significant service problems within the time frame and at costs that Fusion management represents are achievable.

     Our opinion is necessarily based upon economic, market, and other conditions as in effect on, and the information made available to us as of, the date of this letter. Our opinion is limited to the fairness of the Merger as of the date hereof, from a financial point of view. Although developments following the date of our opinion may affect the opinion, Chartered Capital Advisers assumes no obligation to update, revise, or reaffirm its opinion. It should be understood that subsequent developments may affect the conclusion expressed in our opinion. We disclaim any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to our attention after the date of this opinion. We make no representations with respect to the business decision to undertake the Merger, or any other terms of the Merger Agreement. This opinion does not represent our opinion as to the value of Fusion or IDM and/or their respective tangible and intangible assets. We have assumed that the Merger would qualify as a tax-free reorganization in the United States as well as in any other countries that could have jurisdiction over the tax consequences of the Merger.

     Fusion is subject to numerous risks, including but not limited to:

     (i)  A limited operating history;

     (ii) Its web site is not yet operational;

     (iii) Dependence upon key members of management;

     (iv) Need to expand the management team, recruit employees, and commence operations in several locations;

     (v) Risk of technological problems that could impede the ability of its web site to operate at an effective level;

     (vi) Risk of technological obsolescence;

Board of Directors
August 18, 1999
Page 5


     (vii)Need to develop mutually beneficial relationships with advertisers, content providers, and strategic partners;

     (viii) Reliance on telecommunication systems in diverse markets whose quality and consistency varies;

     (ix) Need to gain visibility among Internet users in diverse markets;

     (x) Lack of historical revenues, and lack of any material projected revenues during the remainder of 1999;

     (xi) Competition  from companies that are already  generating  revenues and
          which  have  significantly   greater  financial   resources  than  the
          collective financial resources of Fusion and IDM;

     (xii)Requirement for significant funding whose availability, terms, and cost cannot currently be assured; and

     (xiii) Significant prospective dilution of the current IDM shareholders= aggregate ownership position in Holdings due to the need to fund the prospective growth of Fusion.

     Notwithstanding the above, the management of IDM and Fusion and their advisors believe that Fusion has the potential to realize significant capital appreciation on a near-term and long-term basis. Moreover, IDM also has significant risks. These risks include those resulting from continuous losses by IDM since the Company went public in 1995 and the lack of any immediate plans to raise additional capital in the event that prospective losses and/or capital requirements could cause the Company require additional capital. Accordingly, we have evaluated fairness, in part, based on the potential opportunities available to IDM shareholders as a consequence of the Merger, as well as prospects and risks in the event that IDM continued to remain an independent entity.

     In connection with the preparation of its opinion, Chartered Capital Advisers was not authorized by IDM or its board of directors to solicit, nor did it solicit, third-party indications of interest for all or any part of IDM. We are not expressing any opinion herein as to the prices at which Holdings common stock will trade following the Merger. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger, and does not constitute a recommendation to the IDM board of directors or shareholders to approve the Merger. This letter is not intended to substitute for the Board=s exercise of its own business judgment in reviewing the Merger.

Board of Directors
August 18, 1999
Page 6


     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Merger is fair, from a financial point of view, to the shareholders of IDM.

     The foregoing opinion is to be used solely for the information and assistance of IDM. Accordingly, it is understood and agreed that no person other than IDM and its officers, directors, and shareholders shall be allowed to use or rely upon this opinion.

                                           Very truly yours,

                                           CHARTERED CAPITAL ADVISERS, INC.

                                           /s/ Ronald G. Quintero

                                           Ronald G. Quintero, CPA, CFA, ABV
                                           Managing Director

                                                                     APPENDIX H

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            IDM/FUSION HOLDINGS, INC.

     The Corporation was incorporated under the name "IDM/Fusion Holdings, Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 18, 1999. This Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the unanimous written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

     FIRST: The name of the Corporation is Fusion Networks Holdings, Inc.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901 and the name of the registered agent at said address is United Corporate Services, Inc.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (the "GCL").

     FOURTH: A. The total number of shares of stock which the Corporation shall have authority to issue is 101,000,000 (the "Capital Stock") consisting of 100,000,000 shares of Common Stock, par value $.00001 per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, par value of $.00001 per share (the "Preferred Stock").

     B. Shares of Preferred Stock may be issued from time to time in one or more series, as provided for herein or as provided for by the Board of Directors as permitted hereby. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the terms fixed herein for the series provided for herein or fixed by the Board of Directors for any series provided for by the Board of Directors as permitted hereby. All shares of any one series shall be identical in all respects with all the other shares of such series, except the shares of any one series issued at different times may differ as to the dates from which dividends thereon may be cumulative.

     The Board of Directors is hereby authorized, by resolution or resolutions, to establish, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, additional series of Preferred Stock. Before any shares of any such additional series are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the number of shares constituting such series and the distinguishing characteristics and the relative rights, preferences, privileges and immunities, if any, and any qualifications, limitations or restrictions thereof, of the shares thereof, so far as not inconsistent with the provisions of this Article FOURTH. Without limiting the generality of the foregoing, the Board of Directors may fix and determine: 1. The designation of such series and the number of shares which shall constitute such series of such shares;

     2. The rate of dividend, if any, payable on shares of such series;

     3. Whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate;

     4. Whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;

     5. The liquidation preference of each series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation;

     6. The sinking fund provisions, if any, for the redemption of shares of such series;

     7. The voting rights, if any, of the shares of such series;

     8. The terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of the Corporation of any other class or series;

     9. Whether the shares of such series are to be preferred over shares of capital stock of the Corporation of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Corporation, or otherwise; and

     10.   Any  other   characteristics,   preferences,   limitations,   rights,
privileges, immunities or terms not inconsistent with the provisions of this Article FOURTH.

     C. Except as otherwise provided in this Restated Certificate of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him on all matters submitted to stockholders for a vote and each holder of Preferred Stock of any series that is Voting Stock (as hereinafter defined) shall be entitled to such number of votes for each share held by him as may be specified herein or in the Certificate of Designation in respect thereof.

     Except as otherwise provided by law, the presence, in person or by proxy, of the holders of record of issued and outstanding shares of Capital Stock entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of issued and outstanding shares of Capital Stock entitled to vote shall constitute a quorum at all meetings of the stockholders.

     FIFTH: No stockholder action may be taken except at an annual or special meeting of stockholders of the Corporation and stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

     SIXTH: A. The Board of Directors shall have the power to make, adopt, alter, amend, change or repeal the Amended and Restated Bylaws of the Corporation (the "Bylaws") by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, subject to any law or Bylaw provision requiring the affirmative vote of a larger percentage of the members of the Board of Directors.

     B. Stockholders may not make, adopt, alter, amend, change or repeal the Bylaws of the Corporation or any provision of this Restated Certificate of Incorporation except upon the affirmative vote of more than 50% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

     SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     EIGHTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the Corporation shall be limited or eliminated to the fullest extent permitted by the GCL as so amended from time to time. The Corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the GCL, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Joel A. Freedman, its President and attested by Frank A. Falco, its Secretary, this 21st day of September, 1999.

                                                     By:/S/ JOEL FREEDMAN
                                                        -----------------
                                                        Joel A. Freedman
                                                        President

ATTEST:

/S/ FRANK FALCO
Frank A. Falco
Secretary

                                                                     APPENDIX I
                                     BYLAWS

                                       OF

                         FUSION NETWORKS HOLDINGS, INC.

                                   ARTICLE I.

                                     OFFICES

     SECTION 1. Registered Office. The registered office of Fusion Networks Holdings, Inc. (the "Corporation") shall be at c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware.

     SECTION 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine.

                                   ARTICLE II.

                            MEETINGS OF STOCKHOLDERS

     SECTION 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

     SECTION 2. Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (these "Bylaws").

     Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

     To be properly  brought before the annual meeting,  business must be either
(i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder's notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice
(i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in

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accordance  with the  procedures  set forth in this  Article II,  Section 2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

     SECTION 3. Special Meetings. Unless otherwise prescribed by law or by the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), special meetings of stockholders, for any purpose or purposes, may only be called by a majority of the entire Board of Directors or by the President.

     Written notice of a special meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

     SECTION 4. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

     SECTION 5. Voting. Unless otherwise required by law, the Certificate of Incorporation, the rules or regulations of any stock exchange applicable to the Corporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Such votes may be cast in person or by proxy but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

     SECTION 6. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

     SECTION 7. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 6 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

                                  ARTICLE III.

                                    DIRECTORS

     SECTION 1. Number of Directors. The total number of persons serving on the Board of Directors of the Corporation shall be not less than five (5) persons nor more than eleven (11) persons, which Directors shall be elected by the stockholders at their annual meeting. The initial Board of Directors is hereby fixed at five (5) persons. The Board of Directors may, by a vote of not less than a majority of the authorized number of Directors, increase or decrease the number of Directors from time to time without a vote of the stockholders provided, however, that any such decrease shall not eliminate any Director then in office.

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

     SECTION 2. Nomination of Directors. Nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article III, Section 2. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than that the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person,
(c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended; and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     SECTION 3. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board or Chief Executive Officer or the President or Chief Operating Officer or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or telegram on twenty-four (24) hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

     SECTION 4. Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as the case may be. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     SECTION 5. Actions of Board of Directors. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

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     SECTION 6.  Meetings by Means of  Conference  Telephone.  Unless  otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article III, Section 6 shall constitute presence in person at such meeting.

     SECTION 7. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any disqualified member at any meeting of any such committee. In the disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.

     SECTION 8. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

     SECTION 9. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                   ARTICLE IV.

                                    OFFICERS

     SECTION 1. General. The officers of the Corporation shall be elected by the Board of Directors and shall consist of: a Chairman of the Board; a Chief Executive Officer; a President; a Chief Operating Officer; a Secretary; and a Treasurer. The Board of Directors, in its discretion, may also elect one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

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

     SECTION 2. Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

     SECTION 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

     SECTION 4. Chairman or Co-Chairmen of the Board. The Chairman or Co-Chairmen of the Board shall be members of the Board of Directors, and shall exercise and perform such duties and have such powers as may be prescribed by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

     SECTION 5. Chief Executive Officer. The Chief Executive Officer of the Corporation shall supervise, coordinate and manage the Corporation's business and activities and supervise, coordinate and manage its operating expenses and capital allocation, shall have general authority to exercise all the powers necessary for the Chief Executive Officer of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence or disability of the Chairman of the Board, the duties of the Chairman of the Board shall be performed and the Chairman of the Board's authority may be exercised by the Chief Executive Officer and, in the event the Chief Executive Officer is absent or disabled, such duties shall be performed and such authority may be exercised by a director designated for such purpose by the Board of Directors.

     SECTION 6. President. The President shall supervise, coordinate and manage the Corporation's business and activities and supervise, coordinate and manage its operating expenses and capital allocation, shall have general authority to exercise all the powers necessary for the President of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors, the Chairman of the Board and the Chief Executive Officer. In the absence or disability of the Chairman of the Board and Chief Executive Officer, the duties of the Chairman of the Board shall be performed and the Chairman of the Board's authority may be exercised by the President or Chief Operating Officer and, in the event the President or Chief Operating Officer is absent or disabled, such duties shall be performed and such authority may be exercised by a director designated for such purpose by the Board of Directors.

     SECTION 7. Chief Operating Officer. The Chief Operating Officer shall supervise, coordinate and manage the Corporation's business and activities and supervise, coordinate and manage its operating expenses and capital allocation, shall have general authority to exercise all the powers necessary for the Chief Operating Officer of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors and the Chairman of the Board and Chief Executive Officer. In the absence or disability of the Chairman of the Board and Chief Executive Officer, the duties of the Chairman of the Board shall be performed and the Chairman of the Board's authority may be exercised by the President or Chief Operating Officer and, in the event the President or Chief Operating Officer is absent or disabled, such duties shall be performed and such authority may be exercised by a director designated for such purpose by the Board of Directors.
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

     SECTION 8. Vice Presidents. At the request of the President or Chief Operating Officer or in the absence of each of the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer, or in the event of their inability or refusal to act , the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chairman of the Board, Chief Executive Officer, President and/or Chief Operating Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such offices (other than as Chairman of the Board). Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of each of the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer or in the event of the inability or refusal of such officers to act, shall perform the duties of such offices (other than as Chairman of the Board), and when so acting, shall have all the powers of and be subject to all the restrictions upon such offices (other than as Chairman of the Board).

     SECTION 9. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board and Chief Executive Officer or the President and Chief Operating Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then the Board of Directors, the Chairman of the Board and Chief Executive Officer or the President and Chief Operating Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

     SECTION 10. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

     SECTION 11. Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Chief Operating Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

     SECTION 12. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

     SECTION 13. Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer or any Vice President of the Corporation may prescribe.

     SECTION 14. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

                                   ARTICLE V.

                                      STOCK

     SECTION 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation
(i) by the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

     SECTION 2. Signatures. Any or all of the signatures on the certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

     SECTION 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

     SECTION 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

                                   ARTICLE VI.

                                 INDEMNIFICATION

     SECTION 1. Third Party Actions. The Corporation shall, to the fullest extent permitted by Delaware law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     SECTION 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     SECTION 3. Successful Defense. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     SECTION 4. Determination of Conduct. Any indemnification under Sections 1 and 2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination shall be made (1) by the board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) or if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     SECTION 5. Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI.

     SECTION 6. Indemnity Not Exclusive. The indemnification and advancement of expenses provided or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another while holding such office.

     SECTION 7. Insurance Indemnification. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

     SECTION 8. The Corporation. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under and subject to the provisions of this Article VI (including, without limitation the provisions of Section 4) with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     SECTION 9. Continuation of Indemnification and Advancement of Expenses. The indemnification and advanced of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE VII

                                   AMENDMENTS

     The original or other Bylaws of the Corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal Bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.

                                                                     APPENDIX J

                          IDM ENVIRONMENTAL CORP. 1998
                    COMPREHENSIVE STOCK OPTION AND AWARD PLAN
        (As amended September 21, 1999, subject to shareholder approval)

                              ARTICLE I -- PREAMBLE

     1.1 The IDM Environmental Corp. 1998 Comprehensive Stock Option and Award Plan is intended to secure for the Corporation, its Subsidiaries and its shareholders the benefits arising from ownership of the Corporation's Common Stock by the employees of the Corporation and its Subsidiaries and by the directors and certain key consultants of the Corporation, all of whom are and will be responsible for the Corporation's future growth. The Plan is designed to help attract and retain for the Corporation and its Subsidiaries personnel of superior ability for positions of exceptional responsibility, to reward employees, directors and consultants for past services and to motivate such individuals through added incentives to further contribute to the success of the Corporation. With respect to persons subject to Section 16 of the Act, transactions under this Plan are intended to satisfy the requirements of Rule 16b-3 of the Act.

     1.2 Awards  under the Plan may be made to  Eligible  Persons in the form of
(i) Incentive Stock Options (to Eligible Employees only); (ii) Nonqualified Stock Options; (iii) Restricted Stock; (iv) Stock Awards; (v) Performance Shares; or (vi) any combination of the foregoing.

     1.3 The Plan shall be effective January 8, 1998 (the "Effective Date"), subject to approval by the shareholders of the Corporation to the extent necessary to satisfy the requirements of the Code, The Nasdaq Stock Market, or other applicable federal or state law.

                            ARTICLE II -- DEFINITIONS

     DEFINITIONS. Except where the context otherwise indicates, the following definitions apply:

     2.1 "Act" means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

     2.2 "Award" means an award granted to a Participant in accordance with the provisions of the Plan, including, but not limited to, Stock Options, Restricted Stock, Stock Awards, Performance Shares, or any combination of the foregoing.

     2.3 "Award Agreement" means the separate written agreement evidencing each Award granted to a Participant under the Plan.

     2.4 "Board of Directors" means the Board of Directors of the Corporation.

     2.5 "Change of Control" means (i) the adoption of a plan of merger or consolidation of the Corporation with any other corporation or association as a result of which the holders of the voting capital stock of the Corporation as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (ii) the approval by the Board of Directors of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) of substantially all the assets of the Corporation; or (iii) in the absence of a prior expression of approval by the Board of Directors, the acquisition of more than 20% of the Corporation's voting capital stock by any person within the meaning of Section 13(d)(3) of the Act, other than a person, or group including a person, who beneficially owned, as of the Effective Date, more than 5.0% of the Corporation's voting capital stock.

     2.6 "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. (All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.)

     2.7 "Committee" means a committee of the Board of Directors established for the administration of the Plan pursuant to Article III and consisting of two or more Directors. To the extent necessary to comply with Rule 16b-3 under the Act, the Committee shall consist solely of two or more Non-Employee Directors. The Compensation Committee of the Board of Directors shall constitute the Committee until otherwise determined by the Board of Directors.

     2.8 "Common Stock" means the common stock of the Corporation to be issued pursuant to the Plan.

     2.9 "Corporation" means IDM Environmental Corp., a New Jersey corporation, and its successors and assigns.

     2.10  "Director"   means  a  member  of  the  Board  of  Directors  of  the
Corporation.

     2.11   "Disability"   means   disability  as  determined  under  procedures
established by the Committee or in any Award, as set forth in a Participant's Award Agreement.

     2.12 "Effective Date" shall be the date set forth in Section 1.3 of the Plan.

     2.13 "Eligible Employee" means an Eligible Person who is an employee of the Corporation or any Subsidiary.

     2.14 "Eligible Person" means any employee of the Corporation or any Subsidiary or any Director, as well as any consultant or other person whose participation the Committee determines is in the best interest of the Corporation, subject to limitations as may be provided by the Code, the Act or the Committee.

     2.15 "ERISA" means the Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended.

     2.16 "Fair Market Value" means, as of a given date and for so long as shares of the Common Stock are listed on a national securities exchange or reported on The Nasdaq Stock Market as a Nasdaq National Market security, the mean between the high and low sales prices for the Common Stock on such date, or, if no such shares were sold on such date, the most recent date on which shares of such Common Stock were sold, as reported in The Wall Street Journal. If the Common Stock is not listed on a national securities exchange or reported on The Nasdaq Stock Market as a Nasdaq National Market security, Fair Market Value shall mean the average of the closing bid and asked prices for such stock in the over-the-counter market as reported by The Nasdaq Stock Market. If the Common Stock is not listed on a national securities exchange or reported on The Nasdaq Stock Market as a Nasdaq National Market security, or the over-the-counter market, Fair Market Value shall be the fair value thereof determined in good faith by the Board of Directors.

     2.17 "Grant Date" means, as to any Award, the latest of:

     (a) the date on which the Committee authorizes the grant of the Award; or

     (b) the date the Participant receiving the Award becomes an employee or a director of the Corporation or its Subsidiaries, to the extent employment status is a condition of the grant or a requirement of the Code or the Act; or

     (c) such other date (later than the dates described in (a) and (b) above) as the Committee may designate and as set forth in the Participant's Award Agreement.

     2.18 "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

     2.19 "Incentive Stock Option" means a Stock Option that meets the requirements of Section 422 of the Code and is granted under Article IV of the Plan and designated as an Incentive Stock Option in a Participant's Award Agreement.

     2.20 "Non-Employee Director" shall have the meaning set forth in Rule 16b-3 under the Act.

     2.21 "Nonqualified Stock Option" means a Stock Option that does not meet the requirements of Section 422 of the Code and is granted under Article V of the Plan, or, even if meeting the requirements of Section 422 of the Code, is not intended to be an Incentive Stock Option and is not so designated in the Participant's Award Agreement.

     2.22 "Option Period" means the period during which a Stock Option may be exercised from time to time, as established by the Committee and set forth in the Award Agreement for each Participant who is granted a Stock Option.

     2.23 "Option Price" means the purchase price for a share of Common Stock subject to purchase pursuant to a Stock Option, as established by the Committee and set forth in the Award Agreement for each Participant who is granted a Stock Option.

     2.24 "Participant" means an Eligible Person to whom an Award has been granted and who has entered into an Award Agreement evidencing the Award.

     2.25 "Performance Objectives" shall have the meaning set forth in Article IX of the Plan.

     2.26 "Performance Period" shall have the meaning set forth in Article IX of the Plan.

     2.27 "Performance Share" means an Award under Article IX of the Plan of a unit valued by reference to the Common Stock, the payout of which is subject to achievement of such Performance Objectives, measured during one or more Performance Periods, as the Committee, in its sole discretion, shall establish at the time of such Award and set forth in a Participant's Award Agreement.

     2.28 "Plan" means the IDM Environmental Corp. 1998 Comprehensive Stock Option and Award Plan, as amended from time to time.

     2.29 "Restricted Stock" means an Award under Article VII of the Plan of shares of Common Stock that are at the time of the Award subject to restrictions or limitations as to the Participant's ability to sell, transfer, pledge or assign such shares, which restrictions or limitations may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee, in its sole discretion, shall determine at the time of such Award and set forth in a Participant's Award Agreement.

     2.30 "Restriction Period" means the period commencing on the Grant Date with respect to such shares of Restricted Stock and ending on such date as the Committee, in its sole discretion, shall establish and set forth in a Participant's Award Agreement.

     2.31   "Retirement"   means   retirement  as  determined  under  procedures
established by the Committee or in any Award, as set forth in a Participant's Award Agreement.

     2.32 "Stock Award" means an Award of shares of Common Stock under Article VIII of the Plan.

     2.33 "Stock Option" means an Award under Article IV or Article V of the Plan of an option to purchase Common Stock. A Stock Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

     2.34 "Subsidiary" means a subsidiary corporation of the Corporation as that term is defined in Code section 424(f). "Subsidiaries" means more than one Subsidiary.

     2.35 "Ten Percent Stockholder" means an individual who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation. 2.36 "Termination of Service" means (i) in the case of an Eligible Employee, the discontinuance of employment of such Participant with the Corporation or its Subsidiaries for any reason other than a transfer to another member of the group consisting of the Corporation and its Subsidiaries and (ii) in the case of a Director who is not an employee of the Corporation or any Subsidiary, the date such Participant ceases to serve as a Director. The determination of whether a Participant has discontinued service shall be made by the Committee in its sole discretion. In determining whether a Termination of Service has occurred, the Committee may provide that service as a consultant or service with a business enterprise in which the Corporation has a significant ownership interest shall be treated as employment with the Corporation.

                          ARTICLE III -- ADMINISTRATION

     3.1 The Plan shall be administered by the Committee. Except as otherwise required by Rule 16b-3 under the Act, the Committee, in its discretion, may delegate to one or more of its members such of its powers as it deems appropriate. The Committee also may limit the power of any member to the extent necessary to comply with Rule 16b-3 under the Act or any other law, rule or regulation. The Board of Directors may serve as the Committee, if by the terms of the Plan all members of the Board of Directors are otherwise eligible to serve on the Committee.

     3.2 The Committee shall meet at such times and places as it determines. The Committee shall at all times operate and be governed, and Committee meetings shall be conducted and action taken, in accordance with the provisions of the Corporation's Bylaws or resolutions or policies adopted by the Board of Directors from time to time regarding the operation of committees of the Corporation.

     3.3 Except as set forth in Sections 3.15 and 3.16 regarding grants of Awards by the Board of Directors and grants of Awards to Non-employee Directors, the Committee shall have the exclusive right to interpret, construe and administer the Plan, to select the Eligible Persons who shall receive an Award, and to act in all matters pertaining to the grant of an Award and the determination and interpretation of the provisions of the related Award Agreement, including, without limitation, the determination of the number of shares subject to Stock Options and the Option Period(s) and Option Price(s) thereof, the number of shares of Restricted Stock or shares subject to Stock Awards or Performance Shares subject to an Award, the vesting periods (if any) and the form, terms, conditions and duration of each Award, and any amendment thereof consistent with the provisions of the Plan. All acts, determinations and decisions of the Committee made or taken pursuant to the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan or any Award Agreement, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all Participants, Eligible Persons and their beneficiaries.

     3.4 The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan as it deems appropriate.

     3.5 Without limiting the provisions of this Article III, and subject to the provisions of Article X, the Committee is authorized to take such action as it determines to be necessary or advisable, and fair and equitable to Participants and to the Corporation, with respect to an outstanding Award in the event of a Change of Control as described in Article X or other similar event. Such action may include, but shall not be limited to, establishing, amending or waiving the form, terms, conditions and duration of an Award and the related Award Agreement, so as to provide for earlier, later, extended or additional times for exercise or payments, differing methods for calculating payments, alternate forms and amounts of payment, an accelerated release of restrictions or other modifications. The Committee may take such actions pursuant to this Section 3.5 by adopting rules and regulations of general applicability to all Participants or to certain categories of Participants, by including, amending or waiving terms and conditions in an Award and the related Award Agreement, or by taking action with respect to individual Participants from time to time.

     3.6 Subject to the provisions of Section 3.11, the aggregate number of shares of Common Stock which may be issued pursuant to Awards under the Plan shall be one million seven hundred thousand(1,700,000) shares (after giving effect to a 1-for-10 reverse split effective April 16, 1999). Such shares of Common Stock shall be made available from authorized and unissued shares of the Corporation. The maximum number of shares which may be subject to awards granted under the Plan to any individual in any calendar year is 400,000.

     (a) For all purposes under the Plan, each Performance Share awarded shall be counted as one share of Common Stock subject to an Award.

     (b) If, for any reason, any shares of Common Stock (including shares of Common Stock subject to Performance Shares) that have been awarded or are subject to issuance or purchase pursuant to Awards outstanding under the Plan are not delivered or purchased, or are reacquired by the Corporation, for any reason, including but not limited to a forfeiture of Restricted Stock or failure to earn Performance Shares or the termination, expiration or cancellation of a Stock Option, or any other termination of an Award without payment being made in the form of shares of Common Stock (whether or not Restricted Stock), such shares of Common Stock shall not be charged against the aggregate number of shares of Common Stock available for Award under the Plan and shall again be available for Awards under the Plan. In no event, however, may Common Stock that is surrendered or withheld to pay the exercise price of a Stock Option or to satisfy tax withholding requirements be available for future grants under the Plan.

     (c) The foregoing subsections (a) and (b) of this Section 3.6 shall be subject to any limitations provided by the Code or by Rule 16b-3 under the Act or by any other applicable law, rule or regulation.

     3.7 Each Award granted under the Plan shall be evidenced by a written Award Agreement, which shall be subject to and shall incorporate (by reference or otherwise) the applicable terms and conditions of the Plan and shall include any other terms and conditions (not inconsistent with the Plan) required by the Committee.

     3.8 The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock under the Plan prior to:

     (a) any required approval of the Plan by the shareholders of the Corporation; and

     (b) the completion of any registration or qualification of such shares of Common Stock under any federal or state law, or any ruling or regulation of any governmental body that the Corporation shall, in its sole discretion, determine to be necessary or advisable.

     3.9 The Committee may require any Participant acquiring shares of Common Stock pursuant to any Award under the Plan to represent to and agree with the Corporation in writing that such person is acquiring the shares of Common Stock for investment purposes and without a view to resale or distribution thereof. Shares of Common Stock issued and delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on the certificate or certificates representing any such shares to make appropriate reference to any such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Corporation.

     3.10 Except as otherwise expressly provided in the Plan or in an Award Agreement with respect to an Award, no Participant shall have any right as a shareholder of the Corporation with respect to any shares of Common Stock subject to such Participant's Award except to the extent that, and until, one or more certificates representing such shares of Common Stock shall have been delivered to the Participant. No shares shall be required to be issued, and no certificates shall be required to be delivered, under the Plan unless and until all of the terms and conditions applicable to such Award shall have, in the sole discretion of the Committee, been satisfied in full and any restrictions shall have lapsed in full, and unless and until all of the requirements of law and of all regulatory bodies having jurisdiction over the offer and sale, or issuance and delivery, of the shares shall have been fully complied with.

     3.11 The total amount of shares with respect to which Awards may be granted under the Plan and rights of outstanding Awards (both as to the number of shares subject to the outstanding Awards and the Option Price(s) or other purchase price(s) of such shares, as applicable) shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock of the Corporation resulting from payment of a stock dividend on the Common Stock, a stock split or subdivision or combination of shares of the Common Stock, or a reorganization or reclassification of the Common Stock, or any other change in the structure of shares of the Common Stock. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional shares which might otherwise become subject to an Award. All adjustments made as the result of the foregoing in respect of each Incentive Stock Option shall be made so that such Incentive Stock Option shall continue to be an Incentive Stock Option, as defined in Section 422 of the Code.

     3.12 The members of the Committee shall be entitled to indemnification by the Corporation in the manner and to the extent set forth in the Corporation's Bylaws or as otherwise provided from time to time regarding indemnification of Directors.

     3.13 The Committee shall be authorized to make adjustments in any performance based criterium or in the other terms and conditions of outstanding Awards in recognition of unusual or nonrecurring events affecting the Corporation (or any Subsidiary, if applicable) or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem necessary or desirable to reflect any such adjustment. In the event the Corporation (or any Subsidiary, if applicable) shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its sole discretion, make such adjustments in the terms of outstanding Awards under the Plan as it shall deem appropriate.

     3.14 Subject to the express provisions of the Plan, the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any outstanding Award shall be terminated, canceled, forfeited or suspended. Notwithstanding the foregoing or any other provision of the Plan or an Award Agreement, all Awards to any Participant that are subject to any restriction or have not been earned or exercised in full by the Participant shall be terminated and canceled if the Participant is terminated for cause, as determined by the Committee in its sole discretion.

     3.15 In addition to, and not in limitation of, the right of the Committee to grant Awards to Eligible Persons under this Plan the full Board of Directors may from time to time grant Awards to Eligible Persons pursuant to the terms and conditions of this Plan, subject to the requirements of the Code, Rule 16b-3 under the Act or any other applicable law, rule or regulation. In connection with any such grants, the Board of Directors shall have all of the power and authority of the Committee to determine the Eligible Persons to whom such Awards shall be granted and the other terms and conditions of such Awards.

     3.16 Notwithstanding anything herein to the contrary, subject to the discretion of the full Board of Directors to make grants from time to time to Non-Employee Directors, grants of Awards to Non-Employee Directors shall only be made pursuant to the following formula: Each Non-Employee Director serving in such capacity immediately following the first annual shareholders meeting of the Corporation following the Effective Date of this Plan shall automatically be granted a number of Nonqualified Stock Options equal to 5,000 multiplied by the number of years remaining in said Non-Employee Director's term as a Director. Thereafter, each Non-Employee Director who is initially elected to serve in such capacity or who is reelected to serve in such capacity at each subsequent shareholders meeting shall automatically be granted a number of Nonqualified Stock Options equal to 5,000 multiplied by the number of years remaining in said Non-Employee Director's term as a Director. All such Nonqualified Stock Options shall vest ratably over the balance of the term of each Non-Employee Director with an amount equal to the total number of Nonqualified Stock Options granted to each such Non-Employee Director divided by the total number of years remaining in each such Director's term vesting on the date of grant and a like amount vesting on each subsequent anniversary of the grant provided that such Non-Employee Director continues to serve in such capacity on each such anniversary; provided, however, that if a Non-Employee Director's service in such capacity is terminated due to death or disability (as determined in the discretion of the Board), then the vesting of such Nonqualified Stock Options shall be accelerated upon the occurrence of such event. The date on which each Non-Employee Director is elected, or reelected, in such capacity by the shareholders of the Corporation shall constitute the Grant Date for all Nonqualified Stock Options granted pursuant to this Section 3.16 and the Option Price shall be fixed at the Fair Market Value of the Common Stock on the Grant Date. The Option Period of each Nonqualified Stock Option granted pursuant to this Section 3.16 shall be ten years from the Grant Date. No additional grants of stock options under any prior plans of the Corporation shall be made after the Effective Date of this Plan.

                      ARTICLE IV -- INCENTIVE STOCK OPTIONS

     4.1 The Committee, in its sole discretion, may from time to time on or after the Effective Date grant Incentive Stock Options to Eligible Employees, subject to the provisions of this Article IV and Articles III and VI and subject to the following conditions:

     (a) Incentive Stock Options shall be granted only to Eligible Employees, each of whom may be granted one or more of such Incentive Stock Options at such time or times determined by the Committee.

     (b) The Option Price per share of Common Stock for an Incentive Stock Option shall be set in the Award Agreement, but shall not be less than (i) one hundred percent (100%) of the Fair Market Value of the Common Stock at the Grant Date, or (ii) in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the Grant Date.

     (c) An Incentive Stock Option may be exercised in full or in part from time to time within ten (10) years from the Grant Date, or such shorter period as may be specified by the Committee as the Option Period and set forth in the Award Agreement; provided, however, that, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, such period shall not exceed five years from the Grant Date; and further, provided that, in any event, the Incentive Stock Option shall lapse and cease to be exercisable upon a Termination of Service or within such period following a Termination of Service as shall have been determined by the Committee and set forth in the related Award Agreement; and provided, further, that such period following a Termination of Service shall not exceed three (3) months unless employment shall have terminated:

     (i) as a result of Disability, in which event such period shall not exceed one year after the date of Disability; or

     (ii) as a result of death, or if death shall have occurred following a Termination of Service (other than as a result of Disability) and during the period that the Incentive Stock Option was still exercisable, in which event such period may not exceed one year after the date of death; and provided, further, that such period following a Termination of Service shall in no event extend beyond the original Option Period of the Incentive Stock Option.

     (d) The aggregate Fair Market Value of the shares of Common Stock with respect to which any incentive stock options (whether under this Plan or any other plan established by the Corporation) are first exercisable during any calendar year by any Eligible Employee shall not exceed one hundred thousand dollars ($100,000), determined based on the Fair Market Value(s) of such shares as of their respective grant dates; provided, however, that to the extent permitted under Section 422 of the Code:

     (i) if the aggregate Fair Market Values of the shares of Common Stock with respect to which incentive stock options are first exercisable during any calendar year (whether such Incentive Stock Options are granted under this Plan or any other plan established by the Corporation) exceeds one hundred thousand dollars ($100,000), such excess shall be treated as a Nonqualified Stock Option;

     (ii) if a Participant's employment is terminated by reason of death, Disability or Retirement and the portion of any incentive stock option that is otherwise exercisable during the post-termination period applied without regard to the one hundred thousand dollar ($100,000) limitation contained in Section 422 of the Code is greater than the portion of such option that is immediately exercisable as an Incentive Stock Option during such post-termination period under Section 422, such excess shall be treated as a Nonqualified Stock Option; and (iii) if the exercise of an Incentive Stock Option is accelerated by reason of a Change of Control, any portion of such Award that is not exercisable as an incentive stock option by reason of the one hundred thousand dollar ($100,000) limitation contained in Section 422 of the Code shall be treated as a Nonqualified Stock Option.

     (e) No Incentive Stock Options may be granted more than ten (10) years from the Effective Date.

     (f) The Award Agreement for each Incentive Stock Option shall provide that the Participant shall notify the Corporation if such Participant sells or otherwise transfers any shares of Common Stock acquired upon exercise of the Incentive Stock Option within two (2) years of the Grant Date of such Incentive Stock Option or within one (1) year of the date such shares were acquired upon the exercise of such Incentive Stock Option.

     4.2 Subject to the limitations of Section 3.6, the maximum number of shares of Common Stock subject to Incentive Stock Option Awards shall be the maximum number of shares available for Awards under the Plan.

     4.3 The Committee may provide for any other terms and conditions which it determines should be imposed for an Incentive Stock Option to qualify under
Section 422 of the Code, as well as any other terms and conditions not inconsistent with this Article IV or Articles III or VI, as determined in its sole discretion and set forth in the Award Agreement for such Incentive Stock Option.

     4.4 Each provision of this Article IV and of each Incentive Stock Option granted hereunder shall be construed in accordance with the provisions of
Section 422 of the Code, and any provision hereof that cannot be so construed shall be disregarded.

                     ARTICLE V -- NONQUALIFIED STOCK OPTIONS

     5.1 The Committee, in its sole discretion, may from time to time on or after the Effective Date grant Nonqualified Stock Options to Eligible Persons, subject to the provisions of this Article V and Articles III and VI and subject to the following conditions:

     (a) Nonqualified Stock Options may be granted to any Eligible Persons, each of whom may be granted one or more of such Nonqualified Stock Options, at such time or times determined by the Committee.

     (b) The Option Price per share of Common Stock for a Nonqualified Stock Option shall be set in the Award Agreement and may be less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the Grant Date.

     (c) A Nonqualified Stock Option may be exercised in full or in part from time to time within the Option Period specified by the Committee and set forth in the Award Agreement; provided, however, that, in any event, the Nonqualified Stock Option shall lapse and cease to be exercisable upon a Termination of Service or within such period following a Termination of Service as shall have been determined by the Committee and set forth in the related Award Agreement.

     5.2 The Committee may provide for any other terms and conditions for a Nonqualified Stock Option not inconsistent with this Article V or Articles III or VI, as determined in its sole discretion and set forth in the Award Agreement for such Nonqualified Stock Option.

                    ARTICLE VI -- INCIDENTS OF STOCK OPTIONS

     6.1 Each Stock Option shall be granted subject to such terms and conditions, if any, not inconsistent with this Plan, as shall be determined by the Committee and set forth in the related Award Agreement, including any provisions as to continued employment as consideration for the grant or exercise of such Stock Option and any provisions which may be advisable to comply with applicable laws, regulations or rulings of any governmental authority.

     6.2 Except as hereinafter described, a Stock Option shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant or the Participant's guardian or legal representative. In the event of the death of a Participant, any unexercised Stock Options may be exercised to the extent otherwise provided herein or in such Participant's Award Agreement by the executor or personal representative of such Participant's estate or by any person who acquired the right to exercise such Stock Options by bequest under the Participant's will or by inheritance. The Committee, in its sole discretion, may at any time permit a Participant to transfer a Nonqualified Stock Option for no consideration to or for the benefit of one or more members of the Participant's Immediate Family (including, without limitation, to a trust for the benefit of the Participant and/or one or more members of such Participant's Immediate Family or a corporation, partnership or limited liability company established and controlled by the Participant and/or one or more members of such Participant's Immediate Family), subject to such limits as the Committee may establish. The transferee of such Nonqualified Stock Option shall remain subject to all terms and conditions applicable to such Nonqualified Stock Option prior to such transfer. The foregoing right to transfer the Nonqualified Stock Option, if granted by the Committee, shall apply to the right to consent to amendments to the Award Agreement.

     6.3 Shares of Common Stock purchased upon exercise of a Stock Option shall be paid for in such amounts, at such times and upon such terms as shall be determined by the Committee, subject to limitations set forth in the Stock Option Award Agreement. The Committee may, in its sole discretion, permit the exercise of a Stock Option by payment in cash or by tendering shares of Common Stock (either by actual delivery of such shares or by attestation), or any combination thereof, as determined by the Committee. In the sole discretion of the Committee, payment in shares of Common Stock also may be made with shares received upon the exercise or partial exercise of the Stock Option, whether or not involving a series of exercises or partial exercises and whether or not share certificates for such shares surrendered have been delivered to the Participant. The Committee also may, in its sole discretion, permit the payment of the exercise price of a Stock Option by the voluntary surrender of all or a portion of the Stock Option. Shares of Common Stock previously held by the Participant and surrendered in payment of the Option Price of a Stock Option shall be valued for such purpose at the Fair Market Value thereof on the date the Stock Option is exercised.

     6.4 No cash dividends shall be paid on shares of Common Stock subject to unexercised Stock Options.

     6.5 The Committee may permit the voluntary surrender of all or a portion of any Stock Option granted under the Plan to be conditioned upon the granting to the Participant of a new Stock Option for the same or a different number of shares of Common Stock as the Stock Option surrendered, or may require such voluntary surrender as a condition precedent to a grant of a new Stock Option to such Participant. Subject to the provisions of the Plan, such new Stock Option shall be exercisable at such Option Price, during such Option Period and on such other terms and conditions as are specified by the Committee at the time the new Stock Option is granted. Upon surrender, the Stock Options surrendered shall be canceled and the shares of Common Stock previously subject to them shall be available for the grant of other Stock Options.

     6.6 The Committee may at any time offer to purchase a Participant's outstanding Stock Option for a payment equal to the value of such Stock Option payable in cash, shares of Common Stock or Restricted Stock or other property upon surrender of the Participant's Stock Option, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

     6.7 The Committee shall have the discretion, exercisable either at the time the Award is granted or at the time the Participant discontinues employment, to establish as a provision applicable to the exercise of one or more Stock Options that, during a limited period of exercisability following a Termination of Service, the Stock Option may be exercised not only with respect to the number of shares of Common Stock for which it is exercisable at the time of the Termination of Service but also with respect to one or more subsequent installments for which the Stock Option would have become exercisable had the Termination of Service not occurred.

                         ARTICLE VII -- RESTRICTED STOCK

     7.1 The Committee, in its sole discretion, may from time to time on or after the Effective Date award shares of Restricted Stock to Eligible Persons as a reward for past service and an incentive for the performance of future services that will contribute materially to the successful operation of the Corporation and its Subsidiaries, subject to the terms and conditions set forth in this Article VII.

     7.2 The Committee shall determine the terms and conditions of any Award of Restricted Stock, which shall be set forth in the related Award Agreement, including without limitation:

     (a) the purchase price, if any, to be paid for such Restricted Stock, which may be zero, subject to such minimum consideration as may be required by applicable law;

     (b) the duration of the Restriction Period or Restriction Periods with respect to such Restricted Stock and whether any events may accelerate or delay the end of such Restriction Period(s);

     (c) the circumstances upon which the restrictions or limitations shall lapse, and whether such restrictions or limitations shall lapse as to all shares of Restricted Stock at the end of the Restriction Period or as to a portion of the shares of Restricted Stock in installments during the Restriction Period by means of one or more vesting schedules;

     (d) whether such Restricted Stock is subject to repurchase by the Corporation or to a right of first refusal at a predetermined price or if the Restricted Stock may be forfeited entirely under certain conditions;

     (e) whether any performance goals may apply to a Restriction Period to shorten or lengthen such period; and

     (f) whether dividends and other distributions with respect to such Restricted Stock are to be paid currently to the Participant or withheld by the Corporation for the account of the Participant.

     7.3 Awards of Restricted  Stock must be accepted  within a period of thirty
(30) days after the Grant Date (or such shorter or longer period as the Committee may specify at such time) by executing an Award Agreement with respect to such Restricted Stock and tendering the purchase price, if any. A prospective recipient of an Award of Restricted Stock shall not have any rights with respect to such Award, unless such recipient has executed an Award Agreement with respect to such Restricted Stock, has delivered a fully executed copy thereof to the Committee and has otherwise complied with the applicable terms and conditions of such Award.

     7.4 In the sole discretion of the Committee and as set forth in the Award Agreement for an Award of Restricted Stock, all shares of Restricted Stock held by a Participant and still subject to restrictions shall be forfeited by the Participant upon the Participant's Termination of Service and shall be reacquired, canceled and retired by the Corporation. Notwithstanding the foregoing, unless otherwise provided in an Award Agreement with respect to an Award of Restricted Stock, in the event of the death, Disability or Retirement of a Participant during the Restriction Period, or in other cases of special circumstances (including hardship or other special circumstances of a Participant whose employment is involuntarily terminated), the Committee may elect to waive in whole or in part any remaining restrictions with respect to all or any part of such Participant's Restricted Stock, if it finds that a waiver would be appropriate.

     7.5 Except as otherwise provided in this Article VII, no shares of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

     7.6 Upon an Award of Restricted Stock to a Participant, a certificate or certificates representing the shares of such Restricted Stock will be issued to and registered in the name of the Participant. Unless otherwise determined by the Committee, such certificate or certificates will be held in custody by the Corporation until (i) the Restriction Period expires and the restrictions or limitations lapse, in which case one or more certificates representing such shares of Restricted Stock that do not bear a restrictive legend (other than any legend as required under applicable federal or state securities laws) shall be delivered to the Participant, or (ii) a prior forfeiture by the Participant of the shares of Restricted Stock subject to such Restriction Period, in which case the Corporation shall cause such certificate or certificates to be canceled and the shares represented thereby to be retired, all as set forth in the Participant's Award Agreement. It shall be a condition of an Award of Restricted Stock that the Participant deliver to the Corporation a stock power endorsed in blank relating to the shares of Restricted Stock to be held in custody by the Corporation.

     7.7 Except as provided in this Article VII or in the related Award Agreement, a Participant receiving an Award of shares of Restricted Stock Award shall have, with respect to such shares, all rights of a shareholder of the Corporation, including the right to vote the shares and the right to receive any distributions, unless and until such shares are otherwise forfeited by such Participant; provided, however, the Committee may require that any cash dividends with respect to such shares of Restricted Stock be automatically reinvested in additional shares of Restricted Stock subject to the same restrictions as the underlying Award, or may require that cash dividends and other distributions on Restricted Stock be withheld by the Corporation or its Subsidiaries for the account of the Participant. The Committee shall determine whether interest shall be paid on amounts withheld, the rate of any such interest, and the other terms applicable to such withheld amounts.

                          ARTICLE VIII -- STOCK AWARDS

     8.1 The Committee, in its sole discretion, may from time to time on or after the Effective Date grant Stock Awards to Eligible Persons in payment of compensation that has been earned or as compensation to be earned, including without limitation compensation awarded or earned concurrently with or prior to the grant of the Stock Award, subject to the terms and conditions set forth in this Article VIII.

     8.2 For the purposes of this Plan, in determining the value of a Stock Award, all shares of Common Stock subject to such Stock Award shall be valued at not less than one hundred percent (100%) of the Fair Market Value of such shares of Common Stock on the Grant Date of such Stock Award, regardless of when such shares of Common Stock are issued and certificates representing such shares are delivered to the Participant.

     8.3 Unless otherwise determined by the Committee and set forth in the related Award Agreement, shares of Common Stock subject to a Stock Award will be issued, and one or more certificates representing such shares will be delivered, to the Participant as soon as practicable following the Grant Date of such Stock Award. Upon the issuance of such shares and the delivery of one or more certificates representing such shares to the Participant, such Participant shall be and become a shareholder of the Corporation fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder of the Corporation. Notwithstanding any other provision of this Plan, unless the Committee expressly provides otherwise with respect to a Stock Award, as set forth in the related Award Agreement, no Stock Award shall be deemed to be an outstanding Award for purposes of the Plan.

                        ARTICLE IX -- PERFORMANCE SHARES

     9.1 The Committee, in its sole discretion, may from time to time on or after the Effective Date award Performance Shares to Eligible Persons as an incentive for the performance of future services that will contribute materially to the successful operation of the Corporation and its Subsidiaries, subject to the terms and conditions set forth in this Article IX.

     9.2 The Committee shall determine the terms and conditions of any Award of Performance Shares, which shall be set forth in the related Award Agreement, including without limitation:

     (a) the purchase price, if any, to be paid for such Performance Shares, which may be zero, subject to such minimum consideration as may be required by applicable law;

     (b) the performance period (the "Performance Period") and/or performance objectives (the "Performance Objectives") applicable to such Awards;

     (c) the number of Performance Shares that shall be paid to the Participant if the applicable Performance Objectives are exceeded or met in whole or in part; and

     (d) the form of settlement of a Performance Share.

     9.3 At any date, each Performance Share shall have a value equal to the Fair Market Value of a share of Common Stock.

     9.4  Performance  Periods may overlap,  and  Participants  may  participate
simultaneously   with  respect  to  Performance   Shares  for  which   different
Performance Periods are prescribed.

     9.5 Performance Objectives may vary from Participant to Participant and between Awards and shall be based upon such performance criteria or combination of factors as the Committee may deem appropriate, including, but not limited to, minimum earnings per share or return on equity. If during the course of a Performance Period there shall occur significant events which the Committee expects to have a substantial effect on the applicable Performance Objectives during such period, the Committee may revise such Performance Objectives.

     9.6 In the sole discretion of the Committee and as set forth in the Award Agreement for an Award of Performance Shares, all Performance Shares held by a Participant and not earned shall be forfeited by the Participant upon the Participant's Termination of Service. Notwithstanding the foregoing, unless otherwise provided in an Award Agreement with respect to an Award of Performance Shares, in the event of the death, Disability or Retirement of a Participant during the applicable Performance Period, or in other cases of special circumstances (including hardship or other special circumstances of a Participant whose employment is involuntarily terminated), the Committee may determine to make a payment in settlement of such Performance Shares at the end of the Performance Period, based upon the extent to which the Performance Objectives were satisfied at the end of such period and pro rated for the portion of the Performance Period during which the Participant was employed by the Corporation or a Subsidiary; provided, however, that the Committee may provide for an earlier payment in settlement of such Performance Shares in such amount and under such terms and conditions as the Committee deems appropriate or desirable.

     9.7 The settlement of a Performance Share shall be made in cash, whole shares of Common Stock or a combination thereof and shall be made as soon as practicable after the end of the applicable Performance Period. Notwithstanding the foregoing, the Committee in its sole discretion may allow a Participant to defer payment in settlement of Performance Shares on terms and conditions approved by the Committee and set forth in the related Award Agreement entered into in advance of the time of receipt or constructive receipt of payment by the Participant.

     9.8 Performance Shares shall not be transferable by the Participant. The Committee shall have the authority to place additional restrictions on the Performance Shares including, but not limited to, restrictions on transfer of any shares of Common Stock that are delivered to a Participant in settlement of any Performance Shares.

          ARTICLE X -- CHANGES OF CONTROL OR OTHER FUNDAMENTAL CHANGES

     10.1 Upon the occurrence of a Change of Control and unless otherwise provided in the Award Agreement with respect to a particular Award:

     (a) all outstanding Stock Options shall become immediately exercisable in full, subject to any appropriate adjustments in the number of shares subject to the Stock Option and the Option Price, and shall remain exercisable for the remaining term of such Stock Option, regardless of any provision in the related Award Agreement limiting the exercisability of such Stock Option or any portion thereof for any length of time;

     (b) all outstanding Performance Shares with respect to which the applicable Performance Period has not been completed shall be paid out as soon as practicable as follows:

          (i) all Performance Objectives applicable to the Award of Performance Shares shall be deemed to have been satisfied to the extent necessary to earn one hundred percent (100%) of the Performance Shares covered by the Award;

          (ii) the applicable Performance Period shall be deemed to have been completed upon occurrence of the Change of Control;

          (iii) the payment to the Participant in settlement of the Performance Shares shall be the amount determined by the Committee, in its sole discretion, or in the manner stated in the Award Agreement, as multiplied by a fraction, the numerator of which is the number of full calendar months of the applicable Performance Period that have elapsed prior to occurrence of the Change of Control, and the denominator of which is the total number of months in the original Performance Period; and

          (iv) upon the making of any such payment, the Award Agreement as to which it relates shall be deemed terminated and of no further force and effect.

     (c) all outstanding shares of Restricted Stock with respect to which the restrictions have not lapsed shall be deemed vested, and all such restrictions shall be deemed lapsed and the Restriction Period ended.

     10.2 Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Corporation, each Award granted under the Plan and then outstanding shall terminate; provided, however, that following the adoption of a plan of dissolution or liquidation, and in any event prior to the effective date of such dissolution or liquidation, each such outstanding Award granted hereunder shall be exercisable in full and all restrictions shall lapse, to the extent set forth in Section 10.1(a), (b) and (c) above.

     10.3 After the merger of one or more corporations into the Corporation or any Subsidiary, any merger of the Corporation into another corporation, any consolidation of the Corporation or any Subsidiary of the Corporation and one or more corporations, or any other corporate reorganization of any form involving the Corporation as a party thereto and involving any exchange, conversion, adjustment or other modification of the outstanding shares of the Common Stock, each Participant shall, at no additional cost, be entitled, upon any exercise of such Participant's Stock Option, to receive, in lieu of the number of shares as to which such Stock Option shall then be so exercised, the number and class of shares of stock or other securities or such other property to which such Participant would have been entitled to pursuant to the terms of the agreement of merger or consolidation or reorganization, if at the time of such merger or consolidation or reorganization, such Participant had been a holder of record of a number of shares of Common Stock equal to the number of shares as to which such Stock Option shall then be so exercised. Comparable rights shall accrue to each Participant in the event of successive mergers, consolidations or reorganizations of the character described above. The Committee may, in its sole discretion, provide for similar adjustments upon the occurrence of such events with regard to other outstanding Awards under this Plan. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional shares which might otherwise become subject to an Award. All adjustments made as the result of the foregoing in respect of each Incentive Stock Option shall be made so that such Incentive Stock Option shall continue to be an Incentive Stock Option, as defined in
Section 422 of the Code.

                     ARTICLE XI -- AMENDMENT AND TERMINATION

     11.1 Subject to the provisions of Section 11.2, the Board of Directors, upon recommendation of the Committee or otherwise, at any time and from time to time may amend or terminate the Plan as may be necessary or desirable to implement or discontinue the Plan or any provision hereof. To the extent required by the Act or the Code, however, no amendment, without approval by the Corporation's shareholders, shall:

          (a) materially alter the group of persons eligible to participate in the Plan;

          (b) except as provided in Section 3.6, increase the maximum number of shares of Common Stock that are available for Awards under the Plan;

          (c) extend the period during which Incentive Stock Option Awards may be granted beyond January 8, 2008; or

          (d) alter the class of individuals eligible to receive an Incentive Stock Option or increase the limit on Incentive Stock Options set forth in
     Section 4.1(d) or the value of shares of Common Stock for which an Eligible Employee may be granted an Incentive Stock Option.

     11.2 No amendment to or discontinuance of the Plan or any provision hereof by the Board of Directors or the shareholders of the Corporation shall, without the written consent of the Participant, adversely affect (in the sole discretion of the Committee) any Award theretofore granted to such Participant under this Plan; provided, however, that the Committee retains the right and power to:

     (a) annul any Award if the Participant is terminated for cause as determined by the Committee; and

     (b) convert any outstanding Incentive Stock Option to a Nonqualified Stock Option.

     11.3 If a Change of Control has occurred, no amendment or termination shall impair the rights of any person with respect to an outstanding Award as provided in Article X.

                     ARTICLE XII -- MISCELLANEOUS PROVISIONS

     12.1 Nothing in the Plan or any Award granted hereunder shall confer upon any Participant any right to continue in the employ of the Corporation or its Subsidiaries or to serve as a Director or shall interfere in any way with the right of the Corporation or its Subsidiaries or the shareholders of the Corporation, as applicable, to terminate the employment of a Participant or to release or remove a Director at any time. Unless specifically provided otherwise, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Corporation or its Subsidiaries for the benefit of their respective employees unless the Corporation shall determine otherwise. No Participant shall have any claim to an Award until it is actually granted under the Plan and an Award Agreement has been executed and delivered to the Corporation. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Corporation. All payments to be made hereunder shall be paid from the general funds of the Corporation, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as provided in Article VII with respect to Restricted Stock and except as otherwise provided by the Committee.

     12.2 The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. Any provision herein relating to compliance with Rule 16b-3 under the Act shall not be applicable with respect to participation in the Plan by Participants who are not subject to
Section 16 of the Act.

     12.3 The terms of the Plan shall be binding upon the Corporation, its successors and assigns.

     12.4 Neither a Stock Option nor any other type of equity-based compensation provided for hereunder shall be transferable except as provided for in Section
6.2. In addition to the transfer restrictions otherwise contained herein, additional transfer restrictions shall apply to the extent required by federal or state securities laws. If any Participant makes such a transfer in violation hereof, any obligation hereunder of the Corporation to such Participant shall terminate immediately.

     12.5 This Plan and all actions taken hereunder shall be governed by the laws of the State of New Jersey.

     12.6 Each Participant exercising an Award hereunder agrees to give the Committee prompt written notice of any election made by such Participant under
Section 83(b) of the Code, or any similar provision thereof.

     12.7 If any provision of this Plan or an Award Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, it shall be stricken, and the remainder of the Plan or the Award Agreement shall remain in full force and effect.

     12.8 The grant of an Award pursuant to this Plan shall not affect in any way the right or power of the Corporation or any of its Subsidiaries to make adjustments, reclassification, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or to transfer all or part of its business or assets.

     12.9 The Plan is not subject to the provisions of ERISA or qualified  under
Section 401(a) of the Code.

     12.10 If a Participant is required to pay to the Corporation an amount with respect to income and employment tax withholding obligations in connection with
(i) the exercise of a Nonqualified Stock Option, (ii) certain dispositions of Common Stock acquired upon the exercise of an Incentive Stock Option, or (iii) the receipt of Common Stock pursuant to any other Award, then the issuance of Common Stock to such Participant shall not be made (or the transfer of shares by such Participant shall not be required to be effected, as applicable) unless such withholding tax or other withholding liabilities shall have been satisfied in a manner acceptable to the Corporation. The Committee, in its sole discretion and subject to such rules as it may adopt, may permit the Participant to satisfy such obligation, in whole or in part, by making an irrevocable election that a portion of the total Fair Market Value of the shares of Common Stock be paid in the form of cash in lieu of the issuance of Common Stock and that such cash payment be applied to the satisfaction of the withholding obligations. The amount to be withheld shall not exceed the statutory minimum federal and state income and employment tax liability arising from the transfer of the Common Stock to the Participant. Notwithstanding any other provision of the Plan, any election under this Section 12.10 is required to satisfy the applicable requirements of Rule 16b-3 under the Act.

                                                                     APPENDIX K

                        DELAWARE GENERAL CORPORATION LAW

     SECTION 262 APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security or an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

               (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or
          (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided.
          Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

               (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date or the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receiver either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

               (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
          (d) hereof, whichever is later.

               (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

               (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

               (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

               (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

               (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

               (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

               (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                     APPENDIX L

                       NEW JERSEY BUSINESS CORPORATION ACT

14A:11-1.  RIGHT OF SHAREHOLDERS TO DISSENT

     (1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

     (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

     (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

     (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

     (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

     (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsection 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4); or

     (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S.14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

     (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

     (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

          (A) cash; or

          (B) shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

          (C) cash and such securities; or

     (iii) from a sale pursuant to an order of a court having jurisdiction.

     (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

     (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

     (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

14A:11-2.    NOTICE OF DISSENT; DEMAND FOR PAYMENT; ENDORSEMENT OF CERTIFICATES

     (1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraph 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

     (2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

     (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

     (4) Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

     (5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

     (6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

     (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.

14A:11-3. "DISSENTING SHAREHOLDER" DEFINED; DATE FOR DETERMINATION OF FAIR VALUE

     (1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a "dissenting shareholder."

     (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

     (3) "Fair value" as used in this Chapter shall be determined

     (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

     (b) In the case of a merger pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

     (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

     In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action.

14A:11-4. TERMINATION OF RIGHT OF SHAREHOLDER TO BE PAID THE FAIR VALUE OF HIS SHARES

     (1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

     (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

     (b) his demand for payment is withdrawn with the written consent of the corporation;

     (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

     (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

     (e) the proposed corporate action is abandoned or rescinded; or

     (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

     (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

14A:11-5.  RIGHTS OF DISSENTING SHAREHOLDER

     (1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

     (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

14A:11-6.  DETERMINATION OF FAIR VALUE BY AGREEMENT

     (1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

     (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

14A:11-7. PROCEDURE ON FAILURE TO AGREE UPON FAIR VALUE; COMMENCEMENT OF ACTION TO DETERMINE FAIR VALUE

     (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

     (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

14A:11-8. ACTION TO DETERMINE FAIR VALUE; JURISDICTION OF COURT; APPOINTMENT OF APPRAISER

     In any  action  to  determine  the fair  value of shares  pursuant  to this
Chapter:

     (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

     (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

     (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

     (d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

14A:11-9.  JUDGMENT IN ACTION TO DETERMINE FAIR VALUE

     (1) A judgment for the payment of the fair value of shares shall be payable
upon  surrender  to  the   corporation  of  the   certificate  or   certificates
representing such shares.

     (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

14A:11-10.  COSTS AND EXPENSES OF ACTION

     The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

14A:11-11.  DISPOSITION OF SHARES ACQUIRED BY CORPORATION

     (1) The shares of a dissenting shareholder in a transaction described in subsection 14A:11-1(1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value of shares.

     (2) (Deleted by amendment, P.L.1995, c.279.)

     (3) In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145 of the DGCL.

     The   Registrant's   Certificate   of   Incorporation   provides   for  the
indemnification of directors, officers and employees of the Registrant to the fullest extent permitted under Section 145 of the DGCL.

     Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director's liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of the Registrant eliminates the liability of a director of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

     The Registrant will carry policies of insurance which cover the individual directors and officers of the Registrant for legal liability and which would pay on behalf of the Registrant for expenses of indemnification of directors and officers in accordance with the Certificate of Incorporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

     Exhibit
     Number                               Description
     -------                             -------------

     2.1* Plan of Reorganization  and Merger dated as of August 18, 1999, by and among the Registrant, IDM Environmental Corp. and IDM Merger Subsidiary (attached as Appendix A to the proxy statement/prospectus contained in this registration statement).

     2.2* Agreement and Plan of Merger dated as of August 18, 1999, by and among the Registrant, Fusion Networks, Inc., IDM Environmental Corp. and IDM/FNI Acquisition Corporation (attached as Appendix B to the proxy statement/prospectus contained in this registration statement).

     2.3* First Amendment to Agreement and Plan of Merger dated as of August 31,
          1999, by and among the Registrant, Fusion Networks, Inc., IDM Environmental Corp. and IDM/FNI Acquisition Corporation (attached as Appendix C to the proxy statement/prospectus contained in this registration statement).

     2.4* Second Amendment to Agreement and Plan of Merger dated as of September
          21, 1999, by and among the Registrant, Fusion Networks, Inc., IDM Environmental Corp. and IDM/FNI Acquisition Corporation (attached as Appendix D to the proxy statement/prospectus contained in this registration statement).

     2.5* Third  Amendment to Agreement  and Plan of Merger dated as of November
          2, 1999, by and among the Registrant, Fusion Networks, Inc., IDM Environmental Corp. and IDM/FNI Acquisition Corporation (attached as Appendix E to the proxy statement/prospectus contained in this registration statement).

     2.6* Fourth  Amendment to Agreement and Plan of Merger dated as of December
          8, 1999, by and among the Registrant, Fusion Networks, Inc., IDM Environmental Corp. and IDM/FNI Acquisition Corporation (attached as Appendix F to the proxy statement/prospectus contained in this registration statement).

     3.1* Registrant's   Amended  and  Restated   Certificate  of  Incorporation
          (attached as Appendix H to the proxy statement/prospectus contained in this registration statement).

     3.2* Registrant's   Bylaws   (attached   as   Appendix   I  to  the   proxy
          statement/prospectus contained in this registration statement).

     5.1* Opinion of Vanderkam & Sanders regarding the legality of the securities being issued.

     8.1* Form of Opinion of Friedman Siegelbaum LLP regarding certain tax matters.

     8.2* Form of Opinion of Silverstein and Mullens P.L.L.C. regarding certain tax matters.

     10.1 Form of Class A Warrant Agreement of IDM (1)

     10.2 Amendment  to Class A Warrant  Agreement  of IDM,  dated April 7, 1999
          (11)

     10.3 Warrant Agreement of IDM dated February 12, 1997 (6)

     10.4 Lease Agreement between IDM and L&G Associates dated March 1, 1993 for site in South River, New Jersey (1)

     10.5+ IDM 1993 Incentive Stock Option Plan, as amended (3)

     10.6+ IDM 1995 Incentive Stock Option Plan (3)

     10.7+Amended IDM 1998 Comprehensive Stock Option and Award Plan (attached as Appendix H to the proxy statement/prospectus contained in this registration statement).

     10.8+Employment Agreement between IDM and Joel Freedman, as amended,  dated
          February 1, 1996 (3)

     10.9+Employment  Agreement  between IDM and Frank Falco, as amended,  dated
          February 1, 1996 (3)

     10.10+ Amendment,  dated September of 1997, to Employment Agreement between
          IDM and Joel Freedman (8)

     10.11+ Amendment,  dated September of 1997, to Employment Agreement between
          IDM and Frank Falco (8)

     10.12+ Second Amendment, dated February 1998, to Employment Agreement between IDM and Joel Freedman (8)

     10.13+ Second Amendment, dated February 1998, to Employment Agreement between IDM and Frank Falco (8)

     10.14+ Nonqualified  Stock Option  Agreement  between IDM and Joel Freedman
          (8)

     10.15+ Nonqualified Stock Option Agreement between IDM and Frank Falco (8)

     10.16 Alexander Charles Lentes Stock Option of IDM (7)

     10.17 Bernd Muller Stock Option of IDM (7)

     10.18IDM Stock  Option  Agreement  with M.H.  Meyerson  & Co.,  Inc.  dated
          August, 1997 (8)

     10.19Nonqualified Stock Option Grant, dated January 8, 1998, between IDM and The Boston Group (8)

     10.20IDM Amended and Restated  Warrant  Agreement with Rochon Capital Group
          Ltd. (7)

     10.21Consulting  Agreement dated May 23, 1997 between IDM and Ron Logerwell
          (8)

     10.22Form of Agreement regarding confidential information and competition by employees of IDM (1)

     10.23 Form of Severance Agreement of IDM (3)

     10.24 Voting Agreement of IDM (1)

     10.25 IDM Share Rights Agreement dated April 1, 1996 (2)

     10.26License   Agreement   dated  June  30,  1996   between  IDM  and  Life
          International Products (4)

     10.27Amendment  to License  Agreement  between  IDM and Life  International
          Products, dated October 1, 1998 (11)

     10.28 Form of IDM Three Year $3.00 Warrant (5)

     10.29Protocol of Intention dated November 5, 1998 re: IDM Georgia power plant (11)

     10.30License  Agreement dated December 15, 1997 between Life  International
          Products, Inc. and Seven Star International Holding, Inc. (8)

     10.31 Form of Lock-Up Agreement of IDM (8)

     10.32 Form of Lock-Up Warrant of IDM (8)

     10.33 Form of Four Year $5.00 Warrant of IDM (8)

     10.34Consulting   Agreement   dated   March  1997   between  IDM  and  SAGA
          Promotions, Inc.(8)

     10.35IDM Stock Option Grant dated  February 1998 to SAGA  Promotions,  Inc.
          (8)

     10.36 IDM Stock Option Grant dated February 1998 to Aaron Lehman (8)

     10.37Revised Memorandum of Understanding dated March 1998 re: Taiwan waste-to-energy project of IDM (8)

     10.38Modification  to Power  Purchase  Contract  dated November 1997 re: El
          Salvador power project of IDM (8)

     10.39Registration  Rights  Agreement  dated August 10, 1998 between IDM and
          The Isosceles Fund Limited (9)

     10.40 Form of Amended and Restated Three Year $3.00 Warrant of IDM (10)

     10.41Form of Amended and Restated  Three Year $4.50 Lock-Up  Warrant of IDM
          (10)

     10.42Form of Amended and Restated One Year $6.00 and $6.75 Reload Warrants of IDM (10)

     10.43Contract, dated January 31, 1999, re: acquisition of interest in Zages Ltd. by IDM (11)

     10.44 Form of 6.5% Promissory Note (12)

     10.45 Registration Rights Agreement re: 6.5% Promissory Notes (12)

     10.46* Lease Agreement dated July 1, 1999, between Latam Holdings, Inc. and
          Fusion Networks, Inc.

     10.47* Copyright Development and Transfer Agreement dated July 28, 1999 between Red Colombia Ltda. and Fusion Networks, Inc.

     10.48* Copyright Development and Transfer Agreement dated August 20, 1999 between Publicity Ltda. and Fusion Networks, Inc.

     10.49+* Rendering of Services Agreement between Hernando Bahamon and Fusion
          Networks.

     10.50+* Employment Agreement between Ruth Gaviria and Fusion Networks

     10.51+* Employment Agreement between Jose Aberg Cobo and Fusion Networks

     10.52+* Fusion Networks 1999 Stock Option Plan

     10.53* Form of Fusion Networks Warrant

     10.54* Omnibus Agreement of Fusion Networks

     10.55* Form of Fusion Networks Consultant Warrant

     10.56* Stock Purchase and Sale Agreement dated December 20, 1999 between
            Fusion Networks,Inc. and Marketing Services Group, Inc.

     10.57* Form of Fusion Networks Class C Warrant

     10.58* Letter Agreement between IDM Environmental Corp., Fusion Networks,
            Inc. and Fusion Networks Holdings, Inc.

     23.1* Consent of Vanderkam & Sanders, included in Exhibit 5

     23.2* Consent of Friedman Siegelbaum LLP, included in Exhibit 8.1

     23.3* Consent of Silverstein and Mullens, P.L.L.C., included in Exhibit 8.2

     23.4* Consent of Samuel Klein and Company

     23.5* Consent of Samuel Klein and Company

     27.1* Financial Data Schedule

     99.1* Consent of Chartered Capital Advisers, Inc.

     99.2* Form of Proxy Card of IDM Environmental Corp.

     99.3* Form of Proxy Card of Fusion Networks, Inc.

     99.4* Consent of Hernando Bahamon

     99.5* Consent of Enrique Bahamon

     99.6* Consent of Felipe Santos

     99.7* Consent of Traci Hammes

     99.8* Consent of Jeremy Barbera

-------------------

+    Compensatory plan or management agreement.
*    Previously filed

(1) Incorporated by reference to the respective exhibits filed with IDM's Registration Statement on Form SB-2 (Commission File No. 33-66466) declared effective by the Securities and Exchange Commission on April 20, 1994

(2) Incorporated by reference to the respective exhibits filed with IDM's Current Report on Form 8-K dated April 1, 1996

(3) Incorporated by reference to the respective exhibits filed with IDM's Annual Report on Form 10-KSB for the year ended December 31, 1995

(4) Incorporated by reference to the respective exhibits filed with IDM's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996

(5) Incorporated by reference to the respective exhibits filed with IDM's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997

(6) Incorporated by reference to the respective exhibits filed with IDM's Annual Report on Form 10-K for the year ended December 31, 1996

(7) Incorporated by reference to the respective exhibits filed with IDM's Registration Statement on Form S-3 (Commission File No. 333-28485) declared effective by the Securities and Exchange Commission on January 9, 1998

(8) Incorporated by reference to the respective exhibits filed with IDM's Annual Report on Form 10-K for the year ended December 31, 1997

(9) Incorporated by reference to the respective exhibits filed with IDM's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(10) Incorporated by reference to the respective exhibits filed with IDM's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998

(11) Incorporated by reference to the respective exhibits filed with IDM's Annual Report on Form 10-K for the year ended December 31, 1998

(12) Incorporated by reference to the respective exhibits filed with IDM's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999

(b)  Financial Statement Schedules

     None

(c)  Report, Opinion or Appraisal

     The opinion of Chartered Capital Advisers, Inc., financial advisor to IDM is attached as Appendix G to the Proxy Statement/Prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (h) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South River, State of New Jersey, on this 14th day of February, 2000.

                                    FUSION NETWORKS HOLDINGS, INC.


                                    By: /s/ Joel A. Freedman
                                       --------------------------------
                                        JOEL A. FREEDMAN
                                        President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement to be signed by the following persons in the capacities indicated on February 14, 2000:

         Signature                   Title(s)
         ---------                   --------

/s/ Joel A. Freedman          President, Chief Executive Officer and Director
------------------------      (Principal Executive Officer)
Joel A. Freedman


/s/ Michael B. Killeen         Chief Financial Officer and Director
------------------------       (Principal Financial and Accounting Officer)
Michael B. Killeen


/s/  Frank A. Falco             Director
------------------------
Frank A. Falco